As filed with the Securities and Exchange Commission on November 15, 2006
Registration No. 333-137664

AMENDMENT NO. 1
to
FORM F-4
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Avago Technologies Finance Pte. Ltd.
(Exact name of registrant issuer as specified in its charter)
(Not Applicable)
(Translation of the registrant’s name into English)

SEE TABLE OF ADDITIONAL REGISTRANTS

Republic of Singapore	3674	Not Applicable
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Yishun Avenue 7
Singapore 768923
Tel: (65) 6755-7888
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Corporation Service Company
1090 Vermont Avenue NW
Washington, D.C. 20005
Tel: (800) 222-2122
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Anthony J. Richmond, Esq.
William C. Davisson, Esq.
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Tel: (650) 328-4600

Approximate date of commencement of proposed exchange offers:  As soon as practicable after this Registration Statement is declared effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT SUBSIDIARY CO-ISSUERS AND GUARANTORS

		Primary
	State or Other	Standard		Address, Including Zip Code and
	Jurisdiction of	Industrial	I.R.S. Employer	Telephone Number,
Exact Name as	Incorporation or	Classification	Identification	Including Area Code, of Principal
Specified in its Charter	Organization	Number	Number	Executive Offices

Avago Technologies U.S. Inc.	Delaware	3674	20-3387670	350 West Trimble Road San Jose, California 95131 Tel: (408) 435-7400

Avago Technologies Wireless (U.S.A.) Manufacturing Inc.	Delaware	3674	20-3514362	350 West Trimble Road San Jose, California 95131 Tel: (408) 435-7400

Avago Technologies ECBU IP (Singapore) Pte. Ltd.	Singapore	3674	Not Applicable	1 Yishun Avenue 7 Singapore 768923 Tel: (65) 6755-7888

Avago Technologies Enterprise IP (Singapore) Pte. Ltd.	Singapore	3674	Not Applicable	1 Yishun Avenue 7 Singapore 768923 Tel: (65) 6755-7888

Avago Technologies Fiber IP (Singapore) Pte. Ltd.	Singapore	3674	Not Applicable	1 Yishun Avenue 7 Singapore 768923 Tel: (65) 6755-7888

Avago Technologies General IP (Singapore) Pte. Ltd.	Singapore	3674	Not Applicable	1 Yishun Avenue 7 Singapore 768923 Tel: (65) 6755-7888

Avago Technologies International Sales Pte. Limited	Singapore	3674	Not Applicable	1 Yishun Avenue 7 Singapore 768923 Tel: (65) 6755-7888

Avago Technologies Manufacturing (Singapore) Pte. Ltd.	Singapore	3674	Not Applicable	1 Yishun Avenue 7 Singapore 768923 Tel: (65) 6755-7888

Avago Technologies Sensor IP Pte. Ltd.	Singapore	3674	Not Applicable	1 Yishun Avenue 7 Singapore 768923 Tel: (65) 6755-7888

Avago Technologies Wireless IP (Singapore) Pte. Ltd.	Singapore	3674	Not Applicable	1 Yishun Avenue 7 Singapore 768923 Tel: (65) 6755-7888

Avago Technologies Sensor (U.S.A.) Inc.	Delaware	3674	20-4522743	350 West Trimble Road San Jose, California 95131 Tel: (408) 435-7400

Avago Technologies U.S. R&D Inc.	Delaware	3674	20-3379093	350 West Trimble Road San Jose, California 95131 Tel: (408) 435-7400

Avago Technologies Wireless (U.S.A.) Inc.	Delaware	3674	20-3514309	350 West Trimble Road San Jose, California 95131 Tel: (408) 435-7400

Avago Technologies (Malaysia) Sdn. Bhd.	Malaysia	3674	Not Applicable	Bayan Lepas Free Industrial Zone 11900 Penang, Malaysia Tel: (604) 643-0611

Avago Technologies Enterprise Holding (Labuan) Corporation	Labuan	3674	Not Applicable	Unit Level 13(E), Main Office Tower Financial Park Labuan Jalan Merdeka, 87000 Federal Territory of Labuan, Malaysia Tel: 6087 451 688

Avago Technologies Fiber Holding (Labuan) Corporation	Labuan	3674	Not Applicable	Unit Level 13(E), Main Office Tower Financial Park Labuan Jalan Merdeka, 87000 Federal Territory of Labuan, Malaysia Tel: 6087 451 688

		Primary
	State or Other	Standard		Address, Including Zip Code and
	Jurisdiction of	Industrial	I.R.S. Employer	Telephone Number,
Exact Name as	Incorporation or	Classification	Identification	Including Area Code, of Principal
Specified in its Charter	Organization	Number	Number	Executive Offices

Avago Technologies Imaging Holding (Labuan) Corporation	Labuan	3674	Not Applicable	Unit Level 13(E), Main Office Tower Financial Park Labuan Jalan Merdeka, 87000 Federal Territory of Labuan, Malaysia Tel: 6087 451 688

Avago Technologies Storage Holding (Labuan) Corporation	Labuan	3674	Not Applicable	Unit Level 13(E), Main Office Tower Financial Park Labuan Jalan Merdeka, 87000 Federal Territory of Labuan, Malaysia Tel: 6087 451 688

Avago Technologies Wireless Holding (Labuan) Corporation	Labuan	3674	Not Applicable	Unit Level 13(E), Main Office Tower Financial Park Labuan Jalan Merdeka, 87000 Federal Territory of Labuan, Malaysia Tel: 6087 451 688

Avago Technologies Holdings B.V.	Netherlands	3674	Not Applicable	Naritaweg 165, Telestone 8 1043 BW Amsterdam, the Netherlands Tel: +31 (0) 20 5722 312

Avago Technologies Storage Holdings B.V.	Netherlands	3674	Not Applicable	Naritaweg 165, Telestone 8 1043 BW Amsterdam, the Netherlands Tel: +31 (0) 20 5722 312

Avago Technologies Wireless Holdings B.V.	Netherlands	3674	Not Applicable	Naritaweg 165, Telestone 8 1043 BW Amsterdam, the Netherlands Tel: +31 (0) 20 5722 312

Avago Technologies Canada Corporation	Canada	3674	Not Applicable	5300 Commerce Court West 199 Bay Street Toronto, Ontario M5L 1B9 Canada Tel: (416) 869-5500

Avago Technologies GmbH	Germany	3674	Not Applicable	Herrenberger Strasse 130 71034 Boeblingen Germany Tel: (49) 7031 464 1955

Avago Technologies Italy S.r.l.	Italy	3674	Not Applicable	Via Schiaparelli 12 10148 Torino, Italy Tel: (39) 02926081

Avago Technologies Japan, Ltd.	Japan	3674	Not Applicable	7th floor, Sumitomo-Fudosan Aobadai Hills, 7-7 Aobadai 4-chome Meguro-ku, Tokyo 153-0042 Japan Tel: 81-3-6407-2727

Avago Technologies Mexico, S. de R.L. de C.V.	Mexico	3674	Not Applicable	San Francisco No. 1005, P.B. Colonia Del Valle, C.P. 03100 México, D.F., México Tel: (52-55) 5687-9133

Avago Technologies UK Limited	England	3674	Not Applicable	Building A, Trinity Court Wokingham Road Bracknell RG42 1PL United Kingdom Tel: 44 1344 668 342

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2006

PROSPECTUS
Avago Technologies Finance Pte. Ltd.
(Organized Under the Laws of Singapore)

Offers to Exchange

$500,000,000 principal amount of 10 1/8% Senior Notes due 2013, $250,000,000 principal amount of Senior Floating Rate Notes due 2013 and $250,000,000 principal amount of 11 7/8% Senior Subordinated Notes due 2015, all of which have been registered under the Securities Act of 1933, for any and all outstanding 10 1/8% Senior Notes due 2013, Senior Floating Rate Notes due 2013 and 11 7/8% Senior Subordinated Notes due 2015, respectively.

We are conducting the exchange offers in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offers

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offers.

•	The exchange offers expire at 12:00 a.m. midnight, New York City time, on , 2006, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offers will not be a taxable event for U.S. federal income tax purposes or Singapore tax purposes.

•	The terms of the exchange notes to be issued in the exchange offers are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

Results of the Exchange Offers

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the notes on a national market in the United States or elsewhere.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the applicable indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for the outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offers and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 14 for a discussion of certain risks that you should consider before participating in the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be issued in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2006.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

Page

Prospectus Summary	1
Risk Factors	14
Forward-Looking Statements	34
Significant Transactions	35
Use of Proceeds	36
Capitalization	37
Selected Financial Information	38
Management’s Discussion and Analysis of Financial Condition and Results of Operations	40
Industry Overview	54
Business	57
Management	66
Security Ownership of Certain Beneficial Owners	76
Certain Relationships and Related Party Transactions	79
Description of Other Indebtedness	83
The Exchange Offers	85
Description of Exchange Senior Notes	95
Description of Exchange Senior Subordinated Notes	153
Tax Consequences of the Exchange Offers	213
Certain ERISA Considerations	215
Plan of Distribution	217
Legal Matters	218
Experts	218
Where You Can Find More Information	218
Index to Consolidated Financial Statements	F-1
EXHIBIT 3.17
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 10.4
EXHIBIT 10.5
EXHIBIT 10.6
EXHIBIT 10.7
EXHIBIT 10.8
EXHIBIT 10.9
EXHIBIT 10.14
EXHIBIT 10.15
EXHIBIT 23.11
EXHIBIT 23.12
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4

i

REGISTRATION STATEMENT
ON FORM F-4

The issuer and the subsidiary co-issuers and guarantors have filed with the Securities and Exchange Commission (SEC) a registration statement on Form F-4 under the Securities Act relating to the exchange offers that incorporates important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement. The information is available without charge to holders of the securities upon written or oral request to Avago Technologies Finance Pte. Ltd., 1 Yishun Avenue 7, Singapore 768923, Attention: Pe-Wynn Kin, telephone number (65) 6755-7888. To obtain timely delivery, note holders must request the information no later than five business days before the expiration date of the exchange offers, which is          , 2006. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or matter involved.

ENFORCEMENT OF CIVIL LIABILITIES UNDER
UNITED STATES FEDERAL SECURITIES LAWS

We are incorporated under the laws of the Republic of Singapore, and a majority of our consolidated assets are located outside the United States. Although we are incorporated outside the United States, we have agreed to accept service of process in the United States through our agent designated for that purpose. Nevertheless, it may be difficult for you to enforce civil liabilities against us in courts outside the United States. Furthermore, since a majority of the consolidated assets owned by us are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States. There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments. As a result, U.S. judgments are not automatically enforceable in Singapore. We have been advised that judgments of U.S. courts based on the civil liability provisions of the federal securities laws of the United States may not be enforceable in Singapore courts. We have also been advised that there is doubt as to whether Singapore courts will enter judgments in original actions brought in Singapore courts based solely upon the civil liabilities provisions of the U.S. securities laws.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research as well as from industry publications and research, surveys and studies conducted by third-parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications, studies and surveys is reliable, we have not independently verified industry, market and competitive position data from third-party sources. While we believe our internal business research is reliable and market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

ii

PROSPECTUS SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before making your investment decision. You should read this summary together with the entire prospectus, including the information presented under the heading “Risk Factors” and the historical financial statements and related notes appearing elsewhere in this prospectus. As used in this prospectus, “Avago,” “Company,” “we,” “our,” “us” or “Successor” refer to Avago Technologies Finance Pte. Ltd. and its subsidiaries on a consolidated basis, unless otherwise indicated. As used in this prospectus, “Predecessor” refers to the Semiconductor Products Group business segment of Agilent Technologies, Inc. Our fiscal year end is October 31. Unless otherwise stated, all years refer to our fiscal year. Unless otherwise noted or the context otherwise makes clear, all discussions of historical data include the results of the camera module business, which was sold on February 3, 2005 (the “Camera Module Business”) and exclude the results of the storage business, which was sold on February 28, 2006 (the “Storage Business”), and the printer ASICs business, which was sold on May 1, 2006 (the “Printer ASICs Business” and, together with the Storage Business, the “Discontinued Operations”).

Our Business

We are a leading global supplier of a broad range of mostly analog semiconductors that enable digital semiconductors to effectively interpret and interface with users in the real world. Our diverse product portfolio is based on proprietary technologies for light-emitting diodes (LEDs), motion control encoders, high-frequency microwave and millimeter-wave devices, image sensors, optical sensors, optical isolators, infrared receivers, fiber optic transceivers, integrated radio frequency (RF) devices and high speed serializers/deserializers. We have a 40-year history, dating back to our origins within Hewlett-Packard, and have developed extensive intellectual property that currently includes more than 2,000 patents and patent applications.

We have a portfolio of more than 6,000 products comprised primarily of analog (including mixed-signal and optoelectronic) semiconductors. These product categories typically have longer commercial life cycles and more stable average selling prices due to more specialized design requirements relative to digital or memory semiconductors. Applications for our products include cellular phones and infrastructure, data networking and telecommunications equipment, optical mice, LED displays, consumer appliances, office and factory automation, automotive signaling and dashboard illumination, and plasma displays. By processing optical, audio and RF signals, color images, and other real world phenomena, our products enable digital semiconductors to effectively interpret and interface with users in the real world.

We apply our design expertise and deep system-level knowledge to serve four primary target markets: wireless communications, wired infrastructure, industrial/automotive electronics and computing peripherals.

•	Wireless Communications: We support the wireless industry with a broad variety of RF semiconductor devices, including diodes and discrete transistors, monolithic microwave integrated circuits (MMICs), filters and duplexers using our proprietary film bulk acoustic resonator (FBAR) technology, and front end modules that incorporate multiple die into multi-function RF devices. The broad range of our RF portfolio allows us to address applications ranging from mobile handsets and infrastructure to satellite communications, point-to-point communications, military communications, and wireless networking for computing applications. Our expertise in amplifier design, FBAR technology and module integration capability enables us to offer industry-leading efficiency in RF transmitter applications. Our proprietary gallium arsenide (GaAs) processes are critical to the production of low noise amplifier (LNA) products. In addition to RF devices, we provide a variety of peripheral devices for mobile handset applications. We were an early developer of complementary metal-oxide semiconductor (CMOS) image sensors for camera-phone applications and today supply image sensor components to camera module assemblers for integration into handsets. We also supply LEDs for camera-phone flashes and for backlighting applications in mobile handset keypads, as well as sensors for backlighting control and infrared transceivers to enable secure access of files in mobile phones and smartphones.

•	Wired Infrastructure: In the telecommunications, storage and Ethernet networking markets, we supply transceivers that receive and transmit information along optical fibers. We provide a range of options for customers to select the bandwidth desired, including options ranging from 125 MBd Fast Ethernet transmitters and receivers to 10 Gigabit storage transceivers. We also supply parallel optic transceivers with as many as 12 parallel channels. In metropolitan networking applications, we supply SONET-compliant transceivers ranging from OC-3 to OC-192 standards. We also supply components for networking and enterprise storage I/O applications, including serializers/deserializers (SerDes) integrated into application specific integrated circuits (ASICs). Our CMOS processes provide low power consumption and superior noise immunity.

•	Industrial/Automotive Electronics: We provide a broad variety of products for the general industrial, automotive and consumer appliance markets. LEDs and related integrated modules represent a significant product family, with a number of different colors, form factors and integration options. Our LEDs provide reliability, using aluminum indium gallium phosphide (AlInGaP), indium gallium nitride (InGaN) and gallium phosphide (GaP) materials, among others, to cover a wide spectrum of colors and brightness levels. Our LEDs offer high brightness and stable light output over thousands of hours, enabling us to support the electronic signs and signals market with LED assemblies for traffic signals, large commercial signs and other displays. We also offer optical isolators, or optocouplers, which provide electrical insulation and signal isolation for systems that are susceptible to electrical noise caused by crosstalk, power glitches or electrical interference. Our ability to integrate LEDs, detectors and communication ICs enables us to offer high performance with respect to isolation and power dissipation, as well as high speed digital optocouplers. Optocouplers are used in a diverse set of applications, including industrial motors, power generation and distribution systems, switching power supplies, medical equipment, telecommunications equipment, consumer appliances, computers and office equipment, plasma displays, and military electronics. Industrial motors and robotics require optical sensors for motion control. We supply optical encoders in module form and housed in ingress-protected enclosures, as well as ICs for the controller and decoder functions to accompany the motion sensors themselves. For industrial networking, we provide fast Ethernet transceivers using plastic optical fiber that enable quick and interoperable networking in industrial control links and factory automation and for medical equipment.

•	Computing Peripherals: We manufacture motion control encoders that control the paper feed and print head movement in printers and other office automation products. In addition, we were an early developer of image sensors for optical mouse applications, using LEDs and CMOS image sensors to create a subsystem that can detect motion over an arbitrary desktop surface. We are a leading supplier of image sensors for optical mice today, and have launched a new line of laser-based mouse products with improved precision. Many PCs incorporate infrared transceivers for “beaming” information to and from handheld devices or printers, and we supply transceivers that can be used for these applications. Computer displays, especially in notebook computer applications, use our products for LED backlighting and sensors to control display brightness based on ambient light conditions.

We have a diversified and historically stable customer base, which we serve through a multi-channel sales and fulfillment system. We believe that customers buy our products due to continued innovation, quality and effective service. We distribute most of our products through a broad distribution network. We are a leading supplier to two of the largest global electronic components distributors, and we have a direct sales force focused on supporting large OEM customers.

We pursue a primarily fabless business model, which is defined by the Fabless Semiconductor Association to mean that at least 75% of our wafer manufacturing by volume is outsourced. We differentiate our business through effective supply chain management, multiple distribution channels and a highly variable cost operating model. We have over 35 years of operating history in the Asia Pacific region, where approximately three-quarters of our employees are located and where we produce or source a significant portion of our products. Our presence in Asia provides us with close proximity to many of our customers and to a major center of the worldwide electronics supply chain. We maintain highly collaborative design and product development engineering resources around the world, including three design centers in the United States, three in Asia and one in Europe.

Avago Technologies Finance Pte. Ltd. was incorporated under the laws of Singapore in September 2005. Our principal executive offices are located at 1 Yishun Avenue 7, Singapore 768923, and our telephone number is (65) 6755-7888.

Significant Transactions

On December 1, 2005, our parent company (Avago Technologies Limited), a limited company organized under the laws of the Republic of Singapore (“Parent”), completed its acquisition of the assets of Agilent’s Semiconductor Products Group business segment (the “Acquisition”) for approximately $2.7 billion. Investors (the “Equity Investors”) invested approximately $1,300 million, consisting of $1,050 million of ordinary shares and $250 million of redeemable convertible preference shares, in our business as part of the Acquisition. These funds were invested by the Equity Investors directly or indirectly in Parent, which contributed the proceeds to its wholly owned subsidiary, Avago Technologies Holding Pte. Ltd., a private limited company organized under the laws of the Republic of Singapore (“Holdings”), which in turn contributed the proceeds to its wholly owned subsidiary, Avago Technologies Finance Pte. Ltd., a Singapore private limited company and one of the issuers of the notes.

In connection with the financing of the Acquisition, we issued $1,000 million principal amount of notes and entered into senior credit facilities in an aggregate principal amount of $975 million, consisting of a six-year revolving credit facility in an aggregate principal amount of $250 million and a seven-year term loan facility in an aggregate principal amount of up to $725 million, of which $475 million was drawn at the closing of the Acquisition. Up to $250 million was available under our term loan facility on a delayed-draw basis until April 30, 2006. On January 26, 2006, as permitted by our senior credit agreement and the indentures governing the outstanding notes, we drew the full $250 million under the delayed-draw portion of our term loan facility to retire all of our redeemable convertible preference shares. As of July 31, 2006, we had permanently repaid all outstanding amounts under the term loan facility.

On February 28, 2006, we sold our Storage Business to PMC-Sierra, Inc. We used the $420 million of net proceeds from the sale of our Storage Business to permanently repay borrowings under our term loan facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Dispositions.”

On May 1, 2006, we sold our Printer ASICs Business to Marvell Technology Group Ltd. (“Marvell”). Our agreement with Marvell also provides for up to $35 million in additional performance-based payments by Marvell to us upon the achievement of certain revenue targets by the acquired business. We used the $245 million of net proceeds from the sale of our Printer ASICs Business to permanently repay borrowings under our term loan facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Dispositions.”

The Exchange Offers

In this prospectus, the term “outstanding fixed rate senior notes” refers to the outstanding 10 1/8% Senior Notes due 2013, the term “outstanding floating rate senior notes” refers to the outstanding Senior Floating Rate Notes due 2013 and the term “outstanding senior subordinated notes” refers to the outstanding 11 7/8% Senior Subordinated Notes due 2015, all of which are referred to collectively as the “outstanding notes.” The term “outstanding senior notes” refers collectively to the outstanding fixed rate senior notes and the outstanding floating rate senior notes. The term “exchange fixed rate senior notes” refers to the 10 1/8% Senior Notes due 2013, the term “exchange floating rate senior notes” refers to the Senior Floating Rate notes due 2013 and the term “exchange senior subordinated notes” refers to the 11 7/8% Senior Subordinated Notes due 2015, each as registered under the Securities Act of 1933, as amended (the “Securities Act”), and all of which are referred to collectively as the “exchange notes.” The term “exchange senior notes” refers collectively to the exchange fixed rate senior notes and the exchange floating rate senior notes. The terms “senior notes” and “senior subordinated notes” refer collectively to the outstanding senior notes and exchange senior notes and to the outstanding senior subordinated notes and exchange senior subordinated notes, respectively. The term “notes” refers collectively to the outstanding notes and the exchange notes.

General	On December 1, 2005, Avago Technologies Finance Pte. Ltd. and the subsidiary co-issuers issued $500 million aggregate principal amount of the outstanding fixed rate senior notes, $250 million aggregate principal amount of the outstanding floating rate senior notes and $250 million aggregate principal amount of the outstanding senior subordinated notes in a private offering. In connection with the private offering, Avago Technologies Finance Pte. Ltd. and the subsidiary co-issuers and guarantors of the notes entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to deliver this prospectus to you and to complete the exchange offers within 360 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the applicable exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

• the exchange notes have been registered under the Securities Act;

• the exchange notes are not entitled to any registration rights under the registration rights agreement; and

• the liquidated damages provision of the registration rights agreement is no longer applicable.

The Exchange Offers	We are offering to exchange:

• $500 million aggregate principal amount of exchange fixed rate senior notes which have been registered under the Securities Act for any and all of the outstanding fixed rate senior notes;

• $250 million aggregate principal amount of exchange floating rate senior notes which have been registered under the Securities Act for any and all of the outstanding floating rate senior notes; and

• $250 million aggregate principal amount of exchange senior subordinated notes which have been registered under the Securities Act for any and all of the outstanding senior subordinated notes.

You may only exchange outstanding notes with a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof.

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offers in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of your business; and

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.” Any holder of outstanding notes that:

• is our affiliate;

• does not acquire exchange notes in the ordinary course of its business; or

• tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes;

cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offers will expire at 12:00 a.m. midnight, New York City time, on , 2006, unless extended by us. We do not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the applicable exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the applicable exchange offer.

Conditions to the Exchange Offers	Each exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offers — Conditions to the Exchange Offers.”

Procedures for Tendering Outstanding Notes	If you are a record holder of notes and wish to participate in an exchange offer, you must complete, sign and date the applicable accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the applicable letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offers, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

• you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

• you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

• you are acquiring the exchange notes in the ordinary course of your business; and

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the applicable exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date of the exchange offers.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offers — Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offers, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the applicable exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the applicable indenture, except Avago Technologies Finance Pte. Ltd. and the subsidiary co-issuers and guarantors of the notes will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offers, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the applicable indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Tax Consequences	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes or Singapore tax purposes. See “Tax Consequences of the Exchange Offers.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offers. See “Use of Proceeds.”

Exchange Agent	The Bank of New York is the exchange agent for the exchange offers. The addresses and telephone numbers of the exchange agent are set forth in the section captioned “The Exchange Offers — Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Senior Notes” and “Description of Exchange Senior Subordinated Notes” sections of this prospectus contain a more detailed description of the terms and conditions of the exchange notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Issuer	Avago Technologies Finance Pte. Ltd., a Singapore private limited company

Subsidiary Co-Issuers	Avago Technologies U.S. Inc. and Avago Technologies Wireless (U.S.A.) Manufacturing Inc., each a Delaware corporation and an indirect wholly owned subsidiary of Avago Technologies Finance Pte. Ltd.

Securities Offered	We are offering: $500 million aggregate principal amount of 10 1/8% Senior Notes due 2013, which we refer to as the exchange fixed rate senior notes; $250 million aggregate principal amount of Senior Floating Rate Notes due 2013, which we refer to as the exchange floating rate senior notes; and $250 million aggregate principal amount of 11 7/8% Senior Subordinated Notes due 2015, which we refer to as the exchange senior subordinated notes.

Maturity	The exchange fixed rate senior notes will mature on December 1, 2013. The exchange floating rate senior notes will mature on June 1, 2013. The exchange senior subordinated notes will mature on December 1, 2015.

Interest Rate	The exchange fixed rate senior notes will bear interest at a rate of 10 1/8% per annum. The exchange floating rate senior notes will bear interest at a rate per annum equal to three-month LIBOR plus 5.5%. Interest on the exchange floating rate senior notes will be reset quarterly. The exchange senior subordinated notes will bear interest at a rate of 11 7/8% per annum.

Interest Payment Dates	Interest on the exchange fixed rate senior notes and the exchange senior subordinated notes will be payable on June 1 and December 1. Interest on the exchange floating rate senior notes will be payable on March 1, June 1, September 1 and December 1. Interest will accrue from the issue date of the notes.

Ranking	The exchange senior notes will be our senior unsecured obligations and will:

• rank senior in right of payment to our debt and other obligations that are, by their terms, expressly subordinated in right of payment to the exchange senior notes, including the senior subordinated notes;

• rank equally in right of payment to all of our senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the exchange senior notes; and

• be effectively subordinated in right of payment to all of our secured debt (including obligations under our senior credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the exchange senior notes.

The exchange senior subordinated notes will be our unsecured senior subordinated obligations and will:

• be subordinated in right of payment to our senior debt, including the senior credit facilities and the senior notes;

• rank equally in right of payment to all of our future senior subordinated debt;

• be effectively subordinated in right of payment to all of our secured debt (including the senior credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of each of our subsidiaries that is not a co-obligor or guarantor of the exchange senior subordinated notes; and

• rank senior in right of payment to all of our future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the exchange senior subordinated notes.

As of July 31, 2006, (1) the outstanding senior notes and related guarantees ranked senior to the $250 million of outstanding senior subordinated notes, (2) the outstanding senior subordinated notes and related guarantees ranked junior to approximately $750 million of senior indebtedness under the senior notes, and (3) we had $250 million available under our revolving credit facility (including letters of credit).

Subsidiary Guarantors	Each of our subsidiaries that guarantees the obligations under our senior credit facilities, other than the subsidiary co-issuers of the exchange notes, will initially jointly and severally and unconditionally guarantee the exchange senior notes on a senior unsecured basis and the exchange senior subordinated notes on a senior subordinated unsecured basis. The guarantees of the exchange senior notes will rank equally with all other senior unsecured indebtedness of the guarantors. The guarantees of the exchange senior subordinated notes will be subordinated to all senior indebtedness of the guarantors.

Optional Redemption	At any time prior to December 1, 2009, we may redeem some or all of the exchange senior fixed rate notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in “Description of Exchange Senior Notes — Optional Redemption — Fixed Rate Senior Notes”) plus accrued and unpaid interest to the redemption date. At any time on or after December 1, 2009, we may redeem some or all of the exchange senior fixed rate notes at the redemption prices listed under “Description of Exchange Senior Notes — Optional Redemption — Fixed Rate Senior Notes” plus accrued interest on the senior fixed rate notes to the date of redemption.

At any time prior to December 1, 2007, we may redeem some or all of the exchange senior floating rate notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in “Description of Exchange Senior Notes — Optional Redemption — Floating Rate Senior Notes”) plus accrued and unpaid interest to the redemption date. At any time on or after December 1, 2007, we may redeem some or all of the exchange senior floating rate notes at the redemption prices listed under “Description of Exchange Senior Notes — Optional Redemption — Floating Rate Senior Notes” plus accrued interest on the senior floating rate notes to the date of redemption.

At any time prior to December 1, 2010, we may redeem some or all of the exchange senior subordinated notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in “Description of Exchange Senior Subordinated Notes — Optional Redemption”) plus accrued and unpaid interest to the redemption date. At any time on or after December 1, 2010, we may redeem some or all of the exchange senior subordinated notes at the redemption prices listed under “Description of Exchange Senior Subordinated Notes — Optional Redemption” plus accrued interest on the senior subordinated notes to the date of redemption.

Optional Redemption After Certain Equity Offerings and Designated Asset Sales	At any time (i) prior to December 1, 2008, we may redeem up to 35% of the exchange senior fixed rate notes with proceeds that we or one of our parent companies raise in one or more equity offerings and up to 35% of the exchange senior fixed rate notes with proceeds of Designated Asset Sales (as defined) at a redemption price equal to 110.125% of their principal amount, (ii) prior to December 1, 2007, we may redeem up to 35% of the exchange senior floating rate notes with proceeds that we or one of our parent companies raise in one or more equity offerings and up to 35% of the exchange senior floating rate notes with proceeds of Designated Asset Sales at a redemption price equal to 100% of their principal amount plus a premium equal to the rate per annum on the exchange senior floating rate notes applicable on the date on which notice of redemption is given, and (iii) prior to December 1, 2008, we may redeem up to 35% of the exchange senior subordinated notes with proceeds that we or one of our parent companies raise in one or more equity offerings and up to 35% of the exchange senior subordinated notes with proceeds of Designated Asset Sales at a redemption price equal to 111.875% of their principal amount, so long as, in each such case, at least 50% (and, in the case of the exchange senior subordinated notes, at least $150 million) of the aggregate principal amount of the exchange notes issued of the applicable series remains outstanding. See “Description of Exchange Senior Notes — Optional Redemption” and “Description of Exchange Senior Subordinated Notes — Optional Redemption.”

Change of Control Offer	Upon the occurrence of a change of control, we will be required to offer to repurchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. See “Description of Exchange Senior Notes — Repurchase at the Option of Holders — Change of Control” and “Description of Exchange Senior Subordinated Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Indenture Provisions	The exchange senior notes and the exchange senior subordinated notes are governed by separate indentures. The indentures governing the exchange notes contain covenants limiting our ability and the ability of our restricted subsidiaries to:

• incur additional debt or issue certain preferred shares;
• pay dividends on or make distributions in respect of our capital stock or make other restricted payments;
• make certain investments;
• sell certain assets;
• create liens on certain assets to secure debt;
• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;
• enter into certain transactions with our affiliates; and
• designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. During any period in which the exchange notes have an Investment Grade Rating (as defined) we will not be subject to many of the covenants in the indentures. See “Description of Exchange Senior Notes” and “Description of Exchange Senior Subordinated Notes.”

No Public Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.

Risk Factors

You should carefully consider all the information in the prospectus prior to exchanging your outstanding notes. In particular, we urge you to consider carefully the factors set forth under the heading “Risk Factors.”

SUMMARY FINANCIAL DATA

Set forth below is summary financial data of our business as of and for the periods presented. You should read this data together with the information included under the headings “Risk Factors,” “Selected Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. The summary statements of operations data for the years ended October 31, 2004 and 2005, the nine months ended July 31, 2005, the one month ended November 30, 2005 and the nine months ended July 31, 2006 and the summary balance sheet data as of July 31, 2006 have been derived from audited historical financial statements and related notes included elsewhere in this prospectus. The summary statement of operations data for the year ended October 31, 2003 has been derived from audited historical financial information and related notes not included in this prospectus. The historical financial data may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been if we had operated as a stand-alone entity during all of the periods presented.

	Predecessor(1)					Company
				Nine	One	Nine
				Months	Month	Months
				Ended	Ended	Ended
	Year Ended October 31,			July 31,	Nov. 30,	July 31,
	2003	2004	2005	2005	2005	2006(2)
	(In millions)
Statements of Operations Data:
Net revenue(3)	$1,305	$1,783	$1,559	$1,126	$125	$1,073
Costs and expenses:
Cost of products sold	992	1,249	1,037	749	96	701
Amortization of intangible assets	—	—	—	—	—	41

Total cost of products sold	992	1,249	1,037	749	96	742
Research and development	232	207	218	161	24	147
Selling, general and administrative	256	250	256	181	28	178
Amortization of intangible assets	—	—	—	—	—	56
Acquired in-process research and development	—	—	—	—	—	2

Total costs and expenses	1,480	1,706	1,511	1,091	148	1,125

Income (loss) from operations(3)	(175)	77	48	35	(23)	(52)
Interest expense(4)	—	—	—	—	—	114
Other income, net	1	4	7	10	—	8

Income (loss) from continuing operations before income taxes	(174)	81	55	45	(23)	(158)
Provision for income taxes	10	25	33	13	2	3

Income (loss) from continuing operations	(184)	56	22	32	(25)	(161)
Income from discontinued operations, net of income taxes	7	17	9	14	1	12

Net income (loss)	$(177)	$73	$31	$46	$(24)	$(149)

Balance Sheet Data (at end of period):
Total assets						$2,222
Long-term debt						1,004
Total shareholder’s equity						908
Other Financial Data
Ratio of earnings to fixed charges(5)						—

(1)	Predecessor refers to the Semiconductor Products Group business segment of Agilent Technologies, Inc.

(2)	We completed the Acquisition on December 1, 2005. The Acquisition was accounted for as a purchase business combination under United States generally accepted accounting principles (“U.S. GAAP”) and thus the financial results for all periods from and after December 1, 2005 are not necessarily comparable to the prior results of Predecessor. We did not have any operating activity prior to December 1, 2005.

Accordingly, our results for the nine months ended July 31, 2006 represent only the eight months of our operations since completion of the Acquisition.

(3)	The divestiture of the Camera Module Business by Predecessor on February 3, 2005 did not meet the criteria for discontinued operations treatment under U.S. GAAP and, as such, its historical results remain included in the results from continuing operations as presented in this prospectus. The following table presents the operating results of the Camera Module Business:

 Camera Module Business results:

	Predecessor					Company
				Nine	One
				Months	Month
				Ended	Ended	Nine Months
	Year Ended October 31,			July 31	November 30,	Ended July 31,
	2003	2004	2005	2005	2005	2006
	(In millions)
Net revenue	$58	$296	$69	$69	—	—
Loss from operations	(37)	(63)	(7)	(7)	—	—

(4)	Interest expense for the nine months ended July 31, 2006 includes an aggregate of $29 million of amortization of debt issuance costs and commitment fees for expired facilities, including $19 million of unamortized debt issuance costs that were written off in conjunction with the repayment of the term loan facility during this period. As of July 31, 2006, we had permanently repaid all outstanding amounts under the term loan facility.

(5)	For purposes of computing this ratio of earnings to fixed charges, “fixed charges” consist of interest expense on all indebtedness plus amortization of debt issuance costs and an estimate of interest expense within rental expense. “Earnings” consist of pre-tax income (loss) from continuing operations plus fixed charges and unamortized capitalized debt issuance costs. For the nine months ended July 31, 2006, earnings were insufficient to cover fixed charges by $120 million.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before deciding to tender your outstanding notes in the exchange offers. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of the exchange notes could decline or we may not be able to make payments of interest and principal on the notes, and you may lose some or all of your investment.

Risks Related to the Exchange Offers

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

If you do not properly tender your outstanding notes for exchange notes in the applicable exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Summary — The Exchange Offers” and “The Exchange Offers” for information about how to tender your outstanding notes. The tender of outstanding notes under the exchange offers will reduce the outstanding amount of each series of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Risks Relating to Our Indebtedness

Our substantial indebtedness could adversely affect our financial health and our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate indebtedness and prevent us from fulfilling our obligations under the notes or other indebtedness.

In connection with the Acquisition, we entered into senior credit facilities in an aggregate principal amount of $975 million, consisting of a six-year revolving credit facility in an aggregate principal amount of $250 million and a seven-year term loan facility in an aggregate principal amount of up to $725 million. Up to $250 million was available under our term loan facility on a delayed-draw basis until April 30, 2006. On January 26, 2006, as permitted by our senior credit agreement and the indentures governing the outstanding notes, we drew the full $250 million under the delayed-draw portion of our term loan facility to retire all of our redeemable convertible preference shares.

The following table presents our long-term indebtedness as of July 31, 2006:

As of July 31, 2006
(In millions)

Revolving credit facility	$—
Senior notes:
10 1/8% senior notes due 2013	500
Senior floating rate notes due 2013	250
11 7/8% senior subordinated notes due 2015	250
Long-term obligation for capital leases	4

Total long-term indebtedness	$1,004

Subject to restrictions in the indentures governing the notes and the senior credit agreement, we may incur additional indebtedness. Our substantial indebtedness could have important consequences including:

•	making it more difficult for us to satisfy our obligations with respect to the notes, including our repurchase obligations;

•	increasing our vulnerability to adverse general economic and industry conditions;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, execution of our business strategy and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in the economy and the semiconductor industry;

•	placing us at a competitive disadvantage compared to our competitors with less indebtedness;

•	exposing us to interest rate risk to the extent of our variable rate indebtedness;

•	limiting our ability to, or increasing the costs to, refinance indebtedness; and

•	making it more difficult to borrow additional funds in the future to fund working capital, capital expenditures and other purposes.

The indentures governing the notes and our senior credit agreement impose significant restrictions on our business.

The indentures governing the notes and the senior credit agreement contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions placed on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness and issue disqualified stock or preferred shares;

•	pay dividends or make other distributions on, redeem or repurchase our capital stock or make other restricted payments;

•	make investments, acquisitions, loans or advances;

•	incur or create liens;

•	transfer or sell certain assets;

•	engage in sale and lease back transactions;

•	declare dividends or make other payments to us;

•	guarantee indebtedness;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.

In addition, over a specified limit, our senior credit agreement requires us to meet a financial ratio test and restricts our ability to make capital expenditures or prepay certain other indebtedness. Our ability to meet the financial ratio test may be affected by events beyond our control, and we do not know whether we will be able to maintain this ratio.

The foregoing restrictions could limit our ability to plan for, or react to, changes in market conditions or our capital needs. We do not know whether we will be granted waivers under, or amendments to, our senior credit agreement or the indentures if for any reason we are unable to meet these requirements, or whether we will be able to refinance our indebtedness on terms acceptable to us, or at all.

The breach of any of these covenants or restrictions could result in a default under the indentures governing the notes or our senior credit facilities. An event of default under our debt agreements would permit some or all of our lenders to declare all amounts borrowed from them to be due and payable. If we are unable to repay these amounts, lenders having secured obligations, including the lenders under our senior credit facilities, could proceed against the collateral securing that debt. In addition, if any of our other debt is accelerated, we may be restricted from making interest payments on the notes or repaying the principal amount of the notes.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

The terms of the indentures governing the notes allow us and our subsidiaries to incur additional indebtedness in the future. Any secured indebtedness permitted under the senior credit agreement and the indentures would be effectively senior to the notes and the subsidiary guarantees. Our revolving credit facility permits additional borrowings of up to $250 million, including outstanding letters of credit. If new debt is added to our and our subsidiaries’ existing debt levels, the related risks that we now face would increase. In addition, the indentures governing the notes allow us to incur obligations that do not constitute indebtedness.

We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

Our cash interest expense for the eight-month period from the date of the Acquisition through July 31, 2006 was $93 million. We presently estimate that our cash interest expense for the fiscal years ending October 31, 2006 and 2007 will be $112 million and $109 million, respectively, subject to increase in the event of an increase in the interest rates applicable to our variable rate indebtedness. Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund capital expenditures and research and development efforts will depend on our ability to generate cash in the future. To a certain extent, our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result of these and other factors, our business may not generate sufficient cash flow from operations, and future borrowings may not be available to us under our revolving credit facility or otherwise to enable us to pay our indebtedness, including the notes, or to fund other liquidity needs. If we cannot generate sufficient cash to pay our indebtedness, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We do not know whether we will be able to refinance any of our indebtedness on commercially reasonable terms, or at all.

Without sufficient cash, we could be forced to reduce or delay investments and capital expenditures or to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances. Restrictive covenants in our senior credit agreement and the indentures governing the notes limit our ability to sell assets and restrict the use of proceeds from any such sale. Furthermore, our senior credit facilities are secured by substantially all of our assets. We may not be able to sell our assets quickly enough or for sufficient amounts to enable us to meet our debt service obligations.

Risks Relating to our Separation from Agilent

Our historical financial information may not be indicative of our actual historical financial results or future financial performance.

Historically, we conducted our operations as part of Agilent and not as a separate entity. Accordingly, our Predecessor’s financial information included in this prospectus does not necessarily reflect the historical financial condition, results of operations and cash flows we would have experienced had we operated during all periods presented as a separate, stand-alone entity and may not be indicative of our future financial performance.

We have operated as a stand-alone entity only since December 1, 2005. Our financial information presented herein for all periods other than the nine months ended July 31, 2006 has been derived from the books and records of Agilent. Historically, Agilent provided us with certain accounting, facilities, finance, governance, human resources, information technology, tax and other corporate services. Accordingly, the financial information for the Predecessor for the fiscal years ended October 31, 2004 and 2005 and for the month ended November 30, 2005 include an allocation of a portion of Agilent’s costs for these and other items. Some of these costs may not be indicative of the costs we would have incurred had we operated as an independent, stand-alone entity for all periods presented. Furthermore, the historical financial statements do not reflect the costs to us of borrowing funds as a separate entity.

In connection with the Acquisition, we entered into a Master Separation Agreement, or MSA, with Agilent pursuant to which Agilent provided select services to our company on a transitional basis. Since the completion of the Acquisition on December 1, 2005, we have progressively reduced the services sourced from Agilent under the MSA as we have brought online substitute services either provided internally or through outsourcing vendors we have retained. Agilent’s obligations under the MSA terminated on August 31, 2006. In addition, our interim results to date in fiscal 2006 reflect one-time costs associated with establishing the corporate infrastructure required to operate as a stand-alone entity. Our costs to operate as a stand-alone entity may be higher, perhaps substantially, than we presently anticipate.

We have a limited history operating as an independent entity without Agilent, and have recently implemented the information technology, or IT, infrastructure we need to operate as a stand-alone entity. We do not know if the infrastructure we have put into place will meet all of our current and future business requirements.

We have only recently completed our transition of certain key services from Agilent. At the closing of the Acquisition, we assumed responsibility for certain key services previously provided by Agilent, including audit, human resources, legal, payroll accounting, procurement, tax accounting and treasury. Pursuant to the MSA, Agilent provided us with other key services on an interim basis, including, among others, accounting and IT services (including enterprise resource planning systems). Agilent’s obligations under the MSA terminated on August 31, 2006. We currently provide these services internally and, in some cases, through outsourcing arrangements with third parties. Any failure of these services to be adequate for our current and future needs could result in a material adverse effect on our business, financial condition and results of operations.

We have recently implemented our IT infrastructure. To operate successfully as a stand-alone entity, our new IT infrastructure must be stable, reliable and capable of meeting our current and future requirements. Our new IT infrastructure, among other things, integrates our basic telecommunications infrastructure, network monitoring and maintenance systems, billing systems, customer relationship management systems, corporate finance systems, human resource and payroll systems and backup data centers. We do not know whether the infrastructure we have put into place will meet our current and future business requirements.

We rely on third parties to provide services necessary for the operation of our business. Any failure of one or more of our vendors to provide these services could have a material adverse effect on our business.

We rely on third party vendors to provide critical services historically provided by Agilent, including, among other things, certain services related to accounting, billing, human resources, IT, network development and network monitoring. We depend on these vendors to ensure that our corporate infrastructure will consistently meet our business requirements. The ability of these third party vendors to successfully provide reliable, high quality services is subject to technical and operational uncertainties that are beyond our control. While we may be entitled to damages if our vendors fail to perform under their agreements with us, our agreements with these vendors limit the amount of damages we may receive. In addition, we do not know whether we will be able to collect on any award of damages or that any such damages would be sufficient to cover the actual costs we would incur as a result of any vendor’s failure to perform under its agreement with us. Any failure of our corporate infrastructure could have a material adverse effect on our business, financial condition and results of operations. Upon expiration or termination of any of our agreements with third party vendors, we may not be able to replace the services provided to us in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us.

The application of the purchase method of accounting may result in changes in our financial statements and adversely impact key financial measures.

In accordance with United States generally accepted accounting principles, or U.S. GAAP, we accounted for the Acquisition using the purchase accounting method. Under the purchase method of accounting, we allocated the acquisition cost to the net assets acquired in proportion to estimates of their respective fair values. We recorded the excess of the purchase over the estimated fair value of the net assets acquired as goodwill. The estimation of fair values involves a number of judgments, assumptions and estimates that could materially affect the amount and timing of costs recognized. We will incur amortization expense over the useful lives of amortizable intangible assets acquired. Significant changes in fair value estimates due to divestitures or changes in business conditions may materially impact our financial statements and key financial measures.

The inability of our senior management team to effectively manage our business as a stand-alone entity would hinder the implementation of our strategy.

Our future operating results will depend substantially upon the performance of our key personnel. Some of our executive officers are new to us and have not been involved with our business for a significant period of time. The focus and attention of these executives and senior managers may be diverted while they familiarize themselves with our business. The inability of our senior management team to effectively manage our business as a stand-alone entity would hinder the implementation of our strategy.

We may not be successful in establishing a brand identity.

From 1999 to 2005, we conducted our business under Agilent’s brand name, and prior to that, under Hewlett-Packard’s. We believe our customers, suppliers and potential employees recognized the value of those brand names. As part of our separation from Agilent, we renamed our company “Avago” and are now investing time, effort and resources to establish our new brand identity in the marketplace. We do not know whether this effort will ultimately be successful. If our effort to establish a brand identity for “Avago” is unsuccessful, our business, financial condition and results of operations may suffer.

As an independent company, we may experience increased costs resulting from a decrease in the purchasing power we had while we operated as part of Agilent.

Prior to our separation from Agilent, we were able to take advantage of Agilent’s size and purchasing power in procuring goods, technology and services, including audit services, employee benefit support and insurance. As a stand-alone entity, we are significantly smaller than Agilent and likely will not have access to financial and other resources comparable to those available to us prior to the separation. As an independent company, we may be unable to obtain goods, technology and services at prices and on terms as favorable as those available to us prior to the separation, which could increase our costs and reduce our profitability.

Risks Related to Our Business

We operate in the highly cyclical semiconductor industry, which is subject to significant downturns.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving technical standards, short product life cycles (for semiconductors and for the end-user products in which they are used) and wide fluctuations in product supply and demand. From time to time, these and other factors, together with changes in general economic conditions, cause significant upturns and downturns in the industry in general and in our business in particular. Periods of industry downturns have been characterized by diminished demand for end-user products, high inventory levels, underutilization of manufacturing capacity, changes in revenue mix and accelerated erosion of average selling prices. In recent periods, these factors have been exacerbated by the threat or actual occurrence of armed international conflict or terrorist attacks. In the event of a downturn, we may not be able to grow our revenues or reduce our costs quickly enough to maintain our operating profitability. Any future downturns could have a material adverse effect on our business, financial condition and results of operations.

If we do not adapt to technological changes in the semiconductor industry, we could lose customers or market share.

The semiconductor industry is subject to rapid and significant changes in technology, frequent new product introductions and evolving technical standards. Technological developments may reduce the competitiveness of our products and require unbudgeted upgrades that could be expensive and time consuming to implement. Our products could become obsolete sooner than we expect because of faster than anticipated, or unanticipated, changes in one or more of the technologies related to our products. Furthermore, we continually evaluate expenditures for research and development and must choose among alternative technologies based on our expectations of future market growth and other factors. We may be unable to develop and introduce new or enhanced products that satisfy customer requirements and achieve market acceptance in a timely manner or at all, and we may be unable to anticipate new industry standards and technological changes. We also may not be able to respond successfully to new product announcements and introductions by competitors. If we fail to adapt successfully to technological changes or fail to obtain access to important new technologies, we may be unable to retain customers, attract new customers or sell new products to our existing customers.

The transformation from a business segment of Agilent to a stand-alone company and the implementation of our new business strategy entail significant near- to mid-term risks, which may make it more difficult for us to retain and attract qualified personnel. Our business would be adversely affected if existing key personnel leave or if we are unable to recruit and motivate new personnel.

We are continuing to evolve from a business segment of Agilent to a fully independent, stand-alone company with its own culture, identity, management structure, operational goals and business strategy. In addition, as we seek to maximize our opportunities and increase our profitability, we expect to evaluate opportunities to increase our outsourcing activities, particularly in the area of semiconductor assembly and test, to more tightly focus our research and development activities, and to evaluate additional purchases or sales of assets, businesses or investments. All of these activities involve significant change and pose significant risks as new processes must be created and personnel must adapt to a dynamic, and different, environment.

Our future success depends on our ability to retain, attract and motivate qualified personnel, including executive officers and other key management and technical personnel. We do not know whether we will be able to retain all of our key personnel as we continue our evolution and pursue our business strategy. The loss of the services of one or more of our key employees, officers or design and technical personnel, or our inability to retain, attract and motivate qualified personnel in this new environment, could have a material adverse effect on our business.

As the source of our technological and product innovations, our key technical personnel represent a significant asset. We and our Predecessor have historically encountered difficulties in hiring and retaining qualified engineers because there is a limited pool of engineers with expertise in analog, mixed-signal and optoelectronic semiconductor design. Competition for such personnel is intense in the semiconductor industry. Further, in the past, we believe our Predecessor benefited from Agilent’s name and reputation as an employer. To the extent we do not achieve similar recognition, our ability to attract and retain key technical personnel could be harmed.

We are subject to varying levels of taxation in different jurisdictions. Changes to the corporate tax rate and laws of any of these jurisdictions could significantly increase or decrease the amount of corporate taxes we have to pay.

We have structured our operations to maximize income in countries where tax incentives have been extended to encourage investment or where income tax rates are low. In exchange for agreeing to certain increases in headcount, capital expenditures and business undertakings, we expect our Singapore and Malaysian operations will benefit from multi-year tax concessions. However, we must meet certain operating conditions to retain these tax benefits. Our interpretations and conclusions regarding the tax concessions are not binding on any taxing authority, and if our assumptions about tax and other laws are incorrect or if these tax concessions are substantially modified or rescinded, we could suffer material adverse tax and other financial consequences, which would significantly increase our expenses and reduce our profitability.

In addition, taxable income in any jurisdiction is dependent upon acceptance of our intercompany transfer pricing by local tax authorities as being on an arm’s length basis. Due to inconsistencies in application of the arm’s length standard, as well as lack of adequate treaty-based protection, transfer pricing challenges by tax authorities could substantially increase our tax expense.

Unless we and our suppliers continuously improve manufacturing efficiency and quality, our financial performance could be adversely affected.

Manufacturing semiconductors involves highly complex processes that require advanced equipment. We and our suppliers, as well as our competitors, continuously modify these processes in an effort to improve yields and product performance. Defects or other difficulties in the manufacturing process can reduce yields and increase costs. Our manufacturing efficiency will be an important factor in our future financial performance, and we may be unable to maintain or increase our manufacturing efficiency to the same extent as our competitors. For products that we outsource manufacturing, our product yields and performance will be subject to the manufacturing efficiencies of our third-party suppliers.

From time to time, we and our suppliers have experienced difficulty in beginning production at new facilities, transferring production to other facilities, achieving and maintaining a high level of process quality and effecting transitions to new manufacturing processes, all of which have caused us to suffer delays in product deliveries or reduced yields. We and our suppliers may experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, transferring production to other facilities, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our results of operations could be adversely affected by any increase in costs related to increases in production capacity if revenues do not increase proportionately.

Winning business is subject to lengthy competitive selection processes that require us to incur significant expense. Even if we begin a product design, a customer may decide to cancel or change its product plans, which could cause us to generate no revenues from a product and adversely affect our results of operations.

We are focused on winning competitive bid selection processes, known as “design wins,” to develop semiconductors for use in our customers’ products. These selection processes are typically lengthy and can require us to incur significant design and development expenditures. We may not win the competitive selection process and may never generate any revenue despite incurring significant design and development expenditures. Failure to obtain a design win sometimes prevents us from offering an entire generation of a product. This can result in lost revenues and could weaken our position in future competitive selection processes.

After winning a product design, we may experience delays in generating revenue from our products as a result of the lengthy development cycle typically required. In addition, a delay or cancellation of a customer’s plans could materially and adversely affect our financial results, as we may have incurred significant expense and generated no revenue. Finally, our customers’ failure to successfully market and sell their products could reduce demand for our products and materially adversely affect our business, financial condition and results of operations.

Competition in our industry could prevent us from growing our revenue and from raising prices to offset increases in costs.

The semiconductor industry is highly competitive and includes hundreds of companies, a number of which have achieved substantial market share. We compete in different product categories to various degrees on the basis of price, quality, technical performance, product features, product system compatibility, system-level design capability, customized design, strategic relationships with customers, new product innovation, product availability, delivery timing and reliability, and customer sales and technical support. Current and prospective customers for our products evaluate our capabilities against the merits of our direct competitors. Some of our competitors are well established as independent companies and have substantially greater market share and manufacturing, financial, research and development and marketing resources to pursue development, engineering, manufacturing, marketing and distribution of their products. In addition, many of our competitors have longer independent operating histories, greater presence in key markets, more comprehensive patent protection and greater name recognition. We also compete with smaller and emerging companies that sell their products in specialized markets, and with the internal capabilities of many of our significant customers. We expect to experience continuing competitive pressures in our markets from existing competitors and new entrants. In addition, companies not currently in direct competition with us may introduce competing products in the future. Because our products are often building block semiconductors that in some cases can be integrated into more complex integrated circuits, or ICs, we also face competition from manufacturers of ICs, as well as customers that develop their own IC products. The semiconductor industry has also been undergoing significant restructuring and consolidations that could adversely affect our competitiveness.

Gross margins in the semiconductor industry vary by degree of engineering difficulty and performance, level of competition, the existence of product alternatives and geographic region, where local demand for the products in which semiconductors are used, such as personal computers, industrial and telecommunications equipment, consumer electronics and automotive parts, may vary. Our ability to compete successfully depends on elements both within and outside of our control, including industry and general economic trends. During past periods of downturns in our industry, competition in the markets in which we operate intensified as manufacturers of semiconductors reduced prices in order to combat production overcapacity and high inventory levels. Many of our competitors have substantially greater financial and other resources with which to withstand similar adverse economic or market conditions in the future.

Our operating results are subject to substantial quarterly and annual fluctuations.

Our revenues and operating results have fluctuated in the past and are likely to fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others:

•	changes in end-user demand for the products manufactured and sold by our customers;

•	the timing of receipt, reduction or cancellation of significant orders by customers;

•	fluctuations in the levels of component inventories held by our customers;

•	the gain or loss of significant customers;

•	market acceptance of our products and our customers’ products;

•	our ability to develop, introduce and market new products and technologies on a timely basis;

•	the timing and extent of product development costs;

•	new product and technology introductions by competitors;

•	fluctuations in manufacturing yields;

•	significant warranty claims, including those not covered by our suppliers;

•	availability and cost of raw materials from our suppliers;

•	changes in our product mix or customer mix;

•	intellectual property disputes;

•	loss of key personnel or the shortage of available skilled workers; and

•	the effects of competitive pricing pressures, including decreases in average selling prices of our products.

The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect our quarterly or annual operating results. In addition, a significant amount of our operating expenses is relatively fixed in nature due to our significant sales, research and development and manufacturing overhead costs. Any failure to adjust spending quickly enough to compensate for a revenue shortfall could magnify the adverse impact of such revenue shortfall on our results of operations.

We may be unable to make the substantial research and development investments required to remain competitive in our business.

The semiconductor industry requires substantial investment in research and development in order to develop and bring to market new and enhanced technologies and products. Many of our products, such as our optical mouse products, originated with our research and development efforts and have provided us with a significant competitive advantage. Although we are committed to investing in new product development in order to stay competitive in our markets and plan to invest in process development and maintain research and development fabrication capabilities in order to develop manufacturing processes for devices that are invented internally, we do not know whether we will have sufficient resources to maintain the level of investment in research and development required to remain competitive.

Failure to adjust our supply chain volume due to changing market conditions or failure to estimate our customers’ demand could adversely affect our results of operations.

Our results of operations could be harmed if we are unable to adjust our supply chain volume to address market fluctuations, including those caused by the seasonal or cyclical nature of the markets in which we operate. The sale of our products is dependent, to a large degree, on customers whose industries are subject to seasonal or cyclical trends in the demand for their products. For example, the consumer electronics market is particularly volatile and is subject to seasonality related to the holiday selling season, making demand difficult to anticipate. During a market upturn, we may not be able to purchase sufficient supplies or components, or secure sufficient contract manufacturing capacity, to meet increasing product demand, which could harm our reputation, prevent us from taking advantage of opportunities and reduce revenue growth. In addition, some parts are not readily available from alternate suppliers due to their unique design or the length of time necessary for design work. If one of our suppliers ceases to manufacture such a component, we may be forced to re-engineer a product. In addition to discontinuing parts, suppliers may also extend lead times, limit supplies or increase prices due to capacity constraints or other factors. In order to secure components for the production of products, we may continue to enter into non-cancelable purchase commitments with vendors or make advance payments to suppliers, which could reduce our ability to adjust our inventory to declining market demands. Prior commitments of this type have resulted in an excess of parts when demand for our products has decreased. If demand for our products is less than we expect, we may experience additional excess and obsolete inventories and be forced to incur additional charges.

We make significant decisions, including determining the levels of business that we will seek and accept, production schedules, levels of reliance on contract manufacturing and outsourcing, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of commitments by many of our customers and the possibility of rapid changes in demand for their products reduces our ability to accurately estimate future customer requirements. On occasion, customers may require rapid increases in production, which can challenge our resources and reduce margins. We may not have sufficient capacity at any given time to meet our customers’ demands. Conversely, downturns in the semiconductor industry have in the past caused, and may in the future cause, our customers to significantly reduce the amount of products ordered from us. Because certain of our sales, research and development and manufacturing overhead expenses are relatively fixed, a reduction in customer demand may decrease our gross margins and operating income.

Our operating results and financial condition could be harmed if the markets into which we sell our products decline.

Visibility into our markets is limited. Any decline in our customers’ markets would likely result in a reduction in demand for our products and make it more difficult to collect on outstanding amounts due us. For example, if the Asian market does not grow as anticipated or if the semiconductor market declines, our results of operations would likely suffer. In such an environment, pricing pressures could intensify and, if we were unable to respond quickly, could significantly reduce our gross margins. To the extent we cannot offset recessionary periods or periods of reduced growth that may occur in these markets through increased market share or otherwise, our net revenue may decline and our business, financial condition and results of operations may suffer. Pricing pressures and competition are especially intense in semiconductor-related industries, which could prevent achievement of our long-term financial goals and could require us to implement additional cost-cutting measures.

Furthermore, projected industry growth rates may not be as forecasted, which could result in spending on process and product development well ahead of market requirements, which could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to claims of infringement of third-party intellectual property rights or demands that we license third-party technology, which could result in significant expense and loss of our intellectual property rights.

The semiconductor industry is characterized by the vigorous pursuit, protection and enforcement of intellectual property rights. From time to time, third parties assert against us their patent, copyright, trademark, trade secret and other intellectual property rights to technologies that are important to our business. Claims that our products or processes infringe or misappropriate these rights (including claims arising through our contractual indemnification of our customers), regardless of their merit or resolution, are frequently costly and divert the efforts and attention of our management and technical personnel. We do not know whether we will prevail in such proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If any pending or future proceedings result in an adverse outcome, we could be required to:

•	cease the manufacture, use or sale of the infringing products, processes or technology;

•	pay substantial damages for past, present and future use of the infringing technology;

•	expend significant resources to develop non-infringing technology;

•	license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms, or at all;

•	lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property against others;

•	pay substantial damages to our customers or end users to discontinue use or replace infringing technology with non-infringing technology; or

•	relinquish intellectual property rights associated with one or more of our patent claims, if such claims are held invalid or otherwise unenforceable.

Any of the foregoing results could have a material adverse effect on our business, financial condition and results of operations.

We utilize a significant amount of intellectual property in our business. If we are unable to protect our intellectual property, our business could be adversely affected.

We rely on patents, trade secrets, trademark, copyrights and other intellectual property rights to help protect our products and technologies. Some of our products and technologies are not covered by any patents or pending patent applications, and we do not know whether:

•	any of the patents and pending patent applications that we presently employ in our business, which currently consist primarily of those that Agilent assigned, licensed or sublicensed to us in connection with the Acquisition, will not lapse or be invalidated, circumvented, challenged, abandoned or licensed to others;

•	our intellectual property rights will provide competitive advantages to us;

•	rights previously granted by Agilent, Hewlett-Packard or others to intellectual property rights licensed or assigned to us, including portfolio cross-licenses, will not hamper our ability to assert our intellectual property rights against potential competitors or hinder the settlement of currently pending or future disputes;

•	any of our pending or future patent applications will be issued or have the coverage originally sought;

•	our intellectual property rights will be enforced in certain jurisdictions where competition may be intense;

•	any of the trademarks, copyrights, mask work rights, trade secrets, know-how or other intellectual property rights that Agilent has assigned, licensed or sublicensed to us in connection with the Acquisition will not lapse or be invalidated, circumvented, challenged, abandoned or licensed to others; or

•	any of our pending or future trademark or copyright applications will be issued or have the coverage originally sought.

In addition, our competitors or others may develop products or technologies that are similar or superior to our products or technologies, duplicate our products or technologies or design around our protected technologies. Effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in one or more relevant jurisdictions.

The loss of one or more of our significant customers may adversely affect our business.

Some of our customers are material to our business and results of operation. In the fiscal years ended October 31, 2004 and 2005 and the nine months ended July 31, 2006, Cisco Systems, Inc. accounted for 10%, 13% and 15%, respectively, of our net revenue from continuing operations, Avnet, Inc., a distributor, accounted for 10%, 11% and 15%, respectively, of our net revenue from continuing operations, Arrow Electronics, Inc., a distributor, accounted for 7%, 8% and 10%, respectively, of our net revenue from continuing operations, and our top 10 customers collectively accounted for 68%, 61% and 71%, respectively, of our net revenue from continuing operations. We believe our top customers’ strength has given them the ability to make greater demands on their suppliers, including us. We expect this trend to continue, which we expect will result in our results of operations becoming increasingly sensitive to deterioration in the financial condition of, or other adverse developments related to, one or more of our significant customers. Although we believe that our relationships with our major customers are good, we generally do not have long-term contracts with any of them, which is typical of our industry. As a result, although our customers provide indications of their product needs and purchases on an annual basis, they generally purchase our products on a weekly or daily basis and the relationship, as well as particular orders, can be terminated at any time. The loss of any of our major customers, or any substantial reduction in sales to any of these customers, could have a material adverse effect on our business, financial condition and results of operations.

We generally do not have any long-term supply contracts with our contract manufacturers or materials suppliers and may not be able to obtain the products or raw materials required for our business, which could have a material adverse affect on our business.

We either obtain the products we need for our business from third-party contract manufacturers or we obtain the materials we need for our products from suppliers. Substantially all of our purchases from contract manufacturers and suppliers of raw material are on a purchase order basis, and we have not generally entered into long-term contracts with our contract manufacturers or suppliers. Our results of operations could be adversely affected if we are unable to obtain adequate supplies of materials in a timely manner or if the costs of our materials increase significantly or their quality deteriorates.

Our manufacturing processes rely on many materials, including silicon and GaAs wafers, copper lead frames, mold compound, ceramic packages and various chemicals and gases. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. Although we believe that our current supplies of materials are adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

We purchase a significant portion of our semiconductor materials from a few suppliers. For the nine months ended July 31, 2006, we purchased approximately 50% of the materials for our manufacturing processes from six suppliers. These supply relationships are generally conducted on a purchase order basis. In the event that these purchase orders are terminated, we cannot obtain sufficient quantities of raw materials at reasonable prices, we fail to satisfy our customers’ requirements or we are not able to pass on higher materials costs to our customers, our business, financial condition and results of operations could be adversely impacted.

We use third-party contractor manufacturers for most of our manufacturing activities, primarily for wafer fabrication and module assembly and test services. Our agreements with these manufacturers typically require us to forecast product needs, commit to purchase services consistent with these forecasts and, in some cases, require long-term commitments in the early stages of the relationship. Our operations could be adversely affected in the event that these contractual relationships were disrupted or terminated, the cost of such services increased significantly, the quality of the services provided deteriorated, our forecasts proved to be materially incorrect or capacity is consumed by our competitors.

Dependence on contract manufacturing and outsourcing other portions of our supply chain may adversely affect our ability to bring products to market and damage our reputation.

Our manufacturing operations are primarily fabless. As part of our efforts to further streamline operations and cut costs, we plan to continue to evaluate additional outsourcing opportunities. As a result, our products are manufactured in fewer owned facilities and we are increasingly relying on third-party foundry wafer fabrication and assembly and test capacity, including sole sourcing for many components or products. The ability and willingness of our contract manufacturers to perform is largely outside of our control. If one or more of our contract manufacturers or other outsourcers fails to perform its obligations in a timely manner or at satisfactory quality levels, our ability to bring products to market and our reputation could suffer. For example, in the event that manufacturing capacity is reduced or eliminated at one or more facilities, manufacturing could be disrupted, we could have difficulties fulfilling our customer orders and our net revenue could decline. In addition, if these third parties on whom we are becoming increasingly reliant fail to deliver quality products and components on time and at reasonable prices, we could have difficulties fulfilling our customer orders and our net revenue could decline. In such events, our business, financial condition and results of operations would be adversely affected.

To the extent we rely on third-party manufacturing relationships, we face the following risks:

•	inability of our manufacturers to develop manufacturing methods appropriate for our products and their unwillingness to devote adequate capacity to produce our products;

•	manufacturing costs that are higher than anticipated;

•	decline in product reliability;

•	inability to maintain continuing relationships with our suppliers; and

•	reduced control over delivery schedules and products costs.

Much of our outsourcing takes place in developing countries, and as a result may additionally be subject to geopolitical uncertainty. See “— Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business and other factors related to our international operations.”

Our gross margin is dependent on a number of factors, including our level of capacity utilization.

Semiconductor manufacturing requires significant capital investment, leading to high fixed costs, including depreciation expense. Although we outsource most of our manufacturing activities, we do retain some semiconductor fabrication and assembly and test facilities. If we are unable to utilize our owned fabrication and assembly and test facilities at a high level, the fixed costs associated with these facilities will not be fully absorbed, resulting in higher average unit costs and lower gross margins. In the past, we and our Predecessor have experienced periods where our gross margins declined due to, among other things, reduced factory utilization resulting from reduced customer demand, reduced selling prices and a change in product mix towards lower margin devices. Increased competition and the existence of product alternatives, more complex engineering requirements, lower demand and other factors may lead to further price erosion, lower revenues and lower margins for us in the future.

Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business and other factors related to our international operations.

We sell our products throughout the world. In addition, a significant majority of our employees are located outside of the United States. Multiple factors relating to our international operations and to particular countries in which we operate could have a material adverse effect on our business, financial condition and results of operations. These factors include:

•	changes in political, regulatory, legal or economic conditions;

•	restrictive governmental actions, such as restrictions on the transfer or repatriation of funds and foreign investments and trade protection measures, including export duties and quotas and customs duties and tariffs;

•	disruptions of capital and trading markets;

•	changes in import or export licensing requirements;

•	transportation delays;

•	economic downturns, civil disturbances or political instability;

•	geopolitical turmoil, including terrorism, war or political or military coups;

•	changes in labor standards;

•	limitations on our ability under local laws to protect our intellectual property;

•	nationalization and expropriation;

•	changes in tax laws;

•	currency fluctuations, which may result in our products becoming too expensive for foreign customers; and

•	difficulty in obtaining distribution and support.

International conflicts are creating many economic and political uncertainties that are impacting the global economy. A continued escalation of international conflicts could severely impact our operations and demand for our products.

A majority of our products are manufactured in Asia, primarily in Singapore, Malaysia and Taiwan. Any conflict or uncertainty in these countries, including due to public health or safety concerns could have a material adverse effect on our business, financial condition and results of operations. In addition, if the government of any country in which our products are manufactured or sold sets technical standards for products manufactured in or imported into their country that are not widely shared, it may lead certain of our customers to suspend imports of their products into that country, require manufacturers in that country to manufacture products with different technical standards and disrupt cross-border manufacturing relationships which, in each case, could have a material adverse effect on our business, financial condition and results of operations.

In addition, our subsidiaries may require future equity-related financing, and any capital contributions to certain of our subsidiaries may require the approval of the relevant authorities in the jurisdiction in which the subsidiary is incorporated. The approvals are required from the investment commissions or similar agency of the particular jurisdiction and relate to any initial or additional equity investment by foreign entities in local corporations.

We are subject to currency exchange risks that could adversely affect our operations.

We are subject to currency exchange risks that could adversely affect our operations and our ability to reinvest earnings from operations. We prepare our financial statements in U.S. dollars in accordance with U.S. GAAP, although a portion of our revenue and operating expenses is in foreign currencies. As a result, we are subject to currency risks, including:

•	currency exchange risks resulting from changes in currency exchange rates and the implementation of exchange controls; and

•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries.

Changes in exchange rates will result in increases or decreases in our costs and earnings, and may also affect the book value of our assets located outside the United States and the amount of our equity. Although we may seek to minimize our currency exposure by engaging in hedging transactions where we deem it appropriate, we do not know whether our efforts will be successful.

We may pursue acquisitions, dispositions, investments and joint ventures, which could affect our results of operations.

We have disposed of significant portions of the business originally acquired from Agilent through the sale of our Storage Business to PMC-Sierra, Inc. in February 2006 and the sale of our Printer ASICs Business to Marvell Technology Group Ltd. in May 2006. We may seek additional opportunities to maximize efficiency and value through various transactions, including purchases or sales of assets, businesses, investments or contractual arrangements. These transactions may be intended to result in the reduction of our indebtedness, the realization of cost savings, the generation of cash or income or the reduction of risk. Acquisition transactions may be financed by additional borrowings. These transactions may also affect our consolidated results of operations.

Any potential transactions involve risks, and we do not know whether:

•	any acquisitions would result in an increase in income;

•	any acquisitions would be successfully integrated into our operations;

•	any disposition would result in decreased earnings, revenue or cash flow;

•	any dispositions, investments, acquisitions or integrations would divert management resources; or

•	any dispositions, investments, acquisitions or integrations would result in a material adverse effect on our business, results of operations or financial condition.

Our business is subject to various governmental regulations, and compliance with these regulations may cause us to incur significant expenses. If we fail to maintain compliance with applicable regulations, we may be forced to recall products and cease their manufacture and distribution, and we could be subject to civil or criminal penalties.

Our business is subject to various significant international and U.S. laws and other legal requirements, including packaging, product content, labor and import/export regulations. These regulations are complex, change frequently and have generally become more stringent over time. We may be required to incur significant expenses to comply with these regulations or to remedy violations of these regulations. Any failure by us to comply with applicable government regulations could result in cessation of our operations or portions of our operations, product recalls or impositions of fines and restrictions on our ability to conduct our operations. In addition, because many of our products are regulated or sold into regulated industries, we must comply with additional regulations in marketing our products.

Our products and operations are also subject to the rules of industrial standards bodies, like the International Standards Organization, as well as regulation by other agencies, such as the U.S. Federal Communications Commission. If we fail to adequately address any of these rules or regulations, our business could be harmed.

We must conform the manufacture and distribution of our semiconductors to various laws and adapt to regulatory requirements in all countries as these requirements change. If we fail to comply with these requirements in the manufacture or distribution of our products, we could be required to pay civil penalties, face criminal prosecution and, in some cases, be prohibited from distributing our products in commerce until the products or component substances are brought into compliance.

We are subject to environmental, health and safety laws, which could increase our costs, restrict our operations and require expenditures that could have a material adverse affect on our results of operations and financial condition.

We are subject to a variety of international and U.S. laws and other legal requirements relating to the use, disposal, clean-up of and human exposure to, hazardous materials. Any failure by us to comply with environmental, health and safety requirements could result in the limitation or suspension of production or subject us to future liabilities in excess of our reserves. In addition, compliance with environmental, health and safety requirements could restrict our ability to expand our facilities or require us to acquire costly pollution control equipment, incur other significant expenses or modify our manufacturing processes. In the event of the discovery of new contamination, additional requirements with respect to existing contamination, or the imposition of other cleanup obligations for which we are responsible, we may be required to take remedial or other measures which could have a material adverse effect on our business, financial condition and results of operations.

We also face increasing complexity in our product design and procurement operations as we adjust to new and upcoming requirements relating to the materials composition of our products, including the restrictions on lead and certain other substances in electronics that apply to specified electronics products sold in the European Union as of July 1, 2006 under the Restriction of Hazardous Substances in Electrical and Electronic Equipment Directive. Other countries, such as the United States, China and Japan, have enacted or may enact laws or regulations similar to the EU legislation. Other environmental regulations may require us to reengineer our products to utilize components which are more environmentally compatible. Such reengineering and component substitution may result in excess inventory or other additional costs and could have a material adverse effect on our results of operations.

In addition to the costs of complying with environmental, health and safety requirements, we have incurred and may in the future incur costs defending against environmental litigation brought by government agencies and private parties. We may be defendants in lawsuits brought by parties in the future alleging environmental damage, personal injury or property damage. A significant judgment against us could harm our business, financial condition and results of operations.

In the last few years, there has been increased media scrutiny and associated reports focusing on a potential link between working in semiconductor manufacturing clean room environments and certain illnesses, primarily different types of cancers. Regulatory agencies and industry associations have begun to study the issue to see if any actual correlation exists. Because we utilize clean rooms, we may become subject to liability claims. In addition, these reports may also affect our ability to recruit and retain employees.

We cannot predict:

•	changes in environmental or health and safety laws or regulations;

•	the manner in which environmental or health and safety laws or regulations will be enforced, administered or interpreted;

•	our ability to enforce and collect under indemnity agreements and insurance policies relating to environmental liabilities; or

•	the cost of compliance with future environmental or health and safety laws or regulations or the costs associated with any future environmental claims, including the cost of clean-up of currently unknown environmental conditions.

If we suffer loss to our factories, facilities or distribution system due to catastrophe, our operations could be seriously harmed.

Our factories, facilities and distribution system, and those of our contract manufacturers, are subject to catastrophic loss due to fire, flood, terrorism or other natural or man-made disasters. A number of our facilities and those of our contract manufacturers are located in areas with above average seismic activity. Any catastrophic loss to any of these facilities would likely disrupt our operations, delay production, shipments and revenue and result in significant expenses to repair or replace the facility.

Risks Relating to the Investments in Singapore Companies

Judgments of U.S. courts against us may not be enforceable outside of the United States.

We are incorporated under the laws of the Republic of Singapore, and a majority of our consolidated assets are located outside the United States. Although we are incorporated outside the United States, we have agreed to accept service of process in the United States through our agent designated for that purpose. Nevertheless, it may be difficult for you to enforce civil liabilities against us in courts outside the United States. Furthermore, since a substantial portion of the assets owned by us and the guarantors are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States.

There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments. As a result, U.S. judgments are not automatically enforceable in Singapore. We have been advised that judgments of U.S. courts based on the civil liability provisions of the federal securities laws of the United States may not be enforceable in Singapore courts. We have also been advised that there is doubt as to whether Singapore courts will enter judgments in original actions brought in Singapore courts based solely upon the civil liabilities provisions of the U.S. securities laws.

Risks Relating to the Exchange Notes

Your right to receive payments on the exchange notes is junior to that of lenders who have a security interest in our and our subsidiaries’ assets.

Our obligations under the exchange notes and the related guarantees will be unsecured, but our obligations under our senior credit facilities are secured by an interest in substantially all of our and our subsidiaries’ assets. If we are declared bankrupt or insolvent, or if we default under our senior credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we are unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the exchange notes and the guarantees, even if an event of default exists under the indentures at such time. Furthermore, if the lenders foreclose on the equity interests in a subsidiary, that subsidiary will be released from its obligation under the exchange notes automatically upon such sale, provided that such sale is made in compliance with the provisions of the indentures.

In any such event, because the exchange notes will not be secured, it is possible that there would be no assets remaining from which claims of the holders of exchange notes could be satisfied or, if any assets remained, that they would be insufficient to satisfy such claims fully. See “Description of Other Indebtedness — Senior Credit Facilities.”

Your right to receive payments on the exchange senior subordinated notes will be junior to the rights of the lenders under our revolving credit facility and all of our other senior debt, including the senior notes, and any of our future senior indebtedness.

The exchange senior subordinated notes will be general unsecured obligations that will be junior in right of payment to all of our existing and future senior indebtedness. As of July 31, 2006, we had approximately $750 million of senior indebtedness and $239 million available under our revolving credit facility (net of $11 million of outstanding letters of credit).

We may not pay principal, premium, if any, interest or other amounts on account of the exchange senior subordinated notes in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under our revolving credit facility, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we may not be permitted to pay any amount on account of the exchange senior subordinated notes for a designated period of time.

Because of the subordination provisions in the exchange senior subordinated notes, in the event of our bankruptcy, liquidation or dissolution, our assets will not be available to pay obligations under the exchange senior subordinated notes until we have made all payments in cash on our senior indebtedness. We do not know whether sufficient assets will remain after all these payments have been made to make any payments on the exchange senior subordinated notes, including payments of principal or interest when due.

Your right to receive payments on the exchange notes is also junior to the rights of those unsecured creditors whose debts are mandatorily preferred by law.

Under Singapore insolvency laws and under the laws of the United States, in the event of the bankruptcy, liquidation or dissolution of our company, certain unsecured debts are mandatorily preferred by law to other unsecured debts. These preferential unsecured debts include:

•	costs and expenses of the winding up;

•	amounts due to employees of our company in respect of wages, retrenchment benefits, workmen’s compensation and provident funds; and

•	all taxes due from our company.

These preferential unsecured debts will rank in priority to all of our other unsecured debts, including payments under the exchange notes. As a result, in the event of our bankruptcy, liquidation or dissolution, our assets will not be available to pay obligations under the exchange notes until we have made all payments on the preferential unsecured debts. We do not know whether sufficient assets will remain after these payments have been made to make any payments on the exchange notes, including payments of principal or interest when due.

The obligations of our subsidiaries under the exchange notes could be deemed a fraudulent conveyance under certain circumstances and a court may subordinate or void them.

Under various fraudulent conveyance or fraudulent transfer laws (including under the laws of the United States), a court could subordinate or void the obligations of our subsidiaries under the exchange notes.

Generally, to the extent that a court were to find that at the time one of the subsidiary co-issuers issued the exchange notes or one of our subsidiaries entered into a subsidiary guarantee either:

•	the subsidiary co-issuer issued the exchange notes or the subsidiary guarantor incurred the subsidiary guarantee with the intent to hinder, delay or defraud any present or future creditor or contemplated insolvency with a design to favor one or more creditors to the exclusion of others; or

•	the subsidiary co-issuer or subsidiary guarantor did not receive fair consideration or reasonably equivalent value for issuing the exchange notes or the subsidiary guarantee and, at the time it issued the exchange notes or the subsidiary guarantee, the subsidiary co-issuer or subsidiary guarantor:

•	was insolvent or became insolvent as a result of issuing the exchange notes or the subsidiary guarantee;

•	was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary co-issuer or subsidiary guarantor constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages declared against such subsidiary co-issuer or subsidiary guarantor if, after final judgment, the judgment is unsatisfied;

the court could void or subordinate the subsidiary co-issuer’s obligations under the exchange notes or the subsidiary guarantee in favor of the issuer’s or the subsidiary guarantor’s other obligations. In addition, any payment by a subsidiary co-issuer or any subsidiary guarantor could be voided and required to be returned to the subsidiary co-issuer or such subsidiary guarantor, or to a fund for the benefit of its creditors.

Among other things, a legal challenge of a subsidiary co-issuer’s obligations under the exchange notes or a subsidiary guarantee on fraudulent conveyance grounds could focus on the benefits, if any, realized by the subsidiary co-issuers or subsidiary guarantors as a result of the issuance of the exchange notes. To the extent a subsidiary co-issuer’s obligations under the exchange notes or a subsidiary guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the exchange notes would not have any claim against that subsidiary co-issuer or subsidiary guarantor and would be creditors solely of the subsidiary co-issuers and subsidiary guarantors, if any, whose obligations under the exchange notes or subsidiary guarantees were not held unenforceable.

We may not be able to raise the money necessary to finance the change of control offer required by the indentures.

Upon the occurrence of certain specific kinds of change of control events, we are required to offer to repurchase all outstanding exchange notes at 101% of the principal amount plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions under our senior credit facilities or other agreements will not allow such repurchases. If any change of control occurs, we do not know whether we will have sufficient funds to satisfy all of our debt obligations. See “Description of Exchange Senior Notes — Repurchase at the Option of Holders” and “Description of Exchange Senior Subordinated Notes — Repurchase at the Option of Holders.”

The interests of our controlling shareholder may differ from the interests of the holders of the exchange notes.

Our controlling shareholder, Bali Investments S.ár.l., beneficially owns approximately 81% of the outstanding voting shares of Avago Technologies Limited, the ultimate parent company of the obligors under the exchange notes offered hereby. As a result of this ownership and the terms of a shareholder agreement, this shareholder is entitled to elect at least a majority of the directors of Avago Technologies Limited, to appoint new management and to approve actions requiring the approval of the holders of its outstanding voting shares as a single class, including adopting most amendments to our articles of association and approving mergers or sales of all or substantially all of our assets. Through their control of Avago Technologies Limited, Bali Investments controls us, the subsidiary co-issuers and all of our subsidiary guarantors.

The interests of our controlling shareholder may differ from your interests in material respects. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our controlling shareholder and its affiliates, as equity holders, might conflict with your interests as an exchange note holder. Our controlling shareholder and its affiliates may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance the value of their equity investments, even though such transactions might involve risks to you as an exchange note holder. Additionally, the indentures governing the exchange notes permit us to pay advisory fees, dividends or make other restricted payments under certain circumstances, and our controlling shareholder and its affiliates may have an interest in our doing so.

Affiliates of our controlling shareholder are in the business of making investments in companies, and may from time to time in the future, acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. You should consider that the interests of these holders may differ from yours in material respects. See “Security Ownership of Certain Beneficial Owners,” “Certain Relationships and Related Party Transactions,” “Description of Other Indebtedness,” “Description of Exchange Senior Notes” and “Description of Exchange Senior Subordinated Notes.”

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

We are offering the exchange notes to the holders of the outstanding notes. The outstanding notes were offered and sold in December 2005 to institutional investors and are eligible for trading in the PORTAL market.

We do not intend to apply for a listing of the exchange notes on any securities exchange or on any automated dealer quotation system in the United States or elsewhere. There is currently no established market for the exchange notes and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market with respect to the exchange notes. However, these initial purchasers are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offers or the effectiveness of a shelf registration statement in lieu thereof. Therefore, we do not know whether an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes.

Avago Technologies Finance Pte. Ltd. has no operations of its own and may not have sufficient cash to make payments on the exchange notes.

We have no operations of our own and derive substantially all of our revenue and cash flows from our subsidiaries. Our principal assets are the equity interests we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our outstanding debt service and other obligations. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries are, or in the future may be, subject to agreements that may restrict payments from the applicable subsidiary to us.

While the indentures and our senior credit facilities provide for limitations on these restrictions, we cannot assure you that agreements governing the current and future indebtedness of our subsidiaries will permit the applicable subsidiary to provide us with sufficient cash to fund payments on the exchange notes when due.

We are not currently required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, which may lead to our investors losing confidence in our reported financial information.

We are not currently subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires management of a reporting company to annually review, assess and disclose the effectiveness of the company’s internal control over financial reporting and a report by independent auditors addressing such assessments. We currently expect that we will not be subject to Section 404 until our fiscal year ending October 31, 2008. We do not know whether our assessment will identify material weaknesses in our internal controls.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. Some of the factors that we believe could affect our results include:

•	our substantial indebtedness;

•	certain covenants in our debt documents;

•	general economic and market conditions;

•	the overall condition of the semiconductor industry;

•	our separation from Agilent;

•	our transformation from a business segment of Agilent to a stand-alone company;

•	changes in tax laws;

•	the integration of acquired businesses, the performance of acquired businesses and the prospects for future acquisitions;

•	the effect of war, terrorism, natural disasters or other catastrophic events;

•	the effect of disruptions to our systems and infrastructure, including our IT infrastructure and enterprise resource planning system;

•	the timing and scope of technological advances;

•	the ability to retain and attract customers and key personnel;

•	risks relating to the transaction of business internationally; and

•	the other factors set forth under “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SIGNIFICANT TRANSACTIONS

The Acquisition

On December 1, 2005, our parent company (Avago Technologies Limited), a limited company organized under the laws of the Republic of Singapore, completed the Acquisition of the assets of Agilent’s Semiconductor Products Group business segment for approximately $2.7 billion. The Equity Investors invested approximately $1,300 million, consisting of $1,050 million of ordinary shares and $250 million of redeemable convertible preference shares, in our business as part of the Acquisition. These funds were invested by the Equity Investors directly or indirectly in Parent, which contributed the proceeds to its wholly owned subsidiary, Avago Technologies Holding Pte. Ltd. (Holdings), a private limited company organized under the laws of the Republic of Singapore, which in turn contributed the proceeds to its wholly owned subsidiary, Avago Technologies Finance Pte. Ltd., a Singapore private limited company and one of the issuers of the notes.

The following chart presents our present organizational structure. For further information, please see “Capitalization,” and “Security Ownership of Certain Beneficial Owners.”

(1)	In connection with our equity capitalization, each of Parent, Holdings and our company issued to its shareholder(s) approximately $1,050 million of ordinary shares with substantially similar terms.

(2)	Avago Technologies Holding Pte. Ltd. and its material subsidiaries have guaranteed the senior credit facilities. Subsidiaries of Avago Technologies Finance Pte. Ltd. that have guaranteed the senior credit facilities (other than the subsidiary co-issuers) have also initially guaranteed the notes.

(3)	In connection with the financing of the Acquisition, we issued $1,000 million principal amount of notes and entered into senior credit facilities in an aggregate principal amount of $975 million, consisting of a six-year revolving credit facility in an aggregate principal amount of $250 million and a seven-year term loan facility in an aggregate principal amount of up to $725 million, of which $475 million was drawn at the closing of the Acquisition. Up to $250 million was available under our term loan facility on a delayed-draw basis until April 30, 2006. On January 26, 2006, as permitted by our senior credit agreement and the indentures governing the outstanding notes, we drew the full $250 million under the delayed-draw portion of our term loan facility to retire all of our redeemable convertible preference shares. We used $420 million of net proceeds from the sale of our Storage Business and $245 million of net proceeds from the sale of our Printer ASICs Business to permanently repay borrowings under our term loan facility. As of July 31, 2006, we had permanently repaid all outstanding amounts under the term loan facility.

Since the closing of the Acquisition, we have assumed responsibility for providing certain key services previously provided by Agilent, including audit, human resources, legal, payroll accounting, procurement, tax accounting and treasury. Pursuant to the Master Separation Agreement, Agilent provided us with other key services on an interim basis, including, among others, accounting and IT services (including enterprise resource planning systems). Agilent’s obligations under the Master Separation Agreement terminated on August 31, 2006. We currently provide these services internally and, in some cases, through outsourcing arrangements with third parties.

Sale of Storage Business

On February 28, 2006, we sold our Storage Business to PMC-Sierra, Inc. for net proceeds of $420 million. We used the net proceeds from the sale of our Storage Business to permanently repay borrowings under our term loan facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Dispositions.”

Sale of Printer ASICs Business

On May 1, 2006, we sold our Printer ASICs Business to Marvell Technology Group Ltd. for net proceeds of $245 million. Our agreement with Marvell also provides for up to $35 million in additional performance-based payments by Marvell to us upon the achievement of certain revenue targets by the acquired business. We used the net proceeds from the sale of our Printer ASICs Business to permanently repay borrowings under our term loan facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Dispositions.”

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offers. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table summarizes our capitalization as of July 31, 2006. This table should be read in conjunction with the information included under the headings “Selected Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of July 31, 2006
(In millions,
except share data)

Long-term debt:
Revolving credit facility(1)	—
10 1/8% senior notes due 2013	500
Senior floating rate notes due 2013(2)	250
11 7/8% senior subordinated notes due 2015	250
Long-term obligation for capital leases	4

Total long-term debt	1,004

Shareholder’s equity:

Preference shares, no par value, none issued and outstanding	—
Ordinary shares, no par value, 210,460,262 shares issued and outstanding	1,057
Accumulated deficit	(149)

Total shareholder’s equity	908

Total capitalization	$1,912

(1)	Excludes $11 million of outstanding letters of credit.

(2)	The senior floating rate notes due 2013 accrue interest at a rate equal to LIBOR plus 5.5%. The interest rate on the senior floating rate notes due 2013 was 10.73% as of July 31, 2006.

SELECTED FINANCIAL INFORMATION

Set forth below is selected financial information as of and for the periods presented. You should read this data together with the information under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included elsewhere in this prospectus. The selected statements of operations data for the years ended October 31, 2004 and 2005, the nine months ended July 31, 2005, the one month ended November 30, 2005 and the nine months ended July 31, 2006 and the selected balance sheet data as of October 31, 2005 and July 31, 2006 have been derived from audited historical financial statements and related notes included elsewhere in this prospectus. The selected statements of operations data for the year ended October 31, 2003 and the selected balance sheet data as of October 31, 2003 and 2004 and July 31, 2005 have been derived from audited historical financial statements and related notes not included in this prospectus. We represent that selected financial data for the year ended October 31, 2002 cannot be prepared without incurring unreasonable effort or expense. The historical financial data may not be indicative of our future performance and does not reflect what our financial position and results of operations would have been if we had operated as a stand-alone entity during all of the periods presented.

	Predecessor(1)					Company
				Nine	One	Nine
				Months	Month	Months
				Ended	Ended	Ended
	Year Ended October 31,			July 31,	Nov. 30,	July 31,
	2003	2004	2005	2005	2005	2006(2)
	(In millions)
Statements of Operations Data:
Net revenue(3)	$1,305	$1,783	$1,559	$1,126	$125	$1,073
Costs and expenses:
Cost of products sold	992	1,249	1,037	749	96	701
Amortization of intangible assets	—	—	—	—	—	41

Total cost of products sold	992	1,249	1,037	749	96	742
Research and development	232	207	218	161	24	147
Selling, general and administrative	256	250	256	181	28	178
Amortization of intangible assets	—	—	—	—	—	56
Acquired in-process research and development	—	—	—	—	—	2

Total costs and expenses	1,480	1,706	1,511	1,091	148	1,125

Income (loss) from operations(3)	(175)	77	48	35	(23)	(52)
Interest expense(4)	—	—	—	—	—	114
Other income, net	1	4	7	10	—	8

Income (loss) from continuing operations before income taxes	(174)	81	55	45	(23)	(158)
Provision for income taxes	10	25	33	13	2	3

Income (loss) from continuing operations	(184)	56	22	32	(25)	(161)
Income from discontinued operations, net of income taxes	7	17	9	14	1	12

Net income (loss)	$(177)	$73	$31	$46	$(24)	$(149)

Balance Sheet Data (at end of period):
Total assets	$861	$921	$840	$829		$2,222
Long-term debt	—	—	—	—		1,004
Total invested equity/shareholder’s equity	$609	$650	$529	$591		$908
Other Financial Data:
Ratio of earning to fixed charges(5)	—	11.1	10.2	46	—	—

(1)	Predecessor refers to the Semiconductor Products Group business segment of Agilent Technologies, Inc.

(2)	We completed the Acquisition on December 1, 2005. The Acquisition was accounted for as a purchase business combination under U.S. GAAP and thus the financial results for all periods from and after December 1, 2005 are not necessarily comparable to the prior results of Predecessor. We did not have any operating activity prior to December 1, 2005. Accordingly, our results for the nine months ended July 31, 2006 represent only the eight months of our operations since completion of the Acquisition.

(3)	The divestiture of the Camera Module Business by the Predecessor on February 3, 2005 did not meet the criteria for discontinued operations treatment under U.S. GAAP and, as such, its historical results remain included in our results from continuing operations as presented in this prospectus. The following table presents the operating results of the Camera Module Business:

 Camera Module Business results:

	Predecessor					Company
				Nine	One	Nine
				Months	Month	Months
				Ended	Ended	Ended
	Year Ended October 31,			July 31	Nov. 30,	July 31,
	2003	2004	2005	2005	2005	2006
	(In millions)
Net revenue	$58	$296	$69	$69	—	—
Income (loss) from operations	(37)	(63)	(7)	(7)	—	—

(4)	Interest expense for the nine months ended July 31, 2006 includes an aggregate of $29 million of amortization of debt issuance costs and commitment fees for expired facilities, including $19 million of unamortized debt issuance costs that were written off in conjunction with the repayment of the term loan facility during this period. As of July 31, 2006, we had permanently repaid all outstanding amounts under the term loan facility.

(5)	For purposes of completing this ratio of earnings to fixed charges, “fixed charges” consist of interest expense on all indebtedness plus amortization of debt issuance costs and an estimate of interest expense within rental expense. “Earnings” consist of pre-tax income (loss) from continuing operations plus fixed charges and unamortized capitalized debt issuance costs. Earnings were insufficient to cover fixed charges by $174 million for the year ended October 31, 2003, $23 million for the one month ended November 30, 2005 and $120 million for the nine months ended July 31, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations includes periods prior to the Acquisition and related financings (collectively, the “Transactions”). Accordingly, the discussion and analysis of the Predecessor period does not reflect the significant impact of the Transactions. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the caption “Risk Factors” or in other parts of this prospectus.

Overview

We are a leading global supplier of a broad range of mostly analog semiconductors that enable digital semiconductors to effectively interpret and interface with users in the real world. Our operations are primarily fabless, which means that we rely on independent foundries and third-party contractors to perform most manufacturing, assembly and test functions. This strategy allows us to focus on designing, developing and marketing our products and significantly reduces the amount of capital we need to invest in manufacturing products. We serve four primary target markets: wireless communications, wired infrastructure, industrial/automotive electronics and computing peripherals.

We are the Successor to the Semiconductor Products Group (“SPG”) business segment of Agilent. We purchased the assets of SPG on December 1, 2005 for approximately $2.7 billion. The Acquisition was accounted for by the purchase method of accounting for business combinations and, accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair values. Agilent operated with a fiscal year ending on each October 31, and we have retained that annual fiscal period. The accompanying consolidated financial statements are presented for two periods: Predecessor and Successor, which relate to the period preceding the Acquisition and the period succeeding the Acquisition, respectively. We did not have any significant operating activity prior to December 1, 2005 and accordingly, all references to the nine months ended July 31, 2006 represent only the eight months of our operations since completion of the Acquisition. All of the financial statements included in this prospectus are presented in U.S. GAAP and expressed in U.S. dollars unless otherwise noted.

Predecessor’s financial statements were prepared using Agilent’s historical bases in the assets and liabilities. As such, the Predecessor financial statements include allocations of certain Agilent corporate expenses, including centralized research and development, legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other Agilent corporate and infrastructure costs. The expense allocations were determined on bases that Agilent considered to be a reasonable reflection of the utilization of services provided or the benefit received by Predecessor. These internal allocations by Agilent ended on November 30, 2005. From and after December 1, 2005, we acquired select services on a transitional basis from Agilent under a Master Separation Agreement (“MSA”). Over the eight-month period ended July 31, 2006, we progressively reduced the services provided by Agilent under the MSA and transitioned to substitute services either provided internally or through outsourcing vendors retained by us. Agilent’s obligations under the MSA terminated on August 31, 2006. Therefore, the financial information presented in Predecessor’s financial statements is not necessarily indicative of what our consolidated financial position, results of operations or cash flows would have been had we been a separate, stand-alone entity. Further, our interim results to date in fiscal 2006 reflect a changing combination of Agilent-sourced and internally-sourced services and do not necessarily represent our cost structure that will apply in future periods when all such services are sourced solely by us.

We financed the Acquisition through the issuance to Holdings of approximately $1,300 million of equity, consisting of $1,050 million of ordinary shares, $250 million of redeemable convertible preference shares, borrowings under our senior credit facilities in the principal amount of $475 million and the issuance of the notes in the principal amount of $1,000 million. In January 2006, as permitted by our senior credit agreement and the indentures governing the notes, we drew the full $250 million under the delayed-draw portion of our term loan facility to retire all of our redeemable convertible preference shares. We have subsequently permanently repaid the term loan facility principally through the net proceeds from the dispositions of our Storage Business and Printer ASICs Business.

Dispositions

On February 17, 2006, we entered into a definitive agreement to sell our Printer ASICs Business to Marvell International Technology Ltd., or Marvell. Our agreement with Marvell also provides for up to $35 million in additional performance-based payments by Marvell to us upon the achievement of certain revenue targets by the acquired business. This transaction closed on May 1, 2006, resulting in $245 million of net cash proceeds. For financial reporting purposes, there was no gain or loss recorded on the sale. In May 2006, we used the net proceeds to permanently repay a portion of the term loan facility.

On October 28, 2005, we entered into a definitive agreement to sell our Storage Business to PMC-Sierra, Inc., subject to certain conditions, including our completion of the Acquisition. This transaction closed on February 28, 2006, resulting in $420 million of net cash proceeds. For financial reporting purposes, there was no gain or loss recorded on the sale. In March 2006, we used the net proceeds from this sale to permanently repay a portion of the term loan facility.

On February 3, 2005, Predecessor sold its Camera Module Business to Flextronics International Ltd., or Flextronics. The assets sold did not include the image sensor products, which were retained and which we now provide to Flextronics as a supplier. Flextronics paid $13 million upon closing and agreed to pay an additional $12 million (in twelve equal quarterly installments) payable each fiscal quarter following the February 2005 closing date. The agreement also provides for up to $13 million in additional performance-based payments by Flextronics upon the achievement of certain revenue targets by the acquired business.

The Printer ASICs Business and the Storage Business are treated as discontinued operations in our consolidated financial statements. However, the divestiture of the Camera Module Business by Predecessor did not meet the criteria for discontinued operations treatment under U.S. GAAP and, as such, historical results of the Camera Module Business are included in Predecessor’s financial results from continuing operations until February 3, 2005.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We base our estimates and assumptions on current facts, historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by us may differ materially and adversely from our estimates. Our critical accounting policies are those that affect our historical financial statements materially and involve difficult, subjective or complex judgments by management. Those policies include revenue recognition, valuation of long-lived assets, intangible assets and goodwill, inventory valuation and accounting for income taxes.

Revenue recognition.  We recognize revenue, net of sales returns and allowances, provided that (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the price is fixed or determinable and (4) collectibility is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer. We consider the price to be fixed or determinable when the price is not subject to refund or adjustments or when any such adjustments are accounted for. We evaluate the creditworthiness of our customers to determine that appropriate credit limits are established prior to the acceptance of an order. Revenue, including sales to resellers and distributors, is reduced for estimated returns and distributor allowances. We recognize revenue from sales of our products to distributors upon delivery of product to the distributors. An allowance for distributor credits covering price adjustments and scrap allowances is made based on our estimate of historical experience rates as well as considering economic conditions and contractual terms. Actual distributor claims activity have been materially consistent with the provisions we have made based on our historical estimates.

Valuation of long-lived assets, intangible assets and goodwill.  We assess the impairment of long-lived assets, intangible assets and goodwill whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. We are also required to perform annual assessments of goodwill impairment. Factors we consider important which could trigger an impairment review include (i) significant underperformance relative to historical or projected future operating results, (ii) significant changes in the manner of our use of the acquired assets or the strategy for our overall business, and (iii) significant negative industry or economic trends. An impairment loss is recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. The amount of the impairment loss will generally be measured as the difference between the net book values of the asset and its estimated fair value. We intend to perform an annual impairment review during the fourth fiscal quarter of each year, or more frequently if we believe indicators of impairment exist.

Inventory valuation.  We value our inventory at the lower of the actual cost of the inventory or the current estimated market value of the inventory, cost being determined under the first-in, first-out method. We regularly review inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and production requirements. Demand for our products can fluctuate significantly from period to period. A significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand. In addition, our industry is characterized by rapid technological change, frequent new product development and rapid product obsolescence that could result in an increase in the amount of obsolete inventory quantities on hand. Additionally, our estimates of future product demand may prove to be inaccurate, which may cause us to understate or overstate both the provision required for excess and obsolete inventory and cost of products sold. Therefore, although we make every effort to ensure the accuracy of our forecasts of future product demand, any significant unanticipated changes in demand or technological developments could have a significant impact on the value of our inventory and our results of operations.

Accounting for income taxes.  We record a tax provision for the anticipated tax consequences of the reported results of operations. In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes”, the provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. Significant management judgment is required in developing our provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for valuation allowances. If we determine, in the future, a valuation allowance is required, such adjustment to the deferred tax assets would increase tax expense in the period in which such determination is made. Conversely, if we determine, in the future a valuation allowance is excess to our requirement, such adjustment to the deferred tax assets would decrease tax expense in the period in which such determination is made. In evaluating the exposure associated with various tax filing positions, we accrue income tax charges for probable exposures.

Net Revenue

Substantially all of our net revenue is derived from sales of semiconductor components incorporated into electronic products. We serve four primary target markets: wireless communications, wired infrastructure, industrial/automotive electronics and computing peripherals. We sell our products primarily through our direct sales force. We also utilize distributors for a portion of our business.

Erosion of average selling prices of established products is typical of the industry, with new products typically yielding higher gross margins. Consistent with trends in the semiconductor industry, we anticipate that average selling prices will continue to drop in the future. However, as part of our normal course of business, we plan to offset price reductions with efforts to reduce manufacturing costs of existing products and with new product introductions.

Historically, a relatively small number of customers have accounted for a significant portion of our net revenue. In the fiscal years ended October 31, 2004 and 2005 and the nine months ended July 31, 2006, Cisco Systems, Inc. accounted for 10%, 13% and 15%, respectively, of our net revenue from continuing operations, Avnet, Inc., a distributor, accounted for 10%, 11% and 15%, respectively, of our net revenue from continuing operations, Arrow Electronics, Inc., a distributor, accounted for 7%, 8% and 10%, respectively, of our net revenue from continuing operations, and our top 10 customers collectively accounted for 68%, 61% and 71%, respectively, of our net revenue from continuing operations. We expect to continue to experience significant customer concentration in future periods.

The demand for our products has been affected in the past, and may continue to be affected in the future, by various factors, including, but not limited to, the following:

•	general economic and market conditions in the semiconductor industry and in our target markets;

•	our ability to specify, develop or acquire, complete, introduce and market new products and technologies in a cost effective and timely manner;

•	the timing, rescheduling or cancellation of expected customer orders and our ability to manage inventory;

•	the rate at which our present and future customers and end-users adopt our products and technologies in our target markets; and

•	the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products.

For these and other reasons, our net revenue for the nine months ended July 31, 2006 and prior periods may not necessarily be indicative of future net revenue and results of operations.

Costs and Expenses

Cost of products sold.  Our cost of products sold consists primarily of the cost of semiconductor wafers and other materials, and the cost of assembly and test. Cost of products sold also includes personnel costs and overhead related to our manufacturing and manufacturing engineering operations, related occupancy, computer services and equipment costs, manufacturing quality, order fulfillment and inventory adjustments, including write-downs for inventory obsolescence and other manufacturing expenses.

Research and development.  Research and development expense consists primarily of personnel costs for our engineers engaged in the design, development and technical support of our products and technologies. These expenses also include project material costs, third-party fees paid to consultants, prototype development expenses, allocated facilities costs and other corporate expenses and computer services costs related to supporting computer tools used in the engineering and design process.

Selling, general and administrative.  Our sales and marketing expense consists primarily of compensation and associated costs for sales and marketing personnel, sales commissions paid to our independent sales representatives, costs of advertising, trade shows, corporate marketing, promotion, travel related to our sales and marketing operations, related occupancy and equipment costs and other marketing costs. Our general and administrative expense consists primarily of compensation and associated costs for executive management, finance, human resources and other administrative personnel, outside professional fees, allocated facilities costs and other corporate expenses.

Amortization of intangible assets.  In connection with the Acquisition, we recorded intangible assets of $1,233 million, net of assets of the Storage Business held for sale. These are being amortized over their estimated useful lives of six months to 20 years. In connection with the Acquisition we also recorded goodwill of $193 million, net of assets of the Storage Business held for sale, which is not being amortized.

Interest expense.  In connection with the Acquisition, we incurred substantial indebtedness. Although this debt has been substantially reduced over the past eight months, principally through net proceeds derived from the divestiture of our Storage Business and Printer ASICs Business, the interest expense relating to this debt has adversely affected, and will continue to adversely affect, our earnings.

Other income, net.  Other income, net includes interest income, currency gain (loss) on balance sheet remeasurement and other miscellaneous items.

Provision for income taxes.  We have received material tax concessions in Singapore and in Malaysia. Such tax concessions require that we meet certain operating conditions to retain these tax concessions. As a result of the tax concessions, we expect our operations to be subject to relatively lower income taxes than would otherwise be the case under ordinary tax rates.

Results from Continuing Operations

Combined Nine Months Ended July 31, 2006 Compared to Predecessor’s Nine Months Ended July 31, 2005

The table below combines the results of operations for the Company for the nine months ended July 31, 2006 (which includes the operations of our business only for the eight months from and after the closing of the Acquisition on December 1, 2005) with those of Predecessor for the month of November 2005. From our inception in September 2005 through November 30, 2005, the Company had no revenues, cost of goods sold, research and development expense or significant operating activities. During this period, the sole activities of the Company were those undertaken in connection with the preparation for the consummation of the Acquisition on, and in anticipation of the commencement of operating activities following, December 1, 2005. For these reasons, management believes that combining the one month Predecessor results with the eight months post-acquisition results is the most meaningful presentation. The combined operating results have not been prepared as pro forma results under applicable regulations, may not reflect the actual results we would have achieved absent the Acquisition and may not be predictive of future results of operations. In addition, despite the combined interim presentation not being in accordance with U.S. GAAP because of, among other things, the change in the historical carrying value or basis of assets and liabilities that resulted from the Acquisition and our transition to a stand-alone entity, the Company believes that for comparison purposes, such a presentation is most meaningful to an understanding of the results of the business. Additionally, the historic periods do not reflect the impact the Acquisition had on us, most notably significantly increased leverage and liquidity requirements, and may not be predictive of future results of operations.

					As a Percentage of
					Net Revenue
	Predecessor	Company	Combined	Predecessor	Combined	Predecessor
	One	Nine	Nine	Nine	Nine	Nine
	Month	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	November 30,	July 31,	July 31,	July 31,	July 31,	July 31,
	2005	2006	2006	2005	2006	2005
Statement of Operations Data:
Net revenue	$125	$1,073	$1,198	$1,126	100.0%	100.0%
Costs and expenses:
Cost of products sold	96	701	797	749	66.5	66.5
Amortization of intangible assets	—	41	41	—	3.4	—

Total cost of products sold	96	742	838	749	69.9	66.5
Research and development	24	147	171	161	14.3	14.3
Selling, general and administrative	28	178	206	181	17.2	16.1
Amortization of intangible assets	—	56	56	—	4.7	—
Acquired in-process research and development	—	2	2	—	0.2	—

Total costs and expenses	148	1,125	1,273	1,091	106.3	96.9

Income (loss) from operations	(23)	(52)	(75)	35	(6.3)	3.1
Interest expense	—	114	114	—	9.5	—
Other income, net	—	8	8	10	0.7	0.9

Income (loss) from continuing operations before income taxes	(23)	(158)	(181)	45	(15.1)	4.0
Provision for income taxes	2	3	5	13	0.4	1.2

Income (loss) from continuing operations	(25)	(161)	(186)	32	(15.5)	2.8
Income from discontinued operations, net of income taxes	1	12	13	14	1.1	1.2

Net income (loss)	$(24)	$(149)	$(173)	$46	(14.4)%	4.0%

Net revenue.  Net revenue was $1,198 million for the combined nine months ended July 31, 2006, as compared to $1,126 million for the nine months ended July 31, 2005, an increase of $72 million or 6.4%. On February 3, 2005, Agilent completed the sale of the Camera Module Business. Net revenue for the nine months ended July 31, 2005 includes $69 million of net revenue relating to the Camera Module Business prior to its sale. Excluding the $69 million of Camera Module net revenue from 2005, net revenue increased by $141 million, or 13.3%. Net revenue from products targeted at the industrial/automotive electronics market experienced strong growth driven by increased shipments of optocouplers and increased demand for industrial encoders. Net revenue from products targeted at the wireless communications market increased as we focused on improving the mix of proprietary products to drive increased margin in this target market. Sales of our products targeted at the wired infrastructure market also experienced growth as the target market grew stronger in the nine months ended July 31, 2006 and boosted sales of our next generation products. Net revenue from products targeted at the computing peripherals market remained flat.

Cost of products sold.  Total cost of products sold, which includes amortization of manufacturing-related intangible assets purchased from Agilent, was $838 million for the combined nine months ended July 31,

2006, as compared to $749 million for the nine months ended July 31, 2005, an increase of $89 million, or 11.9%. As a percentage of net revenue, cost of products sold increased from 66.5% to 69.9%, due to the amortization of intangibles of $41 million and a fair value adjustment of $43 million relating to inventory acquired as a part of the Acquisition.

Research and development.  Research and development expense was $171 million for the combined nine months ended July 31, 2006, as compared to $161 million for the nine months ended July 31, 2005, an increase of $10 million, or 6.2%. As a percentage of net revenue, research and development expenses remained flat at 14.3% for both periods.

Selling, general and administrative.  Selling, general and administrative expense was $206 million for the combined nine months year ended July 31, 2006, as compared to $181 million for the nine months ended July 31, 2005, an increase of $25 million, or 13.8%. As a percentage of net revenue, selling, general and administrative expense increased 1.2 percentage points, from 16.1% to 17.2%. Selling, general and administrative expense for the nine months ended July 31, 2006 increased as we incurred one-time transition costs in connection with establishing the corporate infrastructure required to operate as a stand-alone entity. In addition, the results for the one month ended November 30, 2005 include $7 million in transition costs allocated by Agilent and a $4 million stock-based compensation expense associated with the adoption of SFAS 123R by Agilent. Excluding transition expenses, selling, general and administrative expenses decreased over the period as we reduced the services provided by Agilent under the MSA and transitioned to our stand-alone corporate infrastructure.

Amortization of intangible assets.  Amortization of intangible assets was $56 million for the nine months ended July 31, 2006 and related to the Acquisition on December 1, 2005.

Acquired In-Process Research and Development (IPRD).  IPRD was $2 million for the combined nine months ended July 31, 2006 and related to completion of the Acquisition on December 1, 2005. The amounts allocated to IPRD were determined based on our estimates of the fair value of assets acquired using valuation techniques used in the semiconductor industry and were charged to expense in the first quarter of fiscal 2006. The projects that qualify for IPRD had not reached technical feasibility and no future use existed in Avago. In accordance with SFAS No. 2, Accounting for Research and Development Costs, as clarified by FASB Interpretation, or FIN, No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method — an Interpretation of FASB Statement No. 2, amounts assigned to IPRD meeting the above stated criteria were charge to expense as part of the allocation of the purchase price.

Interest expense.  Interest expense was $114 million for the combined nine months ended July 31, 2006, as compared to no interest expense for the nine months ended July 31, 2005. Interest expense for the nine months ended July 31, 2006 includes an aggregate of amortization of debt issuance costs and commitment fees for expired facilities, including $19 million of unamortized debt issuance costs that were written off in conjunction with the repayment of the term loan facility during this period. In connection with the Acquisition, we incurred substantial indebtedness. Although this debt has been substantially reduced over the past eight months, principally through net proceeds derived from the divestiture of our Storage Business and Printer ASICs Business, the interest expense relating to this debt has adversely affected, and will continue to adversely affect, our earnings. We presently estimate that our interest expense for the fiscal years ending October 31, 2006 and 2007 will be approximately $142 million and $109 million, respectively, subject to increase in the event of an increase in the interest rates applicable to our variable rate indebtedness.

Other income, net.  Other income, net was $8 million for the combined nine months ended July 31, 2006, as compared to $10 million for the nine months ended July 31, 2005, a decrease of $2 million, or 20%. The results for the nine months ended July 31, 2005 include a gain of $12 million on the sale of the Camera Module Business. Other income for the nine months ended July 31, 2006 includes $4 million of interest income and $2 million of currency gains on balance sheet remeasurement compared to none and none, respectively, in the corresponding period last year.

Provision for income taxes.  Our effective tax rate on continuing operations was 2.8% for the combined nine months ended July 31, 2006 compared to 28% for the nine months ended July 31, 2005. The low effective tax rate was primarily due to a larger benefit from operations in low tax jurisdictions, favorable tax agreements in certain jurisdictions, including Singapore and Malaysia, and the associated reduction in withholding tax expense.

Predecessor Results from Continuing Operations for 2005 and 2004

The following table sets forth information derived from Predecessor’s statements of operations expressed as a percentage of net revenue.

	Year Ended
	October 31,
	2004	2005

Net revenue	100.0%	100.0%
Total cost of products sold	70.0	66.5
Research and development	11.6	14.0
Selling, general and administrative	14.0	16.4

Total costs and expenses	95.6	96.9

Income from operations	4.4	3.1
Other income, net	0.2	0.4

Income from continuing operations before income taxes	4.6	3.5
Provision for income taxes	1.4	2.1

Income from continuing operations	3.2	1.4
Income from discontinued operations, net of income taxes	1.0	0.6

Net income	4.2%	2.0%

Net revenue.  Net revenue was $1,559 million in 2005, as compared to $1,783 million for 2004, a decrease of $224 million, or 12.6%. This decline in net revenue was primarily due to the sale of the Camera Module Business on February 3, 2005, which contributed $296 million to net revenue in 2004 compared to $69 million in 2005. This decline was partially offset by $90 million of additional revenue in 2005 from image sensor products, which Predecessor began selling as a separate product following the disposition of the Camera Module Business. Net revenue from the wireless communications target market remained strong. However, net revenue from the computing peripherals target market decreased due to decreased market share and to average selling price erosion driven by industry-wide excess inventory levels and resulting increased competitive pressures. Net revenue from products targeted at the wired infrastructure target market decreased as a result of quality issues with the VCSEL oxide products.

Cost of products sold.  Cost of products sold was $1,037 million in 2005, as compared to $1,249 million in 2004, a decrease of $212 million, or 17.0%. The decrease was primarily attributable to lower inventory-related charges and other charges related to the Camera Module Business, as a result of the sale of this business on February 3, 2005, and the introduction of new products with higher gross margins, such as the laser mouse, film bulk acoustic resonator (FBAR) duplexers and color management modules. These decreases were partially offset by greater than expected average selling price erosion due to increased competitive pressures in the first half of 2005 due to excess inventory, coupled with inventory charges as a result of quality issues with the VCSEL oxide products sold to our wired infrastructure target market.

Research and development. Research and development expense was $218 million in 2005, as compared to $207 million in 2004, an increase of $11 million, or 5.3%. As a percent of net revenue, research and development expense increased from 11.6% in 2004 to 14.0% in 2005. The increase was primarily due to restructuring charges.

Selling, general and administrative.   Selling, general and administrative expense was $256 million in 2005, as compared to $250 million in 2004, an increase of $6 million, or 2.4%. As a percent of net revenue, selling, general and administrative expense increased 2.4 percentage points, from 14.0% in 2004 to 16.4% in 2005. In dollar terms, selling, general and administrative expenses were relatively flat.

Other income, net.  Other income, net was $7 million for 2005, as compared to $4 million for 2004, an increase of $3 million, or 75%.

Provision for income taxes.  The effective income tax rate on income from continuing operations was 59.6% for 2005 as compared to 30.5% for 2004. The effective tax rate for 2005 was higher than 2004 primarily due to the taxes associated with $473 million of earnings repatriated by Agilent under the Homeland Investment Act.

Backlog

Our sales are generally made pursuant to short-term purchase orders. These purchase orders are made without deposits and may be rescheduled, canceled or modified on relatively short notice, and in most cases without substantial penalty. Therefore, we believe that purchase orders are not a reliable indicator of future sales.

Seasonality

Sales of consumer electronics are concentrated during the holiday season, and as a result, we typically experience higher revenues during our fourth quarter while sales typically decline in our first quarter.

Liquidity and Capital Resources

We began operating as an independent company on December 1, 2005. Prior to that date, we operated as a business segment of Agilent, which funded all of our cash requirements, and received all of the cash our operations generated, through a centralized cash management system.

Our short-term and long-term liquidity requirements primarily arise from: (i) interest and principal payments related to our debt obligations, (ii) working capital requirements and (iii) capital expenditures.

We expect our cash flows from operations, combined with availability under our revolving credit facility, to provide sufficient liquidity to fund our current obligations, projected working capital requirements and capital spending for at least the next 12 months.

Our ability to service our indebtedness will depend on our ability to generate cash in the future. Given our high level of debt and related debt service requirements, we may not have significant cash available to meet any large unanticipated liquidity requirements, other than from available borrowings, if any, under our revolving credit facility. As a result, we may not retain a sufficient amount of cash to finance growth opportunities, including acquisitions, or unanticipated capital expenditures or to fund our operations. If we do not have sufficient cash for these purposes, our financial condition and our business could suffer.

Cash Flows for the Nine Months ended July 31, 2006

We generated cash from operations of $296 million during the nine months ended July 31, 2006. The net cash provided by operations in 2006 was primarily due to changes in working capital of $259 million and non-cash charges of $186 million, offset by a net loss of $149 million. Non-cash charges for the nine months ended July 31, 2006 include $159 million for depreciation and amortization and $21 million for amortization of debt issuance costs. Significant working capital changes contributing to cash provided by operations include a decrease in accounts receivable of $128 million due to improved collections, increase in accounts payable of $29 million due primarily to the timing of payments at the end of the quarter, increase in other current assets of $18 million due to higher net transaction tax receivables, an increase in other liabilities of $26 million primarily related to accrued interest expense, and an increase in employee compensation and benefits accruals of $49 million as the result of the implementation of our employee benefit programs. Transactional receivables and liabilities relate to VAT, sales tax and similar transactional taxes. Our reported cash flow from operations for the nine months ended July 31, 2006 reflects in part the initial build-up of current assets and liabilities not acquired or assumed from Agilent relating to taxes and employee obligations, and is not necessarily indicative of future cash flow.

Net cash used in investing activities for the nine months ended July 31, 2006 was $2,088 million. The net cash used in investing activities was principally due to the Acquisition for $2,707 million and investments in property, plant and equipment of $47 million, offset by net proceeds received from the sales of the Printer ASICs Business and Storage Business of $245 million and $420 million, respectively.

Net cash provided by financing activities for the nine months ended July 31, 2006 was $1,992 million. The net cash provided by financing activities was principally from proceeds of $1,666 million from debt borrowings and the issuance of ordinary and redeemable convertible preference shares of approximately $1,050 million and $250 million, respectively, less $725 million of debt repayments and $249 million associated with the redemption of all of the redeemable convertible preference shares.

Predecessor Cash Flows for 2005 and 2004

Agilent used a centralized approach to cash management and financing of its operations. Prior to December 1, 2005, transactions relating to Predecessor were accounted for through the Agilent net equity account. Accordingly, none of the Agilent cash, cash equivalents or debt at the corporate level were assigned to Predecessor in the historical financial statements for periods prior to December 1, 2005.

Predecessor generated cash from operations of $211 million in 2005 compared to $72 million in 2004. This increase was primarily due to $37 million of cash generated from trade accounts receivable and $28 million of cash generated from inventory during 2005, compared to $39 million of cash used in trade accounts receivable and $61 million of cash used for inventory during the same period in 2004, primarily offset by a decrease in net income from $73 million in 2004 to $31 million in 2005.

Net cash used in investing activities was $51 million in 2005 compared to $32 million in 2004. Investments in property, plant and equipment in 2005 increased to $59 million, an increase of $25 million from 2004. Predecessor also made one acquisition which used $9 million, net of the cash acquired. During fiscal 2005, Predecessor generated $14 million from the sale of property, plant and equipment primarily related to the sale of the Camera Module Business.

Net cash returned to Agilent amounted to $160 million in 2005 versus $40 million in 2004.

Indebtedness

We have a substantial amount of indebtedness. As of July 31, 2006, we had $1,000 million outstanding in aggregate indebtedness, with an additional $250 million of borrowing capacity available under our revolving credit facility (not giving effect to outstanding letters of credit of $11 million at July 31, 2006, which reduce the amount available under our revolving credit facility on a dollar-for-dollar basis). Our liquidity requirements are significant, primarily due to debt service requirements. Our cash interest expense for the nine months ended July 31, 2006 was $93 million. For the three months ended July 31, 2006, our cash interest expense was $27 million.

We used $420 million of net proceeds from the sale of our Storage Business and $245 million of net proceeds from the sale of our Printer ASICs Business to permanently repay borrowings under our term loan facility, significantly reducing our indebtedness.

Senior Credit Facilities

In connection with the Acquisition, we entered into a senior credit agreement with a syndicate of financial institutions. The senior secured credit facilities initially consisted of (i) a seven-year $725 million term loan facility and (ii) a six-year, $250 million revolving credit facility for general corporate purposes.

The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day or one-day notice referred to as swingline loans and is available to us and certain of our subsidiaries in U.S. dollars and other currencies. The term loan credit facility was available for drawdown until April 30, 2006. We drew $475 million under our term loan facility to finance a portion of the Acquisition. On January 26, 2006, as permitted by our senior credit agreement and the indentures governing the outstanding notes, we drew the full $250 million under the delayed-draw portion of our term loan facility to retire all of our redeemable convertible preference shares. We used the net proceeds from the sale of our Storage Business and Printer ASICs Business to permanently repay borrowings under our term loan facility. As of July 31, 2006, the term loan facility had been permanently repaid in full and may not be redrawn.

Interest Rate and Fees:  Borrowings under the revolving credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the United States prime rate and (2) the federal funds rate plus 0.5% (or an equivalent base rate for loans originating outside the United States, to the extent available) or (b) a LIBOR rate (or the equivalent thereof in the relevant jurisdiction) determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for borrowings under the revolving credit facility is 1.5% with respect to base rate borrowings and 2.5% with respect to LIBOR borrowings. At July 31, 2006, the lender’s base rate was 8.25% and the one-month LIBOR rate was 5.39%. The applicable margin for borrowings under the revolving credit facility may be reduced subject to us attaining certain leverage ratios after the date on which the financial statements for the quarter ending January 31, 2007 are delivered to the lenders.

We are required to pay a commitment fee to the lenders under the revolving credit facility with respect to any unutilized commitments thereunder. The commitment fee on the revolving credit facility is 0.5% per annum, which may be reduced subject to us attaining certain leverage ratios after the date on which the financial statements for the quarter ending January 31, 2007 are delivered to the lenders. We must also pay customary letter of credit fees.

Maturity:  Principal amounts outstanding under the revolving credit facility are due and payable in full on December 1, 2011. As of July 31, 2006 we have not borrowed against the revolving credit facility, although we had $11 million of letters of credit outstanding under the facility which reduce the amount available on a dollar-for-dollar basis.

Certain Covenants and Events of Default:  The senior credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur additional debt or issue certain preferred shares;

•	create liens on assets;

•	enter into sale-leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions, repurchase our capital stock or make other restricted payments;

•	make investments, loans or advances;

•	make capital expenditures;

•	repay subordinated indebtedness (including the senior subordinated notes);

•	make certain acquisitions;

•	amend material agreements governing our subordinated indebtedness (including the senior subordinated notes);

•	change our lines of business; and

•	change the status of Holdings as a passive holding company.

In addition, the senior credit agreement requires us to maintain a maximum senior secured leverage ratio. The senior credit agreement also contains certain customary affirmative covenants and events of default. See “Description of Other Indebtedness.” We were in compliance with all our covenants at July 31, 2006.

Senior Notes and Senior Subordinated Notes

In connection with the Acquisition, we completed a private placement of $1,000 million principal amount of unsecured debt consisting of (i) $500 million principal amount of 10 1/8% senior notes due December 1, 2013, (ii) $250 million principal amount of senior floating rate notes due June 1, 2013, and (iii) $250 million principal amount of 11 7/8% senior subordinated notes due December 1, 2015.

The indentures governing the outstanding senior notes and senior subordinated notes limit our (and most or all of our subsidiaries’) ability to:

•	incur additional indebtedness and issue disqualified stock or preferred shares;

•	pay dividends or make other distributions on, redeem or repurchase our capital stock or make other restricted payments;

•	make investments, acquisitions, loans or advances;

•	incur or create liens;

•	transfer or sell certain assets;

•	engage in sale and lease back transactions;

•	declare dividends or make other payments to us;

•	guarantee indebtedness;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.

Subject to certain exceptions, the indentures governing the outstanding notes permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness. See “Description of Exchange Senior Notes” and “Description of Exchange Senior Subordinated Notes.” We were in compliance with all our covenants at July 31, 2006.

Contractual Commitments

Our cash flows from operations are dependent on a number of factors, including fluctuations in our operating results, accounts receivable collections, inventory management, and the timing of payments. As a result, the impact of contractual obligations on our liquidity and capital resources in future periods should be analyzed in conjunction with such factors.

The following table sets forth our long-term debt, operating and capital lease and purchase obligations as of July 31, 2006 for the fiscal periods noted. We did not commence substantive operations until the completion of the Acquisition on December 1, 2005 and our balance sheet and contractual commitment data for any prior date are not meaningful.

		Remainder
		of		2008 to	2010 to
	Total	2006	2007	2009	2011	Thereafter
	(In millions)

Short-term and long-term debt(1)	$1,000	$—	$—	$—	$—	$1,000
Estimated future interest expense payments(2)	844	27	109	218	218	272
Operating leases(3)	35	3	12	15	4	1
Capital leases(4)	8	1	2	3	2	—
Commitments to contract manufacturers and other purchase obligations(5)	51	51	—	—	—	—
Additional expected contractual obligations(6)	324	39	40	71	59	115

(1)	Represents our outstanding notes.

(2)	Represents interest payments on our outstanding notes assuming the same rate on the senior floating rate notes as was in effect on July 31, 2006.

(3)	Includes operating lease commitments for facilities and equipment that we have entered into with Agilent and other third parties.

(4)	Includes capital lease commitments for equipment that we have entered into with third parties.

(5)	We purchase components from a variety of suppliers and use several contract manufacturers to provide manufacturing services for our products. During the normal course of business, we issue purchase orders with estimates of our requirements several months ahead of the delivery dates. However, our agreements with these suppliers usually allow us the option to cancel, reschedule, and adjust our requirements based on our business needs prior to firm orders being placed. Typically purchase orders outstanding with delivery dates within 30 days are non-cancelable.

In addition to the above, we record a liability for firm, non-cancelable, and unconditional purchase commitments for quantities in excess of our future demand forecasts consistent with our write-down for inventory. As of July 31, 2006, the liability for our firm, non-cancelable, and unconditional purchase commitments was less than $1 million. These amounts are included in other liabilities in our balance sheets at July 31, 2006, and are not included in the preceding table.

(6)	We have entered into several agreements related to IT, human resources, financial advisory services and other services agreements.

We had no material off-balance sheet arrangements at July 31, 2006.

New Accounting Pronouncements

On September 13, 2006, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108 (“SAB 108”), Considering the Effects of Prior Year Misstatements when Qualifying Misstatements in Current Year Financial Statements, which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB No. 108 is effective for companies with fiscal years ending after November 15, 2006 and is required to be adopted by us in our fiscal year ending October 31, 2007. However, early application is encouraged in any report for an interim period of the first fiscal year ending after November 15, 2006, filed after the publication of this guidance. We are currently assessing the impact of the adoption of SAB No. 108.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS No. 157 is required to be adopted by the Company in the first quarter of its fiscal year 2009. We are currently assessing the impact of the adoption of this Statement.

In July 2006, FASB issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. FIN No. 48 requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN No. 48 are effective as of the beginning of our 2008 fiscal year, with the cumulative effect, if any, of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of adopting FIN No. 48 on our consolidated financial statements.

In December 2004, FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which requires the measurement and recognition of compensation expense based on estimated fair value for all share-based payment awards including share options, employee stock purchases under employee stock purchase plans, non-vested share awards (restricted stock) and stock appreciation rights. SFAS No. 123(R) APB No. 25. In March 2005, the SEC issued SAB No. 107, which provides the Staff’s views regarding implementation issues related to SFAS No. 123(R).

We will adopt SFAS No. 123(R) effective November 1, 2006 under the modified-prospective method. We are currently evaluating the impact of adopting SFAS No. 123(R) on our consolidated financial statements. (See note 21 to the consolidated financial statements for predecessor’s adoption of SFAS No. 123(R)).

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate

At July 31 2006, we had $250 million of debt outstanding under the senior floating rate notes which is based on a floating rate index. A 0.125% change in interest rates would increase the annual interest expense on that floating rate indebtedness by $0.3 million

Currency Exchange Rates

Our revenues, costs and expenses and monetary assets and liabilities are exposed to changes in currency exchange rates as a result of our global operating and financing activities. Historically, Agilent hedged its net cash flow and balance sheet exposures that were not denominated in the functional currencies of its subsidiaries on a short term and anticipated basis. We do not currently use a hedging program. However, we continually assess and evaluate our currency exchange exposures and may enter into hedging transactions in the future.

INDUSTRY OVERVIEW

Semiconductors are electronic devices that perform a variety of functions, such as converting or controlling signals, processing data and storing information. With advances in semiconductor technology, the functionality and performance of semiconductors have increased over time, while size and cost have generally decreased. These advances have led to a proliferation of more complex semiconductors being used in a wide variety of consumer, computing, communications, industrial, aerospace and defense markets. Applications in these markets include personal computers and peripherals, communications infrastructure, automobiles, consumer electronics, mobile handsets and other wireless devices, digital cameras, manufacturing and assembly systems, aviation and aerospace and complex robotic applications.

According to WSTS, the global semiconductor market grew from $144.4 billion in 1995 to $227.5 billion in 2005, representing a compound annual growth rate of 4.7%. While the semiconductor market has historically exhibited significant short-term cyclicality, including a 32% decline in 2001, it has also experienced strong growth over time in unit volumes and revenue due to the use of semiconductors in a wide range of end markets that have also experienced strong growth.

Semiconductor characteristics vary depending upon the type of semiconductor as well as the complexity of function or application of the end product in which the semiconductor is used. Traditionally, semiconductors are classified into the following three product categories:

•	Analog. All electrical signals fall into one of two categories: analog or digital. Analog signals represent real-world phenomena, such as temperature, pressure, sound, speed and motion. This information can be detected and measured using analog sensors or receivers, which generate continuously varying voltages that represent real-world phenomena. The signals from these sensors are initially processed using analog methods, such as amplification, filtering and shaping. Through the use of very specific voltages, these signals can be converted to digital form, represented by 1s and 0s, for further manipulation or storage. Digital signals are frequently converted back to analog form to enable a wide variety of real-world experiences such as voice communications, video display and audio output. In this way, analog semiconductors and mixed-signal semiconductors (which combine analog and digital capabilities) play a critical role in computing, communications and consumer electronics products and applications.

Optoelectronic devices are often grouped together with analog and mixed-signal devices because optoelectronic devices convert light to analog signals (or convert an analog voltage to light). Integration of mixed-signal ICs with optoelectronic devices can result in optoelectronic components with digital inputs or outputs. Examples of analog/optoelectronic products include power amplifiers, light-emitting diodes (LEDs), optocouplers, input/output devices, discrete diodes and transistors, radio frequency (RF) components, data converters and voltage regulators. According to WSTS, analog semiconductors, including mixed-signal and optoelectronic devices, represented approximately 29%, or $66.6 billion, of global semiconductor industry sales in 2005.

Historically, the analog product categories have been less volatile than other semiconductor product categories on a year-over-year basis due to their broad base of applications and their difficulty of development. Analog semiconductors typically have relatively long product life cycles and stable average selling prices compared to digital semiconductors. Electronics manufacturers often incorporate a given analog, mixed-signal device or optoelectronics into their electronics for a significant period of time due to the high switching costs of developing and qualifying a new solution. In addition, the design of an analog semiconductor generally involves greater variety and less repetition of circuit elements than a digital semiconductor design. The interaction of analog circuit elements is complex, and their exact placement is critical to the accuracy and performance of the overall device. Similarly, the process technology used plays an important role in analog semiconductor development.

•	Digital/Logic. In contrast to analog semiconductors, which process real-world signals, digital/logic semiconductor devices process digital data, which are represented by 1s and 0s. Digital/logic devices perform functions that are typically computational in nature. Examples of digital/logic devices include microprocessors, digital signal processors and application specific integrated circuits (ASICs). In a cellular phone, for example, digital/logic components, such as baseband processors, compress the voice signal, converting the data into a less memory-intensive format so that wireless transmission can take place quickly. According to WSTS, digital/logic devices represented approximately 49%, or $112.4 billion, of global semiconductor industry sales in 2005.

•	Memory. Memory devices store digital data. There are two major types of memory devices: non-volatile memory, such as flash; and volatile memory, such as dynamic random access memory (DRAM) or static random access memory. Non-volatile memory retains data once power is removed, whereas volatile memory loses its data once power is removed. According to WSTS, memory devices represented approximately 21%, or $48.5 billion, of global semiconductor industry sales in 2005.

Semiconductors also vary depending upon a number of technical characteristics. Some examples of these characteristics include:

•	Degree of Integration. Integration refers to the combination of analog, digital and memory functions on a single chip. Integration can be achieved by combining two or more analog features on a single chip or by combining different elements, such as analog, digital and memory, on a single chip, often referred to as a “system-on-a-chip.” In addition to chip-level integration, semiconductors increasingly must be designed with system-level integration considerations, including die size and packaging requirements. System-level designs may use module-based techniques to reduce size, weight and power requirements, and may combine multiple semiconductors and discrete components into a single package. This approach ensures each component’s functional compatibility, provides upgrade flexibility and takes advantage of the design simplicity of separate semiconductors to minimize cost and design and test times.

•	Materials and Process Technologies. Semiconductors are manufactured using different materials and process technologies. Silicon is the most commonly used material, and complementary metal-oxide semiconductor (CMOS) is a common process technology. Other materials include gallium arsenide (GaAs), silicon germanium and indium phosphide, among others. Every material must undergo a process technology during fabrication in order to manufacture the device. Materials such as GaAs and indium phosphide are used for the fabrication of RF and optoelectronic devices, including lasers, LEDs, semiconductor optical amplifiers, modulators and photo-detectors. These materials have higher electrical conductivity than silicon, leading to increased performance and efficiency at high frequencies, thus making them ideally suited for wireless and fiber communications components.

Some additional characteristics by which semiconductors vary include electrical features, usage or applications, capability, packaging styles and reliability. Technical features, such as packaging, affect speed, power consumption, heat dissipation and other performance characteristics. In addition to varying by function, semiconductors vary by use and may be utilized in an increasingly broad range of end products and applications, such as computing, wireless communications, data networking, consumer electronics, military, automotive and aerospace. Due to the growing spectrum of functions and uses of semiconductors, the semiconductor industry is becoming increasingly broad and diverse.

Significant Semiconductor Industry Trends

There are a number of trends currently affecting the semiconductor industry. We believe that the following are the four most significant trends:

•	Outsourcing. Historically, the semiconductor industry was primarily comprised of integrated device manufacturers, or IDMs, that designed, manufactured, assembled and tested semiconductors at their own facilities. In recent years, there has been a trend to outsource various stages of the manufacturing process to reduce the high fixed costs and capital requirements associated with the complex design and manufacturing processes. As a result, new types of semiconductor companies have emerged, including fabless semiconductor companies, independent foundries and semiconductor assembly and test service providers. Fabless semiconductor suppliers design semiconductors but use independent foundries or third party IDMs for manufacturing. Independent foundries produce semiconductor components for third parties on a contract, outsourced manufacturing basis. Assembly and test service providers assemble, test and package semiconductors to fit efficiently into electronic devices.

•	Shift of Manufacturing Centers to the Asia/Pacific Region. Semiconductor manufacturers and assembly and test service providers have shifted a significant portion of their operations to low cost locations, such as Malaysia, Singapore, Taiwan and China. We expect that semiconductor production will increasingly be located in the Asia/Pacific region. Production of consumer electronics is undergoing a similar migration to the Asia/Pacific region, driven by low cost manufacturing and engineering resources. As a result, the global shift of semiconductor suppliers to the Asia/Pacific region not only offers substantial manufacturing cost savings benefits, but also provides close proximity to a large and growing customer base.

•	Globalization of Customers and Reliance on Global Semiconductor Suppliers. Historically, OEMs relied on multiple suppliers to support their semiconductor needs. Recently, however, the customer base for semiconductor suppliers has become more concentrated and global. These global customers require their semiconductor suppliers to demonstrate financial stability and maintain global supply chain management capabilities. These customers also demand a deep understanding of their increasingly complex technical requirements, which requires semiconductor suppliers to maintain design centers near the customers. As a result, semiconductor customers are relying on fewer suppliers to support their needs. We believe that semiconductor suppliers with design centers near customers with the ability to service a global supply chain with a broad product portfolio are best positioned to capitalize on this trend.

•	Growth in Semiconductor Components for Consumer Electronics. Historically, growth in the semiconductor industry has been driven by demand in the computing, networking and wireless markets and from a broad set of industrial and military applications. In recent years, demand for semiconductors has been increasingly driven by the growth in demand for consumer electronics, such as media players, game consoles and cellular phones. Aggregate semiconductor revenue generated by consumer electronics (including wireless, traditional consumer devices and automotive electronics) grew from $43.4 billion in 1998 to $106.1 billion in 2005, according to iSuppli. As uses for consumer electronics devices expand and demand for additional features, functionality and performance requirements in consumer electronics devices grows, we expect demand for semiconductors for consumer electronics devices to continue to grow faster than the overall semiconductor market.

BUSINESS

Overview

Avago Technologies Finance Pte. Ltd. was incorporated in the Republic of Singapore on September 2, 2005. We are a leading global supplier of a broad range of mostly analog semiconductors that enable digital semiconductors to effectively interpret and interface with users in the real world. Our diverse product portfolio is based on proprietary technologies for LEDs, motion control encoders, high-frequency microwave and millimeter-wave devices, image sensors, optical sensors, optical isolators, infrared receivers, fiber optic transceivers, integrated RF devices and high speed serializers/deserializers. We have a 40-year history, dating back to our origins within Hewlett-Packard, and have developed extensive intellectual property that currently includes more than 2,000 patents and patent applications. We apply our design expertise and deep system-level knowledge to serve four primary target markets: wireless communications, wired infrastructure, industrial/automotive electronics and computing peripherals. Applications for our products in these markets include cellular phones and infrastructure, data networking and telecommunications equipment, optical mice, LED displays, consumer appliances, office and factory automation, automotive signaling and dashboard illumination, and plasma displays.

We have a portfolio of more than 6,000 products comprised primarily of analog (including mixed-signal and optoelectronic) semiconductors. These product categories typically have longer commercial life cycles and more stable average selling prices due to more specialized design requirements relative to digital or memory semiconductors. We have a diversified and historically stable customer base, which we serve through a multi-channel sales and fulfillment system. We believe that customers buy our products due to continued innovation, quality and effective service. We distribute most of our products through a broad distribution network. We are a leading supplier to two of the largest global electronic components distributors, and we have a direct sales force focused on supporting large OEM customers.

We differentiate our business through effective supply chain management, multiple distribution channels and a highly variable cost operating model. We have over 35 years of operating history in the Asia Pacific region, where approximately three-quarters of our employees are located and where we produce or source a significant portion of our products. Our presence in Asia provides us with close proximity to many of our customers and to a major center of the worldwide electronics supply chain. We maintain highly collaborative design and product development engineering resources around the world, including three design centers in the United States, three in Asia and one in Europe.

Competitive Strengths

Our key competitive strengths include the following:

Highly variable cost operating model.  We operate a primarily fabless business model that utilizes substantial third-party foundry and assembly and test capabilities. The Fabless Semiconductor Association defines “primarily fabless” to mean that at least 75% of wafer fabrication by volume is outsourced. By collaborating with both third-party semiconductor foundries and assembly and test services providers, we are able to focus on the design of our products and decrease the fixed portion of our manufacturing costs. This enables us to maintain greater flexibility in manufacturing capability, and allows us to respond more quickly to changes in market and customer demand and to invest consistently in product development to better respond to fluctuations in our business. In addition, our primarily fabless business model results in relatively low capital expenditures.

In addition to our variable cost structure, three key aspects of our business model enhance our ability to generate free cash flow. First, our operations in Asia enable us to achieve lower manufacturing and operating costs. We were one of the first semiconductor companies to establish a presence in Asia over 35 years ago, and we believe we have developed significant manufacturing and operating efficiencies in the region. Second, our supply chain management capabilities increase our operational efficiency and minimize our costs. Finally, we benefit from a relatively low effective tax rate as a result of favorable tax agreements, principally in Singapore and Malaysia.

Large scale and global operations.  Many of our customers design products in North America or Europe and manufacture them in Asia. Our global customers that are increasingly seeking large, stable suppliers for their critical component and service needs. With our scale and our design and product development resources around the world, we are well-positioned to support our customers throughout the design, technology transfer and manufacturing stages across all geographies.

Leading supplier in multiple product categories.  Based on our estimates, we believe we are a leading supplier of a range of semiconductor products due to our focus on innovation, differentiated performance and quality service over our 40-year operating history. Our products typically provide high-performance, mission-critical functions, and tend not to be commodity-like in nature. This enables us to target markets that we believe have longer product cycles, higher barriers to entry and greater stability relative to other more volatile segments of the semiconductor industry, such as microprocessors or flash or DRAM memory. The product categories in which we believe we rank among the top three suppliers by revenue share are optocouplers, optical mouse sensors, infrared transceivers, semiconductor-based filters and office automation encoders.

Design expertise.  Over 90% of our 6,000 products incorporate analog, mixed signal or optoelectronic functionality. Analog, mixed-signal and optoelectronic semiconductor design is a complex process. Because computer models cannot accurately predict every aspect of the electrical performance of an analog, mixed-signal or optoelectronic semiconductor, it generally takes more experience for a design engineer to develop the requisite aptitude for analog, mixed-signal and optoelectronic design as compared to digital semiconductor design, for which computer models can accurately predict performance. Accordingly, engineers with analog design skills are in limited supply. We have a team of approximately 1,000 design engineers with significant experience. Our expertise includes, in particular, mixed-signal integration, through which we are able to combine many of the components of an entire electronic system or sub-system onto a single semiconductor. Through our analog, mixed-signal and optoelectronic design capabilities, we have developed a diversified portfolio of intellectual property and trade secrets that we are able to leverage across our products and markets.

Highly diversified business model.  We offer more than 6,000 products in four primary target markets: wireless communications, wired infrastructure, industrial/automotive electronics and computing peripherals. We believe the breadth and diversity of our customers, products, target markets and geographies reduce the volatility of our revenue base and provide multiple potential sources of growth.

Technology leadership and a history of innovation and quality.  We have over 40 years of operating history and technology expertise, dating back to our origins within Hewlett-Packard. As a result, we have a large foundation of intellectual property that is supported by a portfolio of more than 2,000 patents and patent applications. Many of our customers rely on our ability to develop integrated or system-level solutions in addition to semiconductor components. Products that leverage both our design and system-level expertise include motion control products for industrial automation and front-end modules that integrate filters and power amplifiers for cellular phones. Our research and development initiatives have enabled us to access new markets and applications and to continue to provide leading-edge technology.

Close customer relationships.  We have built longstanding relationships with our customers, many of which are leaders in their respective industries, by delivering quality products and providing them effective service and support. We have conducted business with each of our current top 10 customers and our largest distributors for many years. As a result of our track record of quality products and on-time delivery, we have received high vendor ratings from our customers. Our customer relationships have enabled us to engage in collaborative product development, build our intellectual property portfolio and develop critical expertise in order to better serve our end markets and customers. As a result, we have been able to increase our system-level knowledge and gain early insight into new technology trends and developments, which decreases the risks inherent in developing new products and minimizes our customers’ product development time. In addition, we have good relationships with our distributors and are a leading supplier to two of the largest global electronic components distributors.

Strategy

Our objective is to be a global market leader in the design, development and supply of analog, mixed-signal and optoelectronic semiconductor components and subsystems. Key elements of our strategy include:

Continue to drive profitability through a highly variable, lower-cost operating model.  We believe that utilizing outsourced service providers for a substantial portion of our manufacturing activities enables us to respond quickly to rapidly changing market conditions. We aim to minimize capital expenditures by focusing our internal manufacturing capacity on specialty process technologies. We also utilize our Asia-based operating model to drive profitability and cash flow generation. We continue to evaluate opportunities to increase our outsourcing activities, particularly in the area of semiconductor assembly and test.

Leverage our substantial intellectual property and design expertise to achieve growth.  We continue to build on our intellectual property portfolio, design expertise and system-level knowledge to increase sales to existing customers, which increasingly seek more integrated solutions. We also leverage our design capabilities in markets where we believe we can achieve high market share positions and where we believe our innovation, reputation and low-cost manufacturing strategy will allow us to earn attractive margins. We strive to achieve these goals by extending technology and products to address and develop existing and adjacent market opportunities, and by selectively targeting attractive, fast-growing segments within large, established markets.

Deepen customer relationships.  Through over 40 years of operating history, we have built a valuable understanding of our customers and their products, applications and markets, which we believe has assisted us in developing solutions that enhance the overall performance of their products. We continue to expand our customer relationships through collaboration on critical design and product development activities. Customers can rely on our system-level expertise to improve the quality and cost-effectiveness of their products, accelerate time-to-market and improve overall product performance. Our design engineers are located in close proximity to our customers around the world, which enables us to support our customers in each stage of the product development cycle, from early stages of product design through volume manufacturing. We believe our collaborative relationships enhance our ability to anticipate customer needs and industry trends and will allow us to gain market share and penetrate new markets.

Proliferate products from platforms.  We devote significant attention in research and development (R&D) to the creation of sustainable product platforms in key market areas. We then proliferate application-specific products from these platforms. We believe that, through focused R&D activities, we can create product families with long life cycles that can be customized for specific end markets.

Markets and Products

Our four primary target markets are: wireless communications, wired infrastructure, industrial/automotive electronics and computing peripherals. In each target market, we have multiple product families that primarily provide OEMs with component or subsystem products. Our product portfolio ranges from simple discrete devices to complex sub-systems that include multiple device types and incorporate firmware for interface with digital systems. In some cases, our products include mechanical hardware that interfaces with optoelectronic or capacitive sensors. We currently offer more than 6,000 products, many of which use combinations of our technologies to provide ease of use for customers.

Wireless Communications.  We support the wireless industry with a broad variety of RF semiconductor devices, including diodes and discrete transistors, monolithic microwave integrated circuits (MMICs), filters and duplexers using our proprietary FBAR technology, and front end modules that incorporate multiple die into multi-function RF devices. Our expertise in amplifier design, FBAR technology and module integration capability enables us to offer industry-leading efficiency in RF transmitter applications. Our proprietary GaAs processes are critical to the production of low noise amplifier (LNA) products. In addition to RF devices, we provide a variety of peripheral devices for mobile handset applications. We were an early developer of CMOS image sensors for camera-phone applications and today supply image sensor components to camera module assemblers for integration into handsets. We also supply LEDs for camera-phone flashes and for backlighting applications in mobile handset keypads, as well as sensors for backlighting control and infrared transceivers to enable secure access of files in mobile phones and smartphones.

Wired Infrastructure.  In the telecommunications, storage and Ethernet networking markets, we supply transceivers that receive and transmit information along optical fibers. We provide a range of options for customers to select the bandwidth desired, including options ranging from 125 MBd Fast Ethernet transmitters and receivers to 10 Gigabit storage transceivers. We also supply parallel optic transceivers with as many as 12 parallel channels. In metropolitan networking applications, we supply SONET-compliant transceivers ranging from OC-3 to OC-192 standards. We also supply components for networking and enterprise storage I/O applications, including serializers/deserializers (SerDes) integrated into ASICs. Our CMOS processes provide low power consumption and superior noise immunity.

Industrial/Automotive Electronics.  We provide a broad variety of products for the general industrial, automotive and consumer appliance markets. LEDs and related integrated modules represent a significant product family, with a number of different colors, form factors and integration options. Our LEDs provide reliability, using aluminum indium gallium phosphide (AlInGaP), indium gallium nitride (InGaN) and gallium phosphide (GaP) materials, among others, to cover a wide spectrum of colors and brightness levels. Our LEDs offer high brightness and stable light output over thousands of hours, enabling us to support the electronic signs and signals market with LED assemblies for traffic signals, large commercial signs and other displays. We also offer optical isolators, or optocouplers, which provide electrical insulation and signal isolation for systems that are susceptible to electrical noise caused by crosstalk, power glitches or electrical interference. Our ability to integrate LEDs, detectors and communication ICs enables us to offer high performance with respect to isolation and power dissipation, as well as high speed digital optocouplers. Optocouplers are used in a diverse set of applications, including industrial motors, power generation and distribution systems, switching power supplies, medical equipment, telecommunications equipment, consumer appliances, computers and office equipment, plasma displays, and military electronics. Industrial motors and robotics require optical sensors for motion control. We supply optical encoders in module form and housed in ingress-protected enclosures, as well as ICs for the controller and decoder functions to accompany the motion sensors themselves. For industrial networking, we provide Fast Ethernet transceivers using plastic optical fiber that enable quick and interoperable networking in industrial control links and factory automation and for medical equipment.

Computing Peripherals.  We manufacture motion control encoders that control the paper feed and print head movement in printers and other office automation products. In addition, we were an early developer of image sensors for optical mouse applications, using LEDs and CMOS image sensors to create a subsystem that can detect motion over an arbitrary desktop surface. We are a leading supplier of image sensors for optical mice today, and have launched a new line of laser-based mouse products with improved precision. Many PCs incorporate infrared transceivers for “beaming” information to and from handheld devices or printers, and we supply transceivers that can be used for these applications. Computer displays, especially in notebook computer applications, use our products for LED backlighting and sensors to control display brightness based on ambient light conditions.

The table below presents the major product families, major applications and major customers in our four primary target markets.

Target Market	Major Product Families	Major Applications	Major Customers

Wireless Communications	• RF Amplifiers • RF Filters • RF Front End Modules (FEMs) • Image Sensors • Infrared Transceivers • LEDs • Ambient Light Sensors	• Voice and data communications • Camera phone • Infrared file transfer (to PC or printer) • Keypad and display backlighting • Backlighting control	• BenQ/Siemens • LG • Motorola • Nokia • Samsung • Sony Ericsson

Wired Infrastructure	• Fiber optic transceivers • Serializer/deserializer (Serdes) ASICs • LNA • mm-wave mixers • Diodes	• Telecommunications • Data communications • Storage area networking • Servers • Base stations	• Alcatel • Cisco • Ericsson • HP • Huawei • IBM • Nortel • Siemens

Industrial/Automotive Electronics	• LEDs • Solid-state lighting assemblies • Motion control encoders and subsystems • Optocouplers	• In-car infotainment • Displays • Lighting • Factory automation • Motor controls • Power supplies	• ABB • General Electric • Mitsubishi Electric Corp • Rockwell Automation • Siemens

Computing Peripherals	• Optical mouse sensors • Motion control encoders and subsystems • LNA	• Optical mice • Printers • Office automation • Optical disk drives • W-LAN • WiMAX	• Cisco • Epson • High Tech Computer Corp • HP • Intel • Konica Minolta • Logitech • Motorola

Research and Development

We are committed to continuous investment in product development. Many of our products grew out of our own research and development efforts, and have given us competitive advantages in certain target markets due to performance differentiations. We have recently launched a new line of RF components, new image sensors, a variety of fiber optic transceivers, updated LED products, infrared transceivers, encoders, as well as new ambient light photo sensor and proximity sensor products. In addition, our team of engineers works closely with many of our customers to develop and introduce products that address the specific requirements of those customers.

We plan to continue investing in product development to support growth in our business. We also invest in process development and maintain initial fabrication capabilities in order to optimize processes for devices that are manufactured internally. Research and development expenses were $207 million, $218 million and $147 million for the years ended October 31, 2004 and 2005 and for the nine months ended July 31, 2006, respectively. We anticipate that we will continue to have significant research and development expenditures in order to maintain our competitive position with a continuous flow of innovative, improved-quality products and services. As of July 31, 2006, we had approximately 1,000 employees dedicated to research and development at multiple locations around the world, including the United States, Malaysia, Singapore, Korea and Italy.

We also have research and development alliances with partners and ongoing technology sharing relationships with our principal contract manufacturers. We anticipate that we will continue to utilize research and development alliances to maximize the impact of our internal research and development investment.

Sales, Marketing and Distribution

We sell our products through a network of distributors and our direct sales force throughout Asia, the United States and Europe. We have strategically developed distributor relationships to serve tens of thousands of customers, and we are a leading supplier to two of the largest global electronics components distributors. Our direct sales force is focused on supporting our large OEM customers. During the nine months ended July 31, 2006, we derived approximately 40% of our net revenue from continuing operations through our distributors and the remainder through our direct sales force.

As of July 31, 2006, our sales and marketing organization consisted of approximately 600 employees, many of whom have responsibility for emerging accounts, for large, global accounts, or for our distributors. Our sales force has specialized product and service knowledge that enables us to sell specific offerings at key levels throughout a customer’s organization. Our main global distributors are Arrow and Avnet, complemented by a number of specialty regional distributors with customer relationships based on their respective product ranges. We also provide a broad range of products and applications-related information to customers and channel partners via the Internet.

Our customers require timely delivery often to multiple locations around the world. As part of our global reach, we have 14 sales offices located in 11 countries, with a significant presence in Asia, which is a key center of the worldwide electronics supply chain. Many of our customers design products in North America or Europe that are then manufactured in Asia. We are well-positioned to support our customers throughout the design, technology transfer and manufacturing stages across all geographies.

Customers

We believe that customers buy our products due to our continued innovation, quality and effective service. We have a diversified and historically stable customer base. We maintain a dedicated customer support call center, where we address customer issues and handle logistics and other order fulfillment requirements.

In 2004 and 2005 and the nine months ended July 31, 2006, Cisco Systems, Inc. accounted for 10%, 13%, and 15%, respectively, of our net revenue from continuing operations, Avnet, Inc., a distributor, represented 10%, 11%, and 15%, respectively, of our net revenue from continuing operations, Arrow Electronics, Inc., a distributor, accounted for 7%, 8% and 10%, respectively, of our net revenue from continuing operations, and our top 10 customers collectively accounted for 68%, 61% and 71%, respectively, of our net revenue from continuing operations. For the three months ended July 31, 2006, Cisco, Avnet and Arrow accounted for 14%, 13% and 9%, respectively, of our net revenue from continuing operations, and our top 10 customers collectively accounted for 64% of our net revenue from continuing operations.

Operations

Our manufacturing operations are primarily fabless, and we utilize external foundries, including Chartered Semiconductor Manufacturing Ltd., STMicroelectronics N.V. and Taiwan Semiconductor Manufacturing Company Ltd., or TSMC. For certain of our product categories, substantially all of our revenue is derived from semiconductors fabricated by external foundries, including our enterprise ASICs, imaging solutions, infrared transceivers and displays. Other products are fabricated internally, such as vertical cavity surface-emitting lasers (VCSELs) for fiber optics and certain wireless products targeted at the wireless communication market. We outsource our wafer fabrication operations in cases where the key innovation of the product is related to its design rather than to the process used for fabrication. In cases where our innovation has been in new materials and processes, we maintain our own internal fabrication facilities to protect our intellectual property and to develop the maturity of the technology for manufacturing. We also use third-party contract manufacturers for a significant majority of our assembly and test operations, including Amertron Incorporated, Amkor Technology, Globetronics Sdn Bhd/ISO Technology Sdn Bhd, the Hana Microelectronics Public

Company Ltd. group of companies and Technocom Systems Sdn Bhd. The majority of our internal silicon and GaAs wafer fabrication is done in the United States and Singapore, while our internal assembly and test operations are in Malaysia and Singapore. As of July 31, 2006, approximately 4,300 manufacturing employees are devoted to these internal fabrication, assembly and test operations. In addition to these facilities, we utilize a network of contract manufacturers throughout Asia for semiconductor fabrication, packaging and testing. For selected customers, we maintain finished goods inventory near or at customer manufacturing sites to support their just-in-time production.

Materials and Suppliers

Our manufacturing operations employ a wide variety of semiconductors, electromechanical components and assemblies and raw materials such as silicon, plastic resins and sheet metal. We purchase materials from hundreds of suppliers on a global basis. These supply relationships are generally conducted on a purchase order basis. While we have not experienced any difficulty in obtaining the materials used in the conduct of our business and we believe that no single supplier is material, some of the parts are not readily available from alternate suppliers due to their unique design or the length of time necessary for re-design or qualification. Our long-term relationships with our suppliers allow us to proactively manage our technology development and product discontinuance plans, and to monitor our suppliers’ financial health. Some suppliers may nonetheless extend their lead times, limit supplies, increase prices or cease to produce necessary parts for our products. If these are unique components, we may not be able to find a substitute quickly, or at all. To address the potential disruption in our supply chain, we use a number of techniques, including qualifying multiple sources of supply, redesign of products for alternative components and purchase of incremental inventory for supply buffer.

Competition

The global semiconductor market is highly competitive. While no company competes against us in all of our product areas, our competitors range from large, international companies offering a wide range of products to smaller companies specializing in narrow markets. In addition, we compete against integrated device manufacturers and fabless semiconductor companies. The competitive environment is changing as a result of increased partnerships between competitors, and we expect that this will continue to evolve through alliances, strategic acquisitions or other agreements among our competitors. We expect competition in the markets in which we participate to continue to increase as existing competitors improve or expand their product offerings. Additionally, our ability to compete effectively depends on a number of factors, including: price, quality, technical performance, product features, product system compatibility, system-level design capability, customized design, strategic relationships with customers, new product innovation, product availability, delivery timing and reliability, and customer sales and technical support.

The following table illustrates key competitors for our four primary target markets:

Wireless Communications	Citizen Electronics Company Ltd., Epcos AG, Infineon Technologies AG, Lite-On Technology Corporation, Nichia Corporation, Osram GmbH, RF Micro Devices, Inc., Rohm, Skyworks Solutions, Inc., STMicroelectronics, and Vishay Corporation.
Wired Infrastructure	Finisar Corporation, JDS Uniphase Corporation, NEC, STMicroelectronics and Texas Instruments Incorporated
Industrial/Automotive Electronics	Fairchild, Heidenhain, IBM Microelectronics, Kingbright/Everlight, Kodenshi, Lite-On Technology Corporation, NEC, Osram GmbH, Sharp, Stegmann, Toshiba,
Computing Peripherals	Kodenshi, Pixart, Rohm, Sharp, STMicroelectronics, Vishay

Intellectual Property

We have acquired from Agilent ownership and license rights to a portfolio of patents and patent applications. We have also acquired certain registered trademarks and service marks in the United States and internationally for discrete product offerings.

Our strategy has been to seek patent and other intellectual property protection for those inventions and improvements likely to be incorporated into our products and services or that we believe may give us a competitive advantage. We believe that our patents, mask works, copyrights, trademarks, service marks, trade secrets and similar intellectual property are critical to our success and have significant value. However, much of this intellectual property is the subject of cross-licenses to other companies that have been granted by Agilent, or if originally derived from Hewlett-Packard, by Hewlett-Packard. In addition, much of the intellectual property originally owned or licensed from Hewlett-Packard is subject to substantial use restrictions. We intend to maintain and protect this intellectual property and to create additional intellectual property, and from time to time we may sue to enforce our intellectual property rights. From time to time, we may be subject to claims of infringement or other challenges to our right to use our intellectual property. There can be no assurance that any of our proprietary rights will not be challenged, invalidated or circumvented, that other claims will not arise, or that our rights as acquired from Agilent or to be developed in the future will provide significant competitive advantages.

Employees

As of July 31, 2006, we had approximately 6,200 employees worldwide. Approximately 1,000 were dedicated to research and development, 4,300 to manufacturing, 600 to sales and marketing and 300 to general and administrative functions. By geography, approximately 77% of our employees are located in Asia, 20% in the United States and 3% in Europe. The substantial majority of our employees are not party to a collective bargaining agreement. However, approximately 1,100 of our 1,900 employees in Singapore, none of which are in management or supervisory positions, are subject to a collective bargaining agreement with United Workers of Electronic and Electrical Industries that expires on June 30, 2007. Approximately 11 of our employees in Japan are subject to a company-specific collective bargaining agreement, as required by the labor laws in Japan. The employees in Japan formed a new union specific to our company. In addition, approximately 75 of our employees in Italy are subject to a collective bargaining agreement. We believe we have a good working relationship with our employees and we have never experienced an interruption of business as a result of labor disputes.

Facilities

Our principal executive offices are located in Yishun, Singapore, and the headquarters for our U.S. subsidiaries is located in San Jose, California. In total, we have nine principal sites, two of which are located in the United States and the remaining seven of which are located in Germany, Italy, Korea, Malaysia and Singapore. We conduct our administration, manufacturing, research and development and sales and marketing in both owned and leased facilities. We believe that our owned and leased facilities are adequate for our present operations. The following is a list of our principal facilities and their primary functions.

Site	Major Activity	Owned/Leased	Square Footage

Yishun, Singapore	Administration, Manufacturing, Research and Development and Sales and Marketing	Leased	234,000
Depot Road, Singapore	Manufacturing and Research and Development	Leased	52,000
Senoko, Singapore	Manufacturing and Research and Development	Owned	52,000
Seoul, Korea	Research and Development and Sales and Marketing	Leased	28,000
Penang, Malaysia	Manufacturing and Research and Development, Administration	Owned and Leased	399,000 Owned 116,000 Leased
San Jose, CA, United States	Administration, Research and Development and Sales and Marketing	Leased	183,000
Ft. Collins, CO, United States	Manufacturing and Research and Development	Owned	1,058,000
Boeblingen, Germany	Administration, Research and Development and Sales and Marketing	Leased	21,000
Turin, Italy	Research and Development	Leased	59,000

Environmental

Our research and development, and manufacturing operations involve the use of hazardous substances and are regulated under international, federal, state and local laws governing health and safety and the environment. We believe that our properties and operations at our facilities comply in all material respects with applicable environmental laws and worker health and safety laws; however, the risk of environmental liabilities cannot be completely eliminated and there can be no assurance that the application of environmental and health and safety laws to our business will not require us to incur significant expenditures. We are also regulated under a number of international, federal, state and local laws regarding recycling, product packaging and product content requirements. These laws are gradually becoming more stringent and may in the future cause us to incur significant expenditures.

Legal Proceedings

From time to time, we are involved in litigation that we believe is of the type common to companies engaged in our line of business, including commercial disputes and employment issues. As of the date of this prospectus, we are not involved in any pending legal proceedings that we believe would likely have a material adverse effect on our financial condition, results of operations or cash flows. However, certain pending disputes involve claims by third parties that our activities infringe their patent, copyright, trademark or other intellectual property rights. These claims generally involve the demand by a third party that we cease the manufacture, use or sale of the allegedly infringing products, processes or technologies and/or pay substantial damages or royalties for past, present and future use of the allegedly infringing intellectual property. Such claims that our products or processes infringe or misappropriate any such third party intellectual property rights (including claims arising through our contractual indemnification of our customers) often involve highly complex, technical issues, the outcome of which is inherently uncertain. In addition, regardless of the merit or resolution of such claims, complex intellectual property litigation is generally costly and diverts the efforts and attention of our management and technical personnel.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors as of September 1, 2006:

Name	Age	Position

Dick M. Chang	66	Chairman of the Board of Directors
Hock E. Tan	54	President, Chief Executive Officer and Director
Bian-Ee Tan	59	President, Asia
Mercedes Johnson	52	Senior Vice President, Finance and Chief Financial Officer
Rex S. Jackson	46	Senior Vice President and General Counsel
Jeffrey S. Henderson	47	Senior Vice President, Sales and Marketing
Adam H. Clammer	36	Director
James A. Davidson	47	Director
James Diller, Sr.	71	Director
James H. Greene, Jr.	55	Director
Kenneth Y. Hao	37	Director
John R. Joyce	52	Director
Michael E. Marks	55	Director
Bock Seng Tan	63	Director

Dick M. Chang has been a director since December 2005, served as our Chief Executive Officer from December 2005 until March 2006, and has served as our Chairman of the Board of Directors since March 2006. Prior to the closing of the Acquisition, Mr. Chang was President of the Predecessor. He has held various other positions with Hewlett-Packard and Agilent, including Operations Manager for the Components organization, Manufacturing Manager for the Integrated Circuits Business division, Manufacturing and Marketing Manager for the Communications Semiconductor Solutions Division, or CSSD, General Manager of CSSD, General Manager for the Integrated Circuits Business division and Vice President of the Networking Solutions division. Mr. Chang began his career with Hewlett-Parkard in 1967.

Hock E. Tan has served as our President, Chief Executive Officer and a director since March 2006. Since September 2005, he has served as chairman of the board of Integrated Device Technology, Inc. (IDT). Prior to becoming chairman of IDT, Mr. Tan was the President and Chief Executive Officer of Integrated Circuit Systems, Inc., or ICS, from June 1999 to September 2005. Prior to ICS, Mr. Tan was Vice President of Finance with Commodore International, Ltd. from 1992 to 1994, and previously held senior management positions with PepsiCo, Inc. and General Motors Corporation. Mr. Tan served as managing director of Pacven Investment, Ltd., a venture capital fund in Singapore from 1988 to 1992, and served as managing director for Hume Industries Ltd. in Malaysia from 1983 to 1988.

Bian-Ee Tan has served as our President, Asia since December 2005. Prior to the closing of the Acquisition, Mr. Tan was Vice President and General Manager, Electronic Components Business Unit of the Predecessor. He has held various other positions with Hewlett-Packard and Agilent, including Operations Manager for the Singapore Components Operation, Managing Director of Hewlett-Packard Malaysia and Manufacturing Manager for the Semiconductor Products Business segment. Mr. Tan began his career with Hewlett-Packard in 1973.

Mercedes Johnson has served as our Senior Vice President, Finance and Chief Financial Officer since December 2005. From 1997 until 2004, Ms. Johnson was Senior Vice President and Chief Financial Officer of Lam Research Corp. From 1986 until 1997, she held various positions with Applied Materials, Inc., including Vice President and Worldwide Operations Controller from 1994 to 1997, Senior Director, Worldwide Business Operations Controller from 1993 to 1994, Director and Senior Controller of Applied CVD and Etch

Technologies Group from 1990 to 1993, Manager, International Finance from 1989 to 1990 and Etch Products Division Controller from 1986 to 1989. She is a member of the boards of directors of Micron Technology, Inc. and Intersil Corporation.

Rex S. Jackson has served as our Senior Vice President and General Counsel since January 2006. Prior to joining our company, Mr. Jackson served as Senior Vice President and General Counsel of Synopsys, Inc. from 2003 to 2006, and as acting Chief Financial Officer from May 2005 to January 2006. Prior to joining Synopsys, Mr. Jackson was an investment professional with Redleaf Group, Inc. from 2000 until 2001, and served as President and CEO of a Redleaf portfolio company from 2001 to 2003. From 1998 through 2000, Mr. Jackson was with AdForce, Inc., first as Executive Vice President of Development, Operations and Client Services, and later as Vice President and General Counsel. Prior to joining AdForce, Mr. Jackson was Vice President, Business Development and General Counsel of Read-Rite Corporation from 1997 to 1998, and Vice President and General Counsel from 1992 to 1997. From 1988 through 1992, Mr. Jackson served as Senior Vice President and General Counsel of Kennedy-Wilson, Inc. From 1985 to 1988, Mr. Jackson an attorney was in private practice in Los Angeles with Riordan & McKinzie.

Jeffrey S. Henderson has served as our Senior Vice President, Sales and Marketing since December 2005. Prior to the closing of the Acquisition, Mr. Henderson was the Vice President, Sales and Marketing of the Predecessor. He has held various other positions with Hewlett-Packard and Agilent, including Business Unit Manager for wireless components, Vice President of Sales for the semiconductor worldwide distribution business, worldwide contract manufacturing business and later the enterprise solutions business, Division Manager for ASIC products and Vice President and General Manager of Agilent’s Personal Systems Business Unit. Mr. Henderson began his career with Hewlett-Packard in 1991.

Adam H. Clammer has been a director since September 2005. Since January 2006, Mr. Clammer has been a Member of KKR & Co., LLC. He was a Director of Kohlberg Kravis Roberts & Co. L.P. from December 2003 to December 2005. Prior to that he was a Principal of Kohlberg Kravis Roberts & Co. L.P. between 1998 and 2003, having begun his career at Kohlberg Kravis Roberts & Co. in 1995. From 1992 to 1995, Mr. Clammer was in the Mergers and Acquisitions Department at Morgan Stanley & Co. Mr. Clammer also serves as a director of Alliance Imaging, Inc., Jazz Pharmaceuticals, Inc., MedCath Corporation and Zhone Technologies, Inc.

James A. Davidson has been a director since December 2005. Mr. Davidson is a Managing Director of Silver Lake Partners, which he co-founded in 1999. From June 1990 to November 1998, he was an investment banker with Hambrecht & Quist LLC, most recently serving as a Managing Director and Head of Technology Investment Banking. From 1984 to 1990, Mr. Davidson was an attorney in private practice with Pillsbury, Madison & Sutro. Mr. Davidson also serves as a director of Flextronics International Ltd. and Seagate Technology.

James Diller, Sr. has been a director since April 2006. Mr. Diller was a founder of PMC-Sierra, Inc., or PMC, serving as PMC’s Chief Executive Officer from 1983 to July 1997 and President from 1983 to July 1993. Mr. Diller has been a director of PMC since its formation in 1983. Mr. Diller was Chairman of PMC’s board of directors from July 1993 until February 2000, when he became Vice Chairman. Mr. Diller also serves as a director of Intersil Corporation, and is the chairman of the board of Summit Microelectronics.

James H. Greene, Jr.  has been a director since December 2005. Since 1996, Mr. Greene has been a Member of KKR & Co., LLC. Mr. Greene also serves as a director of Accuride Corporation, SunGard Data Systems, Inc. and Zhone Technologies, Inc.

Kenneth Y. Hao has been a director since September 2005. Mr. Hao is a Managing Director of Silver Lake Partners. Prior to joining Silver Lake in 2000, Mr. Hao was an investment banker with Hambrecht & Quist for 10 years, most recently as a Managing Director in the Technology Investment Banking group.

John R. Joyce has been a director since December 2005. Mr. Joyce is a Managing Director of Silver Lake Partners. Prior to joining Silver Lake in 2006, he was the Senior Vice President and Group Executive of the IBM Global Services division. In 1999, Mr. Joyce became IBM’s Chief Financial Officer. Prior to 1999,

Mr. Joyce was President of IBM Asia Pacific. In addition, he also served as Vice President and Controller for IBM’s global operations. Mr. Joyce also serves as a director of Gartner, Inc.

Michael E. Marks has been a director since February 2006. Mr. Marks has been a Member of KKR & Co., LLC since January 2006. Mr. Marks served as Chief Executive Officer of Flextronics until December 2005. He was appointed chairman of the board of Flextronics on January 1, 2006, and he previously served as chairman of the board of Flextronics from 1993 to 2003. Mr. Marks also serves as a director of SanDisk Corporation, Crocs, Inc. and Schlumberger Limited.

Bock Seng Tan has been a director since April 2006. Mr. Tan was the Chairman of ST Assembly and Test Services Ltd. (STATS) from 1998 until his retirement in 2003. Previously, Mr. Tan was the President and Chief Executive Officer of Chartered Semiconductor Manufacturing, Ltd. from 1993 to 1997. Mr. Tan was the Managing Director for Fairchild Semiconductor International, Inc. in Singapore from 1986 to 1988, and served as the Managing Director of National Semiconductor Corporation’s Singapore operations until 1992 after Fairchild’s merger with National Semiconductor. Mr. Tan started his career at Texas Instruments in Singapore in 1969.

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships between our directors and executive officers.

Board Composition

The composition of the Board of Directors of Parent (Avago Technologies Limited) is established by the terms of the Amended and Restated Shareholders Agreement entered into between the Equity Investors (other than management) and Parent, which we refer to elsewhere in this prospectus as the Shareholders Agreement. The composition of the Board of Directors of our company (Avago Technologies Finance Pte. Ltd.) presently conforms to that of Parent. Please see “Certain Relationships and Related Party Transactions — Shareholders Agreement.”

Committees of the Board

The Board of Directors of Parent has an Audit Committee, a Compensation Committee and a Treasury Strategy Committee. The Audit Committee is currently comprised of Messrs. Clammer, Hao and Joyce. The Compensation Committee is currently comprised of Messrs. Davidson and Greene. The Treasury Strategy Committee is currently comprised of Messrs. Clammer and Hao. Parent’s Board of Directors may also establish from time to time any other committees that it deems necessary or advisable. Pursuant to the Shareholders Agreement, investment funds affiliated with Kohlberg Kravis Roberts & Co., or KKR, and investment funds affiliated with Silver Lake Partners, or Silver Lake, have the right to designate a director to serve on any committee for as long as they own at least 5% of Parent’s outstanding ordinary shares. Please see “Certain Relationships and Related Party Transactions — Shareholders Agreement.”

Audit Committee

Parent’s Audit Committee is currently comprised of Messrs. Clammer, Hao and Joyce. The Audit Committee is responsible for assisting Parent’s Board of Directors with its oversight responsibilities regarding the following:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm.

The Board has determined that Mr. Joyce qualifies as an “audit committee financial expert” within the meaning of regulations adopted by the SEC. Mr. Joyce is not an independent director because of his affiliation with Silver Lake, which is affiliated with investment funds that hold an aggregate 36.8% indirect equity interest in our company.

Compensation Committee

Parent’s Compensation Committee is currently comprised of Messrs. Davidson and Greene. The Compensation Committee is responsible for determining executive base compensation and incentive compensation and approving the terms of stock option grants pursuant to Parent’s equity incentive plans.

Treasury Strategy Committee

Parent’s Treasury Strategy Committee is currently comprised of Messrs. Clammer and Hao. The Treasury Strategy Committee is responsible for the oversight of treasury strategy and operations, and reporting to Parent’s Board of Directors on an as needed basis.

Summary Compensation Table

The following table sets forth information about compensation earned by our chief executive officer and each of our four other most highly compensated executive officers for the fiscal year ending October 31, 2006 (since the completion of the Acquisition on December 1, 2005). We refer to these officers elsewhere in this prospectus as our named executive officers.

Long-Term Compensation
Awards
	Annual			Securities	Payouts
	Compensation		Other Annual	Underlying	Long-Term	All Other
	Salary	Bonus	Compensation	Options/SARs	Incentive Plans	Compensation
Name and Principal Position	($)	($)	($)	(#)	($)	($)

Dick M. Chang (1)
Chairman of the Board of Directors and former Chief Executive Officer
Hock E. Tan (2)
President and Chief Executive Officer
Bian-Ee Tan
President, Asia
Mercedes Johnson
Senior Vice President, Finance and Chief Financial Officer
Jeffrey S. Henderson
Senior Vice President, Sales and Marketing

(1)	Mr. Chang served as our Chief Executive Officer from December 2005 until March 2006.

(2)	Mr. Hock E. Tan joined us as President and Chief Executive Officer in March 2006.

Option Grants in Last Fiscal Year

In connection with the completion of the Acquisition on December 1, 2005, Parent granted our executive officers a combination of time-based and performance-based options to purchase ordinary shares of Parent. These options were granted pursuant to the terms of the Executive Plan described below under the heading “Equity Incentive Plans — Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries.” Generally, the options vest 50% based upon the passage of time and the optionee’s continued employment with Parent or its subsidiaries and 50% based upon achieving specified financial targets, in each case, at a rate of 20% per year over five years. The exercise price of the options is $5.00 per ordinary share of Parent, and the term of the options is 10 years.

Also on December 1, 2005, Parent granted certain of our executive officers options to purchase ordinary shares of Parent in substitution of Agilent options the executive officers forfeited in connection with the Acquisition. Each option that was granted (a) had an exercise price of $1.25 per share, (b) had an average term of 7 years with an expiration date identical to the Agilent option forfeited and (c) was fully vested on the date of grant. The number of shares underlying the substitute options was calculated to preserve the value of the Agilent options forfeited.

The following tables show for the fiscal year ended October 31, 2006, certain information regarding options granted to, and held at year-end by, the named executive officers. No options were exercised by the named executive officers during the fiscal year ended October 31, 2006. In accordance with the rules of the SEC, also shown in the below table is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation specified by the SEC and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

						Potential Realizable
	Individual Grants					Value at
			% of Total			Assumed Annual Rates
	Number of		Options			of Stock Price
	Securities		Granted to	Exercise		Appreciation for
	Underlying		Employees in Last	or Base	Expiration	Option Term
Name	Options Granted		Fiscal Year	Price	Date	5%	10%

Dick M. Chang	1,083,334			$5.00	11/30/2015	$3,406,515	$8,632,777
	266,666	(1)		1.25	11/18/2012	$1,539,941	$2,257,232
Hock E. Tan	2,350,000			5.00	11/30/2015	$7,389,512	$18,726,474
Bian-Ee Tan	1,800,000			5.00	11/30/2015	$5,660,052	$14,343,682
Mercedes Johnson	415,000			5.00	11/30/2015	$1,304,956	$3,307,016
Jeffrey S. Henderson	301,667			5.00	11/30/2015	$948,584	$2,403,898
	15,979	(1)		1.25	1/14/2012	$87,736	$123,230
	47,952	(1)		1.25	11/25/2011	$261,138	$364,233
	5,992	(1)		1.25	11/13/2010	$30,661	$40,547
	13,448	(1)		1.25	11/12/2010	$68,801	$90,973
	5,992	(1)		1.25	10/22/2010	$30,549	$40,272
	79	(1)		1.25	5/16/2010	$392	$505
	3,891	(1)		1.25	2/3/2010	$18,991	$24,109

(1)	Represents option to purchase ordinary shares of Parent granted in substitution of options to purchase Agilent’s common stock.

Fiscal 2006 Aggregated Option Exercises and October 31, 2006 Option Values

The following table sets forth information about unexercised options held by each of our named executive officers as of October 31, 2006. No options were exercised by our named executive officers in the fiscal year ended October 31, 2006. No stock appreciation rights (SARs) are held by the named executive officers.

	Number of Securities
	Underlying		Value of Unexercised
	Unexercised Options		In-the-money Options
	at Year-end (#)		at Year-end
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Dick M. Chang	266,666	1,083,334	$1,394,663	$1,603,334
Hock E. Tan	—	2,350,000	—	3,478,000
Bian-Ee Tan	—	1,800,000	—	2,664,000
Mercedes Johnson	—	415,000	—	614,200
Jeffrey S. Henderson	93,333	301,667	488,132	446,467

Director Compensation

Parent does not compensate its management directors for their service on the Board of Directors or any committee of the Board of Directors. Non-management directors of Parent receive an annual fee of $50,000. Non-management directors of Parent also receive a grant of options to purchase 50,000 ordinary shares of Parent upon election to the Board of Directors. The option price per share is the fair market value of Parent ordinary shares on the grant date, and the option expires five years from the date of grant, or earlier if optionee ceases to be a director. Generally, the option becomes vested and exercisable with respect to 20% of the shares subject to the option nine months following the date of grant and on each anniversary of that date so that the option is completely vested and exercisable four years and nine months following the date of grant; however, options granted to our directors in April 2006 vest at a rate of 20% on each anniversary of December 1, 2005. Members of Parent’s Board of Directors are also reimbursed for travel and other out-of-pocket expenses. Directors are not separately compensated for their service on our Board of Directors.

Employment Agreements and Change in Control Agreements

Hock E. Tan

Parent entered into an offer letter with Hock E. Tan on March 28, 2006. Mr. Tan’s offer letter provides that Mr. Tan will be Parent’s President and Chief Executive Officer commencing March 31, 2006 and that he will be a member of Parent’s Board of Directors. Mr. Tan’s offer letter entitles him to a base salary of $600,000 per year with a target bonus opportunity of 100% of his base salary. Mr. Tan’s offer letter also provides for the grant of an option to purchase 950,000 ordinary shares of Parent with 225,000 shares subject to the option vesting 20% per year based upon Mr. Tan’s continued employment with Parent and 725,000 shares subject to the option vesting 20% per year based upon Parent attaining specified performance targets. Under his offer letter, Mr. Tan was also granted the right to purchase up to $2 million in Parent’s ordinary shares and to be granted additional non-qualified share options. Mr. Tan’s offer letter agreement provides that he will be eligible to participate in all employee benefit plans made available to executive officers of Parent, is entitled to enter into an indemnification agreement and must enter into Parent’s standard agreement regarding confidential information and proprietary developments. Mr. Tan’s offer letter agreement entitled him to the payment of a relocation bonus in the amount of one month’s base salary which was paid in a single lump sum following his commencement of employment.

Mr. Tan’s offer letter provides Mr. Tan with severance in the event of the termination of his employment with Parent without cause or a resignation by him for good reason, provided that, in each case, Mr. Tan executes and does not revoke a general release of all claims against Parent and Parent’s affiliates. If the termination of employment without cause or resignation for good reason takes place within the three months prior to or the 12 months following a change in control of Parent, Parent must provide Mr. Tan with (a) continued salary payments for 24 months following his termination or resignation, (b) an amount equal to

200% of the lesser of Mr. Tan’s prior year’s bonus or target bonus, in both (a) and (b), payable in 24 monthly installments, and (c) 12 months accelerated vesting for those options held by Mr. Tan which would otherwise vest based upon the passage of time and his continued employment. If the termination of employment without cause or resignation for good reason takes place more than three months prior to or more than 12 months following a change in control, Mr. Tan is entitled to (a) continued salary payments for 12 months following his termination or resignation and (b) an amount equal to the lesser of his prior year’s bonus or target bonus, in both (a) and (b), payable in 12 monthly installments.

Mercedes Johnson

Parent entered into a Severance Benefits Agreement with Mercedes Johnson effective June 14, 2006. Ms. Johnson’s Severance Benefits Agreement provides Ms. Johnson with severance in the event of her termination of employment with Parent without cause or a resignation by her for good reason, provided that, in each case, Ms. Johnson executes and does not revoke a general release of all claims against Parent and Parent’s affiliates. If Ms. Johnson’s termination of employment without cause or resignation for good reason takes place within the three months prior to or the 12 months following a change in control of Parent, Parent must provide Ms. Johnson with (a) continued salary payments for 12 months following her termination or resignation, (b) an amount equal to the lesser of Ms. Johnson’s prior year’s bonus or target bonus, in both (a) and (b), payable in 12 monthly installments, (c) 12 months accelerated vesting for those options held by Ms. Johnson which would otherwise vest based upon the passage of time and her continued employment, and (d) the payment of continued health, dental and vision insurance premiums for Ms. Johnson and any covered dependents for 12 months, or, if earlier, until Ms. Johnson and any covered dependents are covered under similar plans of a new employer. If Ms. Johnson’s termination of employment without cause or resignation for good reason takes place more than three months prior to or more than 12 months following a change in control, Ms. Johnson is entitled to (a) continued salary payments for six months following her termination or resignation, (b) an amount equal to 50% of the lesser of her prior year’s bonus or target bonus, in both (a) and (b), payable in six monthly installments, and (c) the payment of continued health, dental and vision insurance premiums for Ms. Johnson and any covered dependents for six months, or, if earlier, until Ms. Johnson and any covered dependents are covered under similar plans of a new employer.

Equity Plans

Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries

Parent’s Board of directors initially adopted and Parent’s shareholders initially approved the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries on November 23, 2005. The Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries, or the Executive Plan, was adopted by Parent’s board of directors on April 14, 2006 with certain provisions subject to Parent’s shareholders approving the Executive Plan within 12 months of the Board of Directors’ adoption.

Types of Awards.  The Executive Plan provides for the grant of non-qualified options and share purchase rights to employees, consultants and other persons having a unique relationship with Parent or its subsidiaries.

Share Reserve.  Parent has reserved an aggregate of 30,000,000 ordinary shares for issuance under the Executive Plan and the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries, or the Senior Management Plan. If the shareholders do not approve the Executive Plan and Senior Management Plan as each has been amended and restated within 12 months of April 14, 2006, the aggregate reserve under the Executive Plan and the Senior Management Plan will be 21,000,000 ordinary shares of Parent.

Administration.  Parent’s Compensation Committee administers the Executive Plan. The Compensation Committee has the authority to select the employees to whom options and/or share purchase rights will be granted under the Executive Plan, the number of shares to be subject to those options or share purchase rights, and the terms and conditions of the options and share purchase rights. In addition, the Compensation

Committee has the authority to construe and interpret the Executive Plan and to adopt rules for the administration, interpretation and application of the Executive Plan that are consistent with the terms of the Executive Plan.

Shareholder Agreements.  The options and shares acquired upon exercise of options and share purchase rights granted pursuant to the Executive Plan are subject to the terms and conditions of shareholder agreements entered into by the option and share purchase right holders. Please see “Equity Plans — Management Shareholders Agreement.”

Amendment.  The Executive Plan may be amended or modified by the Compensation Committee, and may be terminated by Parent’s Board of Directors.

Exercise.  The exercise price of options and share purchase rights granted under the Executive Plan may be paid for in cash, or, with the consent of the Compensation Committee, with the ordinary shares of Parent, including ordinary shares acquired contemporaneously upon exercise.

Certain Events.  Under the Executive Plan, the Compensation Committee may, in its sole discretion, provide that options granted under the plan cannot be exercised after the consummation of the merger or consolidation of Parent into another corporation, the exchange of all or substantially all of the assets of Parent for the securities of another corporation, the acquisition by another corporation of 80% or more of Parent’s then outstanding voting shares or the recapitalization, reclassification, liquidation or dissolution of the Parent, or other adjustment or event which results in Parent’s ordinary shares being exchanged for or converted into cash, securities or other property, in which case the Compensation Committee may further provide that the options will become fully vested and exercisable prior to the completion of the change of control. The Compensation Committee may also provide that options remaining exercisable after such an event may only be exercised for the consideration received by shareholders in such event, or its cash equivalent. Parent shall in its discretion appropriately and equitably adjust the exercise price of an option in the event of a spin off or other substantial distribution of Parent assets.

Management Shareholders Agreement

Each participant in the Executive Plan, including each executive officer, must enter into a Management Shareholders Agreement with Parent and its controlling shareholder, Bali Investments S.àr.l., in connection with the executive’s purchase of shares pursuant to the Executive Plan. Each Management Shareholders Agreement provides the company with certain rights that effectively restrict the transfer of Parent ordinary shares until a change of control transaction or the later of five years from the date of purchase, or in the case of options, the date of grant, or Parent’s initial public offering. The restrictive rights provided to Parent include a right of first refusal whereby Parent may purchase any shares offered to a third party, a call right whereby Parent may repurchase shares upon a termination of employment or upon certain other events and a bring along right whereby Bali Investments S.àr.l. can require participants to sell shares along side Bali Investments. Each executive holds a put right whereby the executive can require Parent to repurchase shares upon the executive’s death or permanent disability, a tag-along right whereby each executive may require Bali Investments S.àr.l. to allow the executive to sell along side Bali Investments in certain sales, and “piggyback” registration rights allowing the executive to sell along side Bali Investments in a public offering.

Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries

Parent’s Board of Directors initially adopted and Parent’s shareholders initially approved the Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries on November 23, 2005. The Senior Management Plan, as amended and restated, was adopted by Parent’s Board of Directors on April 14, 2006 with certain provisions subject to Parent’s shareholders approving the Senior Management Plan within 12 months of the Board of Directors’ adoption.

Types of Awards.  The Senior Management Plan provides for the grant of non-qualified options and share purchase rights to employees, consultants, other persons having a unique relationship with Parent or its subsidiaries and non-employee members of Parent’s Board of Directors. Options and share purchase rights granted to non-employee members of Parent’s Board of Directors will be considered null and void if the Senior Management Plan is not approved within 12 months of April 14, 2006.

Share Reserve.  Parent has reserved an aggregate of 30,000,000 ordinary shares for issuance under the Senior Management Plan and the Executive Plan. If the shareholders do not approve the Senior Management Plan and Executive Plan as each has been amended and restated within 12 months of April 14, 2006, the aggregate reserve under the Senior Management Plan and the Senior Management Plan will be 21,000,000 ordinary shares of Parent.

Administration.  Parent’s Compensation Committee administers the Senior Management Plan. The Compensation Committee has the authority to select the employees to whom options and/or share purchase rights will be granted under the Senior Management Plan, the number of shares to be subject to those options or share purchase rights, and the terms and conditions of the options and share purchase rights. In addition, the Compensation Committee has the authority to construe and interpret the Senior Management Plan and to adopt rules for the administration, interpretation and application of the Senior Management Plan that are consistent with the terms of the Senior Management Plan.

Restrictive Rights.  The options and shares acquired upon exercise of options and share purchase rights granted pursuant to the Senior Management Plan are subject to a call right, right of first refusal and bring along right in favor of Parent and its controlling shareholders and a put right in favor of the option holder or shareholder upon such individual’s death or permanent disability. The Senior Management Plan provides that, with limited exceptions, the option or share purchase right holder may not transfer, sell or otherwise dispose of any ordinary shares of Parent prior to the later of the fifth anniversary of the date of grant or Parent’s initial public offering.

Amendment.  The Senior Management Plan may be amended or modified by the Compensation Committee, and may be terminated by Parent’s Board of Directors.

Exercise.  The exercise price of options and share purchase rights granted under the Senior Management Plan may be paid for in cash, or, with the consent of the Compensation Committee, with the ordinary shares of Parent, including ordinary shares acquired contemporaneously upon exercise.

Certain Events.  Under the Senior Management Plan, the Compensation Committee may, in its sole discretion, provide that options granted under the plan cannot be exercised after the consummation of the merger or consolidation of Parent into another corporation, the exchange of all or substantially all of the assets of Parent for the securities of another corporation, the acquisition by another corporation of 80% or more of Parent’s then outstanding voting shares or the recapitalization, reclassification, liquidation or dissolution of the Parent, or other adjustment or event which results in Parent’s ordinary shares being exchanged for or converted into cash, securities or other property, in which case the Compensation Committee may further provide that the options will become fully vested and exercisable prior to the completion of the change of control. The Compensation Committee may also provide that options remaining exercisable after such an event may only be exercised for the consideration received by shareholders in such event, or its cash equivalent. Parent shall in its discretion appropriately and equitably adjust the exercise price of an option in the event of a spin off or other substantial distribution of Parent assets.

Compensation Committee Interlocks and Insider Participation

Messrs. Davidson and Greene are not, and have never been, officers or employees of our company or Parent. None of our executive officers served on the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Parent’s Compensation Committee. Messrs. Davidson and Greene have been designated by Silver Lake and KKR, respectively, to serve on Parent’s Compensation Committee. Messrs. Davidson and Greene are also affiliated with the KKR and Silver Lake entities that are parties to our Advisory Agreement with Parent. Please see “Certain Relationships and Related Party Transactions — Shareholders Agreement.”

Limitations of Liability and Indemnification Matters

Our Articles of Association provide that, subject to the provisions of the Singapore Companies Act, every director or other officer of our company shall be entitled to be indemnified by our company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto and in particular and without prejudice to the generality of the foregoing, no director or other officer of our company shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to our company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of our company or for the insufficiency or deficiency of any security in or upon which any of the moneys of our company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortuous act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same happen through his own negligence, willful default, breach of duty or breach of trust.

To the fullest extent permitted by applicable law, we or one or more of our affiliates has entered, or will enter, into agreements to indemnify our directors, executive officers and other employees. The agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as our directors and executive officers.

As of the date of this prospectus, we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of our company where indemnification will be required or permitted, nor are we aware of any threatened litigation or proceeding that might result in a claim for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

All of our outstanding ordinary shares are beneficially owned by Parent (Avago Technologies Limited) through its wholly owned subsidiary, Avago Technologies Holding Pte. Ltd. Parent’s address is No. 1 Yishun Avenue 7, Singapore 768923. The following table sets forth information regarding beneficial ownership of the equity securities of Parent as of August 31, 2006 by:

•	each person who is known by us to beneficially own more than 5% of the equity securities of Parent;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Ordinary shares of Parent subject to options that are currently exercisable or exercisable within 60 days of August 31, 2006 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 214,180,649 ordinary shares of Parent outstanding on August 31, 2006.

	Ordinary Shares Beneficially Owned(1)
Name and Address of Beneficial Owner	Number	Percent

5% Shareholders
Bali Investments S.àr.l (2)	172,676,402	80.6%
20, rue de la Poste L-2346 Luxembourg
Seletar Investments Pte. Ltd.	22,670,917	10.6
60B Orchard Road #60-18, Tower 2 The Atrium @ Orchard Singapore 238891
Geyser Investment Pte Ltd	15,113,944	7.1
c/o GIC 168 Robinson Road #37-01 Capital Tower Singapore 068912
Directors and Named Executive Officers
Dick M. Chang(3)	266,666	*
Hock E. Tan	200,000	*
Bian-Ee Tan	400,000	*
Mercedes Johnson	60,000	*
Jeffrey S. Henderson(4)	93,333	*
Adam H. Clammer(5)	80,083,035	37.4
James A. Davidson(6)	78,733,338	36.8
James Diller, Sr.	150,000	*
James H. Greene Jr.(7)	80,083,035	37.4
Kenneth Y. Hao(8)	78,733,338	36.8
John R. Joyce(9)	78,733,338	36.8
Michael E. Marks(10)	80,083,035	37.4
Bock Seng Tan	—	—
All 14 directors and executive officers as a group(11)	160,086,372	74.8%

(1)	Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Bali Investments S.àr.l. is a Luxembourg corporation, the shareholders of which include overseas investment funds affiliated with KKR and Silver Lake. As of August 31, 2006, the total number of ordinary shares of Avago Technologies Limited that are deemed held indirectly by (a) the KKR funds through Bali Investments S.àr.l. was 80,083,035, or 37.4% of the total ordinary shares outstanding, and (b) by the Silver Lake funds through Bali Investments S.àr.l. was 78,733,338, or 36.8% of the total ordinary shares outstanding, in each case based on the ownership interests of such entities in Bali Investments S.àr.l.

Shares deemed held indirectly by the KKR funds include (a) 17,782,701 shares held by KKR Millennium Fund (Overseas), Limited Partnership (“KKR Millennium Overseas Fund”), the general partner of which is KKR Associates Millennium (Overseas), Limited Partnership, the general partner of which is KKR Millennium Limited, (b) 35,407,740 shares held by KKR European Fund, Limited Partnership (“KKR Europe”), the general partner of which is KKR Associates Europe, Limited Partnership, the general partner of which is KKR Europe Limited, (c) 23,748,545 shares held by KKR European Fund II, Limited Partnership (“KKR Europe II”), the general partner of which is KKR Associates Europe II, Limited Partnership, the general partner of which is KKR Europe II Limited, and (d) 3,144,049 shares held by KKR Partners (International), Limited Partnership (“KKR International,” together with KKR Millennium Overseas Fund, KKR Europe and KKR Europe II, the “KKR Funds”), the general partner of which is KKR 1996 Overseas, Limited. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc Lipschultz, Jacques Garaialde and Reinhard Gorenflos, as shareholder of one or more of KKR Millennium Limited, KKR Europe Limited, KKR Europe II Limited, and KKR 1996 Overseas Limited, may be deemed to share beneficial ownership of any shares beneficially owned by the KKR Funds, respectively, but disclaim such beneficial ownership except to the extent of their pecuniary interest therein. The above referenced shares are indirectly owned through the KKR Funds’ investments in Bali Investments S.àr.l., which directly holds shares in Avago Technologies Limited. The address of each of the KKR Funds is Suite 500, 603 - 7th Avenue S.W., Calgary, Canada.

Shares deemed held indirectly by the Silver Lake funds include (a) 78,510,144 shares held by Silver Lake Partners II Cayman, L.P. (“Silver Lake II”), the general partner of which is Silver Lake Technology Associate II Cayman, L.P., the general partner of which is Silver Lake (Offshore) AIV GP II, Ltd., and (b) 223,194 shares held by Silver Lake Technology Investors II Cayman, L.P. (“Silver Lake Technology II” and, together with Silver Lake II, the “Silver Lake Funds”), the general partner of which is Silver Lake (Offshore) AIV GP II, Ltd. Messrs. James A. Davidson, Glenn H. Hutchins, David J. Roux, Alan K. Austin, John R. Joyce, Michael J. Bingle and Kenneth Y. Hao, as Directors of Silver Lake (Offshore) AIV GP II, Ltd., may be deemed to share beneficial ownership of any shares beneficially owned by the Silver Lake Funds, but disclaim such beneficial ownership except to the extent of their pecuniary interest therein. The above referenced shares are indirectly owned through the Silver Lake Funds’ investments in Bali Investments S.àr.l., which directly holds shares in Avago Technologies Limited. The address of each of the Silver Lake Funds is Walker House, PO Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands.

(3)	Includes 266,666 shares that Mr. Chang has the right to acquire within 60 days after August 31, 2006 upon the exercise of share options.

(4)	Includes 93,333 shares that Mr. Henderson has the right to acquire within 60 days after August 31, 2006 upon the exercise of share options.

(5)	Mr. Clammer is an interest holder in the general partners of the KKR Funds. Amounts disclosed for Mr. Clammer include shares beneficially owned by the KKR Funds. Mr. Clammer disclaims beneficial ownership of any shares owned directly or indirectly by the KKR Funds, except to the extent of his pecuniary interest therein.

(6)	Mr. Davidson is a Director of Silver Lake (Offshore) AIV GP II, Ltd. Amounts disclosed for Mr. Davidson include shares beneficially owned by the Silver Lake Funds. Mr. Davidson disclaims beneficial ownership of any shares owned directly or indirectly by the Silver Lake Funds, except to the extent of his pecuniary interest therein.

(7)	Mr. Greene is an interest holder in the general partners of the KKR Funds. Amounts disclosed for Mr. Greene include shares beneficially owned by the KKR Funds. Mr. Greene disclaims beneficial ownership of any shares owned directly or indirectly by the KKR Funds, except to the extent of his pecuniary interest therein.

(8)	Mr. Hao is a Director of Silver Lake (Offshore) AIV GP II, Ltd. Amounts disclosed for Mr. Hao include shares beneficially owned by the Silver Lake Funds. Mr. Hao disclaims beneficial ownership of any shares owned directly or indirectly by the Silver Lake Funds, except to the extent of his pecuniary interest therein.

(9)	Mr. Joyce is a Director of Silver Lake (Offshore) AIV GP II, Ltd. Amounts disclosed for Mr. Joyce include shares beneficially owned by the Silver Lake Funds. Mr. Joyce disclaims beneficial ownership of any shares owned directly or indirectly by the Silver Lake Funds, except to the extent of his pecuniary interest therein.

(10)	Mr. Marks is an interest holder in the general partners of the KKR Funds. Amounts disclosed for Mr. Marks include shares beneficially owned by the KKR Funds. Mr. Marks disclaims beneficial ownership of any shares owned directly or indirectly by the KKR Funds, except to the extent of his pecuniary interest therein.

(11)	Includes 359,999 shares that officers have the right to acquire within 60 days after August 31, 2006 upon the exercise of share options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Shareholder Agreement

In connection with the closing of the Acquisition, Parent entered into a Shareholder Agreement with the Equity Investors, other than members of management, who are party to separate agreements. The Shareholders Agreement was amended in February 2006.

Board Composition.  The Shareholder Agreement provides that Parent’s Board of Directors, which currently has 10 members, shall be comprised as follows:

•	three designees of KKR for so long as KKR and its affiliates either continue to own, directly or indirectly, at least 24% of Parent’s outstanding ordinary shares or have not transferred any shares to an unaffiliated third party, provided that KKR has the right to designate two directors for so long as KKR and its affiliates continue to own, directly or indirectly, at least 15% of Parent’s outstanding ordinary shares and one director for so long as KKR and its affiliates continue to own, directly or indirectly, at least 5% of Parent’s outstanding ordinary shares;

•	three designees of Silver Lake for so long as Silver Lake and its affiliates either continue to own, directly or indirectly, at least 24% of Parent’s outstanding ordinary shares or have not transferred any shares to an unaffiliated third party, provided that Silver Lake has the right to designate two directors for so long as Silver Lake and its affiliates continue to own, directly or indirectly, at least 15% of Parent’s outstanding ordinary shares and one director for so long as Silver Lake and its affiliates continue to own, directly or indirectly, at least 5% of Parent’s outstanding ordinary shares;

•	one designee of Seletar Investments Pte. Ltd., an affiliate of Temasek Capital (Private) Limited (“Seletar”), so long as it either continues to own, directly or indirectly, 2.5% of Parent’s outstanding shares and has not sold any of its shares, or continues to own, directly or indirectly, 5% of Parent’s outstanding shares;

•	Parent’s Chief Executive Officer; and

•	two directors mutually agreeable to the Sponsors (KKR and Silver Lake).

Each of KKR, Silver Lake and Seletar has the right to remove and replace its director-designees at any time and for any reason and to fill any vacancies otherwise resulting in such director positions. If the number of directors that an Equity Investor is entitled to designate is reduced, any vacant seats on our Board of Directors will be filled by the Board of Directors acting in accordance with its nomination and governance procedures. The composition of our Board of Directors conforms to that of Parent.

Sponsor Approval.  The Shareholder Agreement provides that the following actions by Parent or any of its subsidiaries require approval of the Sponsors:

•	changing the size or composition of Parent’s Board of Directors;

•	amending, modifying or waiving any provision of Parent’s memorandum of association or articles of association;

•	undertaking any share split, reverse stock split, recapitalization, exchange or any other combination in any manner of Parent’s equity securities in connection with which any Equity Investor would receive more than a de minimis amount of cash in lieu of fractional shares;

•	entering into a change of control transaction;

•	acquiring or disposing of assets or entering into joint ventures with a value in excess of $25 million;

•	undertaking an initial public offering;

•	issuing any equity securities or derivative equity securities, other than pursuant to employee benefit and incentive plans approved by the Sponsors;

•	repurchasing or redeeming any equity securities, other than from employees pursuant to arrangements approved by Parent’s Board of Directors;

•	declaring or paying any dividend or distributions to equityholders, other than payments by wholly owned subsidiaries;

•	creating or materially amending any material employee benefit or incentive compensation plan;

•	incurring indebtedness in excess of $25 million;

•	filing for voluntary liquidation, dissolution, receivership, bankruptcy or similar insolvency proceeding;

•	entering into transactions outside of the ordinary course of business or that are reasonably likely to require expenditures or generate proceeds in excess of $10 million;

•	hiring or firing the Chief Executive Officer or any other member of senior management, or approving the compensation arrangements of any of them;

•	commencing any litigation, dispute or claim involving amounts in dispute in excess of $5 million, or settling any litigation, dispute or claim for a payment or payments, or discounts on products or services, in excess of $5 million, whether pursuant to a license or otherwise, or which restrict the business of Parent or its subsidiaries in any material manner;

•	entering into certain transactions with the Sponsors or any of their affiliates;

•	approving or modifying annual operating budgets or capital expenditure budgets;

•	making material changes in the nature of the business of Parent or its subsidiaries;

•	replacing or removing independent auditors; and

•	amending, waiving or otherwise modifying certain shareholders agreements.

Co-Investor Protections.  The Shareholder Agreement provides that, other than actions specifically set forth therein, Parent will not take any action in respect of any class of its shares that has a materially disproportionate effect on the specified Co-Investors of such class of shares, as compared to the Sponsors, in their capacity as shareholders, without first obtaining the prior written consent of the Co-Investors holding a majority of such class of shares then held by the Co-Investors.

Preemptive Rights.  The Shareholder Agreement provides that, until the earlier of a change of control transaction or initial public offering, the Sponsors and certain Co-Investors will have a pro rata preemptive right to acquire equity securities issued by Parent or any subsidiary, subject to customary exceptions, including issuances:

•	pursuant to the exchange, conversion, or exercise terms of other equity or debt securities;

•	to employees, directors or consultants;

•	in connection with any acquisition, business combination or joint venture approved by the Sponsors;

•	in connection with an initial public offering;

•	in connection with any proportional stock split, stock dividend or stock recapitalization;

•	which take the form of “equity kickers” in debt financing transactions;

•	by a wholly owned subsidiary company to Parent or Holdings or another subsidiary of Parent or Holdings; or

•	for which the Sponsors have waived the preemptive rights.

Transfer Restrictions.  Neither KKR nor Silver Lake may transfer its shares prior to an initial public offering, or within 2 years after our initial public offering, without the approval of the other Sponsor, subject to certain permitted transfers. No Co-Investor may transfer its shares without the approval of the Sponsors, except (i) to permitted transferees and (ii) if either Sponsor has reduced the number of shares it holds relative to the number of shares initially held by it, each Co-Investor may sell up to the number of shares as would cause such Co-Investor to reduce the number of shares it holds in the same proportion as that of such Sponsor. These transfer restrictions will terminate upon a change of control transaction unless terminated earlier by the Sponsors.

Right of First Refusal.  Prior to making any permitted transfer of shares (other than certain customary permitted transfers and transfers effected in an initial public offering), any prospective selling Co-Investor is required to provide written notice to Parent and each Sponsor setting forth the terms of such proposed transfer. Parent may purchase any number of shares at the price and on the terms set forth in such notice. If there are any shares remaining after Parent has exercised its right of first refusal, the Sponsors may purchase any remaining shares, with each Sponsor entitled to purchase at least its pro rata portion of such remaining shares, at the price and on the other terms set forth in such notice. If Parent and/or the Sponsors do not offer to purchase 100% of the shares proposed to be transferred by the prospective selling Co-Investor, such Co-Investor may (a) accept the offers of Parent and the Sponsors and sell any remaining shares to a third-party purchaser or (b) if the third-party purchaser is unwilling to purchase less than all of such shares, sell all of such shares to such third-party purchaser, in each case on terms that are no less favorable than the terms offered to Parent and the Sponsors. This right of first refusal will terminate upon the earlier to occur of a change of control transaction or an initial public offering.

Tag Along Right.  Prior to making any transfer of shares (other than certain customary permitted transfers, transfers in connection with sales pursuant to the Registration Rights Agreement, transfers pursuant to Rule 144 and certain distributions and charitable contributions), any prospective selling Sponsor must provide written notice to each Co-Investor setting forth the terms of such proposed transfer. Each Co-Investor may elect to sell up to its pro rata portion of the shares (based upon the ownership of such shares by the transferring Sponsor and all persons entitled to participate in such transfer) to be sold in such transfer. This tag along right will terminate upon a change of control transaction unless terminated earlier by the Sponsors.

Drag Along Right.  If the Sponsors approve a change of control transaction, each Co-Investor will be required to vote in favor of and not oppose such transaction and, if structured as a sale of shares, sell its shares to a prospective buyer on the same terms that are applicable to the Sponsors. This drag along right will terminate upon a change of control transaction.

Advisory Agreement

In connection with the closing of the Acquisition, our Parent and our indirect subsidiary Avago Technologies International Sales Pte. Limited, a Singapore private limited company, entered into an Advisory Agreement with KKR and Silver Lake, pursuant to which Parent retained KKR and Silver Lake to provide general executive, management and other services as mutually agreed by Parent and KKR and Silver Lake, for which Parent pays each of them advisory fees of $656,250 per quarter, subject to escalation, and reimburses them for their out-of-pocket expenses.

In connection with the closing of the Acquisition, Parent paid each of KKR and Silver Lake an advisory fee of $17.5 million for services provided to us in evaluating, negotiating, documenting, financing and closing the Acquisition. In connection with the closing of any subsequent change of control transaction, acquisition, disposition or divestiture, spin-off, split-off or financing completed during the term of the Advisory Agreement (or after if contemplated during the term) in each case with an aggregate value in excess of $25 million, we will pay each of KKR and Silver Lake a fee of 0.5% based on the aggregate value of such transaction. In connection with the closing of the sale of the Storage Business and the Printer ASICs Business, we paid each of KKR and Silver Lake $3.0 million and $3.0 million, respectively.

The Advisory Agreement has a 12-year term that is automatically extended on an annual basis. We may terminate the Advisory Agreement in connection with a change of control transaction or an initial public offering. In the event the Advisory Agreement is terminated, we will be required to pay all unpaid fees through the date of termination plus the net present value of unpaid quarterly fees for the remainder of the term.

Indemnification; Costs and Fees

Parent provides customary indemnification to the Equity Investors for liabilities arising from their ownership of shares of Parent and from the Acquisition. Parent will pay all reasonable fees and expenses incurred by the Equity Investors from and after the closing of the Acquisition in connection with the Equity Investors’ enforcement of their rights under the Shareholder Agreement, registration rights agreement and Articles of Association.

Other Relationships

Investment funds affiliated with Silver Lake are investors in Flextronics International Ltd., a Singapore limited company (“Flextronics”), and Mr. Marks, a director, was the Chief Executive Officer of Flextronics until December 2005, and remains chairman of the board of Flextronics. Mr. Davidson, a director, also serves as a director of Flextronics. Agilent sold its Camera Module Business to Flextronics in February 2005. In the ordinary course of business, we continue to sell sensors to Flextronics, which in the nine months ended July 31, 2006, accounted for $38 million of net revenue from continuing operations. Flextronics continues to pay the deferred purchase price in connection with its acquisition of the Camera Module Business at the rate of $1 million per quarter.

On January 26, 2006, as permitted by our senior credit agreement and the indentures governing the outstanding notes, we drew the full $250 million under the delayed-draw portion of our term loan facility to retire of all our redeemable convertible preference shares. These funds were ultimately used to redeem the redeemable convertible preference shares held by the Equity Investors of Parent, excluding management.

Mr. Diller, a director, is also a director of PMC-Sierra, Inc., a Delaware corporation (“PMC”). In February 2006, prior to Mr. Diller becoming a director of Avago, we completed the sale of our Storage Business to PMC for net proceeds of $420 million.

In connection with the Acquisition, we entered into a management consulting agreement for post-acquisition support activities with Capstone Consulting (“Capstone”), a consulting company affiliated with KKR. Under this agreement, we paid $1 million to Capstone during the nine months ended July 31, 2006. In addition, an affiliate of Capstone invested in Bali Investments S.ar.l., which then subscribed to an additional 389,300 ordinary shares of Parent on February 3, 2006 at a purchase price of $5.00 per share. An affiliate of Capstone has been granted options to purchase 800,000 ordinary shares of Parent with an exercise price of $5 per share. One half of these options vests over four years, and the other half vests upon the achievement of certain Company financial performance metrics defined in the Share Option Agreement, dated February 3, 2006. For the nine months ended July 31, 2006, we recorded a $1 million charge to earnings related to the issuance of these options.

All executive officers and certain key employees have executed a Management Shareholders Agreement with Parent and Bali Investments S.àr.l. Please see “Management — Equity Plans — Management Shareholders Agreement.”

DESCRIPTION OF OTHER INDEBTEDNESS

In connection with the Acquisition, we entered into a senior credit agreement with Citigroup Global Markets Inc., as joint lead arranger and joint lead bookrunner, Lehman Brothers Commercial Paper Inc., as joint lead arranger, joint lead bookrunner and syndication agent, Citicorp North America, Inc., as administrative agent and collateral agent, and Credit Suisse, as documentation agent.

The senior credit facilities initially provided senior secured financing of $975 million, consisting of:

•	a $725 million term loan facility, and

•	a $250 million equivalent revolving credit facility.

The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day or one-day notice referred to as the swingline loans and is available to us and certain of our subsidiaries in U.S. dollars and other currencies. We drew $475 million under our term loan facility to finance a portion of the Acquisition. On January 26, 2006, as permitted by our senior credit agreement and the indentures governing the outstanding notes, we drew the full $250 million under the delayed-draw portion of our term loan facility to retire all of our redeemable convertible preference shares. We used $420 million of net proceeds from the sale of our Storage Business and $245 million of net proceeds from the sale of our Printer ASICs Business to permanently repay borrowings under our term loan facility. As of July 31, 2006, the term loan facility had been repaid in full and may not be redrawn.

Interest Rate and Fees

Borrowings under the revolving credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the United States prime rate and (2) the federal funds rate plus 0.5% (or an equivalent base rate for loans originating outside the United States, to the extent available) or (b) a LIBOR rate (or the equivalent thereof in the relevant jurisdiction) determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for borrowings is, under the revolving credit facility, 1.5% with respect to base rate borrowings, if any, and 2.5% with respect to other borrowings. The applicable margin for borrowings under the revolving credit facilities may be reduced subject to our attaining certain leverage ratios after the date on which the financial statements for the quarter ending January 31, 2007 are delivered to the lenders.

We are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The commitment fee on the revolving credit facility is 0.5% per annum, which may be reduced subject to us attaining certain leverage ratios after the date on which the financial statements for the quarter ending January 31, 2007 are delivered to the lenders. We must also pay customary letter of credit fees.

Maturity

Principal amounts outstanding under the revolving credit facility are due and payable on December 1, 2011. As of July 31, 2006, we have not borrowed against the revolving credit facility, although we had $11 million of letters of credit outstanding under the facility.

Guarantee and Security

All obligations under the senior credit agreement are unconditionally and irrevocably guaranteed jointly and severally by Holdings and Holdings’ current and future material subsidiaries.

All obligations under the revolving credit facility, and the guarantees of those obligations, are secured by substantially all of the following assets of us, the subsidiary co-issuers and each subsidiary guarantor, subject to certain exceptions:

•	a pledge of 100% of our capital stock and 100% of the capital stock of each of our material subsidiaries; and

•	a security interest in substantially all of our tangible and intangible assets and the tangible and intangible assets of each guarantor.

Certain Covenants and Events of Default

The senior credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness or issue preferred shares;

•	create liens on assets;

•	enter into sale-leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans or advances;

•	make capital expenditures;

•	repay subordinated indebtedness (including the senior subordinated notes);

•	make certain acquisitions;

•	amend material agreements governing our subordinated indebtedness (including the senior subordinated notes);

•	change our lines of business; and

•	change the status of Holdings as a passive holding company.

In addition, the senior credit agreement requires us to maintain a maximum senior secured leverage ratio. The senior credit agreement also contain certain customary affirmative covenants and events of default.

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

Avago Technologies Finance Pte. Ltd. and the subsidiary co-issuers and guarantors of the notes have entered into a registration rights agreement with the initial purchasers of the outstanding notes in which they agreed, under certain circumstances, to use their reasonable best efforts to file a registration statement relating to offers to exchange the outstanding notes for exchange notes and thereafter cause the registration statement to become effective under the Securities Act and complete the exchange offers no later than 360 days following the closing date of the issuance of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on December 1, 2005.

Under the circumstances set forth below, Avago and the subsidiary co-issuers and guarantors will use their reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and keep the registration statement effective for up to two years after its effective date. These circumstances include:

•	if any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC do not permit us to effect the exchange offers as contemplated by the registration rights agreement; or

•	if any holder of the outstanding notes notifies us within 30 days after such holder becomes aware of the following restrictions:

•	such holder is prohibited by applicable law or SEC rules or regulations from participating in any exchange offer,

•	such holder may not resell the exchange notes acquired by it in the exchange offers to the public without delivering a prospectus and that this prospectus is not appropriate or available for such resales by such holder, or

•	such holder is a broker-dealer who elects to exchange the outstanding notes acquired for its own account as a result of market-making activities or other trading activities for the exchange notes, and holds outstanding note acquired directly from us or one of our affiliates.

Under the registration rights agreement, if we fail to complete the applicable exchange offer (other than in the event we file a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective, in either case on or prior to 360 days after the issue date (the “target registration date”), the interest rate on the outstanding notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the applicable exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding notes for exchange notes in the exchange offers, you will be required to make the following written representations:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC staff set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please see “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offers

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, Avago will accept for exchange in the applicable exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the applicable expiration date. Outstanding notes may only be tendered with a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof. Avago will issue the principal amount of exchange notes in exchange for the principal amount of outstanding notes surrendered in the applicable exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange fixed rate senior notes, the exchange floating rate senior notes and the exchange senior subordinated notes will be issued under, and entitled to the benefits of, the same indentures that authorized the issuance of the outstanding fixed rate senior notes, the outstanding floating rate senior notes and the outstanding senior subordinated notes. For a description of the indentures, see “Description of Exchange Senior Notes” and “Description of Exchange Senior Subordinated Notes.”

The exchange offers are not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $500 million aggregate principal amount of the 10 1/8% Senior Notes due 2013 are outstanding, $250 million aggregate principal amount of the Senior Floating Rate Notes due 2013 are outstanding and $250 million aggregate principal amount of the 11 7/8% Senior Subordinated Notes due 2015 are outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offers. Avago intends to conduct the exchange offers in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indentures relating to such holders’ series of outstanding notes and the registration rights agreement, except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

Avago will be deemed to have accepted for exchange properly tendered outstanding notes when it has given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, Avago expressly reserves the right to amend or terminate the applicable exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offers.”

If you tender your outstanding notes in the exchange offers, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offers. It is important that you read “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offers.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means 12:00 a.m. midnight, New York City time, on          , 2006. However, if we, in our sole discretion, extend the period of time for which the applicable exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of such exchange offer.

To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Avago reserves the right, in its sole discretion:

•	to delay accepting for exchange any outstanding notes (if we amend or extend the applicable exchange offer);

•	to extend any exchange offer or to terminate any exchange offer if any of the conditions set forth below under “— Conditions to the Exchange Offers” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of any exchange offer in any manner, provided that in event of a material change in the terms of any exchange offer, including the waiver of a material condition, we will extend the applicable offer period if necessary so that at least five business days remain in the applicable exchange offer following notice of the material change;

provided that we will at all times comply with applicable securities laws, including our obligation to issue the exchange notes or return the outstanding notes deposited by or on behalf of security holders promptly after expiration or withdrawal of the exchange offers.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend an exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.

Conditions to the Exchange Offers

Despite any other term of the exchange offers, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend any of the exchange offers as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offers or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offers that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offers.

In addition, Avago will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “— Procedures for Tendering Outstanding Notes” and “Plan of Distribution;” or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offers are open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the applicable exchange offer.

We expressly reserve the right to amend or terminate any exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offers specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939 (the “TIA”).

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the applicable exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “— Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

•	In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the applicable letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the applicable letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the applicable letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the applicable letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the applicable letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the applicable letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the applicable letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, we will promptly after expiration of the exchange offers issue exchange notes for outstanding notes that we have accepted for exchange under the applicable exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the applicable exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The applicable letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offers, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offers. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the applicable letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the applicable letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “— Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

•	Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless your are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be promptly returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be promptly credited to an account at the book-entry transfer facility, after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York has been appointed as the exchange agent for the exchange offers. The Bank of New York also acts as trustee under the indentures governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered Mail or Overnight Carrier: The Bank of New York Reorganization Section 101 Barclay Street, 7E New York, New York 10286 Attn: Bernard Arsenec	By Facsimile Transmission: (212) 235-2261 To Confirm by Telephone: (212) 235-2356 For Information Call: (212) 235-2356	By Hand Delivery: The Bank of New York 101 Barclay Street Corporate Trust Services Window Ground level New York, New York 10286 Attn: Bernard Arsenec Reorganization Section

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offers. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offers and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offers.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers. We will record the expenses of the exchange offers as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offers.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offers, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the prospectus distributed in connection with the private offerings of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF EXCHANGE SENIOR NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, the term the “Company” refers to Avago Technologies Finance Pte. Ltd., a Singapore limited company, and not any of its Affiliates or Subsidiaries, the term “subsidiary co-issuers” refers collectively to Avago Technologies U.S. Inc. and Avago Technologies Wireless (U.S.A.) Manufacturing Inc., and not any of their respective Affiliates or Subsidiaries, and the term “Issuers” refers collectively to the Company and the subsidiary co-issuers.

The Issuers issued the outstanding senior notes, and will issue the exchange senior notes, under an indenture, dated December 1, 2005 (the “Senior Note Indenture”), among the Issuers, the Guarantors and The Bank of New York, as trustee (the “Trustee”). The outstanding senior notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the exchange senior notes are substantially identical to the outstanding senior notes, except that upon completion of the exchange offers, the exchange senior notes will be registered under the Securities Act and free of any covenants regarding registration rights.

The exchange senior notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The Senior Note Indenture contains provisions which define your rights under the senior notes. The terms of the senior notes include those stated in the Senior Note Indenture and those made part of the Senior Note Indenture by reference to the Trust Indenture Act. The following description is only a summary of the material provisions of the Senior Note Indenture and is qualified in its entirety by reference to the provisions of that agreement, including the definitions therein of certain terms used below. You should read the Senior Note Indenture because it, not this description, defines your rights as Holders of the senior notes. You may request copies of the Senior Note Indenture at our address set forth under the heading “Prospectus Summary.”

The registered holder of a senior note is treated as the owner of it for all purposes. Only registered holders have rights under the Senior Note Indenture.

Brief Description of Senior Notes

The senior notes are:

•	unsecured senior obligations of the Issuers;

•	pari passu in right of payment with all existing and future senior Indebtedness of the Issuers;

•	effectively subordinated to all secured Indebtedness (including the Senior Credit Facilities) of the Issuers;

•	senior in right of payment to any future Subordinated Indebtedness (as defined with respect to the senior notes) of the Issuers; and

•	initially guaranteed on a senior unsecured basis by each Restricted Subsidiary that guarantees the obligations under the Senior Credit Facilities.

Subsidiary Co-Issuers and Guarantors

The Issuers are joint and several obligors under the Senior Note Indenture and the senior notes. The Guarantors, as primary obligors and not merely as sureties, initially jointly and severally irrevocably and unconditionally guarantee, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Senior Note Indenture and the senior notes, whether for payment of principal of or interest on or Additional Interest in respect of the senior notes, expenses, indemnification or otherwise, on the terms set forth in the Senior Note Indenture.

Each of the Company’s Restricted Subsidiaries that initially Guaranteed the Obligations under Senior Credit Facilities (other than the subsidiary co-issuers) initially guaranteed the senior notes. Each of the Guarantees of the senior notes is a general unsecured Obligation of each Guarantor. The Guarantees are pari passu in right of payment with all existing and future Indebtedness of such entity that is not expressly subordinated to such Guarantees, are effectively subordinated to all secured Indebtedness of each such entity and are senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The senior notes are structurally subordinated to Indebtedness of Subsidiaries of the Issuers that do not Guarantee the senior notes.

The obligations of each Guarantor under its Guarantees are limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee is entitled upon payment in full of all guaranteed obligations under the Senior Note Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors — Risks Related to the Exchange Notes — The subsidiary co-issuers’ obligations under the exchange notes or the subsidiary guarantees could be deemed a fraudulent conveyance under certain circumstances and a court may subordinate or void them.”

The Senior Note Indenture provides that the Obligations of each subsidiary co-issuer under the Senior Note Indenture, and a Guarantee by each Guarantor provides by its terms that it, shall be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such subsidiary co-issuer or Guarantor (including any sale, exchange or transfer), after which the applicable subsidiary co-issuer or Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of such subsidiary co-issuer or Guarantor which sale, exchange or transfer is made in compliance with the applicable provisions of the Senior Note Indenture;

(b) in the case of a Guarantee, the release or discharge of the guarantee by such Guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the proper designation of any Restricted Subsidiary that is a subsidiary co-issuer or a Guarantor as an Unrestricted Subsidiary; or

(d) the Issuers’ exercising the legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuers’ obligations under the Senior Note Indenture being discharged in accordance with the terms of the Senior Note Indenture; and

(2) the Company delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Senior Note Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the senior notes and the payment of any Guarantee rank pari passu in right of payment to all senior Indebtedness of the Issuers or the relevant Guarantor, as the case may be, including the obligations of the Issuers and such Guarantor under the Senior Credit Facilities.

The senior notes are effectively subordinated in right of payment to all of the Issuers’ and the Guarantors’ existing and future secured Indebtedness to the extent of the value of the assets securing such Indebtedness.

As of July 31, 2006, the Company had $11 million of secured Indebtedness, consisting entirely of secured Indebtedness under the Senior Credit Facilities.

Although the Senior Note Indenture contains limitations on the amount of additional Indebtedness that the Issuers and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be senior Indebtedness. See “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Senior Notes

The Issuers maintain one or more paying agents for the senior notes in the Borough of Manhattan, City of New York. The initial paying agent for the senior notes is the Trustee.

The Issuers also maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar is the Trustee. The registrar maintains a register reflecting ownership of the senior notes outstanding from time to time and makes payments on and facilitates transfer of senior notes on the Issuers’ behalf.

The Issuers may change the paying agents or the registrars without prior notice to the Holders. The Company or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange senior notes in accordance with the Senior Note Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of senior notes. Holders are required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any senior note selected for redemption. Also, the Issuers are not required to transfer or exchange any senior note for a period of 15 days before a selection of senior notes to be redeemed.

Principal and Maturity

The Issuers issued $750 million aggregate principal amount of outstanding senior notes, $500 million aggregate principal amount of which are outstanding fixed rate senior notes and $250 million aggregate principal amount of which are outstanding floating rate senior notes. The outstanding fixed rate senior notes and the exchange fixed rate senior notes (together, the “fixed rate senior notes”) will mature on December 1, 2013 and the outstanding floating rate senior notes and the exchange floating rate senior notes (together, the “floating rate senior notes”) will mature on June 1, 2013. Subject to compliance with the covenant described below under the caption “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuers may issue additional fixed rate senior notes and/or floating rate senior notes from time to time under the Senior Note Indenture (the “Additional Notes”). The fixed rate senior notes and the floating rate senior notes are each separate series of senior notes but are treated as a single class of securities under the Senior Note Indenture, except as otherwise stated herein. As a result, Holders of each series of senior notes do not have separate rights to, among other things, give notice of Defaults or to direct the Trustee to exercise remedies during Event of Default or otherwise. The senior notes and any Additional Notes subsequently issued under the Senior Note Indenture are treated as a single class for all purposes under the Senior Note Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “senior notes” for all purposes of the Senior Note Indenture and this “Description of Exchange Senior Notes” include any Additional Notes that are actually issued.

Interest

Fixed Rate Senior Notes

Interest on the fixed rate senior notes accrues at the rate of 10 1/8% per annum and is payable semiannually in arrears on June 1 and December 1, commencing on June 1, 2006, to the Holders of fixed rate senior notes of record on the immediately preceding May 15 and November 15. Interest on the fixed rate senior notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the fixed rate senior notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Floating Rate Senior Notes

The floating rate senior notes bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 5.50%, as determined by the calculation agent (the “Calculation Agent”), which is initially the Trustee. Interest on the floating rate senior notes is payable quarterly in arrears on March 1, June 1, September 1 and December 1 to the Holders of floating rate senior notes of record on the immediately preceding February 15, May 15, August 15 and November 15. Interest on the floating rate senior notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date.

Set forth below is a summary of certain of the defined terms used in the Senior Note Indenture relating solely to the floating rate senior notes.

“Determination Date,” with respect to an Interest Period, is the second London Banking Day preceding the first day of the Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period commenced on and include the Issue Date and ended on and included February 28, 2006.

“LIBOR,” with respect to an Interest Period, is the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day in which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than $1.0 million for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the floating rate senior notes are outstanding (the “Daily Interest Amount”) is calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the floating rate senior notes. The amount of interest to be paid on the floating rate senior notes for each Interest Period is calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations are rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations are rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the floating rate senior notes will in no event be higher than the maximum rate permitted by applicable law.

Additional Amounts

All payments of, or in respect of, principal of, and premium and interest on, the senior notes or under the Guarantees are made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Republic of Singapore, including any political subdivision or taxing authority thereof, or any other jurisdiction in which any Guarantor is organized or resident for tax purposes or from or through which payment is made, other than the United States or any State or taxing authority thereof (including, in each case, any political subdivision thereof) (the “Relevant Jurisdiction”) or any authority thereof or therein having power to tax unless these taxes, duties, assessments or governmental charges are required to be withheld or deducted. In that event, the Issuers (or the Guarantor, as the case may be), jointly and severally, agree to pay such additional amount as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges of the Relevant Jurisdiction) in the payment to each holder of a senior note of the amounts that would have been payable in respect of such senior notes or under the Guarantees had no withholding or deduction been required (such amounts, “Additional Amounts”), except that no Additional Amounts shall be payable for or on account of:

(1) any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that such holder:

(a) is or has been a domiciliary, national or resident of, engages or has been engaged in business, maintains or has maintained a permanent establishment, or is or has been physically present in Singapore or the other jurisdiction, or otherwise has or has had some connection with the Relevant Jurisdiction other than the mere ownership of, or receipt of payment under, such senior note or under the Guarantees (including, without limitation, the holder being a resident in the Relevant Jurisdiction for tax purposes); or

(b) presented such senior note more than 30 days after the date on which the payment in respect of such senior note first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such Additional Amounts if it had presented such note for payment on any day within such period of 30 days;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, duty, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payment of interest, principal or premium on the senior notes or under the Guarantees;

(4) any tax, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure to duly and timely comply by the holder or the beneficial owner of a senior note with a request by the Company addressed to the holder (A) to provide information concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the holder or such beneficial owner or connection with the Relevant Jurisdiction or (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) and (B), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, duty, assessment or other governmental charge;

(5) any payment of the principal of or premium or interest on any senior note to any holder who is a fiduciary or partnership or person other than the sole beneficial owner of the payment to the extent that, if the beneficial owner had held the senior note directly, such beneficial owner would not have been entitled to the Additional Amounts;

(6) except in the case of a winding up of the Company, any tax, duty, assessment or other governmental charge which would not have been imposed but for the presentation of a senior note for payment (where presentation is required) in the Relevant Jurisdiction (unless by reason of the Company’s actions, presentment could not have been made elsewhere); or

(7) any combination of the items listed above.

Such Additional Amounts are also not payable where, had the beneficial owner of the senior note been the Holder, it would not have been entitled to payment of Additional Amounts by reason of clauses (1) through (7) above.

If any taxes are required to be deducted or withheld from payments on the senior notes or under the Guarantees, the Company shall promptly provide a receipt of the payment of such taxes (or if such receipt is not available, any other evidence of payment reasonably acceptable to the Trustee).

Any reference herein to the payment of the principal or interest on any senior note shall be deemed to include the payment of Additional Amounts provided for in the Senior Note Indenture to the extent that, in such context, Additional Amounts are, were or would be payable under the Senior Note Indenture.

Additional Interest

Additional Interest may accrue on the senior notes in certain circumstances pursuant to the registration rights agreement relating to the senior notes. All references in the Senior Note Indenture, in any context, to any interest or other amount payable on or with respect to the senior notes shall be deemed to include any Additional Interest pursuant to the registration rights agreement. Principal of, premium, if any, and interest on the senior notes will be payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders of the senior notes at their respective addresses set forth in the register of Holders; provided, however, that all payments of principal, premium, if any, and interest with respect to the senior notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuers, the Issuers’ office or agency in New York will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the senior notes. However, under certain circumstances, the Issuers may be required to offer to purchase senior notes as described under the caption “Repurchase at the Option of Holders.” The Issuers may at any time and from time to time purchase senior notes in the open market or otherwise.

Optional Redemption

Fixed Rate Senior Notes

At any time prior to December 1, 2009, the Issuers may redeem all or a part of the fixed rate senior notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the fixed rate senior notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date, subject to the right of Holders of record of fixed rate senior notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after December 1, 2009, the Issuers may redeem the fixed rate senior notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders — Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the fixed rate senior notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable redemption date, subject to the right of Holders of record of fixed rate senior notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12 month period beginning on December 1 of each of the years indicated below:

Year	Percentage

2009	105.063%
2010	102.531%
2011 and thereafter	100.000%

In addition, until December 1, 2008, the Issuers may, at their option, on one or more occasions redeem up to 35% of the aggregate principal amount of fixed rate senior notes at a redemption price equal to 110.125% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable redemption date, subject to the right of Holders of record of fixed rate senior notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings and redeem up to 35% of the aggregate principal amount of the fixed rate senior notes at a redemption price equal to 110.125% of the aggregate principal amount thereof, plus and unpaid interest thereon and Additional Interest, if any, to the applicable redemption date, subject to the right of the Holders of record of fixed rate senior notes on the relevant record date to receive interest due on the relevant interest payment date, with the net proceeds of one or more Designated Asset Sales; provided, however, that at least 50% of the sum of the aggregate principal amount of fixed rate senior notes originally issued under the Senior Note Indenture and any Additional Notes that are fixed rate senior notes issued under the Senior Note Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further, however, that each such redemption occurs within 90 days of the date of closing of each such Equity Offering or Designated Asset Sale, as the case may be.

Notice of any redemption upon any Equity Offering or Designated Asset Sale may be given prior to the completion thereof, and any such redemption or notice may, at their discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or Designated Asset Sale.

If the Issuers redeem less than all outstanding fixed rate senior notes, the Trustee shall select the fixed rate senior notes to be redeemed in the manner described under “Repurchase at the Option of Holders — Selection and Notice.”

Floating Rate Senior Notes

At any time prior to December 1, 2007 the Issuers may redeem all or a part of the floating rate senior notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each Holder’s registered address or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of floating rate senior notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, subject to the rights of Holders of record of floating rate senior notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after December 1, 2007, the Issuers may redeem the floating rate senior notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders — Selection and Notice” at the redemption prices (expressed as percentages of principal amount of the floating rate senior notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable redemption date, subject to the right of Holders of record of floating rate senior notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12 month period beginning on December 1 of each of the years indicated below:

Year	Percentage

2007	102.000%
2008	101.000%
2009 and thereafter	100.000%

In addition, until December 1, 2007, the Issuers may, at their option, on one or more occasions redeem up to 35% of the aggregate principal amount of floating rate senior notes issued by the Issuers’ at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the rate per annum on the floating rate senior notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable redemption date, subject to the right of Holders of record of floating rate senior notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings and redeem up to 35% of the aggregate principal amount of the floating rate senior notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the rate per annum on the floating rate senior notes applicable on the date on which notice of redemption is given, plus any unpaid interest thereon and Additional Interest, if any, to the applicable redemption date, subject to the right of the Holders of record of floating rate senior notes on the relevant record date to receive interest due on the relevant interest payment date, with the net proceeds of one or more Designated Asset Sales; provided, however, that at least 50% of the sum of the aggregate principal amount of floating rate senior notes originally issued under the Senior Note Indenture and any Additional Notes that are floating rate senior notes issued under the Senior Note Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further, however, that each such redemption occurs within 90 days of the date of closing of each such Equity Offering or Designated Asset Sale, as the case may be.

Notice of any redemption upon any Equity Offering or Designated Asset Sale may be given prior to the completion thereof, and any such redemption or notice may, at their discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or Designated Asset Sale.

If the Issuers redeem less than all outstanding floating rate senior notes, the Trustee shall select the floating rate senior notes to be redeemed in the manner described under “Repurchase at the Option of Holders — Selection and Notice.”

Redemption Upon Changes in Withholding Taxes

If, as a result of:

(1) any amendment after the date of the Senior Note Indenture to, or change after the date of the Senior Note Indenture in, the laws or regulations of any Relevant Jurisdiction, or

(2) any change after the date of the Senior Note Indenture in the general application or general or official interpretation of the laws, treaties or regulations of any Relevant Jurisdiction applicable to the Company or any Guarantor, the Issuers or any Guarantor would be obligated to pay, on the next date for any payment and as a result of that change, Additional Amounts as described above under “— Additional Amounts” with respect to the Relevant Jurisdiction, which the Company or any Guarantor cannot avoid by the use of reasonable measures available to it, then the Issuers may redeem all or part of the senior notes, at any time thereafter, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date. Such redemption shall also be permitted if the Company or any Guarantor determines that, as a result of any action take by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction, in any Relevant Jurisdiction, which action is taken or brought on or after the Issue Date, there is a substantial probability that any Issuer or any Guarantor would be required to pay Additional Amounts. Prior to the giving of any notice of redemption described in this paragraph, the Company will deliver an Officer’s Certificate stating that:

(1) the obligation to pay such Additional Amounts cannot be avoided by any Issuer or any Guarantor taking reasonable measures available to it; and

(2) any Issuer or any Guarantor has or will become, or there is a substantial probability that it will become, obligated to pay such Additional Amounts as a result of an amendment or change in the laws, treaties or regulations of any Relevant Jurisdiction or a change in the application or interpretation of the laws, treaties or regulations of the Relevant Jurisdiction.

Repurchase at the Option of Holders

Change of Control

The senior notes provide that if a Change of Control occurs, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding senior notes as described under “Optional Redemption,” the Issuers will make an offer to purchase all of the senior notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will send notice of such Change of Control Offer, with a copy to the Trustee, to each Holder of senior notes by first-class mail to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and the circumstances and relevant facts regarding such Change of Control;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date of such notice (the “Change of Control Payment Date”);

(3) that all senior notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by us, that any senior note not properly tendered will remain outstanding and continue to accrue interest, and that unless the Issuers default in the payment of the Change of Control Payment, all senior notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in connection with the Change of Control Offer.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of senior notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Senior Note Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Senior Note Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1) accept for payment all senior notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all senior notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the senior notes so accepted together with an Officer’s Certificate to the Trustee stating that such senior notes or portions thereof have been tendered to and purchased by us.

The Senior Credit Facilities presently do, and future credit agreements to which the Issuers become parties may, provide that certain change of control events with respect to them (including a Change of Control under the Senior Note Indenture) would constitute a default thereunder. If the Issuers experience a change of control that triggers a default under the Senior Credit Facilities, the Issuers could seek a waiver of such default or seek to refinance the Senior Credit Facilities. In the event the Issuers do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under the Senior Credit Facilities being declared due and payable.

The Issuers’ ability to pay cash to the Holders of senior notes following the occurrence of a Change of Control may be limited by their then-existing financial resources. Sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the senior notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and the Issuers. The Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers could decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Senior Note Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuers’ capital structure or credit ratings. Restrictions on the Issuers’ ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants — Liens.” Such restrictions in the Senior Note Indenture can be waived only with the consent of the Holders of a majority in principal amount of the senior notes then outstanding. Except for the limitations contained in such covenants, however, the Senior Note Indenture does not contain any covenants or provisions that may afford Holders of the senior notes protection in the event of a highly leveraged transaction.

The Issuers will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Note Indenture applicable to a Change of Control Offer made by the Issuers and purchases all senior notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon completion of the transaction constituting such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the Company’s assets to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the Company’s assets. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of senior notes may require the Issuers to make an offer to repurchase the senior notes as described above.

The provisions under the Senior Note Indenture relative to the Issuers’ obligation to make an offer to repurchase the senior notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the senior notes.

Asset Sales

The Senior Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, however, that, for purposes of this provision and for no other purpose, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the senior notes, that are assumed by the transferee of such assets and with respect to which the Company and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale to the extent of the cash received in such conversion, and

(c) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary having an aggregate fair market value (as determined in good faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $150.0 million and 6% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Company or any Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Indebtedness (other than Subordinated Indebtedness) that is secured by a Lien, which Lien is permitted by the Senior Note Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under other Indebtedness (other than Subordinated Indebtedness) (and to correspondingly reduce commitments with respect thereto); provided, however, that the Company shall equally and ratably reduce Obligations under the senior notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their senior notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of senior notes that would otherwise be prepaid; or

(d) Indebtedness of a Restricted Subsidiary that is not a subsidiary co-issuer or Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(2) to:

(a) make capital expenditures;

(b) either (i) make Restricted Payments pursuant to clause (17) of the second paragraph of the covenant described under “Certain Covenants — Limitation on Restricted Payments” or (ii) redeem Notes in accordance with “Optional Redemption,” in each case with the proceeds of Designated Asset Sales;

(c) make an Investment in any one or more businesses; provided, however, that any such Investment is in the form of the acquisition of Capital Stock and results in such business becoming a Restricted Subsidiary; or

(d) acquire properties or other assets,

that, in the case of each of clauses (c) and (d), are either used or useful in a Similar Business or replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided further, however, that a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided, however, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers shall make an offer to all Holders of the senior notes and, if required by the terms of any Indebtedness that is pari passu with the senior notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the senior notes and such Pari Passu Indebtedness that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Senior Note Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by delivering the notice required pursuant to the terms of the Senior Note Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of senior notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Senior Note Indenture. If the aggregate principal amount of senior notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the senior notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the senior notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Senior Note Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the senior notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Senior Note Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Senior Note Indenture by virtue thereof.

On February 28, 2006, we sold our Storage Business to PMC-Sierra, Inc. for $420 million in cash. We used the net proceeds from the sale of our Storage Business to permanently repay borrowings under our term loan facility. On May 1, 2006, we sold our Printer ASICs Business to Marvell Technology Group Ltd. (“Marvell”). Our agreement with Marvell also provides for up to $35 million in additional performance-based payments by Marvell to us upon the achievement of certain revenue targets by the acquired business. We used $245 million of net proceeds from the sale of our Printer ASICs Business to permanently repay borrowings under our term loan facility.

Selection and Notice

If the Issuers are redeeming less than all of the senior notes outstanding at any time, the Trustee will select the senior notes to be redeemed (a) if the senior notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the senior notes are listed or (b) on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate. No senior notes of $2,000 or less can be redeemed in part.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, to such Holder’s registered address or otherwise in accordance with the procedures of DTC, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of senior notes, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the senior notes or a satisfaction and discharge of the Senior Note Indenture. If any senior note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such senior note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuers will issue a new senior note in a principal amount equal to the unredeemed portion of the original senior note in the name of the Holder upon cancellation of the original senior note. Senior notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on senior notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Senior Note Indenture. During any period of time that: (i) the notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Senior Note Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and the Restricted Subsidiaries will not be subject to the following provisions of the Senior Note Indenture:

(1) “— Limitation on Restricted Payments,”

(2) “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,”

(3) “— Transactions with Affiliates,”

(4) “— Limitation on Guarantees of Indebtedness by Restricted Subsidiaries,”

(5) “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,”

(6) “Repurchase at the Option of Holders — Asset Sales,” and

(7) clause (4) of the first paragraph of “Merger, Consolidation or Sale of All or Substantially All Assets”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. In addition, the Guarantees of the Guarantors will be suspended as of such date (the “Suspension Date”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

During any Suspension Period, the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction; provided, however, that the Company or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if:

(a) the Company or such Restricted Subsidiary could have incurred a Lien to secure the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to “— Liens” below without equally and ratably securing the senior notes pursuant to the covenant described under such covenant; and

(b) the consideration received by the Company or such Restricted Subsidiary in that Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold and otherwise complies with “— Repurchase at the Option of Holders — Asset Sales” above;

provided further, that the foregoing provisions shall cease to apply on and subsequent to the Reversion Date following such Suspension Period.

On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “— Limitation on Restricted Payments” will be made as though the covenant described under “— Limitation on Restricted Payments” had been in effect since the Issue Date and prior to, but not during, the Suspension Period.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of Equity Interests;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(III) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or Stated Maturity, any Subordinated Indebtedness, other than:

(a) with respect to Indebtedness permitted to be incurred pursuant to clauses (7) and (8) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” or

(b) a payment of interest, principal or related Obligations at Stated Maturity; or

(c) the purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation or principal installment at Stated Maturity, in each case due within one year of the date of purchase, redemption, defeasance or acquisition or retirement; or

(IV) make any Restricted Investment;

(each such payment or other action set forth in clauses (I) through (IV) above being referred to as a “Restricted Payment”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the provisions of the first paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning November 1, 2005, to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, if such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been relied upon to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding such proceeds and such fair market value, as determined in good faith by the Company, of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Company, any direct or indirect parent company of the Company and the Company’s Subsidiaries after the Issue Date to the extent such amounts have been applied to make Restricted Payments in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to the Company, Equity Interests of any direct or indirect parent company of the Company (excluding contributions of the proceeds from the sale of Designated Preferred Stock of any such parent company or contributions to the extent such amounts have been applied to make Restricted Payments in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Company that have been converted into or exchanged for Equity Interests of the Company;

provided, however, that the calculation set forth in this clause (b) shall not include the net cash proceeds or fair market value of marketable securities or other property received from the sale of (W) Refunding Capital Stock (as defined below), (X) Equity Interests or debt securities of the Company that are convertible into or exchangeable for Equity Interests of the Company, in each case sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property contributed to the capital of the Company after the Issue Date (other than net cash proceeds (A) to the extent such net cash proceeds have been relied upon to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (B) contributed by a Restricted Subsidiary and (C) constituting an Excluded Contribution); plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received from:

(i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution or dividend from an Unrestricted Subsidiary, in each case after the Issue Date (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment); plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Company in good faith or if such fair market value exceeds $25.0 million, in writing by an Independent Financial Advisor, at the time of such redesignation (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Senior Note Indenture;

(2) (a) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount in any calendar year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuers or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness of the Issuers or a Guarantor, as the case may be that is incurred in compliance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(4) the purchase, redemption, defeasance or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) shall not exceed in any calendar year $20.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $40.0 million in any calendar year); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent such net cash proceeds have not otherwise been applied to make Restricted Payments pursuant to clause (3) of the preceding paragraph; plus

(b) the net cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

provided, further, that cancellation of Indebtedness owing to the Company from members of management of the Company, any of the Company’s direct or indirect parent companies or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Senior Note Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in accordance with and to the extent permitted by the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges;”

(6) the declaration and payment of dividends:

(a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date;

(b) to a direct or indirect parent company of the Company, to the extent that the proceeds of which are used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided, however, that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock;

(c) to holders of Refunding Capital Stock that is Preferred Stock and that was exchanged for, or the proceeds of which were used to purchase, redeem, defease or otherwise acquire or retire for value, any Preferred Stock (other than Preferred Stock of the Company outstanding on the Issue Date) in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of clauses (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of declaration of any such dividends, after giving effect to such declaration on a pro forma basis, the Company and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $50.0 million and 2% of Total Assets at the time of such Investment (with the fair market value of each Investment being determined in good faith by the Company at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent company to fund a payment of dividends on such company’s common stock), following the consummation of an underwritten public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (11), not to exceed the greater of $50.0 million and 2% of Total Assets at the time made;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “— Transactions with Affiliates;”

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under the captions “Repurchase at the Option of Holders — Change of Control” and “Repurchase at the Option of Holders — Asset Sales;” provided that all senior notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been purchased, redeemed, defeased or acquired for value;

(15) the declaration and payment of dividends by the Company to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication:

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent company;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(e) fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such parent company;

(16) the distribution, by dividend or otherwise, by the Company or a Restricted Subsidiary, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by Unrestricted Subsidiaries;

(17) at any time on or prior to the third anniversary of the Issue Date, Restricted Payments that are made with the proceeds from Designated Asset Sales; or

(18) at any time on or prior to July 31, 2006, Restricted Payments that are made with the proceeds from any Tranche B-2 Term Loan Commitment (as defined in the Senior Credit Facilities) to the extent permitted by the Senior Credit Facilities;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (17) and (18) no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the date of this prospectus, all of the Company’s Subsidiaries (including the subsidiary co-issuers) are Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Senior Note Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a

consolidated basis for the Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $125.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Company or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $975.0 million outstanding at any one time, less up to $215.0 million in the aggregate of mandatory principal payments actually made by the borrower thereunder in respect of Indebtedness thereunder with the proceeds of the Storage Sale;

(2) the incurrence by the Issuers and any Guarantor of Indebtedness represented by the senior notes and the Subordinated Notes (including any Guarantee) (other than any Additional Notes) and any notes and guarantees issued in exchange for the senior notes, the Subordinated Notes and Guarantees pursuant to a registration rights agreement;

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) (a) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount at the date of such incurrence (including all Refinancing Debt Incurred to refinance any other Indebtedness incurred pursuant to this clause (4)(a)) not to exceed the greater of $100.0 million and 4% of Total Assets; provided, however, that such Indebtedness exists at the date of such purchase or transaction, or is created within 270 days thereafter, and (b) other Indebtedness under Capitalized Lease Obligations in a principal amount that does not exceed $50.0 million in the aggregate at any time outstanding, together with other Indebtedness under Capitalized Lease Obligations incurred under this clause (4)(b) (including all Refinancing Debt Incurred to refinance any other Indebtedness incurred pursuant to this clause (4)(b));

(5) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letter of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or the Capital Stock of a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of the Company to a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness; provided further, however, that any such Indebtedness owing to a Restricted Subsidiary that is not a subsidiary co-issuer or a Guarantor shall be expressly subordinated in right of payment to the senior notes;

(8) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, however, that if a subsidiary co-issuer or a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a subsidiary co-issuer or a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Notes in the case of a subsidiary co-issuer or the Guarantee of the senior notes of such a Guarantor; provided further, however, that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant, exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary equal to 200.0% of the net cash proceeds received by the Company after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of the covenant described under “— Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of the covenant described under “— Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $175.0 million;

(13) the incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to the first paragraph of this covenant, clauses (2), (3), (4) or (12)(a) above, this clause (13) or clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock (the “Refinancing Indebtedness”); provided, however, that:

(a) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the

Indebtedness being so refunded or refinanced, plus the amount of any premium (including any tender premium and any defeasance costs, fees and premium required to be paid under the terms of the instrument governing such Indebtedness) and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such Refinancing Indebtedness shall have a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;

(c) if such Refinancing Indebtedness constitutes Subordinated Indebtedness, such Refinancing Indebtedness shall have a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness being refunded or refinanced;

(d) to the extent such Refinancing Indebtedness refunds or refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness shall be subordinated to the senior notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(e) Refinancing Indebtedness shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a subsidiary co-issuer or a Guarantor that refunds or refinances Indebtedness, Disqualified Stock or Preferred Stock of either an Issuer or a Guarantor; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refunds or refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged with or into the Company or a Restricted Subsidiary in accordance with the terms of the Senior Note Indenture; provided, however, that after giving effect to such acquisition or merger, either

(a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries would be greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Senior Note Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided, however, that such guarantee is incurred in accordance with the covenant described below under “— Limitation on Guarantees of Indebtedness by Restricted Subsidiaries;” and

(18) Indebtedness owed by the Company or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of the second paragraph under the caption “— Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (18) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify, and may thereafter reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided, however, that all Indebtedness outstanding under the Credit Facilities after the application of the net proceeds from the sale of the senior notes shall first be applied to clause (1) of the preceding paragraph; and

(2) at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to clause (12)(b) or clause (4) of the second paragraph of this covenant shall cease to be deemed incurred or outstanding for purposes of first, clause (12)(b) and second, clause (4) and shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which, and to the extent that, the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on clause (12)(b) or (4), as applicable).

Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit Indebtedness; provided, however, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Senior Note Indenture provides that the Company will not, and will not permit any subsidiary co-issuer or Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such subsidiary co-issuer or Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the senior notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such subsidiary co-issuer or Guarantor, as the case may be.

The Senior Note Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness (other than Subordinated Indebtedness) as subordinated or junior to any other such Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Company will not, and will not permit any subsidiary co-issuer or Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of the Company or any subsidiary co-issuer or Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the senior notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the senior notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing Indebtedness incurred under Credit Facilities, including any letter of credit facility relating thereto, pursuant to clause (1) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (b) Liens securing Obligations in respect of any Indebtedness incurred pursuant to the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that, with respect to Liens securing Obligations incurred pursuant to this clause (b), at the time of incurrence of and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.5 to 1.0.

Merger, Consolidation or Sale of All or Substantially All Assets

The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Company or the laws of the Republic of Singapore or of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the senior notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction, no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) the Fixed Charge Coverage Ratio for the Successor Company, the Company and its Restricted Subsidiaries would be greater than such Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each subsidiary co-issuer and Guarantor, unless it is the other party to the transactions described above, in which case clause (b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its obligations under the Senior Note Indenture and the senior notes or Guarantee, as the case may be, shall apply to such Person’s obligations under the Senior Note Indenture, the senior notes and any registration rights agreement relating to the senior notes;

(6) if the merging corporation is organized and existing under the laws of the Republic of Singapore and the Successor Company is organized and existing under the laws of the United States of America, any state thereof, the District of Columbia or any territory thereof or if the merging corporation is organized and existing under the laws of the United States of America, any state thereof, the District of Columbia or any territory thereof and the Successor Company is organized and existing under the laws of the Republic of Singapore, the Company shall have delivered to the Trustee an Opinion of Counsel that the holders of the senior notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the transaction and will be taxed for U.S. federal income tax purposes on the same amounts and at the same times as would have been the case if the transaction had not occurred;

(7) in the event that the Successor Company is organized and existing under the laws of a jurisdiction other than the merging corporation’s jurisdiction and an opinion is not delivered pursuant to clause (6) above, the Successor Company shall agree to withhold any taxes, duties, assessments or similar charges that arise as a consequence of such consolidation, merger or sale with respect to the payment of principal, premium or interest on the senior notes or Guarantees and to pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of the senior notes after any such withholding or deduction will equal the respective amounts of principal, premium and interest which would have been receivable in respect of the senior notes in the absence of such consolidation, merger or sale, to the extent that such additional amounts would be required by and subject to the terms (including all relevant exceptions) contained in “— Additional Amounts;” and

(8) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Senior Note Indenture.

The Successor Company will succeed to, and be substituted for the Company, as the case may be, under the Senior Note Indenture, the Guarantees and the senior notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company, and

(2) the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in a state of the United States, the District of Columbia, any territory thereof or the Republic of Singapore so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Senior Note Indenture governing release of a subsidiary co-issuer from its obligations under the Senior Note Indenture and senior notes and a Guarantor from its Guarantee upon the sale, disposition or transfer of a guarantor, no subsidiary co-issuer or Guarantor will, and the Company will not permit any subsidiary co-issuer or Guarantor to, consolidate or merge with or into or wind up into (whether or not an Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such subsidiary co-issuer or Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such subsidiary co-issuer or Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the Republic of Singapore, the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such subsidiary co-issuer or Guarantor, expressly assumes all the obligations of such subsidiary co-issuer or Guarantor under the Senior Note Indenture and such related Guarantor’s Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(d) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Senior Note Indenture; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders — Asset Sales.”

Subject to certain limitations described in the Senior Note Indenture, the Successor Person will succeed to, and be substituted for, such subsidiary co-issuer or Guarantor under the Senior Note Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any subsidiary co-issuer or Guarantor may merge into or transfer all or part of its properties and assets to another subsidiary co-issuer or Guarantor or the Company.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, the Company delivers to the Trustee a resolution adopted by the majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Company or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Senior Note Indenture described above under the covenant “— Limitation on Restricted Payments” and the definition of “Permitted Investments;”

(3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors pursuant to the Sponsor Advisory Agreement;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Company when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in the this prospectus;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Senior Note Indenture, which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms at least as favorable as are reasonably likely to have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of Company to any Permitted Holder or to any director, officer, employee or consultant;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) payments by the Company or any of its Restricted Subsidiaries to any of the Investors for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved in good faith by a majority of the board of directors of the Company;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved in good faith by the Company; and

(14) investments by the Investors in securities of the Company or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries that is not a subsidiary co-issuer or a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation;

(b) the Senior Note Indenture, the senior notes, the indenture governing the Subordinated Notes and the Subordinated Notes;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not subsidiary co-issuers or Guarantors permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Company are necessary or advisable to effect transactions contemplated under such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Company will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other Indebtedness) other than a subsidiary co-issuer or a Guarantor, to guarantee the payment of any Indebtedness of the Company or any Restricted Subsidiary unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Senior Note Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of any Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the senior notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the senior notes;

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a) such Guarantee has been duly executed and authorized; and

(b) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided, however, that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Reports and Other Information

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Senior Note Indenture requires the Company to file with the SEC (and make available to the Trustee and Holders of the senior notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1) within 90 days after the end of each fiscal year (or such shorter period that would be applicable to the company if it were a U.S. company that is not a foreign private issuer and that is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act (a “U.S. Filer”) as the SEC may in the future prescribe), an annual report on Form 10-K (or any successor form) or Form 20-F (or any successor form) containing substantially the same information (including applicable certifications) that the Company would be required to include in Form 10-K (or any successor form) if the Company were a U.S. Filer; provided, that the financial statements included therein shall be prepared in accordance with U.S. GAAP; provided, further, that if any annual report is filed on Form 20-F, the certifications required by Form 10-K, but not Form 20-F, shall be made to the Holders of the senior notes and the Trustee as if such report had been made on Form 10-K and provided to the Trustee and made available to Holders, in lieu of being filed with the SEC;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period that would be applicable to the Company if it were a U.S. Filer as the SEC may in the future prescribe), a report containing substantially the same information (including applicable certifications) required to be contained in Form 10-Q (or any successor form) that would be required if the

Company were a U.S. Filer; provided, that the financial statements included therein shall be prepared in accordance with U.S. GAAP; provided, further, that if any quarterly report is filed on Form 6-K, the certifications required by Form 10-Q, but not Form 6-K, shall be made to the Holders of the senior notes and the Trustee as if such report had been made on Form 10-Q and provided to the Trustee and made available to Holders, in lieu of being filed with the SEC;

(3) within the time periods specified on Form 8-K after the occurrence of an event required to be therein reported, such other reports on the appropriate form for reporting current events containing substantially the same information required to be contained in Form 8-K (or any successor form) that would be required if the Company were a U.S. Filer; provided, that such reports may be furnished, rather than filed, to the extent U.S. Filers are permitted to do so by the SEC; and

(4) any other information, documents and other reports which the Company would be required to file with the SEC if it were a U.S. Filer; provided, that such reports may be furnished, rather than filed, to the extent U.S. Filers are permitted to do so by the SEC;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of senior notes, in addition to providing such information to the Trustee and the Holders of the senior notes, in each case within 15 days after the time the Company would be required to file such information with the SEC, if it were subject to Section 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any senior notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of the Company becomes a guarantor of the senior notes, the Senior Note Indenture permits the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided, however, that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act or (2) by posting on its website or providing to the Trustee within 15 days of the time periods after the Company would have been required to file annual and interim reports with the SEC, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum.

Events of Default and Remedies

The Senior Note Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the senior notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the senior notes;

(3) failure by any Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the senior notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Senior Note Indenture or the senior notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the senior notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5) failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary; or

(7) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Senior Note Indenture or the release of any such Guarantee in accordance with the Senior Note Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Senior Note Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding senior notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding senior notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding senior notes will become due and payable without further action or notice. The Senior Note Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the senior notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the senior notes.

The Senior Note Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding senior notes by notice to the Trustee may on behalf of the Holders of all of the senior notes waive any existing Default and its consequences under the Senior Note Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any senior note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the senior notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Senior Note Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Senior Note Indenture at the request or direction of any of the Holders of the senior notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a senior note may pursue any remedy with respect to the Senior Note Indenture or the senior notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the total outstanding senior notes have requested the Trustee to pursue the remedy;

(3) Holders of the senior notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding senior notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Senior Note Indenture the Holders of a majority in principal amount of the total outstanding senior notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Senior Note Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a senior note or that would involve the Trustee in personal liability.

The Senior Note Indenture provides that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Senior Note Indenture, and the Company is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of any Issuer or any Guarantor or any of their parent companies has any liability for any obligations of the Issuers or the Guarantors under the senior notes, the Guarantees or the Senior Note Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting senior notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the senior notes and to have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”), and cure all then existing Events of Default, except for:

(1) the rights of Holders of senior notes to receive payments in respect of the principal of, premium, if any, and interest on the senior notes when such payments are due solely out of the trust created pursuant to the Senior Note Indenture;

(2) the Issuers’ obligations with respect to senior notes concerning issuing temporary senior notes, registration of such senior notes, mutilated, destroyed, lost or stolen senior notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Senior Note Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to certain covenants that are described in the Senior Note Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the senior notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuers) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the senior notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the senior notes:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the senior notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the senior notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such senior notes and the Issuers must specify whether such senior notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee (x) an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or (b) since the issuance of the senior notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the senior notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and (y) an opinion of Singapore counsel and of any other jurisdiction in which the Issuers are organized, resident or engaged in business for tax purposes that (a) Holders of the outstanding senior notes who are not resident or engaged in business in that jurisdiction will not become subject to tax in the jurisdiction as a result of such Legal Defeasance and will be subject for purposes of the tax laws of that jurisdiction to income tax on the same amounts, in the same manner and at the same times as would have been the case if Legal Defeasance had not occurred and (b) payments from the defeasance trust will be free or exempt from any and all withholding and other taxes of whatever nature of such jurisdiction or any political subdivision or taxing authority thereof or therein, except in the same manner and at the same times as would have been the case if Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee (x) an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the senior notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and (y) an opinion of Singapore counsel and of any other jurisdiction in which the Issuers are organized, resident or engaged in business for tax purposes that (a) Holders of the outstanding senior notes who are not resident or engaged in business in that jurisdiction will not become subject to tax in the jurisdiction as a result of such Covenant Defeasance and will be subject for purposes of the tax laws of that jurisdiction to income tax on the same amounts, in the same manner and at the same times as would have been the case if Covenant Defeasance had not occurred and (b) payments from the defeasance trust will be free or exempt from any and all withholding and other taxes of whatever nature of such jurisdiction or any political subdivision or taxing authority thereof or therein, except in the same manner and at the same times as would have been the case if Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Senior Note Indenture) to which, any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound;

(6) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(7) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Senior Note Indenture will be discharged and will cease to be of further effect as to all senior notes, when either:

(1) all senior notes theretofore authenticated and delivered, except lost, stolen or destroyed senior notes which have been replaced or paid and senior notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all senior notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Issuers and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the senior notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the senior notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Senior Note Indenture or the senior notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Senior Note Indenture) to which any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound;

(c) the Issuers have paid or caused to be paid all sums payable by it under the Senior Note Indenture; and

(d) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the senior notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Senior Note Indenture, any Guarantee and the senior notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the senior notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, senior notes, and any existing Default or compliance with any provision of the Senior Note Indenture or the senior notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding senior notes, other than senior notes beneficially owned by any Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the senior notes).

The Senior Note Indenture provides that, without the consent of each affected Holder of senior notes, an amendment or waiver may not, with respect to any senior notes held by a non-consenting Holder:

(1) reduce the principal amount of such senior notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such senior note or alter or waive the provisions with respect to the redemption of such senior notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any senior note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the senior notes, except a rescission of acceleration of the senior notes by the Holders of at least a majority in aggregate principal amount of the senior notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Senior Note Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any senior note payable in money other than that stated therein;

(6) make any change in the provisions of the Senior Note Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the senior notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s senior notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s senior notes;

(9) make any change to or modify the ranking of the senior notes that would adversely affect the Holders;

(10) except as expressly permitted by the Senior Note Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the senior notes; or

(11) amend or modify the provisions described under “— Additional Amounts.”

Notwithstanding the foregoing, the Issuers, any Guarantor (with respect to a Guarantee or the Senior Note Indenture to which it is a party) and the Trustee may amend or supplement the Senior Note Indenture and any Guarantee or senior notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated senior notes of such series in addition to or in place of certificated senior notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuers’ or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Senior Note Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon any Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Senior Note Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Senior Note Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Senior Note Indenture;

(11) to conform the text of the Senior Note Indenture, Guarantees or the senior notes to any provision of this “Description of Exchange Senior Notes” to the extent that such provision in this “Description of Exchange Senior Notes” was intended to be a verbatim recitation of a provision of the Senior Note Indenture, Guarantee or senior notes;

(12) to make any amendment to the provisions of the Senior Note Indenture relating to the transfer and legending of senior notes as permitted by the Senior Note Indenture, including, without limitation to facilitate the issuance and administration of the senior notes; provided, however, that (i) compliance with the Senior Note Indenture as so amended would not result in senior notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer senior notes; or

(13) to make any other modifications to the senior notes or the Senior Note Indenture of a formal, minor or technical nature or necessary to correct a manifest error or upon Opinion of Counsel to comply with mandatory provisions of the law of Singapore or other foreign law requirement, so long as such modification does not adversely affect the rights of any Holder of the senior notes in any material respect.

The consent of the Holders is not necessary under the Senior Note Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Enforceability of Judgments

Since a majority of the assets of the Company and its Subsidiaries are outside the United States, any judgment obtained in the United States against the Company or a Guarantor, including judgments relating to the payment of principal, interest, Additional Interest, Additional Amounts, redemption price and any purchase price of the senior notes, may not be entirely collectible, or collectible at all, within the United States.

The Company has been advised that the applicable laws of Singapore permit an action for debt to be brought in a court of competent jurisdiction in Singapore on a final and conclusive judgment in personam on merits properly obtained against the Company in a United States federal court or a court of the State of New York sitting in the Borough of Manhattan in the City of New York, respecting the enforcement of the senior notes, the Senior Note Indenture or the registration rights agreement relating to the senior notes that is not impeachable as void or voidable under the laws of the State of New York and that is for a specified sum in money and which could be enforced by execution against the Company in the jurisdiction of the relevant court and has not been stayed or satisfied in whole if:

•	the relevant court that rendered the judgment has jurisdiction over the Company, as recognized by the courts of Singapore and in compliance with Singapore’s conflict of laws rules and submission by the Company in the Senior Note Indenture to the jurisdiction of the New York court will be sufficient for this purpose;

•	the judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as that term is understood under the applicable laws of Singapore;

•	the enforcement of the judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory, public or penal laws; and

•	the action to enforce the judgment is commenced within the applicable limitation period.

Concerning the Trustee

The Senior Note Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Senior Note Indenture provides that the Holders of a majority in principal amount of the outstanding senior notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Senior Note Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request of any Holder of the senior notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Senior Note Indenture, the senior notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Senior Note Indenture. For purposes of the Senior Note Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Amounts” shall have the definition set forth under “— Additional Amounts.” All references in this prospectus to payments of principal of, premium, if any, and interest on the senior notes shall be deemed to include any applicable Additional Amounts that may become payable in respect of the senior notes.

“Additional Interest” means all additional interest then owing pursuant to a registration rights agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agilent” means Agilent Technologies, Inc.

“Applicable Premium” means, with respect to any senior note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such senior note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such senior note at December 1, 2007 (with respect to any floating rate senior note) or December 1, 2009 (with respect to any fixed rate senior note) (each such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such senior note through December 1, 2007 (with respect to any floating rate senior note, assuming that the rate of interest on the floating rate senior notes for the period from the Redemption Date through December 1, 2007 will be equal to the rate of interest on the floating rate senior notes in effect on the date on which the applicable notice of redemption is given) or December 1, 2009 (with respect to any fixed rate senior note) (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such senior note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Senior Note Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants — Limitation on Restricted Payments;”

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $15.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986 or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(k) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Senior Note Indenture.

“Business Day” means each day which is not a Legal Holiday.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) euro or any national currency of any participating member state of the EMU; or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, the government of the Republic of Singapore, the World Bank or the Asian Development Bank, the securities of which are unconditionally guaranteed as a full faith and credit obligation of any such government or entity with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; and

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Company.

“Company” has the meaning set forth in the first paragraph under “General,” provided that when used in the context of determining the fair market value of an asset or liability under the Senior Note Indenture, “Company” shall be deemed to mean the board of directors of the Company when the fair market value is equal to or in excess of $50.0 million (unless otherwise expressly stated).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) accretion or accrual of discounted liabilities other than Indebtedness, (u) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (v) any Additional Interest and any comparable “Additional Interest” with respect to the Subordinated Notes or other securities (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) interest with respect to Indebtedness of any direct or indirect parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP, and (z) Receivables Fees and any other commissions, discounts, yield and other fees and charges (including any interest expense) related to a Receivables Facility); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or extraordinary, non-recurring or unusual expenses, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans and, to the extent incurred on or prior to April 30, 2007, other expenses (including start-up and transition costs) relating to the Transactions, shall be excluded,

(2) the cumulative effect of a change in accounting principles during such period shall be excluded,

(3) any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, however, that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants — Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any subsidiary co-issuer or any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the

Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in the property and equipment, inventory, intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off (including the write-off of in-process research and development in connection with the Transactions) of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and

(12) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies, in each case, within twelve months after the Issue Date, shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants — Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (2) all goodwill, tradenames, patents, unamortized debt discount and expense and other intangible assets, all as set forth on the most recent balance sheet of the Company and its consolidated Restricted Subsidiaries and determined in accordance with GAAP.

“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Company’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Senior Credit Facilities Debt Ratio” as of any date of determination means, the ratio of (1) Indebtedness of the Company and its Restricted Subsidiaries outstanding under the Senior Credit Facilities (other than any second lien tranche of Indebtedness under the Senior Credit Facilities issued subsequent to the Issue Date) as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, minus the aggregate cash included in the cash accounts listed on the consolidated balance sheet of the Company and its Restricted Subsidiaries in excess of $15.0 million and undrawn letters of credit to (2) the Company’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to (a) Indebtedness under the Senior Credit Facilities and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and (b) cash accounts, after giving pro forma effect to any Restricted Payments pursuant to clause (17) of the covenant described under “Certain Covenants — Limitation on Restricted Payments.”

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Receivables Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Senior Note Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Consolidated Total Leverage Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Company’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Asset Sales” means Asset Sales of business units or product lines and related assets (other than the Electronics Components Business Unit), in each case substantially as an entirety, which are designated as “Designated Asset Sales,” pursuant to an Officer’s Certificate executed by the principal financial officer of the Company on the date of sale, the net proceeds of which shall be permitted to be used to redeem the senior notes in accordance with the covenant described under “Optional Redemption” or to make Restricted Payments set forth in clause (17) of the second paragraph of the covenant described under “Certain Covenants — Limitation on Restricted Payments;” provided, however, (i) that after giving pro forma effect to any such Designated Asset Sale and the application of such net proceeds, the Company’s Consolidated Senior Credit Facilities Debt Ratio would be less than or equal to (x) the Company’s Consolidated Senior Credit Facilities Debt Ratio immediately prior to such asset sale and (y) 1.5 to 1.0, (ii) after giving pro forma effect to any such Designated Asset Sale and the application of such net proceeds, the Company’s Consolidated Total Leverage Ratio shall be less than or equal to (x) the Company’s Consolidated Total Leverage Ratio immediately prior to such asset sale and (y) 3.0 to 1.0, and (iii) at the time of such Designated Asset Sale, at least $250.0 million of outstanding term Indebtedness under the Senior Credit Facilities outstanding on the Issue Date or subsequent to the Issue Date pursuant to the Tranche B-2 Term Loan Commitment (as defined in the Senior Credit Facilities as in effect on the Issue Date) shall have been repaid since the Issue Date; provided further, however, that the Company will not be required to satisfy the conditions under clause (2) of the first paragraph of “Repurchase at the Option of Holders — Asset Sales” if the Company intends in good faith at the time such Designated Asset Sale is consummated, as evidenced in the Officer’s Certificate, to use any non-cash consideration in excess of the amount otherwise permitted by the provisions of such clause (2) to make Restricted Payments pursuant to clause (17) of the second paragraph of “Certain Covenants — Limitation on Restricted Payments.”

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain Covenants — Limitation on Restricted Payments” covenant.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the senior notes or the date the senior notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(e) any other non-cash charges, including any write off or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(g) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under “Certain Covenants — Transactions with Affiliates;” plus

(h) for any period that includes a fiscal quarter occurring prior to the fifth fiscal quarter after the Issue Date, the excess of (A) any expenses allocated by Agilent to the historical financial statements of its Semiconductor Products Business segment for services and other items provided previously by Agilent, and any expenses of the type previously allocated by Agilent that are incurred by the Company and its Restricted Subsidiaries on or after the Issue Date and prior to the fifth fiscal quarter after the Issue Date, over (B) the portion of the $157 million of annual stand-alone expenses allocated in lieu of the expenses described in clause (A) applicable to such period (which adjustments may be incremental to, but not duplicative of, pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”); plus

(i) commencing with the fifth fiscal quarter following the Issue Date, the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions taken by the Company and its Restricted Subsidiaries (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, however, that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken on or prior to the third anniversary of the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $15.0 million for any four consecutive quarter period (which adjustments may be incremental to, but not duplicative of, pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”); plus

(j) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants — Limitation on Restricted Payments;”

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable,

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Electronics Components Business Unit” means only the Company’s optocoupler, optoelectronic/LED, optical mouse sensor, infrared transceiver and motion controller product lines.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale for cash of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution. “euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants — Limitation on Restricted Payments.”

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, the disposition of the Company’s camera module business and any other Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Company or any of its Restricted Subsidiaries, including the Transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Company’s Obligations under the Senior Note Indenture.

“Guarantor” means, each Restricted Subsidiary that Guarantees the senior notes in accordance with the terms of the Senior Note Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a senior note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(d) representing any Hedging Obligations; or

(e) during a Suspension Period only, obligations in respect of Sale and Leaseback Transactions in an amount equal to the present value of such obligations during the remaining term of the lease using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon the balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, however, that Indebtedness of any direct or indirect parent of the Company appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP, shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Lehman Brothers Inc., Citigroup Global Markets Singapore Pte. Ltd. and Credit Suisse First Boston (Singapore) Limited.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants — Limitation on Restricted Payments:”

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(b) the Company “Investment” in such Subsidiary at the time of such redesignation; less

(c) the portion (proportionate to the Company equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“Investors” means Kohlberg Kravis Roberts & Co. L.P., Silver Lake Partners, and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means December 1, 2005.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders — Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated November 25, 2005, relating to the outstanding notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Senior Note Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, however, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders — Asset Sales” covenant.

“Permitted Holders” means each of the Investors and members of management of the Company (or its direct or indirect parent companies) who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, however, that in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1) any Investment in the Company or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, however, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(8) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants — Limitation on Restricted Payments;”

(9) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants — Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(11) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company are necessary or advisable to effect transactions contemplated under the Receivables Facility;

(12) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of $100.0 million and 4.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(13) any Investment in a Qualified Joint Venture having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed $50.0 million and 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) advances to, or guarantees of Indebtedness of, employees not in excess of $15.0 million outstanding at any one time, in the aggregate; and

(15) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (12)(b) of the second paragraph under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(9) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(11) Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Senior Note Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of any Issuer or any Guarantor;

(16) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s clients;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Senior Note Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $25.0 million at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any successor or comparable provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

(27) during a Suspension Period only, Liens securing Indebtedness, and Indebtedness represented by Sale and Leaseback Transactions in an amount that does not exceed 15% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries at any one time outstanding.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness. Additionally, solely for purposes of this definition and the covenant described under “Certain Covenants — Liens,” any Indebtedness incurred during a Suspension Period shall be deemed to have been incurred in compliance with the covenant described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Incurrence of Disqualified Stock and Preferred Stock.”

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Joint Venture” means a Person (i) at least 50% of the Voting Stock of which is beneficially owned by the Company or a Restricted Subsidiary and (ii) which engages in only a Similar Business.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided, however, that the fair market value of any such assets or Capital Stock shall be determined by the Company in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the senior notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“registration rights agreement” means the registration rights agreement dated as of the Issue Date, among the Issuers, the Guarantors and the Initial Purchasers, with respect to the senior notes, and any similar registration rights agreement governing Additional Notes, unless the context indicates otherwise.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided, however, that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Relevant Jurisdiction” shall have the definition set forth in “Additional Amounts.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including the subsidiary co-issuers) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Facility under the credit agreement to be entered into as of the Issue Date by and among Avago Technologies Finance Pte. Ltd. and certain of its subsidiaries, as Borrowers, Avago Technologies Holding Pte. Ltd., Citicorp North America, Inc., as administrative agent, Citigroup Global Markets Inc., as joint lead arranger and joint lead bookrunner, Lehman Brothers Inc., as joint lead arranger, joint lead bookrunner and syndication agent, and Credit Suisse, as documentation agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor Advisory Agreement” means the Sponsor Advisory Agreement between certain of the management companies associated with the Investors as in effect on the Issue Date.

“Stated Maturity” means, except as otherwise provided, with respect to any Indebtedness, the dates specified in such Indebtedness as the fixed dates on which the principal and/or interest of such Indebtedness are due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof or the lender thereunder upon the happening of any contingency unless such contingency has occurred).

“Storage Sale” means the sale by the Company of the storage products business of the Company and its Restricted Subsidiaries as described in the Offering Memorandum.

“Subordinated Indebtedness” means, with respect to a series of senior notes,

(1) any Indebtedness of any Issuer which is by its terms subordinated in right of payment to the senior notes, including the Subordinated Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the senior notes.

“Subordinated Notes” means the 11 7/8% Senior Subordinated Notes due 2015 of the Issuers.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Transactions” means the transactions contemplated by the Transaction Agreement, the issuance of the senior notes and the Subordinated Notes and the Senior Credit Facilities as in effect on the Issue Date.

“Transaction Agreement” means the Asset Purchase Agreement, dated as of August 14, 2005, between Agilent and Argos Acquisition Pte. Ltd.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 1, 2007 (in the case of floating rate senior notes) or December 1, 2009 (in the case of fixed rate senior notes); provided, however, that if the period from the redemption date to December 1, 2007 (in the case of floating rate senior notes) or December 1, 2009 (in the case of fixed rate senior notes) is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided, however, that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(2) such designation complies with the covenants described under “Certain Covenants — Limitation on Restricted Payments;” and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” or

(2) the Fixed Charge Coverage Ratio for the Company its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF EXCHANGE SENIOR SUBORDINATED NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, the term “the Company” refers to Avago Technologies Finance Pte. Ltd, a Singapore limited company, and not any of its Affiliates or Subsidiaries, the term “subsidiary co-issuers” refers collectively to Avago Technologies U.S. Inc. and Avago Technologies Wireless (U.S.A.) Manufacturing Inc., and not any of their respective Affiliates or Subsidiaries, and the term “Issuers” refers collectively to the Company and the subsidiary co-issuers.

The Issuers issued the outstanding senior subordinated notes, and will issue the exchange senior subordinated notes under an indenture, dated December 1, 2005 (the “Senior Subordinated Note Indenture”) among the Issuers, the Guarantors and The Bank of New York, as trustee (the “Trustee”). The outstanding senior subordinated notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the exchange senior subordinated notes are substantially identical to the outstanding senior subordinated notes, except that upon the completion of the exchange offers, the exchange senior subordinated notes will be registered under the Securities Act and free of any covenants regarding registration rights.

The exchange senior subordinated notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The Senior Subordinated Note Indenture contains provisions which define your rights under the senior subordinated notes. The terms of the senior subordinated notes include those stated in the Senior Subordinated Note Indenture and those made part of the Senior Subordinated Note Indenture by reference to the Trust Indenture Act. The following description is only a summary of the material provisions of the Senior Subordinated Note Indenture and is qualified in its entirety by reference to the provisions of that agreement, including the definitions therein of certain terms used below. You should read the Senior Subordinated Note Indenture because it, not this description, defines your rights as Holders of the senior subordinated notes. You may request copies of the Senior Subordinated Note Indenture at our address set forth under the heading “Prospectus Summary.”

The registered holder of a senior subordinated note is treated as the owner of it for all purposes. Only registered holders have rights under the Senior Subordinated Note Indenture.

Brief Description of Senior Subordinated Notes

The senior subordinated notes are:

•	unsecured senior subordinated obligations of the Issuers;

•	subordinated in right of payment to all existing and future Senior Indebtedness (including the Senior Credit Facilities and the senior notes) of the Issuers;

•	pari passu in right of payment with any future senior subordinated Indebtedness of the Issuers;

•	effectively subordinated to all secured Indebtedness of the Issuers; and

•	initially guaranteed on a senior subordinated unsecured basis by each Restricted Subsidiary that guarantees the obligations under the Senior Credit Facilities.

Subsidiary Co-Issuers and Guarantors

The Issuers are joint and several obligors under the Senior Subordinated Note Indenture and the senior subordinated notes. The Guarantors, as primary obligors and not merely as sureties, initially jointly and severally irrevocably and unconditionally guarantee, on a senior subordinated unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Senior Subordinated Note Indenture and the senior subordinated notes, whether for payment of principal of or interest on or Additional Interest in respect of the senior subordinated notes, expenses, indemnification or otherwise, on the terms set forth in the Senior Subordinated Note Indenture.

Each of the Company’s Restricted Subsidiaries that initially Guaranteed the Obligations under the Senior Credit Facilities (other than the subsidiary co-issuers) initially guaranteed the senior subordinated notes. Each of the Guarantees of the senior subordinated notes is a general unsecured Obligation of each Guarantor. The Guarantees are subordinated in right of payment to all existing and future Senior Indebtedness of such entity, are pari passu in right of payment to all existing and future Senior Subordinated Indebtedness of each such entity and are effectively subordinated to all secured Indebtedness of each such entity. The senior subordinated notes are structurally subordinated to Indebtedness of Subsidiaries of the Issuers that do not Guarantee the senior subordinated notes.

The obligations of each Guarantor under its Guarantees are limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee is entitled upon payment in full of all guaranteed obligations under the Senior Subordinated Note Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors — Risks Related to the Exchange Notes — The subsidiary co-issuers’ obligations under the exchange notes on the subsidiary guarantees could be deemed a fraudulent conveyance under certain circumstances and a court may subordinate or void them.”

The Senior Subordinated Note Indenture provides that the Obligations of each subsidiary co-issuer under the Senior Subordinated Note Indenture, and a Guarantee by each Guarantor provides by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such subsidiary co-issuer or Guarantor (including any sale, exchange or transfer), after which the applicable subsidiary co-issuer or Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of such subsidiary co-issuer or Guarantor which sale, exchange or transfer is made in compliance with the applicable provisions of the Senior Subordinated Note Indenture;

(b) in the case of a Guarantee, the release or discharge of the guarantee by such Guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the proper designation of any Restricted Subsidiary that is a subsidiary co-issuer or a Guarantor as an Unrestricted Subsidiary; or

(d) the Issuers’ exercising the legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuers’ obligations under the Senior Subordinated Note Indenture being discharged in accordance with the terms of the Senior Subordinated Note Indenture; and

(2) the Company delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Senior Subordinated Note Indenture relating to such transaction have been complied with.

Subordination of Senior Subordinated Notes

The payment of principal, interest and premium and Additional Interest and Additional Amounts, if any, on the senior subordinated notes are subordinated to the prior payment in full of all Senior Indebtedness of the Issuers or the relevant Guarantor, including the senior subordinated notes, the Senior Credit Facilities and Senior Indebtedness incurred after the date of the Senior Subordinated Note Indenture.

Only Indebtedness of the Issuers or a Guarantor that is Senior Indebtedness ranks senior to the senior subordinated notes and the Guarantees in accordance with the provisions of the Senior Subordinated Note Indenture. The senior subordinated notes and Guarantees in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Issuers and the relevant Guarantor, respectively.

The Issuers agreed in the Senior Subordinated Note Indenture that the Issuers and the Guarantors will not incur any Indebtedness that is subordinate or junior in right of payment to the Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Senior Subordinated Note Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Neither any Issuer nor any Guarantor is permitted to pay principal of, premium, if any, or interest on the senior subordinated notes (or pay any other obligations relating to the senior subordinated notes, including Additional Interest, fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” below and may not purchase, redeem or otherwise retire any senior subordinated notes (collectively, “pay the notes”) (except in the form of Permitted Junior Securities) if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Designated Senior Indebtedness of the Issuers is not paid in full in cash when due (after giving effect to any applicable grace period); or

(2) any other default on Designated Senior Indebtedness of the Issuers occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, the Issuers are permitted to pay the senior subordinated notes if the Company and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuers are not permitted to pay the senior subordinated notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, the Company and related Guarantors are permitted to resume paying the senior subordinated notes after the end of such Payment Blockage Period. The senior subordinated notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuers (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the senior subordinated notes is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Blockage Notice unless such default has been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

In connection with the senior subordinated notes, in the event of any payment or distribution of the assets of the Issuers upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuers or their property:

(1) the holders of Senior Indebtedness of the Issuers will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders of the senior subordinated notes are entitled to receive any payment;

(2) until the Senior Indebtedness of the Issuers is paid in full in cash, any payment or distribution to which Holders of the senior subordinated notes would be entitled but for the subordination provisions of the Senior Subordinated Note Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of senior subordinated notes may receive Permitted Junior Securities; and

(3) if a distribution is made to Holders of the senior subordinated notes that, due to the subordination provisions, should not have been made to them, such Holders of the senior subordinated notes are required to hold it in trust for the holders of Senior Indebtedness of the Issuers and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Senior Subordinated Note Indenture upon the failure of the Issuers to pay interest or principal with respect to the senior subordinated notes when due by their terms. If payment of the senior subordinated notes is accelerated because of an Event of Default, the Issuers must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration. So long as there shall remain outstanding any Senior Indebtedness under the Senior Credit Facilities, a Blockage Notice may be given only by the administrative agent thereunder unless otherwise agreed to in writing by the requisite lenders named therein. If any Designated Senior Indebtedness of the Company is outstanding, neither any Issuer nor any Guarantor may pay the senior subordinated notes until five Business Days after the Representatives of all the issuers of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the senior subordinated notes only if the Senior Subordinated Note Indenture otherwise permits payment at that time.

Each Guarantor’s obligations under its Guarantee are senior subordinated obligations of that Guarantor. As such, the rights of Holders to receive payment pursuant to such Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Company’s obligations under the senior subordinated notes apply equally to the obligations of such Guarantor under its Guarantee.

A Holder by its acceptance of senior subordinated notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Senior Subordinated Note Indenture and appoints the Trustee its attorney-in-fact for such purpose.

By reason of the subordination provisions contained in the Senior Subordinated Note Indenture, in the event of a liquidation or insolvency proceeding, creditors of an Issuer or a Guarantor who are holders of Senior Indebtedness of such Issuer or such Guarantor, as the case may be, may recover more, ratably, than the Holders of the senior subordinated notes, and creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the senior subordinated notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of Government Securities held in trust by the Trustee for the payment of principal of and interest on the senior subordinated notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge,” if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions.

Paying Agent and Registrar for the Senior Notes

The Issuers maintain one or more paying agents for the senior subordinated notes in the Borough of Manhattan, City of New York. The initial paying agent for the senior subordinated notes is the Trustee.

The Issuers maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar is the Trustee. The registrar maintains a register reflecting ownership of the senior subordinated notes outstanding from time to time makes payments on and facilitates transfer of senior subordinated notes on the Issuers’ behalf.

The Issuers may change the paying agents or the registrars without prior notice to the Holders. The Company or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange senior subordinated notes in accordance with the Senior Subordinated Note Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of senior subordinated notes. Holders are required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any senior subordinated note selected for redemption. Also, the Issuers are not required to transfer or exchange any senior subordinated note for a period of 15 days before a selection of senior subordinated notes to be redeemed.

Principal and Maturity

The Issuers issued $250 million aggregate principal amount of senior subordinated notes. The outstanding senior subordinated notes will mature on December 1, 2015. Subject to compliance with the covenant described below under the caption “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuers may issue additional senior subordinated notes from time to time after this offering under the Senior Subordinated Note Indenture (the “Additional Notes”). The senior subordinated notes and any Additional Notes subsequently issued under the Senior Subordinated Note Indenture are treated as a single class for all purposes under the Senior Subordinated Note Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “senior subordinated notes” for all purposes of the Senior Subordinated Note Indenture and this “Description of Exchange Senior Subordinated Notes” include any Additional Notes that are actually issued.

Interest

Interest on the senior subordinated notes accrues at the rate of 11 7/8% per annum and is payable semiannually in arrears on June 1 and December 1, commencing on June 1, 2006, to the Holders of senior subordinated notes of record on the immediately preceding May 15 and November 15. Interest on the senior subordinated notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the senior subordinated notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Amounts

All payments of, or in respect of, principal of, and premium and interest on, the senior subordinated notes or under the Guarantees are made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Republic of Singapore, including any political subdivision or taxing authority thereof, or any other jurisdiction in which any Guarantor is organized or resident for tax purposes or from or through which payment is made, other than the United States or any State or taxing authority thereof (including, in each case, any political subdivision thereof) (the “Relevant Jurisdiction”) or any authority thereof or therein having power to tax unless these taxes, duties, assessments or governmental charges are required to be withheld or deducted. In that event, the Issuers (or the Guarantor, as the case may be), jointly and severally, agree to pay such additional amount as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges of the Relevant Jurisdiction) in the payment to each holder of a senior subordinated note of the amounts that would have been payable in respect of such senior subordinated notes or under the Guarantees had no withholding or deduction been required (such amounts, “Additional Amounts”), except that no Additional Amounts shall be payable for or on account of:

(1) any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that such holder:

(a) is or has been a domiciliary, national or resident of, engages or has been engaged in business, maintains or has maintained a permanent establishment, or is or has been physically present in Singapore or the other jurisdiction, or otherwise has or has had some connection with the Relevant Jurisdiction other than the mere ownership of, or receipt of payment under, such senior subordinate note or under the Guarantees (including, without limitation, the holder being a resident in the Relevant Jurisdiction for tax purposes); or

(b) presented such senior subordinate noted more than 30 days after the date on which the payment in respect of such senior subordinated note first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such Additional Amounts if it had presented such note for payment on any day within such period of 30 days;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, duty, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payment of interest, principal or premium on the senior subordinated notes or under the Guarantees;

(4) any tax, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure to duly and timely comply by the holder or the beneficial owner of a senior subordinated note with a request by the Company addressed to the holder (A) to provide information concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the holder or such beneficial owner or connection with the Relevant Jurisdiction r (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) and (B), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, duty, assessment or other governmental charge;

(5) any payment of the principal of or premium or interest on any senior subordinated note to any holder who is a fiduciary, partnership or person other than the sole beneficial owner of the payment to the extent that, if the beneficial owner had held the senior subordinated note directly, such beneficial owner would not have been entitled to the Additional Amounts;

(6) except in the case of a winding up of the Company, any tax, duty, assessment or other governmental charge which would not have been imposed but for the presentation of a senior subordinated note for payment (where presentation is required) in the Relevant Jurisdiction (unless by reason of the Company’s actions, presentment could not have been made elsewhere); or

(7) any combination of the items listed above.

Such Additional Amounts are also not be payable where, had the beneficial owner of the senior subordinated note been the Holder, it would not have been entitled to payment of Additional Amounts by reason of clauses (1) through (7) above.

If any taxes are required to be deducted or withheld from payments on the senior subordinated notes or under the Guarantees, the Company shall promptly provide a receipt of the payment of such taxes (or if such receipt is not available, any other evidence of payment reasonably acceptable to the Trustee).

Any reference herein to the payment of the principal or interest on any senior subordinated note shall be deemed to include the payment of Additional Amounts provided for in the Senior Subordinated Note Indenture to the extent that, in such context, Additional Amounts are, were or would be payable under the Senior Subordinated Note Indenture.

Additional Interest

Additional Interest may accrue on the senior subordinated notes in certain circumstances pursuant to the registration rights agreement relating to the senior subordinated notes. All references in the Senior Subordinated Note Indenture, in any context, to any interest or other amount payable on or with respect to the senior subordinated notes shall be deemed to include any Additional Interest pursuant to the registration rights agreement. Principal of, premium, if any, and interest on the senior subordinated notes will be payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders of the senior subordinated notes at their respective addresses set forth in the register of Holders; provided, however, that all payments of principal, premium, if any, and interest with respect to the senior subordinated notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuers, the Issuers’ office or agency in New York will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the senior subordinated notes. However, under certain circumstances, the Issuers may be required to offer to purchase senior subordinated notes as described under the caption “Repurchase at the Option of Holders.” The Issuers may at any time and from time to time purchase senior subordinated notes in the open market or otherwise.

Optional Redemption

At any time prior to December 1, 2010, the Issuers may redeem all or a part of the senior subordinated notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the senior subordinated notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date, subject to the right of Holders of record of senior subordinated notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after December 1, 2010, the Issuers may redeem the senior subordinated notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders — Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the senior subordinated notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable redemption date, subject to the right of Holders of record of senior subordinated notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12 month period beginning on December 1 of each of the years indicated below:

Year	Percentage

2010	105.938%
2011	103.958%
2012	101.979%
2013 and thereafter	100.000%

In addition, until December 1, 2008, the Issuers may, at their option, on one or more occasions redeem up to 35% of the aggregate principal amount of senior subordinated notes at a redemption price equal to 111.875% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable redemption date, subject to the right of Holders of record of senior subordinated notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings and redeem up to 35% of the aggregate principal amount of the Subordinated Notes at a redemption price equal to 111.875% of the aggregate principal amount thereof, plus and unpaid interest thereon and Additional Interest, if any, to the applicable redemption date, subject to the right of the Holders of record of senior subordinated notes on the relevant record date to receive interest due on the relevant interest payment date, with the net proceeds of one or more Designated Asset Sales; provided, however, that at least $150 million aggregate principal amount of senior subordinated notes and at least 50% of the sum of the aggregate principal amount of senior subordinated notes originally issued under the Senior Subordinated Note Indenture and any Additional Notes issued under the Senior Subordinated Note Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further, however, that each such redemption occurs within 90 days of the date of closing of each such Equity Offering or Designated Asset Sales, as the case may be.

Notice of any redemption upon any Equity Offering or Designated Asset Sale may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or Designated Asset Sale.

If the Issuers redeem less than all outstanding senior subordinated notes, the Trustee shall select the senior subordinated notes to be redeemed in the manner described under “Repurchase at the Option of Holders — Selection and Notice.”

Redemption Upon Changes in Withholding Taxes

If, as a result of:

(1) any amendment after the date of the Senior Subordinated Note Indenture to, or change after the date of the Senior Subordinated Note Indenture in, the laws or regulations of any Relevant Jurisdiction, or

(2) any change after the date of the Senior Subordinated Note Indenture in the general application or general or official interpretation of the laws, treaties or regulations of any Relevant Jurisdiction applicable any Issuer or any Guarantor, any Issuer or any Guarantor would be obligated to pay, on the next date for any payment and as a result of that change, Additional Amounts as described above under “— Additional Amounts” with respect to the Relevant Jurisdiction, which any Issuer or any Guarantor cannot avoid by the use of reasonable measures available to it, then the Company may redeem all or part of the senior subordinated notes, at any time thereafter, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date. Such redemption shall also be permitted if any Issuer or any Guarantor determines that, as a result of any action take by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction, in any Relevant Jurisdiction, which action is taken or brought on or after the Issue Date, there is a substantial probability that any Issuer or any Guarantor would be required to pay Additional Amounts. Prior to the giving of any notice of redemption described in this paragraph, the Company will deliver an Officer’s Certificate stating that:

(1) the obligation to pay such Additional Amounts cannot be avoided by any Issuer or any Guarantor taking reasonable measures available to it; and

(2) any Issuer or any Guarantor has or will become, or there is a substantial probability that it will become obligated to pay such Additional Amounts as a result of an amendment or change in the laws, treaties or regulations of any Relevant Jurisdiction or a change in the application or interpretation of the laws, treaties or regulations of the Relevant Jurisdiction.

Repurchase at the Option of Holders

Change of Control

The senior subordinated notes provide that if a Change of Control occurs, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding senior subordinated notes as described under “Optional Redemption,” the Issuers will make an offer to purchase all of the senior subordinated notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will send notice of such Change of Control Offer, with a copy to the Trustee, to each Holder of senior subordinated notes by first-class mail to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and the circumstances and relevant facts regarding such Change of Control;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date of such notice (the “Change of Control Payment Date”);

(3) that all senior subordinated notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by us, that any senior subordinated note not properly tendered will remain outstanding and continue to accrue interest, and that unless the Issuers default in the payment of the Change of Control Payment, all senior subordinated notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in connection with the Change of Control Offer.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of senior subordinated notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Senior Subordinated Note Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Senior Subordinated Note Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1) accept for payment all senior subordinated notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all senior subordinated notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the senior subordinated notes so accepted together with an Officer’s Certificate to the Trustee stating that such senior subordinated notes or portions thereof have been tendered to and purchased by us.

The Senior Credit Facilities presently do, and future credit agreements to which the Issuers become a party may, provide that certain change of control events with respect to us (including a Change of Control under the Senior Subordinated Note Indenture) would constitute a default thereunder. If the Issuers experience a change of control that triggers a default under the Senior Credit Facilities, the Issuers could seek a waiver of such default or seek to refinance the Senior Credit Facilities. In the event the Issuers do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under the Senior Credit Facilities being declared due and payable. In such circumstances, the subordination provisions in the Senior Subordinated Note Indenture would likely restrict payments to the holders of the senior subordinated notes.

The Issuers’ ability to pay cash to the Holders of senior subordinated notes following the occurrence of a Change of Control may be limited by their then-existing financial resources. Sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the senior subordinated notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and the Issuers. The Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers could decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Senior Subordinated Note Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuers’ capital structure or credit ratings. Restrictions on the Issuers’ ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants — Liens.” Such restrictions in the Senior Subordinated Note Indenture can be waived only with the consent of the Holders of a majority in principal amount of the senior subordinated notes then outstanding. Except for the imitations contained in such covenants, however, the Senior Subordinated Note Indenture does not contain any covenants or provisions that may afford Holders of the senior subordinated notes protection in the event of a highly leveraged transaction.

The Issuers will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Subordinated Note Indenture applicable to a Change of Control Offer made by us and purchases all senior subordinated notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon completion of the transaction constituting such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the Issuers’ assets to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the Issuers’ assets. As a result, it may be unclear as to whether a

Change of Control has occurred and whether a Holder of senior subordinated notes may require us to make an offer to repurchase the senior subordinated notes as described above.

The provisions under the Senior Subordinated Note Indenture relative to the Issuers’ obligation to make an offer to repurchase the senior subordinated notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the senior subordinated notes.

Asset Sales

The Senior Subordinated Note Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, however, that, for purposes of this provision and for no other purpose, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the senior subordinated notes, that are assumed by the transferee of such assets and with respect to which the Company and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale to the extent of the cash received in such conversion, and

(c) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary having an aggregate fair market value (as determined in good faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $150.0 million and 6% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Company or any Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under the Senior Indebtedness, and to correspondingly reduce commitments with respect thereto;

(b) Obligations under other Senior Subordinated Indebtedness (and to correspondingly reduce commitments with respect thereto), provided, however, that the Company shall equally and ratably reduce Obligations under the senior subordinated notes as provided under “Optional Redemption, “through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their senior subordinated notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of senior subordinated notes that would otherwise be prepaid; or

(c) Indebtedness of a Restricted Subsidiary that is not a subsidiary co-issuer or a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(2) to:

(a) make capital expenditures,

(b) either (i) make Restricted Payments pursuant to clause (17) of the second paragraph of the covenant described under “Certain Covenants — Limitation on Restricted Payments,” or (ii) redeem senior notes and senior subordinated notes in accordance with “Optional Redemption,” in each case with the proceeds of Designated Asset Sales;

(c) make an Investment in any one or more businesses; provided, however, that any such Investment is in the form of the acquisition of Capital Stock and results in such business becoming a Restricted Subsidiary, or

(d) acquire properties or other assets

that, in the case of each of clauses (c) and (d), are either used or useful in a Similar Business or replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided further, however, that a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided, however, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers shall make an offer to all Holders of the senior subordinated notes and, if required by the terms of any Indebtedness that is pari passu with the senior subordinated notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the senior subordinated notes and such Pari Passu Indebtedness that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Senior Subordinated Note Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by delivering the notice required pursuant to the terms of the Senior Subordinated Note Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of senior subordinated notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Senior Subordinated Note Indenture. If the aggregate principal amount of senior subordinated notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the senior subordinated notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the senior subordinated notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Senior Subordinated Note Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the senior subordinated notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Senior Subordinated Note Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Senior Subordinated Note Indenture by virtue thereof.

On February 28, 2006, we sold our Storage Business to PMC-Sierra, Inc. for $420 million in cash. We used the net proceeds from the sale of our Storage Business to permanently repay borrowings under our term loan facility. On May 1, 2006, we sold our Printer ASICs Business to Marvell Technology Group Ltd. (“Marvell”). Our agreement with Marvell also provides for up to $35 million in additional performance-based payments by Marvell to us upon the achievement of certain revenue targets by the acquired business. We used $245 million of net proceeds from the sale of our Printer ASICs Business to permanently repay borrowings under our term loan facility.

Selection and Notice

If the Issuers are redeeming less than all of the senior subordinated notes outstanding at any time, the Trustee will select the senior subordinated notes to be redeemed (a) if the senior subordinated notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the senior subordinated notes are listed or (b) on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate. No senior subordinated notes of $2,000 or less can be redeemed in part.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at such Holder’s registered address or otherwise in accordance with the procedures of DTC, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of senior subordinated notes, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the senior subordinated notes or a satisfaction and discharge of the Senior Subordinated Note Indenture. If any senior subordinated note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such senior subordinated note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuers will issue a new senior subordinated note in a principal amount equal to the unredeemed portion of the original senior subordinated note in the name of the Holder upon cancellation of the original senior subordinated note. senior subordinated notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on senior subordinated notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Senior Subordinated Note Indenture. During any period of time that: (i) the notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Senior Subordinated Note Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and the Restricted Subsidiaries will not be subject to the following provisions of the Senior Subordinated Note Indenture:

(1) “— Limitation on Restricted Payments,”

(2) ‘‘— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,”

(3) “— Transactions with Affiliates,”

(4) “— Limitation on Guarantees of Indebtedness by Restricted Subsidiaries,”

(4) “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,”

(5) “— Limitation on Layering;”

(6) “Repurchase at the Option of Holders — Asset Sales,” and

(7) clause (4) of the first paragraph of “Merger, Consolidation or Sale of All or Substantially All Assets”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. In addition, the Guarantees of the Guarantors will be suspended as of such date (the “Suspension Date”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “— Limitation on Restricted Payments” will be made as though the covenant described under “— Limitation on Restricted Payments” had been in effect since the Issue Date and prior to, but not during, the Suspension Period.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of Equity Interests;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(III) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or Stated Maturity, any Subordinated Indebtedness, other than:

(a) with respect to Indebtedness permitted to be incurred pursuant to clauses (7) and (8) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(b) a payment of interest, principal or related Obligations at Stated Maturity;

(c) the purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation or principal installment at Stated Maturity, in each case due within one year of the date of purchase, redemption, defeasance or acquisition or retirement; or

(IV) make any Restricted Investment;

(each such payment or other action set forth in clauses (I) through (IV) above being referred to as a “Restricted Payment”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the provisions of the first paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning November 1, 2005, to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, if such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been relied upon to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding such proceeds and such fair market value, as determined in good faith by the Company, of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Company, any direct or indirect parent company of the Company and the Company’s Subsidiaries after the Issue Date to the extent such amounts have been applied to make Restricted Payments in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to the Company, Equity Interests of any direct or indirect parent company of the Company (excluding contributions of the proceeds from the sale of Designated Preferred Stock of any such parent company or contributions to the extent such amounts have been applied to make Restricted Payments in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Company that have been converted into or exchanged for Equity Interests of the Company;

provided, however, that the calculation set forth in this clause (b) shall not include the net cash proceeds or fair market value of marketable securities or other property received from the sale of (W) Refunding Capital Stock (as defined below), (X) Equity Interests or debt securities of the Company that are convertible into or exchangeable for Equity Interests of the Company, in each case sold to a Restricted Subsidiary (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property contributed to the capital of the Company after the Issue Date (other than net cash proceeds (A) to the extent such net cash proceeds have been relied upon to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (B) contributed by a Restricted Subsidiary and (C) constituting an Excluded Contribution); plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received from:

(i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution or dividend from an Unrestricted Subsidiary, in each case after the Issue Date (other than in each case to the extent the investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment); plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Company in good faith or if such fair market value exceeds $25.0 million, in writing by an Independent Financial Advisor, at the time of such redesignation (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Senior Subordinated Note Indenture;

(2) (a) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock) (“Refunding Capital

Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount in any calendar year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuers or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness of the Issuers or a Guarantor, as the case may be that is incurred in compliance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(4) the purchase, redemption, defeasance or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) shall not exceed in any calendar year $20.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $40.0 million in any calendar year); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent such net cash proceeds have not otherwise been applied to make Restricted Payments pursuant to clause (3) of the preceding paragraph; plus

(b) the net cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

provided, further, that cancellation of Indebtedness owing to the Company from members of management of the Company, any of the Company’s direct or indirect parent companies or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Senior Subordinated Note Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in accordance with and to the extent permitted by the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges;”

(6) the declaration and payment of dividends:

(a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date;

(b) to a direct or indirect parent company of the Company, to the extent that the proceeds of which are used to fund the payment of dividends to holders of any class or series of Designated

Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date, provided, however, that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock;

(c) to holders of Refunding Capital Stock that is Preferred Stock and that was exchanged for, or the proceeds of which were used to purchase, redeem, defease or otherwise acquire or retire for value, any Preferred Stock (other than Preferred Stock of the Company outstanding on the Issue Date) in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of clauses (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of declaration of any such dividends, after giving effect to such declaration on a pro forma basis, the Company and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $50.0 million and 2% of Total Assets at the time of such Investment (with the fair market value of each Investment being determined in good faith by the Company at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent company to fund a payment of dividends on such company’s common stock), following the consummation of an underwritten public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (11), not to exceed the greater of $50.0 million and 2% of Total Assets at the time made;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “— Transactions with Affiliates;”

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under the captions “Repurchase at the Option of Holders — Change of Control” and “Repurchase at the Option of Holders — Asset Sales;” provided that all senior subordinated notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been purchased, redeemed, defeased or acquired for value;

(15) the declaration and payment of dividends by the Company to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication:

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent company;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(e) fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such parent company;

(16) the distribution, by dividend or otherwise, by the Company or a Restricted Subsidiary, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by Unrestricted Subsidiaries;

(17) at any time on or prior to the third anniversary of the Issue Date, Restricted Payments that are made with the proceeds from Designated Asset Sales; or

(18) at any time on or prior to July 31, 2006, Restricted Payments that are made with the proceeds from any Tranche B-2 Term Loan Commitment (as defined in the Senior Credit Facilities) to the extent permitted by the Senior Credit Facilities;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (17) and (18) no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the date of this prospectus, all of the Company’s Subsidiaries (including the subsidiary co-issuers) are Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Senior Subordinated Note Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a

consolidated basis for the Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $125.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Company or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $975.0 million outstanding at any one time, less up to $215.0 million in the aggregate of mandatory principal payments actually made by the borrower thereunder in respect of Indebtedness thereunder with the proceeds of the Storage Sale;

(2) the incurrence by the Issuers and any Guarantor of Indebtedness represented by the senior subordinated notes and the senior notes (including any Guarantee) (other than any Additional Notes) and any notes and guarantees issued in exchange for the senior subordinated notes, the senior notes and Guarantees pursuant to a registration rights agreement;

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) (a) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount at the date of such incurrence (including all Refinancing Debt Incurred to refinance any other Indebtedness incurred pursuant to this clause (4)(a)) not to exceed the greater of $100.0 million and 4% of Total Assets; provided, however, that such Indebtedness exists at the date of such purchase or transaction, or is created within 270 days thereafter, and (b) other Indebtedness under Capitalized Lease Obligations in a principal amount that does not exceed $50.0 million in the aggregate at any time outstanding, together with other Indebtedness under Capitalized Lease Obligations incurred under this clause (4)(b) (including all Refinancing Debt Incurred to refinance any other Indebtedness incurred pursuant to this clause (4)(b));

(5) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letter of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or the Capital Stock of a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of the Company to a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness; provided further, however, that any such Indebtedness owing to a Restricted Subsidiary that is not a subsidiary co-issuer or a Guarantor shall be expressly subordinated in right of payment to the senior subordinated notes;

(8) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, however, that if a subsidiary co-issuer or a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a subsidiary co-issuer or a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Notes in the case of a subsidiary co-issuer or the Guarantee of the senior subordinated notes of a Guarantor; provided further, however, that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant, exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary equal to 200.0% of the net cash proceeds received by the Company after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of the covenant described under “— Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of the covenant described under “— Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $175.0 million;

(13) the incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to the first paragraph of this covenant, clauses (2), (3), (4) or (12)(a) above, this clause (13) or clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock (the “Refinancing Indebtedness”); provided, however, that:

(a) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the

Indebtedness being so refunded or refinanced, plus the amount of any premium (including any tender premium and any defeasance costs, fees and premium required to be paid under the terms of the instrument governing such Indebtedness) and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such Refinancing Indebtedness shall have a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;

(c) if such Refinancing Indebtedness constitutes Subordinated Indebtedness, such Refinancing Indebtedness shall have a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness being refunded or refinanced;

(d) to the extent such Refinancing Indebtedness refunds or refinances (i) Indebtedness that is subordinated to or pari passu with the senior subordinated notes, such Refinancing Indebtedness shall be subordinated to or pari passu with the senior subordinated notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(e) Refinancing Indebtedness shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a subsidiary co-issuer or a Guarantor that refunds or refinances Indebtedness, Disqualified Stock or Preferred Stock of either an Issuer or a Guarantor; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refunds or refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided further, however, that subclause (b) of this clause (13) will not apply to any refunding or refinancing of any Indebtedness outstanding under Senior Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged with or into the Company or a Restricted Subsidiary in accordance with the terms of the Senior Subordinated Note Indenture; provided, however, that after giving effect to such acquisition or merger, either

(a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries would be greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Senior Subordinated Note Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided, however, that such guarantee is incurred in accordance with the covenant described below under “— Limitation on Guarantees of Indebtedness by Restricted Subsidiaries;” and

(18) Indebtedness owed by the Company or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of the second paragraph under the caption “— Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (18) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify, and may thereafter reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided, however, that all Indebtedness outstanding under the Credit Facilities after the application of the net proceeds from the sale of the senior subordinated notes shall first be applied to clause (1) of the preceding paragraph; and

(2) at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to clause (12)(b) or clause (4) of the second paragraph of this covenant shall cease to be deemed incurred or outstanding for purposes of first, clause (12)(b) and second, clause (4) and shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which, and to the extent that, the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on clause (12)(b) or (4), as applicable).

Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit Indebtedness; provided, however, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

The Company will not, and will not permit any subsidiary co-issuer or Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness ranking pari passu with or subordinated to the senior subordinated notes or any related

Guarantee, on any asset or property of the Company or any subsidiary co-issuer or Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the senior subordinated notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the senior subordinated notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing Indebtedness incurred under Credit Facilities, including any letter of credit facility relating thereto, pursuant to clause (1) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (b) Liens securing Obligations in respect of any Senior Indebtedness.

Merger, Consolidation or Sale of All or Substantially All Assets

The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Company or the laws of the Republic of Singapore or of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the senior subordinated notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction, no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) the Fixed Charge Coverage Ratio for the Successor Company, the Company and its Restricted Subsidiaries would be greater than such Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each subsidiary co-issuer and Guarantor, unless it is the other party to the transactions described above, in which case clause (b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its obligations under the Senior Subordinated Note Indenture and the senior notes or Guarantee, as the case may be, shall apply to such Person’s obligations under the Senior Subordinated Note Indenture, the senior subordinated notes and any registration rights agreement relating to the senior subordinated notes;

(6) if the merging corporation is organized and existing under the laws of the Republic of Singapore and the Successor Company is organized and existing under the laws of the United States of America, any state thereof, the District of Columbia or any territory thereof or if the merging corporation is organized and existing under the laws of the United States of America, any state thereof, the District of Columbia or any territory thereof and the Successor Company is organized and existing under the laws of the Republic of Singapore, the Company shall have delivered to the Trustee an Opinion of Counsel that the holders of the senior subordinated notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the transaction and will be taxed for U.S. federal income tax purposes on the same amounts and at the same times as would have been the case if the transaction had not occurred;

(7) in the event that the Successor Company is organized and existing under the laws of a jurisdiction other than the merging corporation’s jurisdiction and an opinion is not delivered pursuant to clause (6) above, the Successor Company shall agree to withhold any taxes, duties, assessments or similar charges that arise as a consequence of such consolidation, merger or sale with respect to the payment of principal, premium or interest on the senior subordinated notes or Guarantees and to pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of the senior subordinated notes after any such withholding or deduction will equal the respective amounts of principal, premium and interest which would have been receivable in respect of the senior subordinated notes in the absence of such consolidation, merger or sale, to the extent that such additional amounts would be required by and subject to the terms (including all relevant exceptions) contained in “— Additional Amounts;” and

(8) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Senior Subordinated Note Indenture.

The Successor Company will succeed to, and be substituted for the Company, as the case may be, under the Senior Subordinated Note Indenture, the Guarantees and the senior subordinated notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company, and

(2) the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in a state of the United States, the District of Columbia, any territory thereof or the Republic of Singapore so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Senior Subordinated Note Indenture governing release of a subsidiary co-issuer from its obligations under the Senior Subordinated Note Indenture and senior notes and a Guarantor from its Guarantee upon the sale, disposition or transfer of a guarantor, no subsidiary co-issuer or Guarantor will, and the Company will not permit any subsidiary co-issuer or Guarantor to, consolidate or merge with or into or wind up into (whether or not an Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such subsidiary co-issuer or Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such subsidiary co-issuer or Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of such subsidiary co-issuer or Guarantor, as the case may be, or the laws of the Republic of Singapore, the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such subsidiary co-issuer or Guarantor, expressly assumes all the obligations of such subsidiary co-issuer or Guarantor under the Senior Subordinated Note Indenture and such related Guarantor’s Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(d) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Senior Subordinated Note Indenture; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders — Asset Sales.”

Subject to certain limitations described in the Senior Subordinated Note Indenture, the Successor Person will succeed to, and be substituted for, such subsidiary co-issuer or Guarantor under the Senior Subordinated Note Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any subsidiary co-issuer or Guarantor may merge into or transfer all or part of its properties and assets to another subsidiary co-issuer or Guarantor or the Company.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, the Company delivers to the Trustee a resolution adopted by the majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Company or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Senior Subordinated Note Indenture described above under the covenant “— Limitation on Restricted Payments” and the definition of “Permitted Investments;”

(3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors pursuant to the Sponsor Advisory Agreement;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Company when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in this prospectus;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Senior Subordinated Note Indenture, which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms at least as favorable as are reasonably likely to have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of Company to any Permitted Holder or to any director, officer, employee or consultant;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) payments by the Company or any of its Restricted Subsidiaries to any of the Investors for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved in good faith by a majority of the board of directors of the Company;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved in good faith by the Company; and

(14) investments by the Investors in securities of the Company or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries that is not a subsidiary co-issuer or a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation;

(b) the Senior Subordinated Note Indenture, the senior subordinated notes, the indenture governing the senior notes and the senior notes;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not subsidiary co-issuers or Guarantors permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (j) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Company are necessary or advisable to effect transactions contemplated under such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Company will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other Indebtedness), other than a subsidiary co-issuer or a Guarantor, to guarantee the payment of any Indebtedness of the Company or any Restricted Subsidiary unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Senior Subordinated Note Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of any Issuer or any Guarantor:

(a) if the senior subordinated notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the senior subordinated notes are subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the senior subordinated notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the senior subordinated notes;

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a) such Guarantee has been duly executed and authorized; and

(b) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided, however, that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Limitation on Layering

The Senior Subordinated Note Indenture provides that the Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Senior Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is either:

(1) equal in right of payment with the senior subordinated notes or such Guarantor’s Guarantee of the senior subordinated notes, as the case may be; or

(2) expressly subordinated in right of payment to the senior subordinated notes or such Guarantor’s Guarantee of the senior subordinated notes, as the case may be.

The Senior Subordinated Note Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Reports and Other Information

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Senior Subordinated Note Indenture requires the Company to file with the SEC (and make available to the Trustee and Holders of the senior subordinated notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1) within 90 days after the end of each fiscal year (or such shorter period that would be applicable to the Company if it were a U.S. company that is not a foreign private issuer and that is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act (a “U.S. Filer”) as the SEC may in the future prescribe), an annual report on Form 10-K (or any successor form) or Form 20-F (or any successor form) containing substantially the same information (including applicable certifications) that the Company would be required to include in Form 10-K (or any successor form) if the Company were a U.S. Filer; provided, that the financial statements included therein shall be prepared in accordance with U.S. GAAP; provided, further, that if any annual report is filed on Form 20-F, the certifications required by Form 10-K, but not Form 20-F, shall be made to the Holders of the senior subordinated notes and the Trustee as if such report had been made on Form 10-K and provided to the Trustee and made available to Holders, in lieu of being filed with the SEC;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period that would be applicable to the Company if it were a U.S. filer as the SEC may in the future prescribe), a report containing substantially the same information (including applicable certifications) required to be contained in Form 10-Q (or any successor form) that would be required if the Company were a U.S. Filer; provided, that the financial statements included therein shall be prepared in accordance with U.S. GAAP; provided, further, that if any quarterly report is filed on Form 6-K, the certifications required by Form 10-Q, but not Form 6-K, shall be made to the Holders of the senior subordinated notes and the Trustee as if such report had been made on Form 10-Q and provided to the Trustee and made available to Holders, in lieu of being filed with the SEC;

(3) within the time periods specified on Form 8-K after the occurrence of an event required to be therein reported, such other reports on the appropriate form for reporting current events containing substantially the same information required to be contained in Form 8-K (or any successor form) that would be required if the Company were a U.S. Filer; provided, that such reports may be furnished, rather than filed, to the extent U.S. Filers are permitted to do so by the SEC; and

(4) any other information, documents and other reports which the Company would be required to file with the SEC if it were a U.S. Filer; provided, that such reports may be furnished, rather than filed, to the extent U.S. Filers are permitted to do so by the SEC;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of senior subordinated notes, in addition to providing such information to the Trustee and the Holders of the senior subordinated notes, in each case within 15 days after the time the Company would be required to file such information with the SEC, if it were subject to Section 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any senior subordinated notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of the Company becomes a guarantor of the senior subordinated notes, the Senior Subordinated Note Indenture permits the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided, however, that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act or (2) by posting on its website or providing to the Trustee within 15 days of the time periods after the Company would have been required to file annual and interim reports with the SEC, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum.

Events of Default and Remedies

The Senior Subordinated Note Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the senior subordinated notes (whether or not prohibited by the subordination provisions of the Senior Subordinated Note Indenture);

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the senior subordinated notes (whether or not prohibited by the subordination provisions of the Senior Subordinated Note Indenture);

(3) failure by any Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the senior subordinated notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Senior Subordinated Note Indenture or the senior subordinated notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the senior subordinated notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5) failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary; or

(7) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Senior Subordinated Note Indenture or the release of any such Guarantee in accordance with the Senior Subordinated Note Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Senior Subordinated Note Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding senior subordinated notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding senior subordinated notes to be due and payable immediately; provided, however, that so long as any Indebtedness permitted to be incurred under the Senior Subordinated Note Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of:

(1) acceleration of any such Indebtedness under the Senior Credit Facilities; or

(2) five Business Days after the giving of written notice of such acceleration to the Issuer and the administrative agent under the Senior Credit Facilities.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding senior subordinated notes will become due and payable without further action or notice. The Senior Subordinated Note Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the senior subordinated notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the senior subordinated notes.

The Senior Subordinated Note Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding senior subordinated notes by notice to the Trustee may on behalf of the Holders of all of the senior subordinated notes waive any existing Default and its consequences under the Senior Subordinated Note Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any senior subordinated note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the senior subordinated notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Senior Subordinated Note Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Senior Subordinated Note Indenture at the request or direction of any of the Holders of the senior subordinated notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a senior subordinated note may pursue any remedy with respect to the Senior Subordinated Note Indenture or the senior subordinated notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the total outstanding senior subordinated notes have requested the Trustee to pursue the remedy;

(3) Holders of the senior subordinated notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding senior subordinated notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Senior Subordinated Note Indenture the Holders of a majority in principal amount of the total outstanding senior subordinated notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Senior Subordinated Note Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a senior subordinated note or that would involve the Trustee in personal liability.

The Senior Subordinated Note Indenture provides that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Senior Subordinated Note Indenture, and the Company is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of any Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuers or the Guarantors under the senior subordinated notes, the Guarantees or the Senior Subordinated Note Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting senior subordinated notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior subordinated notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the senior subordinated notes and to have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”), and cure all then existing Events of Default, except for:

(1) the rights of Holders of senior subordinated notes to receive payments in respect of the principal of, premium, if any, and interest on the senior subordinated notes when such payments are due solely out of the trust created pursuant to the Senior Subordinated Note Indenture;

(2) the Issuers’ obligations with respect to senior subordinated notes concerning issuing temporary senior subordinated notes, registration of such senior subordinated notes, mutilated, destroyed, lost or stolen senior subordinated notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Senior Subordinated Note Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to certain covenants that are described in the Senior Subordinated Note Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the senior subordinated notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuers) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the senior subordinated notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the senior subordinated notes:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the senior subordinated notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the senior subordinated notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such senior subordinated notes and the Issuers must specify whether such senior subordinated notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee (x) an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or (b) since the issuance of the senior subordinated notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the senior subordinated notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and (y) an opinion of Singapore counsel and of any other jurisdiction in which the Issuers are organized, resident or engaged in a business for tax purposes that (a) Holders of the outstanding senior subordinated notes who are not resident or engaged in a business in that jurisdiction will not become subject to tax in the jurisdiction as a result of such Legal Defeasance and will be subject for purposes of the tax laws of that jurisdiction to income tax on the same amounts, in the same manner and at the same times as would have been the case if Legal Defeasance had not occurred and (b) payments from the defeasance trust will be free or exempt from any and all withholding and other taxes of whatever nature of such jurisdiction or any political subdivision or taxing authority thereof or therein except in the same manner and at the same times as would have been the case if Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee (x) an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the senior subordinated notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and (y) an opinion of Singapore counsel and of any other jurisdiction in which the Issuers are organized, resident or engaged in business for tax purposes that (a) Holders of the outstanding senior subordinated notes who are not resident or engaged in business in that jurisdiction will not become subject to tax in the jurisdiction as a result of such Covenant Defeasance and will be subject for purposes of the tax laws of that jurisdiction to income tax on the same amounts, in the same manner and at the same times as would have been the case if Covenant Defeasance had not occurred and (b) payments from the defeasance trust will be free or exempt from any and all withholding and other taxes of whatever nature of such jurisdiction or any political subdivision or taxing authority thereof or therein except in the same manner and at the same times as would have been the case if Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Senior Subordinated Note Indenture) to which, any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound;

(6) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of any Issuer or any Guarantor or others; and

(7) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Senior Subordinated Note Indenture will be discharged and will cease to be of further effect as to all senior subordinated notes, when either:

(1) all senior subordinated notes theretofore authenticated and delivered, except lost, stolen or destroyed senior subordinated notes which have been replaced or paid and senior subordinated notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all senior subordinated notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of any Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the senior subordinated notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the senior subordinated notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Senior Subordinated Note Indenture or the senior subordinated notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Senior Subordinated Note Indenture) to which any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound;

(c) the Issuers have paid or caused to be paid all sums payable by it under the Senior Subordinated Note Indenture; and

(d) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the senior subordinated notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Senior Subordinated Note Indenture, any Guarantee and the senior subordinated notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the senior subordinated notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, senior subordinated notes, and any existing Default or compliance with any provision of the Senior Subordinated Note Indenture or the senior subordinated notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding senior subordinated notes, other than senior subordinated notes beneficially owned by any Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the senior subordinated notes).

The Senior Subordinated Note Indenture provides that, without the consent of each affected Holder of senior subordinated notes, an amendment or waiver may not, with respect to any senior subordinated notes held by a non-consenting Holder:

(1) reduce the principal amount of such senior subordinated notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such senior subordinated note or alter or waive the provisions with respect to the redemption of such senior subordinated notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any senior subordinated note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the senior subordinated notes, except a rescission of acceleration of the senior subordinated notes by the Holders of at least a majority in aggregate principal amount of the senior subordinated notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Senior Subordinated Note Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any senior subordinated note payable in money other than that stated therein;

(6) make any change in the provisions of the Senior Subordinated Note Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the senior subordinated notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s senior subordinated notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s senior subordinated notes;

(9) except as expressly permitted by the Senior Subordinated Note Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the senior subordinated notes;

(10) amend or modify the provisions described under “— Additional Amounts;” or

(11) make any change to the subordination provisions of the Senior Subordinated Note Indenture (including applicable definitions) that would adversely affect the Holders of the senior subordinated notes.

Notwithstanding the foregoing, the Issuers, any Guarantor (with respect to a Guarantee or the Senior Subordinated Note Indenture to which it is a party) and the Trustee may amend or supplement the Senior Subordinated Note Indenture and any Guarantee or senior subordinated notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated senior subordinated notes of such series in addition to or in place of certificated senior subordinated notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuers’ or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Senior Subordinated Note Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon any Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Senior Subordinated Note Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Senior Subordinated Note Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Senior Subordinated Note Indenture;

(11) to conform the text of the Senior Subordinated Note Indenture, Guarantees or the senior subordinated notes to any provision of this “Description of Exchange Senior Subordinated Notes” to the extent that such provision in this “Description of Exchange Senior Subordinated Notes” was intended to be a verbatim recitation of a provision of the Senior Subordinated Note Indenture, Guarantee or senior subordinated notes;

(12) to make any amendment to the provisions of the Senior Subordinated Note Indenture relating to the transfer and legending of senior subordinated notes as permitted by the Senior Subordinated Note Indenture, including, without limitation to facilitate the issuance and administration of the senior subordinated notes; provided, however, that (i) compliance with the Senior Subordinated Note Indenture as so amended would not result in senior subordinated notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer senior subordinated notes; or

(13) to make any other modifications to the senior subordinated notes or the Senior Subordinated Note Indenture of a formal, minor or technical nature or necessary to correct a manifest error or upon Opinion of Counsel to comply with mandatory provisions of the law of Singapore or other foreign law requirement, so long as such modification does not adversely affect the rights of any Holder of the senior subordinated notes in any material respect.

The consent of the Holders is not necessary under the Senior Subordinated Note Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Enforceability of Judgments

Since a majority of the assets of the Company and its Subsidiaries are outside the United States, any judgment obtained in the United States against the Company or a Guarantor, including judgments relating to the payment of principal, interest, Additional Interest, Additional Amounts, redemption price and any purchase price of the senior subordinated notes, may not be entirely collectible, or collectible at all, within the United States.

The Company has been advised that the applicable laws of Singapore permit an action for debt to be brought in a court of competent jurisdiction in Singapore on a final and conclusive judgment in personam on merits properly obtained against the Company in a United States federal court or a court of the State of New York sitting in the Borough of Manhattan in the City of New York, respecting the enforcement of the senior subordinated notes, the Senior Subordinated Note Indenture or the registration rights agreement relating to the senior subordinated notes that is not impeachable as void or voidable under the laws of the State of New York and that is for a specified sum in money and which could be enforced by execution against the Company in the jurisdiction of the relevant court and has not been stayed or satisfied in whole if:

•	the relevant court that rendered the judgment has jurisdiction over the Company, as recognized by the courts of Singapore and in compliance with Singapore’s conflict of laws rules and submission by the Company in the Senior Subordinated Note Indenture to the jurisdiction of the New York court will be sufficient for this purpose;

•	the judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as that term is understood under the applicable laws of Singapore;

•	the enforcement of the judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory, public or penal laws; and

•	the action to enforce the judgment is commenced within the applicable limitation period.

Concerning the Trustee

The Senior Subordinated Note Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Senior Subordinated Note Indenture provides that the Holders of a majority in principal amount of the outstanding senior subordinated notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Senior Subordinated Note Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Subordinated Note Indenture at the request of any Holder of the senior subordinated notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Senior Subordinated Note Indenture, the senior subordinated notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Senior Subordinated Note Indenture. For purposes of the Senior Subordinated Note Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Amounts” shall have the definition set forth under “— Additional Amounts.” All references in this prospectus to payments of principal of, premium, if any, and interest on the senior subordinated notes shall be deemed to include any applicable Additional Amounts that may become payable in respect of the senior subordinated notes.

“Additional Interest” means all additional interest then owing pursuant to a registration rights agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agilent” means Agilent Technologies, Inc.

“Applicable Premium” means, with respect to any senior subordinate note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such senior subordinated note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such senior subordinated note at December 1, 2010 (each such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such senior subordinated note through December 1, 2010 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such senior subordinated note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Senior Subordinated Note Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants — Limitation on Restricted Payments;”

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $15.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986 or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(k) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Senior Subordinated Note Indenture.

“Business Day” means each day which is not a Legal Holiday.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) euro or any national currency of any participating member state of the EMU; or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, the government of the Republic of Singapore, the World Bank or the Asian Development Bank, the securities of which are unconditionally guaranteed as a full faith and credit obligation of any such government or entity with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; and

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Company.

“Company” has the meaning set forth in the first paragraph under “General ,” provided that when used in the context of determining the fair market value of an asset or liability under the Senior Subordinated Note Indenture, “Company” shall be deemed to mean the board of directors of the Company when the fair market value is equal to or in excess of $50.0 million (unless otherwise expressly stated).

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) accretion or accrual of discounted liabilities other than Indebtedness, (u) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (v) any Additional Interest and any comparable “Additional Interest” with respect to the senior notes or other securities (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) interest with respect to Indebtedness of any direct or indirect parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP, and (z) Receivables Fees and any other commissions, discounts, yield and other fees and charges (including any interest expense) related to a Receivables Facility); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or extraordinary, non-recurring or unusual expenses, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans and, to the extent incurred on or prior to April 30, 2007, other expenses (including start-up and transition costs) relating to the Transactions, shall be excluded,

(2) the cumulative effect of a change in accounting principles during such period shall be excluded,

(3) any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, however, that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants — Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any subsidiary co-issuer or any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided, however, that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the

Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in the property and equipment, inventory, intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off (including the write-off of in-process research and development in connection with the Transactions) of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and

(12) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies, in each case, within twelve months after the Issue Date, shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants — Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (2) all goodwill, tradenames, patents, unamortized debt discount and expense and other intangible assets, all as set forth on the most recent balance sheet of the Company and its consolidated Restricted Subsidiaries and determined in accordance with GAAP.

“Consolidated Senior Credit Facilities Debt Ratio” as of any date of determination means, the ratio of (1) Indebtedness of the Company and its Restricted Subsidiaries outstanding under the Senior Credit Facilities (other than any second lien tranche of Indebtedness under the Senior Credit Facilities issued subsequent to the Issue Date) as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, minus the aggregate cash included in the cash accounts listed on the consolidated balance sheet of the Company and its Restricted Subsidiaries in excess of $15.0 million and undrawn letters of credit to (2) the Company’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to (a) Indebtedness under the Senior

Credit Facilities and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and (b) cash accounts, after giving pro forma effect to any Restricted Payments pursuant to clause (17) of the covenant described under “Certain Covenants — Limitation on Restricted Payments.”

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Receivables Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Senior Subordinated Note Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Consolidated Total Leverage Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Company’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Asset Sales” means Asset Sales of business units or product lines and related assets (other than the Electronics Components Business Unit), in each case substantially as an entirety, which are designated as “Designated Asset Sales,” pursuant to an Officer’s Certificate executed by the principal financial officer of the Company on the date of sale, the net proceeds of which shall be permitted to be used to redeem the senior subordinated notes in accordance with the covenant described under “Optional Redemption” or to make Restricted Payments set forth in clause (17) of the second paragraph of the covenant described under “Certain Covenants — Limitation on Restricted Payments;” provided, however, (i) that after giving pro forma effect to any such Designated Asset Sale and the application of such net proceeds, the Company’s Consolidated Senior Credit Facilities Debt Ratio would be less than or equal to (x) the Company’s Consolidated Senior Credit Facilities Debt Ratio immediately prior to such asset sale and (y) 1.5 to 1.0, (ii) after giving pro forma effect to any such Designated Asset Sale and the application of such net proceeds, the Company’s Consolidated Total Leverage Ratio shall be less than or equal to (x) the Company’s Consolidated Total Leverage Ratio immediately prior to such asset sale and (y) 3.0 to 1.0, and (iii) at the time of such Designated Asset Sale, at least $250.0 million of outstanding term Indebtedness under the Senior Credit Facilities outstanding on the Issue Date or subsequent to the Issue Date pursuant to the Tranche B-2 Term Loan Commitment (as defined in the Senior Credit Facilities as in effect on the Issue Date) shall have been repaid since the Issue Date; provided further, however, that the Company will not be required to satisfy the conditions under clause (2) of the first paragraph of “Repurchase at the Option of Holders — Asset Sales” if the Company intends in good faith at the time such Designated Asset Sale is consummated, as evidenced in the Officer’s Certificate, to use any non-cash consideration in excess of the amount otherwise permitted by the provisions of such clause (2) to make Restricted Payments pursuant to clause (17) of the second paragraph of “Certain Covenants — Limitation on Restricted Payments.”

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain Covenants — Limitation on Restricted Payments” covenant.

“Designated Senior Indebtedness” means (i) any Indebtedness outstanding under the Senior Credit Facilities and (ii) any other Senior Indebtedness permitted hereunder the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the senior subordinated notes or the date the senior subordinated notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(e) any other non-cash charges, including any write off or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(g) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under “Certain Covenants — Transactions with Affiliates;” plus

(h) for any period that includes a fiscal quarter occurring prior to the fifth fiscal quarter after the Issue Date, the excess of (A) any expenses allocated by Agilent to the historical financial statements of its Semiconductor Products Business segment for services and other items provided previously by Agilent, and any expenses of the type previously allocated by Agilent that are incurred by the Company and its Restricted Subsidiaries on or after the Issue Date and prior to the fifth fiscal quarter after the Issue Date, over (B) the portion of the $157 million of annual stand-alone expenses allocated in lieu of the expenses described in clause (A) applicable to such period (which adjustments may be incremental to, but not duplicative of, pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”); plus

(i) commencing with the fifth fiscal quarter following the Issue Date, the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions taken by the Company and its Restricted Subsidiaries (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, however, that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken on or prior to the third anniversary of the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $15.0 million for any four consecutive quarter period (which adjustments may be incremental to, but not duplicative of, pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”); plus

(j) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants — Limitation on Restricted Payments;”

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable,

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Electronics Components Business Unit” means only the Company’s optocoupler, optoelectronic/LED, optical mouse sensor, infrared transceiver and motion controller product lines.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale for cash of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Company on the date such capital contributions are made or the date such Equity

Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants — Limitation on Restricted Payments.”

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, the disposition of the Company’s camera module business and any other Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Company or any of its Restricted Subsidiaries, including the Transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Company’s Obligations under the Senior Subordinated Note Indenture.

“Guarantor” means, each Restricted Subsidiary that Guarantees the senior subordinated notes in accordance with the terms of the Senior Subordinated Note Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a senior subordinated note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, however, Indebtedness of any direct or indirect parent of the Company appearing on the balance sheet of the Company solely by reason of push-down accounting under GAAP, shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Lehman Brothers Inc., Citigroup Global Markets Singapore Pte. Ltd. and Credit Suisse First Boston (Singapore) Limited.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants — Limitation on Restricted Payments:”

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“Investors” means Kohlberg Kravis Roberts & Co. L.P., Silver Lake Partners and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means December 1, 2005.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders — Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated November 25, 2005, relating to the outstanding notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Senior Subordinated Note Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, however, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders — Asset Sales” covenant.

“Permitted Holders” means each of the Investors and members of management of the Company (or its direct or indirect parent companies) who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, however, that in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1) any Investment in the Company or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, however, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(8) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants — Limitation on Restricted Payments;”

(9) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants — Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(11) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company are necessary or advisable to effect transactions contemplated under the Receivables Facility;

(12) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of $100.0 million and 4.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(13) any Investment in a Qualified Joint Venture having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed $50.0 million and 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) advances to, or guarantees of Indebtedness of, employees not in excess of $15.0 million outstanding at any one time, in the aggregate; and

(15) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof.

“Permitted Junior Securities” means:

(1) Equity Interests in any Issuer, any Guarantor or any direct or indirect parent of the Company; or

(2) debt securities that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the senior subordinated notes and the related Guarantees are subordinated to Senior Indebtedness under the Senior Subordinated Note Indenture.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (12)(b) of the second paragraph under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(9) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(11) Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Senior Subordinated Note Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of any Issuer or any Guarantor;

(16) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s clients;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Senior Subordinated Note Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $25.0 million at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any successor or comparable provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Joint Venture” means a Person (i) at least 50% of the Voting Stock of which is beneficially owned by the Company or a Restricted Subsidiary and (ii) which engages in only a Similar Business.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided, however, that the fair market value of any such assets or Capital Stock shall be determined by the Company in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the senior subordinated notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“registration rights agreement” means the registration rights agreement dated as of the Issue Date, among the Issuers, the Guarantors and the Initial Purchasers, with respect to the senior subordinated notes, and any similar registration rights agreement governing Additional Notes, unless the context indicates otherwise.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided, however, that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Relevant Jurisdiction” shall have the definition set forth in “Additional Amounts.”

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including the subsidiary co-issuers) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Facility under the credit agreement to be entered into as of the Issue Date by and among Avago Technologies Finance Pte. Ltd. and certain of its subsidiaries, as Borrowers, Avago Technologies Holding Pte. Ltd., Citicorp North America, Inc., as administrative agent, Citigroup Global Markets Inc., as joint lead arranger and joint lead bookrunner, Lehman Brothers Inc., as joint lead arranger, joint lead bookrunner and syndication agent, and Credit Suisse, as documentation agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Senior Indebtedness” means:

(1) all Indebtedness of any Issuer or any Guarantor outstanding under the Senior Credit Facilities or senior notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of any Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of any Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Hedging Obligations are permitted to be incurred under the terms of the Senior Subordinated Note Indenture;

(3) any other Indebtedness of any Issuer or any Guarantor permitted to be incurred under the terms of the Senior Subordinated Note Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the senior subordinated notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Company or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Senior Subordinated Note Indenture.

“Senior Subordinated Indebtedness” means

(1) with respect to the Company, Indebtedness which ranks equal in right of payment to the senior subordinated notes issued by the Company; and

(2) with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such entity of senior subordinated notes.

“senior notes” means the 10 1/8% Senior Notes due 2013 and the Floating Rate Notes due 2013 of the Issuers.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor Advisory Agreement” means the Advisory Agreement between certain of the management companies associated with the Investors as in effect on the Issue Date.

“Stated Maturity” means, except as otherwise provided, with respect to any Indebtedness, the dates specified in such Indebtedness as the fixed dates on which the principal of and/or interest on such Indebtedness are due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof or the lender thereunder upon the happening of any contingency unless such contingency has occurred).

“Storage Sale” means the sale by the Company of the storage products business of the Company and its Restricted Subsidiaries as described in the Offering Memorandum.

“Subordinated Indebtedness” means, with respect to a series of senior subordinated notes,

(1) any Indebtedness of any Issuer which is by its terms subordinated in right of payment to the senior subordinated notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the senior subordinated notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Transactions” means the transactions contemplated by the Transaction Agreement, the issuance of the senior subordinated notes and the senior notes and the Senior Credit Facilities as in effect on the Issue Date.

“Transaction Agreement” means the Asset Purchase Agreement, dated as of August 14, 2005, between Agilent and Argos Acquisition Pte. Ltd.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 1, 2010; provided, however, that if the period from the redemption date to December 1, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided, however, that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(2) such designation complies with the covenants described under “Certain Covenants — Limitation on Restricted Payments;” and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” or

(2) the Fixed Charge Coverage Ratio for the Company its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

TAX CONSEQUENCES OF THE EXCHANGE OFFERS

United States Federal Income Tax Consequences of the Exchange Offers

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the exchange of the outstanding notes pursuant to the exchange offers, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, regulated investment companies, real estate investment trusts, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, holders subject to alternative minimum tax, tax-exempt organizations, tax deferred or other retirement accounts and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws is not discussed. The discussion deals only with notes held as “capital assets” (generally, property for investment) within the meaning of Section 1221 of the Code.

As used herein, “U.S. Holder” means a beneficial owner of the notes who or that is:

•	an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was an existence on August 20, 1996, a trust that has elected to continue to be treated as a United States person.

If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

The exchange of the outstanding notes for the exchange notes will not constitute a taxable exchange because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. As a result, (1) a U.S. Holder will not recognize taxable gain or loss as a result of exchanging such holder’s notes; (2) the holding period of the exchange notes will include the holding period of the outstanding notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before such exchange.

Singapore Income Tax Consequences of the Exchange Offers

The exchange of outstanding notes for exchange notes will not constitute a taxable event to holders as no gain or loss will be recognized on receipt of the exchange notes.

So long as the exchange notes continue to qualify as “qualifying debt securities” as defined in the Singapore Income Tax Act (Chapter 134), the tax position of the outstanding notes will continue to be similarly applicable to the exchange notes, including the exemption from the withholding of tax on any interest on the exchange notes payable by the Issuers.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the exchange notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of exchange notes by an ERISA Plan with respect to which we or the initial purchasers of the outstanding notes are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the statutory exemption at Section 408(b)(17) of ERISA with respect to the lending of money or other extension of credit between a Plan and a party in interest or one of the prohibited transaction class exemptions issued by the United States Department of Labor (“PTCEs”) may apply to the acquisition and holding of the exchange notes. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all the conditions of any such exemption will be satisfied.

Because of the foregoing, the exchange notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the exchange notes constitutes assets of any Plan or (ii) the purchase and holding of the outstanding notes or the exchange notes (and the exchange of outstanding notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the outstanding notes or the exchange notes (and holding or disposing the outstanding notes or the exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding and disposition of the outstanding notes or the exchange notes (and the exchange of outstanding notes for exchange notes).

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the consummation of the exchange offers, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers. who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the registered exchange offers we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes will be passed upon for us by WongPartnership, Singapore as to Singapore law matters and Latham & Watkins LLP, Menlo Park, California as to U.S. law matters. The due authorization by certain subsidiaries of their obligations under the laws of their respective jurisdictions will be passed upon for us by WongPartnership, Singapore, Latham & Watkins LLP, Menlo Park, California, Zaid Ibrahim & Co., Kuala Lumpur, Malaysia, Loyens & Loeff, Amsterdam, Netherlands, Stikeman Elliot LLP, Toronto, Canada, Latham & Watkins LLP, Hamburg, Germany, Pavia E Ansaldo, Milan, Italy, Latham & Watkins LLP, Tokyo, Japan, Kuri Breña, Sánchez Ugarte, Corcuera y Azner, S.C., Mexico City, Mexico and Latham & Watkins, London, United Kingdom.

EXPERTS

The financial statements of Avago Technologies Finance Pte. Ltd., a wholly owned subsidiary of Avago Technologies Limited, as of July 31, 2006 and for the nine-month period then ended and the financial statements of the Semiconductor Products Business, a business segment of Agilent Technologies, Inc. as of October 31, 2005, the one month period ended November 30, 2005, the nine month period ended July 31, 2005 and for each of the two years in the period ended October 31, 2005, included in this Registration Statement have been so included in reliance on the audit reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We and our subsidiary co-issuers and guarantors have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, our subsidiary co-issuers and guarantors and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We, our subsidiary co-issuers and guarantors are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we and our subsidiary co-issuers and guarantors will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

So long as we and our subsidiary co-issuers and guarantors are subject to the periodic reporting requirements of the Exchange Act, we and our subsidiary co-issuers and guarantors are required to make available the information required to be filed with the SEC to the trustee and the holders of the outstanding notes. We and our subsidiary co-issuers and guarantors have agreed that, even if they are not required under the Exchange Act to furnish such information to the SEC, they will nonetheless continue to furnish information that would be required to be furnished by them by Section 13 or 15(d) of the Exchange Act as provided in the indentures.

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Avago Technologies Limited:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, shareholder’s equity and cash flows present fairly, in all material respects, the financial position of Avago Technologies Finance Pte. Ltd., a wholly owned subsidiary of Avago Technologies Limited, and its subsidiaries at July 31, 2006, and the results of their operations and their cash flows for the nine months then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California
September 29, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Agilent Technologies, Inc.:

In our opinion, the accompanying combined balance sheet and the related statements of operations, invested equity and cash flows present fairly, in all material respects, the financial position of the Semiconductor Products Business (SPG or the Business), a business segment of Agilent Technologies, Inc., at October 31, 2005, and the results of its operations and its cash flows for the one month ended November 30, 2005, for the nine months ended July 31, 2005 and for each of the two years in the period ended October 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Business management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 4, the Business and its parent, Agilent Technologies, Inc., engage in extensive intercompany transactions, and the Business relies on its parent for substantially all of its operational and administrative support for which it is allocated costs on a basis that management believes is appropriate in the circumstances. The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had the Business been an entity operated independently of the parent.

As discussed in Note 3, on December 1, 2005 Agilent Technologies, Inc. sold substantially all of the assets and transferred certain liabilities of the Business to Avago Technologies Limited (formerly known as Argos Acquisition Pte. Ltd.) pursuant to an Asset Purchase Agreement dated August 14, 2005.

As discussed in Note 2, the Business changed its method of accounting for share-based payments as of November 1, 2005.

/s/ PricewaterhouseCoopers LLP

San Jose, California
June 5, 2006, except for the effects of discontinued operations discussed in Note 17, as to which the date is September 29, 2006

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN MILLIONS)

	Predecessor				Company
			Nine Months	One Month	Nine Months
	Year Ended		Ended	Ended	Ended
	October 31,		July 31	November 30,	July 31,
	2004	2005	2005	2005	2006
Net revenue	$1,783	$1,559	$1,126	$125	$1,073
Costs and expenses:
Cost of products sold:
Cost of products sold	1,249	1,037	749	96	701
Amortization of intangible assets	—	—	—	—	41

Total cost of products sold	1,249	1,037	749	96	742
Research and development	207	218	161	24	147
Selling, general and administrative	250	256	181	28	178
Amortization of intangible assets	—	—	—	—	56
Acquired in-process research and development	—	—	—	—	2

Total costs and expenses	1,706	1,511	1,091	148	1,125

Income (loss) from operations	77	48	35	(23)	(52)
Interest expense	—	—	—	—	114
Other income, net	4	7	10	—	8

Income (loss) from continuing operations before income taxes	81	55	45	(23)	(158)
Provision for income taxes	25	33	13	2	3

Income (loss) from continuing operations	56	22	32	(25)	(161)
Income from discontinued operations, net of income taxes	17	9	14	1	12

Net income (loss)	$73	$31	$46	$(24)	$(149)

The accompanying notes are an integral part of these consolidated financial statements.

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

CONSOLIDATED BALANCE SHEETS
(IN MILLIONS, EXCEPT SHARE AMOUNTS)

	Predecessor	Company
	October 31,	July 31,
	2005	2006

ASSETS
Current assets:
Cash and cash equivalents	$—	$200
Trade accounts receivable, net	219	195
Inventory	178	178
Other current assets	38	54

Total current assets	435	627
Property, plant and equipment, net	263	433
Goodwill	95	116
Intangible assets, net	—	998
Other long-term assets	47	48

Total assets	$840	$2,222

LIABILITIES, INVESTED EQUITY AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	124	162
Accrued interest	—	18
Employee compensation and benefits	80	64
Income taxes payable	90	7
Capital lease obligations — current	—	2
Other current liabilities	12	29

Total current liabilities	306	282
Long-term liabilities:
Long-term debt	—	1,000
Capital lease obligations — non-current	—	4
Other long-term liabilities	5	28

Total liabilities	311	1,314
Commitments and contingencies (Note 20)
Invested equity:
Invested equity, net of accumulated deficit	518	—
Accumulated other comprehensive income	11	—

Total invested equity	529	—

Shareholder’s equity:
Redeemable convertible preference shares, no par value; none issued and outstanding on July 31, 2006	—	—
Ordinary shares, no par value; 210,460,262 shares issued and outstanding on July 31, 2006	—	1,057
Accumulated deficit	—	(149)

Total shareholder’s equity	—	908

Total liabilities, invested equity and shareholder’s equity	$840	$2,222

The accompanying notes are an integral part of these consolidated financial statements.

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN MILLIONS)

	Predecessor				Company
			Nine Months	One Month	Nine Months
	Year Ended		Ended	Ended	Ended
	October 31,		July 31	November 30,	July 31,
	2004	2005	2005	2005	2006
Cash flows from operating activities:
Net income (loss)	$73	$31	$46	$(24)	$(149)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	74	63	46	6	159
Amortization of debt issuance costs	—	—	—	—	21
Acquired in-process research and development	—	—	—	—	2
Excess and obsolete inventory-related charges, net	17	11	10	5	1
Non-cash restructuring and asset impairment charges	7	9	6	—	—
Net (gain) loss on sale of property, plant and equipment	1	(13)	(13)	—	1
Goodwill adjustment charge	—	1	1	—	—
Share-based compensation	—	8	—	4	2
Changes in assets and liabilities, net of acquisitions and dispositions:
Trade accounts receivable	(39)	37	45	1	128
Inventory	(61)	28	22	(8)	18
Accounts payable	(4)	(11)	(29)	(6)	29
Employee compensation and benefits	—	—	—	—	49
Income taxes payable	16	44	14	(2)	7
Other current assets and current liabilities	11	(2)	(30)	(17)	8
Other long-term assets and long-term liabilities	(23)	5	6	2	20

Net cash provided by (used in) operating activities	72	211	124	(39)	296

Cash flows from investing activities:
Purchases of property, plant and equipment	(34)	(59)	(32)	(6)	(47)
Acquisitions, net of cash acquired	—	(9)	(9)	—	(2,707)
Proceeds from sale of property, plant and equipment	2	14	14	—	1
Proceeds from disposition of businesses	—	3	2	—	665

Net cash used in investing activities	(32)	(51)	(25)	(6)	(2,088)

Cash flows from financing activities:
Proceeds from borrowings, net of financing costs	—	—	—	—	1,666
Debt repayments	—	—	—	—	(725)
Issuance of ordinary shares, net of issuance costs	—	—	—	—	1,051
Issuance of redeemable convertible preference shares, net of issuance costs	—	—	—	—	250
Redemption of redeemable convertible preference shares	—	—	—	—	(249)
Dividend paid on redeemable convertible preference shares	—	—	—	—	(1)
Net invested equity — Predecessor	(40)	(160)	(99)	45	—

Net cash provided by (used in) financing activities	(40)	(160)	(99)	45	1,992

Net increase in cash and cash equivalents	—	—	—	—	200
Cash and cash equivalents at beginning of year	—	—	—	—	—

Cash and cash equivalents at end of year	$—	$—	$—	$—	$200

Supplemental schedule of non-cash investing
and financing activities:

	Predecessor				Company
			Nine Months	One Month	Nine Months
	Year Ended		Ended	Ended	Ended
	October 31,		July 31	November 30,	July 31,
	2004	2005	2005	2005	2006
Cash paid for interest	$—	$—	$—	$—	$75
Cash paid for income taxes	—	—	—	—	1
Acquisition of property, plant and equipment under capital leases	—	—	—	—	6
Issuance of share options in connection with the Acquisition	—	—	—	—	4

The accompanying notes are an integral part of these consolidated financial statements.

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

CONSOLIDATED STATEMENT OF SHAREHOLDER’S EQUITY
(IN MILLIONS, EXCEPT SHARE AMOUNTS)

	Redeemable
	Convertible Cumulative					Total
	Preference Shares		Ordinary Shares		Accumulated	Shareholder’s
	Shares	Amount	Shares	Amount	Deficit	Equity

Balance as of November 1, 2005	—	$—	—	$—	$—	$—
Issuance of ordinary shares to Holdings	—	—	1	—	—	—
Issuance of redeemable convertible cumulative preference shares	250,000	250	—	—	—	250
Issuance of ordinary shares to Holdings	—	—	209,840,061	1,049	—	1,049
Redemption of redeemable convertible cumulative preference shares and issuance of ordinary shares	(248,853)	(249)	1,500	—	—	(249)
Dividend on redeemable convertible cumulative preference shares	—	—	—	(1)	—	(1)
Conversion of redeemable convertible cumulative preference shares to ordinary shares	(1,147)	(1)	229,400	1	—	—
Issuance of ordinary shares to Holdings	—	—	389,300	2	—	2
Issuance of options in connection with the Acquisition	—	—	—	4	—	4
Share based compensation, net of taxes	—	—	—	2	—	2
Net loss and comprehensive loss	—	—	—	—	(149)	(149)

Balance as of July 31, 2006	—	$—	210,460,262	$1,057	$(149)	$908

The accompanying notes are an integral part of these consolidated financial statements.

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

CONSOLIDATED STATEMENTS OF INVESTED EQUITY — PREDECESSOR
(IN MILLIONS)

		Accumulated Other
	Agilent’s Net	Comprehensive
	Investment	Income/(Loss)	Total

Invested equity as of November 1, 2003	598	11	609
Components of comprehensive income:
Net income	73	—	73
Foreign currency translation, net of taxes	—	7	7
Unrealized gain on derivatives, net of taxes	—	1	1

Total comprehensive income			81
Net return of investment to Agilent	(40)	—	(40)
Invested equity as of October 31, 2004	$631	$19	$650
Components of comprehensive income:
Net income	31	—	31
Foreign currency translation, net of taxes	—	(9)	(9)
Unrealized gain on derivatives, net of taxes	—	1	1

Total comprehensive income			23
Stock-based compensation, net of taxes	8	—	8
Net book value of assets transferred by Agilent	8	—	8
Net return of investment to Agilent	(160)	—	(160)

Invested equity as of October 31, 2005	518	11	529
Components of comprehensive loss:
Net loss	(24)	—	(24)
Foreign currency translation, net of taxes	—	(2)	(2)

Total comprehensive loss			(26)
Stock-based compensation, net of taxes	4	—	4
Net return of investment to Agilent	45	—	45

Invested equity as of November 30, 2005	$543	$9	$552

The accompanying notes are an integral part of these consolidated financial statements.

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Overview and Basis of Presentation

Overview

Avago Technologies Finance Pte. Ltd. (“we,” the “Company,” “Avago Finance” or “Successor,”) was organized under the laws of the Republic of Singapore in September 2005. We are the successor to the Semiconductor Products Group business segment (“SPG” or “Predecessor”) of Agilent Technologies, Inc. (“Agilent”). On December 1, 2005, we acquired substantially all of the assets of SPG from Agilent for $2.7 billion (the “Acquisition”) — see Note 3. “The Acquisition.”

Avago Finance is a wholly owned subsidiary of Avago Technologies Holding Pte. Ltd. (“Holdings”), which is wholly owned by Avago Technologies Limited (“Parent”) (formerly known as Argos Acquisition Pte. Ltd. and Avago Technologies Pte. Limited). All three of these companies were formed for the purpose of facilitating the Acquisition and are collectively referred to as the “Holding Companies.”

We are a global supplier of a broad range of mostly analog semiconductors that enable digital semiconductors to effectively interpret and interface with users in the real world. We apply our design expertise and system level knowledge to serve four primary target markets: wireless communications, wired infrastructure, industrial/automotive electronics and computing peripherals.

Basis of Presentation

The Company

The accompanying consolidated balance sheets, statements of operations, cash flows and shareholder’s equity are presented as Predecessor and Company/Successor, which relate to the period preceding the Acquisition and the period succeeding the Acquisition, respectively.

We did not have any significant operating activity prior to December 1, 2005. All annual fiscal periods ended on or prior to October 31, 2005 and the one month period ended November 30, 2005 represent solely the activities of the Predecessor. The Predecessor’s combined financial statements were prepared using Agilent’s historical cost bases for the assets and liabilities. The Predecessor financial statements include allocations of certain Agilent corporate expenses, including centralized research and development, legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other Agilent corporate and infrastructure costs. The expense allocations were determined on bases that Agilent considered to be a reasonable reflection of the utilization of services provided to or the benefit received by Predecessor. These internal allocations by Agilent ended on November 30, 2005. From and after December 1, 2005, we acquired select services on a transitional basis from Agilent under a Master Separation Agreement (“MSA”). From the Acquisition date to July 31, 2006, we have progressively reduced the services that we have been sourcing from Agilent under the MSA as we have been bringing on line substitute services either provided internally or through outsourcing vendors retained by us. Agilent’s obligations under the MSA terminated on August 31, 2006. Therefore, the financial information presented in the Predecessor’s financial statements is not necessarily indicative of what our consolidated financial position, results of operations or cash flows would have been had we been a separate, stand-alone entity. Further, our interim results to date in fiscal 2006 reflect a changing combination of Agilent-sourced and internally-sourced services and do not necessarily represent our cost structure that will apply in future periods when all such services are sourced solely by us. All references herein to the nine months ended July 31, 2006 represent the operations since the Acquisition (eight months).

The Predecessor financial information is presented on the historical basis of accounting compared to the Successor financial information, which reflects the fair value of the net assets acquired on the acquisition date rather than their historical cost (See Note 3. “The Acquisition”).

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Subsidiaries and Holdings Guarantors

We and our material subsidiaries are issuers or guarantors of the notes and our senior credit facilities (See Note 9. “Senior Credit Facilities and Borrowings”). Financial statements of the subsidiaries excluded from the guarantee have not been presented because they are minor.

Holdings is a guarantor of our senior credit facilities but is not a guarantor of the notes. Financial statements of Holdings have not been presented as it has no independent assets, liabilities or operations and the guarantees are full and unconditional and joint and several.

Fiscal Periods

Agilent operated with a fiscal year ending on each October 31, and we have retained that annual fiscal period. Accordingly our fiscal quarters end on January 31, April 30, July 31 and October 31.

Principles of Consolidation — Successor

Our consolidated financial statements include the accounts of Avago Finance and our wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Principles of Combination — Predecessor

Predecessor’s financial statements include the global historical assets, liabilities and operations for which management was responsible. All intra-company transactions within Predecessor have been eliminated in preparing and reporting the combined results. Certain assets and liabilities of Predecessor, which were included in Predecessor’s financial statements, may, or may not, be indicative of Predecessor on a stand-alone basis.

For presentation purposes, the Predecessor’s combined financial statements are referred to as consolidated financial statements.

2.	Summary of Significant Accounting Policies

Use of estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods.

Revenue recognition.  We recognize revenue, net of trade discounts and allowances, provided that (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the price is fixed or determinable and (4) collectibility is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer. We consider the price to be fixed or determinable when the price is not subject to refund or adjustments or when any such adjustments are accounted for. We evaluate the creditworthiness of our customers to determine that appropriate credit limits are established prior to the acceptance of an order. We recognize revenue from sales of our products to distributors upon delivery of products to the distributors. An allowance for distributor credits covering price adjustments and scrap allowances is made based on our estimate of historical experience rates as well as considering economic conditions and contractual terms. Actual distributor claim activity have been materially consistent with the provisions we have made based on our historical estimates.

Cash and cash equivalents.  We consider all highly liquid investment securities with original or remaining maturities of three months or less at the date of purchase to be cash equivalents. We determine the appropriate classification of our cash and cash equivalents at the time of purchase.

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Trade accounts receivable, net.  Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Such accounts receivable have been reduced by an allowance for doubtful accounts, which is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on customer specific experience and the aging of such receivables, among other factors. We do not have any off-balance-sheet credit exposure related to our customers. Accounts receivable are also recorded net of sales returns and distributor allowances. These amounts are recorded when it is both probable and estimable that discounts will be granted or products will be returned. Aggregate accounts receivable allowances at October 31, 2005 and July 31, 2006 were $18 million and $19 million, respectively.

Share-based compensation.  We account for employee share-based compensation in accordance with Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and with the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation.

During the nine months ended July 31, 2006, we recorded $1 million of compensation expense resulting from variable accounting of performance-based share options granted to our employees by our parent company.

Had we recognized compensation expense using the fair value method as prescribed under the provisions of SFAS 123, our net loss would have been increased as presented below:

July 31, 2006
(In millions)

Net loss — as reported	$(149)
APB 25 share-based compensation, net of tax	1
SFAS 123 compensation expense, net of tax	(2)

Net loss — pro forma	$(150)

The fair value of options granted was estimated at grant date using the minimum value method with the following weighted-average assumptions:

Share Option Plans
Nine Months Ended
July 31, 2006

Risk-free interest rate	5.04%
Dividend yield	0.0%
Volatility	0.0%
Expected term (in years)	6.5

See Note 21. “Predecessor Changes in Accounting Policies” for accounting for share-based compensation by Predecessor.

Shipping and handling costs.  Our shipping and handling costs charged to customers are included in net revenue and the associated expense is recorded in cost of products sold in the statements of operations for all periods presented.

Goodwill and purchased intangible assets.  Our accounting complies with SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill is not amortized but is reviewed annually (or more frequently if impairment indicators arise) for impairment. Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the economic lives of the respective assets, generally 6 months to 20 years for the Company and generally 5 to 20 years for Predecessor. On a quarterly basis, we monitor factors and changes in circumstances that could indicate carrying amounts of long-lived assets, including goodwill and intangible assets, may not be recoverable. Factors we consider important which

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could trigger an impairment review include (i) significant underperformance relative to historical or projected future operating results, (ii) significant changes in the manner of our use of the acquired assets or the strategy for our overall business, and (iii) significant negative industry or economic trends. An impairment loss is recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. The amount of the impairment loss will generally be measured as the difference between the net book values of the asset and its estimated fair value. We intend to perform an annual impairment review of goodwill during the fourth fiscal quarter of each year, or more frequently if we believe indicators of impairment exist.

Advertising.  Business specific advertising costs are expensed as incurred and amounted to $2 million for the nine months ended July 31, 2006, were $1 million for each of the years ended October 31, 2004 and 2005, less than $1 million for the nine months ended July 31, 2005 and insignificant for the one month ended November 30, 2005. Some corporate advertising expenses were allocated to Predecessor by Agilent as part of corporate allocations described in Note 4. “Transactions with Agilent” but are not separately identifiable.

Research and development.  Costs related to research, design and development of our products are charged to research and development expense as they are incurred.

Taxes on income.  We record a tax provision for the anticipated tax consequences of the reported results of operations. In accordance with SFAS No. 109, Accounting for Income Taxes, the provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. Predecessor income tax provision is based on income or loss before taxes and was calculated on a separate return basis although SPG was included in Agilent’s U.S. Federal and State tax returns and non-U.S. jurisdiction tax returns.

Concentration of credit risk.  We sell our products through our direct sales force and distributors. Two of our customers accounted for 14% and 11%, respectively, of the accounts receivable balance at October 31, 2005, and one of our customers accounted for 13% of the accounts receivable balance at July 31, 2006.

Credit risk with respect to accounts receivable is generally diversified due to the large number of entities comprising our customer base and their dispersion across many different industries and geographies. We perform ongoing credit evaluations of our customers’ financial conditions, and require collateral, such as letters of credit and bank guarantees, in certain circumstances.

For the year ended October 31, 2004, three customers each represented 10% of net revenue from continuing operations. For the year ended October 31, 2005, two customers represented 13% and 11% of net revenue from continuing operations. For the nine months ended July 31, 2005, two customers represented 13% and 12% of net revenue from continuing operations. For the one month ended November 30, 2005, two customers represented 12% and 10% of net revenue from continuing operations. Three customers represented 15%, 15% and 10% of our net revenue from continuing operations during the nine months ended July 31, 2006.

Derivative instruments.  We have not entered directly into any derivative instrument contracts. However, Agilent used such instruments and allocated to the Predecessor part of their gain or loss. Agilent entered into foreign exchange contracts, primarily forward contracts and purchased options. These contracts were designated at inception as hedges of the related foreign currency exposures, which include committed and anticipated intercompany revenue and expense transactions and assets and liabilities that are denominated in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

currencies other than the functional currency of the subsidiary which has the exposure. For option contracts, Agilent excluded time value from the measurement of effectiveness.

Inventory.  We value our inventory at the lower of the actual cost of the inventory or the current estimated market value of the inventory, with cost being determined under the first-in, first-out method. We record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and production requirements. The excess balance determined by this analysis becomes the basis for our excess inventory charge and the written-down value of the inventory becomes its cost. Written-down inventory is not written up if market conditions improve.

Investments.  Investments consist of non-marketable equity securities accounted for using the cost method. Investments are evaluated for impairment quarterly. Such analysis requires significant judgment to identify events or circumstances that would likely have a significant other than temporary adverse effect on the carrying value of the investment.

Property, plant and equipment.  Property, plant and equipment are stated at cost less accumulated depreciation. Additions, improvements and major renewals are capitalized, and maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation and amortization are removed from our records and the resulting gain or loss is reflected in the statement of operations. Buildings and leasehold improvements are generally depreciated over 15 to 40 years, or over the lease period, whichever is shorter, and machinery and equipment are generally depreciated over 3 to 10 years. We use the straight-line method of depreciation for all property, plant and equipment.

Earnings per share.  Because we are a private company, information on earnings (loss) per share is not required.

Foreign currency translation.  We are primarily located in Singapore, Malaysia and the United States. These business units operate in a U.S. dollar functional environment. As such, foreign currency assets and liabilities are remeasured into U.S. dollars at current exchange rates except for non-monetary items such as inventory, property, plant and equipment and other assets, which are remeasured at historical exchange rates.

For those business units that operate in a local currency functional environment, all assets and liabilities are remeasured into U.S. dollars at current exchange rates. Revenue and expenses are generally remeasured at monthly exchange rates which approximate average exchange rates in effect during each period. Resulting translation adjustments are reported as a separate component of accumulative comprehensive income (loss).

Capitalized software development cost.  We capitalize eligible costs related to the application development phase of software developed internally or obtained for internal use in accordance with Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. During the nine months ended July 31, 2006, we capitalized $22 million, including $6 million of internal-use costs, in connection with the implementation of an enterprise resource planning system which are included in property, plant and equipment. We will begin amortizing the costs associated with software developed for internal use at the time the software is ready for its intended use.

New Accounting Pronouncements

In September 2006, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Qualifying Misstatements in Current Year Financial Statement, which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB No. 108 is effective for companies with fiscal years ending after November 15, 2006 and is required to be adopted by us in our fiscal year ending October 31, 2007. However, early application is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

encouraged in any report for an interim period of the first fiscal year ending after November 15, 2006, filed after the publication of the guidance. We are currently assessing the impact of the adoption of SAB No. 108.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS No. 157 is required to be adopted by the Company in the first quarter of its fiscal year 2009. We are currently assessing the impact of the adoption of this Statement.

In July 2006, FASB issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. FIN No. 48 requires that we recognize in our financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN No. 48 are effective as of the beginning of our 2008 fiscal year, with the cumulative effect, if any, of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of adopting FIN No. 48 on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which requires the measurement and recognition of compensation expense based on estimated fair value for all share-based payment awards including stock options, employee stock purchases under employee stock purchase plans, non-vested share awards (restricted stock) and stock appreciation rights. SFAS No. 123(R) supersedes APB No. 25. In March 2005, the SEC issued SAB No. 107, which provides the Staff’s views regarding implementation issues related to SFAS No. 123(R).

We will adopt SFAS No. 123(R) effective November 1, 2006 under the modified-prospective method. We are currently evaluating the impact of adopting SFAS No. 123(R) on our consolidated financial statements (See Note 21. “Predecessor Changes in Accounting Policies” for Predecessor’s adoption of SFAS No. 123(R).

3.	The Acquisition

On August 14, 2005, Agilent entered into an Asset Purchase Agreement with our ultimate parent, Avago Technologies Limited (formerly Argos Acquisition Pte. Ltd.) (“Parent”), a newly-formed limited company organized under the laws of the Republic of Singapore, providing for the sale of substantially all of the assets and certain liabilities of SPG. The Acquisition closed on December 1, 2005. The purchase price was $2,715 million and was determined as follows (in millions):

Cash	$2,660
Transaction costs	51
Options assumed	4

$2,715

The Acquisition was accounted for by the purchase method of accounting for business combinations. Under the purchase method of accounting, the acquisition cost of $2,715 million was allocated to the net

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assets acquired based on estimates of their respective fair values as of the date of acquisition as follows (in millions):

Current and other tangible assets:
Cash	$4
Trade accounts receivable, net	323
Inventory	214
Property, plant and equipment, net	452
Other assets	72
Goodwill	193
Assets held for sale — Storage Business, including purchased intangibles and goodwill of $404 million	421
Amortizable intangible assets:
Purchased technology	843
Customer relationships	323
Distributor relationships	24
Order backlog	43

Total assets acquired	2,912
Liabilities assumed	(196)
Liabilities held for sale	(1)

Net assets acquired	$2,715

The excess of the purchase price over the estimated fair value of the net assets acquired was recorded as goodwill.

The identified intangible assets acquired were assigned fair values in accordance with the guidelines established in SFAS No. 141, Business Combinations, FIN No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method (“FIN 4”), and other relevant guidance.

Amortizable Acquired Intangible Assets

Purchased Technology:  Existing technology comprises core and developed technology. This represents technical processes, intellectual property and products that have been completed and that will aid in the development of future products as well as the technology that currently exists in our current product offering. We valued the technology assets utilizing a discounted cash flow (“DCF”) model, which uses forecasts of future revenues and expenses related to the intangible asset. We utilized a discount rate ranging from 14% to 20% for technology. We are amortizing these intangible assets on a straight-line basis over their estimated useful lives of 5 to 20 years.

Customer Relationships:  The customer relationships asset relates to the ability to sell existing and future versions of products to existing customers and has been estimated using the income method. We valued customer relationships utilizing a DCF model and discount rates ranging from 14% to 20%. We are amortizing these intangible assets on a straight-line basis over their estimated useful lives of 3 to 15 years.

Distributor Relationships:  The distributor relationships asset relates to the ability to sell existing and future versions of products to existing distributors and has been estimated using the income method. We valued customer relationships utilizing a DCF model and discount rates ranging from 14% to 20%. We are amortizing these intangible assets on a straight-line basis over their estimated useful life of three years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Order Backlog:  The order backlog asset represents the value of the sales and marketing costs required to establish the order backlog and was valued using the income method. We valued order backlog utilizing the DCF model and discount rates ranging from 11% to 15%. These orders were delivered and billed within three to six months of the Acquisition. Consequently, the order backlog was fully amortized as of July 31, 2006.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with SFAS No. 142, goodwill resulting from business combinations is not amortized but instead is tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made (See Note 6. “Goodwill”).

The following table summarizes the unaudited pro forma financial information, assuming the Acquisition had occurred at the beginning of the period presented, after giving effect to certain purchase accounting adjustments:

	Nine Months Ended	Year Ended
	July 31, 2006	October 31, 2005
	(unaudited)
	(In millions)

Pro forma net revenue	$1,198	$1,559
Proforma loss from continuing operations	(202)	(268)

These results are presented for illustrative purposes only and are not necessarily indicative of the actual operating results that would have occurred if the transactions had been consummated on November 1, 2005.

4.	Transactions with Agilent

As a business segment within Agilent, Predecessor shared and operated under numerous agreements executed by Agilent with third parties, including but not limited to purchasing, manufacturing, supply, and distribution agreements; use of facilities owned, leased, and managed by Agilent; and software, technology and other intellectual property agreements. In conjunction with the Acquisition, Agilent cooperated with us to novate, convey, transfer, assign or sublease certain specific agreements to us.

Allocated costs included in the accompanying Predecessor statement of operations are as follows:

	Predecessor
	Year Ended		Nine Months	One Month
	October 31,		Ended	Ended
	2004	2005	July 31, 2005	November 30, 2005
	(In millions)

Cost of products sold	$82	$80	$58	$8
Research and development	71	80	58	8
Selling, general and administrative	146	146	106	15
Other income, net	(4)	—	(1)	—

Total allocated costs	$295	$306	$221	$31

Predecessor Accounting

Predecessor derived revenue from the sales of products to other Agilent businesses of $7 million, $6 million and $1 million for the years ended October 31, 2004 and 2005 and the one month ended

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

November 30, 2005, respectively. The revenue was recorded using a cost plus methodology and may not necessarily represent a price an unrelated third party would pay.

Predecessor purchased materials from other Agilent businesses of $9 million, $10 million, $8 million and $1 million for the years ended October 31, 2004 and 2005, the nine months ended July 31, 2005 and the one month ended November 30, 2005, respectively. All purchases were at cost and were recorded in cost of products or inventory for the respective periods.

Allocated Costs

The Predecessor statement of operations includes direct expenses for cost of products sold, research and development, sales and marketing, distribution, and administration as well as allocations of expenses arising from shared services and infrastructure provided by Agilent. These allocated expenses include costs of centralized research and development, legal and accounting services, employee benefits, real estate and facilities, corporate advertising, insurance services, information technology, treasury and other corporate and infrastructure services. These expenses were allocated using estimates that Predecessor considered to be a reasonable reflection of the utilization of services provided to or benefits received by Predecessor relative to Agilent’s total costs. The allocation methods include headcount, square footage, actual consumption and usage of services, adjusted invested capital and others.

5.	Balance Sheet Components

Inventory

Inventory consists of the following (in millions):

	Predecessor	Company
	October 31,	July 31,
	2005	2006

Finished goods	$51	$38
Work in progress	48	122
Raw materials	79	18

Total inventory	$178	$178

Other Current Assets

Other current assets consist of the following (in millions):

	Predecessor	Company
	October 31,	July 31,
	2005	2006

Non-U.S. transaction tax receivable	$12	$3
Prepayments	15	20
Other	11	31

Total other current assets	$38	$54

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Plant and Equipment, Net

Property, plant and equipment, net consist of the following (in millions):

	Predecessor	Company
	October 31,	July 31,
	2005	2006

Land	$1	$12
Buildings and leasehold improvements	226	164
Machinery and equipment	921	313

Total property, plant and equipment	1,148	489
Accumulated depreciation and amortization	(885)	(56)

Total property, plant and equipment	$263	$433

Depreciation expense was $67 million, $57 million, $42 million, $5 million and $56 million for the years ended October 31, 2004 and 2005, the nine months ended July 31, 2005, the one month ended November 30, 2005 and the nine months ended July 31, 2006, respectively.

As of July 31, 2006, we had $6 million of assets under capital leases, net of accumulated amortization of $1 million.

Other Current Liabilities

Other current liabilities consist of the following (in millions):

	Predecessor	Company
	October 31,	July 31,
	2005	2006
Deferred revenue	$1	$6
Camera Module accrual at sale (see Note 16, “Sale of Camera Module Business”)	5	2
Restructuring	1	2
Supplier liabilities	2	—
Due to Parent	—	11
Other	3	8

Total other current liabilities	$12	$29

Warranty

We accrue for the estimated costs of product warranties at the time revenue is recognized. Product warranty costs are estimated based upon our historical experience and specific identification of the products requirements, which may fluctuate based on product mix.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents changes in the warranty accrual included in our balance sheets (in millions):

	Predecessor	Company
	Year Ended	Nine Months Ended
	October 31, 2005	July 31, 2006
Beginning balance	$2	$2
Payments	(27)	(12)
Charged to cost of products sold	27	11

Ending balance	$2	$1

6.	Goodwill

The following table summarizes changes in goodwill (in millions):

Predecessor
Balance as of October 31, 2004	$98
Foreign currency translation impact	(7)
Goodwill arising from acquisitions	5
Adjustments to goodwill	(1)

Balance at October 31, 2005	95
Adjustments to goodwill	—

Balance at November 30, 2005	$95

Company
Balance as of October 31, 2005	$—
2006 acquisitions:
Semiconductor Products Group (Note 3. “The Acquisition”)	348
2006 divestitures:
Storage Business (Note 17. “Discontinued Operations”)	(155)
Printer ASICs Business (Note 17. “Discontinued Operations”)	(77)

Balance as of July 31, 2006	$116

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Intangible Assets

The components of amortizable purchased intangibles as of October 31, 2005 and July 31, 2006 are shown in the table below:

	Gross Carrying	Accumulated
	Amount	Amortization	Net Book Value
	(In millions)

Predecessor
As of October 31, 2005:
Purchased technology	$10	$(8)	$2
Customer relationships	1	—	1

Total	$11	$(8)	$3

Company
As of July 31, 2006:
Purchased technology	$796	$(41)	$755
Customer and distributor relationships	266	(24)	242
Order backlog	31	(31)	—
Other	2	(1)	1

Total	$1,095	$(97)	$998

Other intangible assets as of October 31, 2005 are included in other long-term assets in the Predecessor balance sheet.

Amortization of intangible assets included in continuing operations was $3 million, $2 million, $2 million, $0, and $97 million for the for the years ended October 31, 2004 and 2005, the nine months ended July 31, 2005, the one month ended November 30, 2005 and the nine months ended July 31, 2006.

Based on the amount of intangible assets subject to amortization at July 31, 2006, the expected amortization expense for each of the next five fiscal years and thereafter is as follows:

Fiscal Year	Amount
(In millions)

2006 (remaining 3 months)	$25
2007	98
2008	91
2009	82
2010	82
2011	80
Thereafter	540

$998

The weighted average amortization periods remaining by intangible asset category at July 31, 2006 were as follows:

Years

Amortizable intangible assets:
Purchased technology	13.2
Customer and distributor relationships	10.5

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Retirement Plans and Post-Retirement Benefits

Company

Assumed Plans.  Under the Asset Purchase Agreement with Agilent, the only defined benefit plans we were required to assume were for certain employees located in Taiwan, Korea and Germany. Generally, for each defined benefit plan we assumed, Agilent was required to transfer assets equal to the aggregate Accumulated Benefit Obligation, or ABO, of such plan on the date of Acquisition. We did not assume any other Agilent plans. These plans cover approximately 5% of our total employees.

401(k) Defined Contribution Plan.  Our U.S. eligible employees participate in the Avago Technologies U.S. Inc. 401(k) Plan (the “401(k) Plan”). Enrollment in the 401(k) Plan is automatic for employees who meet eligibility requirements unless they decline participation. Under the 401(k) Plan, we provide matching contributions to employees up to a maximum of 4% of an employee’s annual eligible compensation. The maximum contribution to the 401(k) Plan is 50% of an employee’s annual eligible compensation, subject to regulatory and plan limitations. The 401(k) Plan expense is included in the corporate employee overhead rate allocation.

U.S. Post-Retirement Medical Benefit Plans.  Substantially all U.S. employees who meet retirement eligibility requirements as of their termination dates and who did not elect to receive retiree medical benefits from Agilent may receive post-retirement medical benefits under our retiree medical account program. Under our retiree medical account program, eligible retirees are allocated a spending account of either $40,000 or $55,000, depending on the retiree’s age as of January 1, 2005, from which the retiree can receive reimbursement for premiums paid for supplemental Medicare coverage through age 65. Certain U.S. employees who were age 50 or over on January 1, 2005 but did not satisfy Agilent’s eligibility requirements for its traditional retiree medical plan when they terminated employment with Agilent pursuant to the Acquisition may be eligible for our traditional retiree medical plan upon meeting certain eligibility requirements. Once participating in the traditional retiree medical plan, retirees are reimbursed for health insurance premiums and provided with access to group health insurance plans until age 65 with individual contributions determined based on the type of coverage chosen and the retiree’s combined length of service with us, Agilent and Hewlett-Packard. At Acquisition date, the actuarial obligation for retiree medical benefits was approximately $20 million, which was recorded in purchase accounting.

Non-U.S. Retirement Benefit Plans.  In addition to the defined benefit plan for certain employees in Taiwan, Korea, Japan, Italy and Germany, other eligible employees outside of the U.S. receive retirement benefits under various defined contribution retirement plans. Eligibility is generally determined based on the terms of our plans and local statutory requirements.

The net pension plan costs of our non-U.S defined benefit plans and post-retirement medical plan costs for the nine months ended July 31, 2006 were $1 million and $1 million, respectively.

An actuarial valuation of our plans will be performed in the fourth quarter of fiscal 2006, as the measurement date for those plans will occur then.

Predecessor

General.  Substantially all of Predecessor’s employees were covered under various defined benefit and/or defined contribution plans. Additionally, the Predecessor sponsored post-retirement health care benefit plans for Predecessor’s eligible U.S. employees.

U.S. Retirement-Related Plans.  Predecessor provided U.S. employees who met eligibility criteria under the retirement and deferred profit-sharing plans, which were generally based on an employee’s highest five consecutive years’ average pay during the years of employment and on length of service.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

401(k) Defined Contribution Plan.  Predecessor’s U.S. eligible employees participated in Agilent’s 401(k) Plan (the “Predecessor’s 401(k) Plan”). Under the Predecessor’s 401(k) Plan, Predecessor provided matching contributions to employees up to a maximum of 4% of an employee’s annual eligible compensation. The Predecessor’s 401(k) Plan expense is included in the corporate employee overhead rate allocation for Predecessor and not separately identifiable.

Post-Retirement Benefit Plans.  U.S. employees who met retirement eligibility requirements as of their termination dates may have participated in Agilent’s Non-Medicare Medical or Medicare Medical Plans (the “Post-retirement Medical Plans”) under Agilent’s traditional retiree medical plan.

Medicare Prescription Drug, Improvement and Modernization Act of 2003.  In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was passed which expands Medicare to include an outpatient prescription drug benefit beginning in 2006. In May 2004, the FASB issued FSP 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which provides guidance on how companies should account for the impact of the Act on its postretirement healthcare plans. Beginning in 2006, the federal government will provide a non-taxable subsidy to employers that sponsor prescription drug benefits to retirees that are “actuarially equivalent” to Medicare Part D benefits. Agilent has determined that the prescription drug benefits offered under the plans qualify for this subsidy. Effective in fourth quarter 2004, assuming that Agilent would continue to offer these benefits, Agilent has reflected the expected subsidy according to the guidance in FSP 106-2 prospectively in Agilent’s financial statements. The adoption of FSP 106-2 had no material impact on accumulated postretirement benefit obligation or net plan costs.

Non-U.S. Retirement Benefit Plans.  Eligible Predecessor employees outside the U.S. generally received retirement benefits under various retirement plans based upon factors such as years of service and employee compensation levels. Eligibility was generally determined in accordance with local statutory requirements.

For the years ended October 31, 2004 and 2005, the nine months ended July 31, 2005 and the one month ended November 30, 2005, the net pension costs of non-U.S. defined benefit plans transferred to Avago were $1 million, $1 million, $1 million and $0 million, respectively.

Funded Status.  As of October 31, 2005, the funded status of the non-U.S. defined benefit plans was:

Predecessor
Non-U.S Defined Benefit Plans
Year Ended
October 31, 2005
(In millions)

Change in fair value of plan assets:
Fair value — beginning of period	$9
Actual return on plan assets	1
Employer contributions	—
Participants’ contributions	—
Benefits paid	—
Currency impact	—

Fair value — end of period	$10

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Predecessor
Non-U.S Defined Benefit Plans
Year Ended
October 31, 2005
(In millions)

Change in benefit obligation:
Projected Benefit obligation — beginning of period	$10
Service cost	1
Interest cost	1
Participants’ contributions	—
Plan amendment	—
Actuarial loss	0
Benefits paid	0
Currency impact	0

Projected Benefit obligation — end of period	$12

Plan assets less than benefit obligation	$(2)
Unrecognized net actuarial loss	1
Unrecognized net transition obligation	—

Net accrued costs	$(1)

Amounts recognized in the balance sheet as of October 31, 2005 consist of:
Prepaid defined benefit plan costs	$0
Accrued defined benefit plan costs	(2)
Deferred tax asset	0
Accumulated other comprehensive income	1

Net accrued costs	$(1)

As of October 31, 2005, the non-U.S. defined benefit plans transferred, in aggregate, had projected benefit obligations (“PBO”) that were in excess of the fair value of the plan assets. The amounts of the obligations and assets for the plans were:

Predecessor
October 31, 2005
(In millions)

Aggregate accumulated benefit obligation (“ABO”)	$9
Aggregate projected benefit obligation (“PBO”)	12
Aggregate fair value of plan assets	10

Assumptions.  The assumptions used to determine the benefit obligations and expense for Predecessor’s defined benefit and post-retirement benefit plans are presented in the table below. The expected long-term return on assets below represents an estimate of long-term returns on investment portfolios consisting of a mixture of equities, fixed income and alternative investments in proportion to the asset allocations of each of the plans. Predecessor considered long-term rates of return, which are weighted based, on the asset classes (both historical and forecasted) in which Predecessor expected its pension and post-retirement funds to be invested. Discount rates reflect the current rate at which pension and post-retirement obligations could be settled based on the measurement dates of the plans (October 31). Both U.S. and non-U.S. rates are generally

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

based on published rates for high-quality corporate bonds. The range of assumptions that are used for non-U.S. defined benefit plans reflects the different economic environments within various countries.

Predecessor
Year Ended
October 31, 2005

Non-U.S. defined benefit plans:
Discount rate	2.25-6.0%
Average increase in compensation levels	0-5.0%
Expected long-term return on assets	4.75-7.0%
U.S. post-retirement benefits plans:
Discount rate	5.75%
Expected long-term return on assets	8.50%
Current medical cost trend rate	10.00%
Ultimate medical cost trend rate	5.00%
Medical cost trend rate decreases to ultimate rate in year	2010

Assumptions used to calculate the benefit obligations and the resulting additional minimum pension liabilities were as follows:

Predecessor
October 31, 2005

Non-U.S. defined benefit plans:
Discount rate	5.50%
Average increase in compensation levels	3.25%
Expected long-term return on assets	6.75%

9.	Senior Credit Facilities and Borrowings

Our senior credit facilities and borrowings consist of the following (in millions):

Company
July 31, 2006

Senior credit facilities:
Term loan facility	$—
Revolving credit facility	—
Notes:
10 1/8% senior notes due 2013	$500
Senior floating rates notes due 2013	250
11 7/8% senior subordinated notes due 2015	250

Total long-term borrowings	$1,000

Senior Credit Facilities

In connection with the Acquisition, we entered into a senior credit agreement with a syndicate of financial institutions. The senior secured credit facilities initially consisted of (i) a seven-year $725 million term loan facility and (ii) a six-year, $250 million revolving credit facility for general corporate purposes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day or one-day notice referred to as swingline loans and is available to us and certain of our subsidiaries in U.S. dollars and other currencies. As of July 31, 2006, we have not borrowed under the revolving credit facility, although we had $11 million of letters of credits outstanding under the facility. The term loan credit facility was available for drawdown until April 30, 2006. We drew $475 million under our term loan facility to finance a portion of the Acquisition. On January 26, 2006, as permitted by our senior credit agreement and the indentures governing the outstanding notes, we drew the full $250 million under the delayed-draw portion of our term loan facility to retire all of our redeemable convertible preference shares. We used the net proceeds from the sale of our Storage Business and Printer ASICs Business to permanently repay borrowings under our term loan facility. As of July 31, 2006, the term loan facility had been permanently repaid. Costs of approximately $19 million incurred in relation to the term loan facility were initially capitalized as debt issuance costs, amortized over the expected term as additional interest expense and unamortized costs were written off in conjunction with the repayment of the term loan facility.

Interest Rate and Fees:  Borrowings under the senior credit agreement bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the United States prime rate and (2) the federal funds rate plus 0.5% (or an equivalent base rate for loans originating outside the United States, to the extent available) or (b) a LIBOR rate (or the equivalent thereof in the relevant jurisdiction) determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for borrowings under the revolving credit facility is 1.5% with respect to base rate borrowings and 2.5% with respect to LIBOR borrowings. At July 31, 2006, the lender’s base rate was 8.25% and the one-month LIBOR rate was 5.39%. The applicable margin for borrowings under the revolving credit facility may be reduced subject to us attaining certain leverage ratios after the date on which the financial statements for the quarter ending January 31, 2007 are delivered to the lenders.

We are required to pay a commitment fee to the lenders under the revolving credit facility with respect to any unutilized commitments thereunder. The commitment fee on the revolving credit facility is 0.5% per annum, which may be reduced subject to us attaining certain leverage ratios after the date on which the financial statements for the quarter ending January 31, 2007 are delivered to the lenders. We must also pay customary letter of credit fees. The commitment fee is expensed as additional interest expense.

Maturity:  Principal amounts outstanding under the revolving credit facility are due and payable in full on December 1, 2011. As of July 31, 2006 we have not borrowed against the revolving credit facility, although we had $11 million of letters of credit outstanding under the facility.

Certain Covenants and Events of Default:  The senior credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur additional debt or issue certain preferred shares;

•	create liens on assets;

•	enter into sale-leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions, or repurchase our capital stock or make other restrictive payments;

•	make investments, loans or advances;

•	make capital expenditures;

•	repay subordinated indebtedness (including the senior subordinated notes);

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	make certain acquisitions;

•	amend material agreements governing our subordinated indebtedness (including the senior subordinated notes);

•	change our lines of business; and

•	change the status of Holdings as a passive holding company.

All obligations under the senior credit facilities, and the guarantees of those obligations, are secured by substantially all of our following assets and that of each guarantor, subject to certain exceptions:

•	a pledge of 100% of our capital stock and 100% of the capital stock of each of our material subsidiaries; and

•	a security interest in substantially all of our tangible and intangible assets and the tangible and intangible assets of each guarantor.

In addition, the senior credit agreement requires us to maintain a senior secured leverage ratio below a certain amount.

We were in compliance with all financial and non-financial covenants relating to the senior secured credit facilities as of July 31, 2006.

Senior Notes and Senior Subordinated Notes

In connection with the Acquisition, we completed a private placement of $1,000 million principal amount of unsecured debt consisting of (i) $500 million principal amount of 10 1/8% senior notes due December 1, 2013 (the “Senior Fixed Rate Notes”), (ii) $250 million principal amount of senior floating rate notes due June 1, 2013 (the “Senior Floating Rate Notes” and, together with the Senior Fixed Rate Notes, the “Senior Notes”), and (iii) $250 million principal amount of 11 7/8% senior subordinated notes due December 1, 2015 (the “Senior Subordinated Notes”). The Senior Notes and the Senior Subordinated Notes are collectively referred to as the “Notes.” We received proceeds of $966 million, net of $34 million of related transaction expenses. Such transaction expenses are deferred as debt issuance costs and are being amortized over the life of the loans as incremental interest expense.

Interest is payable on the Senior Fixed Rate Notes and the Senior Subordinated Notes on a semi-annual basis at a fixed rate of 10.125% and 11.875%, respectively, per annum. Interest is payable on the Senior Floating Rate Notes on a quarterly basis at a rate of three-month LIBOR plus 5.5%. The rate for the Senior Floating Rate Notes was 10.73% at July 31, 2006.

We may redeem all or any part of the Senior Floating Rate Notes (i) at any time prior to December 1, 2007 and the Senior Fixed Rate Notes at any time prior to December 1, 2009 at a redemption price equal to 100% of the principal amount of the notes redeemed plus a defined premium and accrued but unpaid interest through the redemption date, and (ii) on or after such dates at fixed redemption prices (expressed as percentages of the principal amount of the notes to be redeemed) set forth in the indenture governing the Senior Notes (the “Senior Notes Indenture”). The Senior Notes Indenture also provides certain limited optional redemption rights upon qualifying asset sales or equity offerings at a redemption price set forth in the Senior Notes Indenture that generally includes a premium. In addition, upon a change of control of the Company, we generally will be required to make an offer to redeem the Senior Notes from the holders at 101% of the principal amount plus accrued but unpaid interest through the redemption date.

The Senior Notes are unsecured and effectively subordinated to all of our existing and future secured debt (including obligations under our senior credit facilities), to the extent of the value of the assets securing such

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

debt. Certain of our subsidiaries have guaranteed the obligations under the senior credit facilities, and have guaranteed the obligations under the Senior Notes on a senior unsecured basis.

The Senior Notes Indenture limits our ability and the ability of our restricted subsidiaries: to incur additional indebtedness or issue certain preferred shares; to pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; to make certain investments; to sell certain assets; to create liens on certain assets to secure debt; to enter into certain transactions with affiliates; and to consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

We may redeem all or any part of the Senior Subordinated Notes (i) at any time prior to December 1, 2010 at a redemption price equal to 100% of the principal amount of the notes redeemed plus a defined premium and accrued but unpaid interest through the redemption date, and (ii) on or after such dates at fixed redemption prices (expressed as percentages of the principal amount of the notes to be redeemed) set forth in the indenture governing the Senior Subordinated Notes (the “Senior Subordinated Notes Indenture”) plus accrued but unpaid interest through the redemption date. The Senior Subordinated Notes Indenture also provides certain limited optional redemption rights upon qualifying asset sales or equity offerings at a redemption price set forth in the Senior Note Indenture that generally includes a premium. In addition, upon a change of control of the Company, generally will be required to make an offer to redeem the Senior Subordinated Notes from the holders at 101% of the principal amount plus accrued but unpaid interest through the redemption date.

The Senior Subordinated Notes are unsecured and subordinated to all of our existing and future senior indebtedness, including our senior credit facilities and the Senior Notes. Certain of our subsidiaries have guaranteed the obligations under the senior credit facilities, and have guaranteed the obligations under the Senior Subordinated Notes on a senior subordinated unsecured basis.

The Senior Subordinated Notes Indenture limits our ability and the ability of our restricted subsidiaries to: incur additional indebtedness or issue certain preferred shares; to pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; to make certain investments; to sell certain assets; to create liens on certain assets to secure debt; to enter into certain transactions with affiliates; and to consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

In conjunction with issuance of the Notes, we agreed to exchange the Notes for freely tradable notes with substantially identical terms that have been registered under the Securities Act of 1933, as amended. If we fail to consummate the exchange offer by November 25, 2006, the annual interest rate on the notes will increase by 0.25% for each subsequent 90-day period during which the registration default continues up to a maximum increase of 1.00% over the interest rate that would otherwise apply to the applicable notes.

Debt Issuance Costs

Unamortized debt issuance costs associated with the Notes and the secured senior credit facility were $38 million at July 31, 2006 and are included in other assets on the balance sheet. Amortization of debt issuance costs is classified as interest expense in the statement of operations.

Predecessor

The Predecessor had no borrowings during any period presented.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Fair Value of Financial Instruments

The following table presents the carrying amounts and fair values of financial instruments as of July 31, 2006:

	Company
	July 31, 2006
	Carrying	Fair
	Value	Value
	(In millions)

Variable rate debt	$250	$262
Fixed rate debt	750	791

The fair values of cash and cash equivalents, trade accounts receivable, accounts payable and accrued liabilities, to the extent the underlying liability will be settled in cash, approximating carrying values because of the short-term nature of these instruments. The fair value of our long-term debt is based on quoted market rates.

11.	Shareholder’s Equity

Company

Effective January 30, 2006, the Singapore Companies Act was amended to, among other things, allow Singapore companies to repurchase outstanding ordinary shares subject to certain requirements and eliminate the concepts of par value, additional paid-in capital and authorized share capital. As a result of the Companies Act amendments, effective January 30, 2006, our outstanding shares have no par value, and we have combined the par value of our ordinary shares together with additional paid-in-capital into one ordinary shares account for all periods presented.

Ordinary and Redeemable Convertible Preference Shares

In December 2005, we issued 209,840,061 ordinary shares for proceeds of $1,049 million and 250,000 shares of redeemable convertible cumulative preference shares (“preference shares”) for $250 million. In January 2006, we redeemed 248,853 shares of preference shares for cash and the remaining balance was converted into 229,400 ordinary shares. A pro-rata 3% dividend was paid on the shares redeemed in accordance with the terms of the preference shares.

Share Option Plans

Effective December 1, 2005, Parent adopted two equity-based compensation plans, the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (the “Executive Plan”) and the Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (the “Senior Management Plan” and together with the Executive Plan, the “Equity Incentive Plans”), which have been amended, to authorize the grant of options and share purchase rights covering up to 30 million ordinary shares of Parent.

Under the Executive Plan, options generally vest at a rate of 20% per year based on the passage of time and attaining certain performance criteria, in each case subject to continued employment. Those options subject to vesting based on the passage of time may accelerate by one year upon certain terminations of employment. Under the Senior Management Plan, options generally vest at a rate of 20% per year based on the passage of time and continued employment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under the Equity Incentive Plans, options generally expire ten years following the date of grant unless granted to a non-employee, in which case the options generally expire five years following the date of grant and are granted at a price equal to the fair market value.

A summary of option activity follows (in millions, except per-share amounts).

	Options Outstanding
	Options		Weighted-Average
	Available for	Number	Exercise Price
	Grant	Outstanding	Per Share

Balance as of October 31, 2005	—	—	$—
Shares authorized	30	—	—
Issues as part of the Acquisition (see Note 3. ‘‘The Acquisition”)	(1)	1	1.25
Granted	(17)	17	5.00
Cancelled	1	(1)	4.93

Balance as of July 31, 2006	13	17	4.76

The following table summarizes significant ranges of outstanding and exercisable options as of July 31, 2006 (in millions, except per share amounts):

	Options Outstanding
		Weighted-	Weighted-	Options Exercisable
		Average	Average		Weighted-
		Remaining	Exercise		Average
	Number	Contractual	Price Per	Number	Exercise Price
Exercise Prices	Outstanding	Life (in years)	Share	Exercisable	Per Share

$1.25	1	6.44	$1.25	1	$1.25
$5.00	16	9.44	5.00	—	—

Total	17	9.25	4.76	1	1.25

We account for awards to employees which vest based on the passage of time using the intrinsic value method of accounting in accordance with APB No. 25 and related interpretations. Under the intrinsic value method, generally, we record compensation expense related to share options based on the difference, if any, on the date of grant between the fair market value of our shares and the amount an employee must pay to acquire the shares. Options that vest based on performance are subject to variable accounting.

In the nine months ended July 31, 2006 we recorded aggregate compensation expense of $2 million relating to options granted to employees that vest based on performance and options granted to non-employees.

12.	Restructuring and Asset Impairment

Company

During the nine months ended July 31, 2006, we initiated a new restructuring plan to reduce our workforce by approximately 70 employees related to certain product line rationalizations. In addition, we continued to incur charges related to the Predecessor restructuring plans assumed by us as part of the Acquisition. Total charges incurred during this period were $4 million, $1 million of which were recorded under cost of products sold and the remainder of which were recorded under research and development. As of July 31, 2006, we have paid $2 million in cash in conjunction with the new restructuring plan, and the remaining $2 million was included in other current liabilities. We expect to substantially complete these Predecessor and Successor restructuring plans by the end of fiscal 2006.

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Predecessor

Agilent has had several restructuring plans that have affected SPG, These plans were designed to reduce costs and expenses in order to return Agilent to profitability. The three main components of these plans were workforce reductions, consolidation of excess facilities and evaluating and restructuring property, plant, and equipment, which included recording the impairment of some assets.

Overall, Agilent reduced SPG’s workforce through attrition and involuntary terminations. Agilent also consolidated excess facilities resulting in charges for lease termination fees and losses anticipated from sub-lease agreements. In addition, Agilent closed production, research and development and support and sales facilities in the United States, the United Kingdom and other countries. As a result of these site closures, significant asset impairment charges were incurred.

The discussion below summarizes the actions taken in fiscal 2004 and 2005.

During the second half of 2004, Agilent initiated actions to resize its Fort Collins production facility to reflect the shift of volume to an external foundry related to the camera module divestiture; to reduce its overall cost structure; and to move its facilities to lower cost regions. Predecessor incurred approximately $16 million in work force management charges and $6 million for asset impairment related to these actions in fiscal 2004. Additional costs allocated to us by Predecessor were approximately $14 million (approximately $7 million for work force management and $7 million for asset impairment and consolidation of excess facilities — see additional description below).

In the first half of 2005, Predecessor continued to incur charges related to the actions that were taken to scale back the Fort Collins facility. In the second half of 2005, Predecessor shut down its existing research and development site at the Ipswich facility and the San Jose production facility in order to continue to reduce our overall cost structure. Predecessor incurred approximately $7 million in work force management charges and $2 million for asset impairment charges related to these actions for the year ended October 31, 2005. Total additional costs allocated to Predecessor by Agilent were approximately $7 million for work force management and $4 million for asset impairment and consolidation of excess facilities — see additional description below.

A summary of the restructuring activity (including restructuring costs allocated by Agilent) by period is shown below:

	Predecessor
	Year Ended		Nine Months	One Month
	October 31,		Ended	Ended
	2004	2005	July 31, 2005	November 30, 2005
	(In millions)

Workforce management	$23	$14	$6	$1
Asset impairment	7	3	2	—
Consolidation of facilities	6	3	3	—

Total restructuring and asset impairment charges	$36	$20	$11	$1

With respect to the charges for asset impairment and consolidation of facilities, Predecessor had no accrued balances at the end of the respective reporting periods. Predecessor did have accrued liabilities for

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

workforce management restructuring costs and a summary of the activity and accrued balances for the periods presented are shown in the table below:

Predecessor
Workforce
Management
(In millions)

Balance as of October 31, 2004	$3
Total charge	7
Cash payments	(9)

Balance as of October 31, 2005	1
Total charge	1
Cash payments	(2)

Balance as of November 30, 2005	$—

A summary of the statement of operations impact of the charges resulting from all Predecessor restructuring plans is shown below.

	Predecessor
	Year Ended		Nine Months	One Month
	October 31,		Ended	Ended
	2004	2005	July 31, 2005	November 30, 2005
	(In millions)

Cost of products	$10	$4	$3	$—
Research and development	7	7	5	—
Selling, general and administrative	19	9	3	1

Total restructuring and asset impairment charges	$36	$20	$11	$1

As described above, in addition to the actions that directly impacted Predecessor, Agilent allocated certain restructuring costs to Predecessor for their actions to reduce their costs associated with its support services such as finance, information technology, and workplace services. These cost reductions were achieved by moving global shared services operations sites to lower cost regions, reducing the number of properties, particularly sales and administrative sites, and by reducing their workforce through involuntary terminations and selected outsourcing of manufacturing and administrative functions. Portions of these costs were allocated to Predecessor by Agilent and are included in the Predecessor financial statements. The costs were paid directly by Agilent so they are not included in Predecessor’s accrued liability for restructuring.

The restructuring costs allocated to Predecessor by Agilent that are included in the table above are shown separately below:

	Predecessor
	Year Ended		Nine Months	One Month
	October 31,		Ended	Ended
	2004	2005	July 31, 2005	November 30, 2005
	(In millions)

Cost of products sold	$3	$—	$—	$—
Research and development	1	4	2	—
Selling, general and administrative	10	7	1	—

Total restructuring and asset impairment charges	$14	$11	$3	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Income Taxes

Predecessor

Our Predecessor operating results have historically been included in Agilent’s consolidated U.S. federal and state income tax returns and non-U.S. jurisdiction tax returns. Provision for income taxes in the financial statements have been determined on a separate return basis. Predecessor is required to assess the realization of its net deferred tax assets and the need for a valuation allowance on a separate return basis, and exclude from that assessment any utilization of those losses by Agilent. This assessment requires that Predecessor’s management make judgments about benefits that could be realized from future taxable income, as well as other positive and negative factors influencing the realization of deferred tax assets. Due to the cumulative losses incurred in the U.S. and certain non-U.S. locations, Predecessor recorded a valuation allowance against any deferred assets in these jurisdictions as of October 31, 2005. All tax return attributes Predecessor generated, as calculated on a separate return methodology not used by Agilent historically, were retained by Agilent.

Company

Due to the fact that Parent and its material operating subsidiaries are organized under the laws of Singapore, domestic operations for us reflect the results of operations based in Singapore. Domestic operations for Predecessor reflect the results of operations based in the United States.

Components of Income Before Taxes from Continuing Operations

For financial reporting purposes, “Income (loss) from continuing operations before income taxes” included the following components (in millions):

	Predecessor				Company
	Year Ended		Nine Months	One Month	Nine Months
	October 31,		Ended	Ended	Ended
	2004	2005	July 31, 2005	November 30, 2005	July 31, 2006
Domestic loss	$(330)	$(287)	$(228)	$(17)	$(155)
Foreign income (loss)	411	342	273	(6)	(3)

Income (loss) from continuing operations before income taxes:	$81	$55	$45	$(23)	$(158)

Components of Provision for Income Taxes

Predecessor

Agilent had negotiated tax holidays on earnings in certain foreign jurisdictions in which Predecessor operated which expire in various fiscal years beginning in 2008. The tax holidays provide lower rates of taxation on certain classes of income and are conditional upon Agilent meeting certain employment and investment thresholds.

Income taxes payable at October 31, 2005 were $83 million. This amount is included within income taxes payable and represents amounts that had not been settled through the Agilent invested equity account at the end of the period.

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company

We have negotiated tax holidays on earnings in Singapore and Malaysia which expire in various fiscal years beginning in 2010. The tax holidays provide lower rates of taxation on certain classes of income and are conditional upon our meeting certain employment and investment thresholds.

Significant components of the provision for income taxes from continuing operations are as follows (in millions):

	Predecessor				Company
	Year Ended		Nine Months	One Month	Nine Months
	October 31,		Ended	Ended	Ended
	2004	2005	July 31, 2005	November 30, 2005	July 31, 2006
Current tax expense:
Domestic	$—	$17	$—	$—	$3
Foreign	28	16	12	2	2

	$28	$33	$12	$2	$5

Deferred tax expense (benefit)
Domestic	$(3)	$—	$—	$—	$—
Foreign	—	—	1	—	(2)

	$(3)	$—	$1	$—	$(2)

Total provision for income taxes	$25	$33	$13	$2	$3

Rate Reconciliation

A reconciliation of the expected statutory tax rate (computed at the Predecessor’s U.S. statutory income tax rate of 35% and the Company’s Singapore statutory tax rate of 20%) to the actual tax rate on income from continuing operations is as follows:

	Predecessor				Company
	Year Ended		Nine Months	One Month	Nine Months
	October 31,		Ended	Ended	Ended
	2004	2005	July 31, 2005	November 30, 2005	July 31, 2006
Expected statutory tax rate	35.0%	35.0%	35.0%	(35.0)%	(20.0)%
Homeland Investment Act Dividend Repatriation	0.0	30.7	0.0	0.0	0.0
Foreign income taxed at different rates	(112.1)	(137.1)	(132.0)	14.9	1.1
Nondeductible goodwill	1.5	1.1	1.0	0.3	0.0
R&D credits	(3.4)	(4.5)	(4.0)	(1.3)	0.0
Tax Holidays and Concessions	0.0	0.0	0.0	0.0	20.6
Other, net	(6.1)	(4.6)	(4.0)	(1.6)	0.0
Valuation Allowance	115.6	139.0	132.0	30.2	0.0

Actual tax rate on income from continuing operations	30.5%	59.6%	28.0%	7.5%	1.7%

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summary of Deferred Income taxes

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their basis for income tax purposes and the tax effects of net operating losses and tax credit carry forwards. The significant components of deferred tax assets and deferred tax liabilities included on the balance sheets were as follows (in millions):

	Predecessor		Company
	Year Ended		Nine Months
	October 31,		Ended
	2004	2005	July 31, 2006
Deferred income tax assets:
Inventory	$1	$—	$—
Employee benefits, other than retirement	11	11	2
Net operating loss carryovers and credit carryovers	327	423	13
Depreciation and amortization	—	—	4
Other deferred income tax assets	3	4	—

Gross deferred tax assets	$342	$438	$19
Less valuation allowance	(198)	(293)	(17)

Deferred income tax assets	$144	$145	$2

Deferred income tax liabilities
Depreciation and amortization	$31	$31	$—
Foreign earnings not permanently reinvested	114	114	—
Other deferred income tax liability	—	—	1

Deferred income tax liabilities	$145	$145	$1

Net deferred income tax asset (liability)	$(1)	$—	$1

The above net deferred income tax asset (liability) has been reflected in the accompanying balance sheets as follows (in millions):

	Predecessor		Company
	Year Ended		Nine Months
	October 31,		Ended
	2004	2005	July 31, 2006
Non-current asset	$144	$145	$2
Non-current liability	(145)	(145)	(1)

Net non-current income tax asset (liability)	$(1)	$—	$1

As of July 31, 2006, we had Singapore net operating loss carryforwards of approximately $5 million available to offset concessionary income and foreign net operating loss carryforwards of $52 million. The Singapore net operating losses have no limitation on utilization. The foreign net operating loss carryforwards will expire by 2010.

We consider all operating income of foreign subsidiaries not to be permanently reinvested outside Singapore. We have provided $50,000 for foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries, the cumulative amount of which is approximately $44 million as of July 31, 2006.

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Interest Expense

Interest expense of $114 million for the nine months ended July 31, 2006 consisted primarily of (i) interest expense of $93 million with respect to the Senior Notes, Senior Subordinated Notes, and previously outstanding debt under the senior secured credit facilities, all issued or incurred in connection with the Acquisition including commitment fees for expired credit facilities; and (ii) amortization of debt issuance costs of $21 million.

15.	Other Income, net

The following table presents the detail of other income, net:

	Predecessor				Company
	Year Ended		Nine Months	One Month	Nine Months
	October 31,		Ended	Ended	Ended
	2004	2005	July 31, 2005	November 30, 2005	July 31, 2006
	(In millions)				(In millions)
Other income	$4	$18	$18	—	$5
Interest income	—	—	—	—	4
Other expense	—	(11)	(8)	—	(1)

Other income, net	$4	$7	$10	—	$8

Predecessor other income, net included a gain of $12 million on the sale of the Camera Module Division (See Note 16. “Sale of the Camera Module Business”), for both periods ended July 31, 2005 and October 31, 2005, and a charge of $4 million and $6 million for impairment of an investment in the nine months ended July 31, 2005 and year ended October 31, 2005, respectively.

16.	Sale of the Camera Module Business

On February 3, 2005, Predecessor completed the sale of the Camera Module Business to Flextronics International Ltd. (“Flextronics”) pursuant to an Asset Purchase Agreement dated October 27, 2004 as amended. Flextronics agreed to purchase the fixed assets, inventory and Intellectual Property (IP) and assume operating liabilities. Flextronics paid approximately $13 million upon closing and will pay an additional $12 million (in twelve equal quarterly installments) to be paid each fiscal quarter following the sale closing date, which was recorded as receivable by us as part of purchase accounting. In addition to the consideration above, if Camera Module Business future revenue thresholds specified in the Asset Purchase Agreement are met, Flextronics will pay up to an additional $13 million over a three-year period. For the year ended October 31, 2005, Predecessor recognized a gain of $12 million related to this sale which was recorded in other income, net.

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the results of operations of Predecessor’s Camera Module Business for the years ended October 31, 2004 and 2005. Because the sale was on February 3, 2005, the results for the year ended October 31, 2005 includes operations for only one quarter. The table below includes direct expenses for costs of products sold, research and development, sales and marketing, distribution, and administration as well as allocations of expenses arising from shared services and infrastructure provided by Agilent to the Camera Module Business. The amounts allocated to the Camera Module Business by Agilent were $35 million, $6 million and $6 million for the years ended October 31, 2004 and 2005 and for the nine months ended July 31, 2005, respectively. In addition, also included are $18 million, $8 million and $8 million of charges for the years ended October 31, 2004 and 2005 and for the nine months ended July 31, 2005, respectively, for the write-down of inventory, goodwill adjustment and recording of other accruals related to the sale of this business.

	Predecessor
	Year Ended		Nine Months
	October 31,		Ended
	2004	2005	July 31, 2005
	(In millions)

Net revenue	$296	$69	$69
Costs of products sold	(316)	(66)	(66)
Total operating expenses	(43)	(10)	(10)

Operating loss	$(63)	$(7)	$(7)

Certain Camera Module Business resources and business expenses remained in Predecessor’s cost structure after the sale and have not been included in the table above. These resources and costs were redeployed within SPG and included resources and costs related to sales and marketing, general finance and administration and order management and logistics functions. These expenses were $10 million and $2 million for the years ended October 31, 2004 and 2005, respectively.

17.	Discontinued Operations

Storage Business

On October 28, 2005, we entered into a definitive agreement to sell our Storage Business to PMC-Sierra Inc. (“PMC”) subject to certain conditions, including our completion of the Acquisition from Agilent. This transaction closed on February 28, 2006, resulting in $420 million of net proceeds to us. The assets and liabilities of the Storage Business were classified as held for sale in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets in the purchase price allocation (See Note 3. “The Acquisition”) and no gain or loss was recorded on the sale. In March 2006, we used the net proceeds from this sale to permanently repay a portion of the term loan facility described in Note 9, “ Senior Credit Facilities and Borrowings.”

The following table summarizes the results of operations of the Storage Business, included in discontinued operations in our consolidated statements of operations for the years ended October 31, 2004 and 2005,

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the nine months ended July 31, 2005, the one month ended November 30, 2005 and the nine months ended July 31, 2006:

	Predecessor				Company
			Nine Months	One Month	Nine Months
	Year Ended October 31,		Ended	Ended	Ended
	2004	2005	July 31, 2005	November 30, 2005	July 31, 2006
	(In millions)
Net revenue	$113	$112	$82	$8	$28
Costs, expenses and other income, net	101	102	68	6	19

Income from discontinued operations, net of taxes	$12	$10	$14	$2	$9

The following table presents the Storage Business’s assets and liabilities that were sold:

Company
(In millions)

Assets:
Inventory	$5
Property, plant and equipment, net	8
Other current assets	4
Goodwill and intangible assets, net	404

Total assets of discontinued operations	421

Liabilities:
Current liabilities	1

Net assets	$420

Printer ASICs Business

On February 17, 2006, we entered into a definitive agreement to sell our Printer ASICs Business to Marvell International Technology Ltd. (“Marvell”). Our agreement with Marvell also provides for up to $35 million in additional performance-based payments by Marvell to us upon the achievement of certain revenue targets by the acquired business. This transaction closed on May 1, 2006 resulting in $245 million of net proceeds to us. There was no gain or loss on the sale as the fair value of the assets and liabilities was reflected in the purchase price allocation for the Acquisition. In May 2006, we used the net proceeds, together with other available cash, to permanently repay a portion of the term loan facility described in Note 9, “Senior Credit Facilities and Borrowings.”

The following table summarizes the results of operations of the Printer ASICs Business:

	Predecessor				Company
			Nine Months	One Month	Nine Months
	Year Ended October 31,		Ended	Ended	Ended
	2004	2005	July 31, 2005	November 30, 2005	July 31, 2006
	(In millions)
Net revenue	$132	$131	$99	$10	$71
Costs, expenses and other income, net	127	132	99	11	68

Income from discontinued operations, net of taxes	$5	$(1)	$—	$(1)	$3

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the Printer ASICs Business’s assets and liabilities that were sold:

Company
(In millions)

Assets:
Inventory	$17
Other current assets	10
Property, plant and equipment, net	15
Goodwill and intangible assets, net	207

Total assets of discontinued operations	249

Liabilities:
Current liabilities	4

Net assets	$245

18.	Segment Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”), establishes standards for the way public business enterprises report information about operating segments in annual consolidated financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. We have aggregated our operating segments into one reportable segment based on the nature of our products. In aggregating our operating segments, we have considered the following factors: sales of semiconductors represents our only material source of revenue; substantially all products offered incorporate analog functionality and are manufactured under similar manufacturing processes; we use an integrated approach in developing our products in that discrete technologies developed are frequently integrated across many of our products; we use a common order fulfillment process and similar distribution approach for our products; and broad distributor networks are typically utilized while large accounts are serviced by a direct sales force. The Chief Executive Officer has been identified as the Chief Operating Decision Maker as defined by SFAS No. 131.

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents net revenue and long-lived asset information based on geographic region. Net revenue is based on the destination of the shipments and long-lived assets are based on the physical location of the assets (in millions):

	Malaysia and	United	Rest of the	Discontinued
	Singapore	States	World	Operations	Total

Company
Net revenue:
Nine months ended July 31, 2005:	$757	$236	$80	—	$1,073
Long-lived assets:
As of July 31, 2006	174	245	14	—	433

Predecessor
Net revenue:
One month ended November 30, 2005:	84	31	28	(18)	125
Nine months ended July 31, 2005:	699	315	293	(181)	1,126
Year ended October 31, 2005	952	462	388	(243)	1,559
Year ended October 31, 2004	1,093	459	476	(245)	1,783
Long-lived assets:
As of October 31, 2005	100	158	5	—	263

19.	Related-Party Transactions

In connection with the Acquisition, Parent and Avago Technologies International Sales Pte Limited entered into an Advisory Agreement with affiliates of Kohlberg Kravis Roberts & Co. (“KKR”) and Silver Lake Partners (“Silver Lake,” and together with KKR, the “Sponsors”) for ongoing consulting and management advisory services. Affiliates of the Sponsors, through their investments in Bali Investments S.àr.l., indirectly own over eighty percent of our shares. The Advisory Agreement requires us to pay each of the Sponsors a quarterly fee of $625,000, which is subject to a 5% increase each fiscal year during the agreement’s term. The Advisory Agreement has a 12-year term (See Note 20, “Commitments and Contingencies”). For the nine months ended July 31, 2006, we recorded $3.8 million of expenses in connection with the Advisory Agreement.

In connection with the closing of the Acquisition and the related financings (collectively known as the “Transactions”), we paid to each of the Sponsors an advisory fee of $18 million for services provided to us in evaluating, negotiating, documenting, financing and closing the Transactions. In addition, in connection with the closing of any subsequent change of control transaction, acquisition, disposition or divestiture, spin-off, split-off or financing completed during the term of the Advisory Agreement (or after, if contemplated during the term) in each case with an aggregate value in excess of $25 million, we will pay each of the Sponsors a fee of 0.5% based on the aggregate value of such transaction. For the Storage and Printer ASICs business sales (discussed in Note 17, “Discontinued Operations”), we paid the Sponsors each $3 million in advisory fees, which were charged to expense.

In connection with the Acquisition, we entered into a management consulting agreement for post-acquisition support activities with Capstone Consulting (“Capstone”), a consulting company affiliated with KKR. Under this agreement, we paid $1 million to Capstone during the nine months ended July 31, 2006. An affiliate of Capstone has been granted options to purchase 800,000 ordinary shares of Parent with an exercise price of $5 per share. One half of these options vests over four years, and the other half vests upon the achievement of certain company financial performance metrics defined in the Share Option Agreement, dated

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

February 3, 2006. These options are subject to variable accounting and we recorded a $1 million charge for the nine months ended July 31, 2006 related to the issuance of these options.

Funds affiliated with Silver Lake are investors in Flextronics International Ltd., a Singapore limited company (“Flextronics”), and Mr. Marks, a director, was the Chief Executive Officer of Flextronics until December 2005, and remains chairman of the board of Flextronics. Mr. Davidson, a director, also serves as a director of Flextronics. Agilent sold its Camera Module Business to Flextronics in February 2005. In the ordinary course of business, we continue to sell sensors to Flextronics, which in the nine months ended July 31, 2006, accounted for $38 million of net revenue from continuing operations and the trade accounts receivable due from Flextronics as of July 31, 2006 was $5 million. Flextronics continues to pay the deferred purchase price in connection with its acquisition of the Camera Module Business at the rate of $1 million per quarter.

Pursuant to an Amended and Restated Shareholder Agreement dated as of February 3, 2006 among Parent and participants in the Investor Group and certain other persons, three representatives of each Sponsor serve on Parent’s Board of Directors. In April 2006, Parent granted each member of its Board of Directors, including these individuals, an option to purchase 50,000 ordinary shares of Parent, with an exercise price of $5 per share (the fair market value on the date of the grant as determined by Parent’s Board of Directors), a term of 5 years and vesting at a rate of 20% per year from December 1, 2005. In addition, we will pay these individuals $50,000 per year for service on Parent’s Board of Directors, quarterly in arrears and prorated for any partial quarter.

20.	Commitments and Contingencies

Commitments

Operating Lease Commitments.  We lease certain real property and equipment from Agilent and unrelated third parties under non-cancelable operating leases. Our future minimum lease payments under these leases at July 31, 2006 were $3 million for the remaining portion of 2006, $12 million for 2007, $10 million for 2008, $5 million for 2009, $4 million for 2010, $1 million for 2011, and $1 million thereafter.

Rent expense was $23 million, $19 million, $9 million, $2 million and $10 million for the years ended October 31, 2004 and 2005, the nine months ended July 31, 2005, the one month ended November 30, 2005 and the nine months ended July 31, 2006, respectively.

Capital Lease Commitments.  We lease a portion of our equipment from unrelated third parties under non-cancelable capital leases. Our future minimum lease payments under these leases at July 31, 2006 were $1 million for the remaining portion of 2006, $2 million for 2007, $2 million for 2008, $1 million for 2009, $1 million for 2010, and less than $1 million for 2011, and none thereafter.

Related Party Commitments.  In the event that the advisory agreement described in Note 19, “Related Party Transactions,” is terminated, KKR and Silver Lake will receive a lump sum payment equal to the present value of the annual advisory fees that would have been payable for the remainder of the term of the advisory agreement. The initial term of the advisory agreement is 12 years, and it extends annually for one year unless the advisory agreement is terminated through written notice by either party. Our future minimum advisory fees under the agreement at July 31, 2006 were $1 million for the remaining portion of 2006, $3 million for 2007, $3 million for 2008, $3 million for 2009, $3 million for 2010, $3 million for 2011, and $24 million thereafter.

Purchase Commitments.  At July 31, 2006, we had unconditional purchase obligations of $51 million. These unconditional purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty. Our future unconditional purchase obligations at July 31, 2006 were $51 million for the remaining portion of 2006 and none thereafter.

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Contractual Commitments.  We entered into several agreements related to IT, human resources and financial infrastructure outsourcing and other services agreements. At July 31, 2006, our commitments under agreements were $39 million for the remaining portion of 2006, $37 million for 2007, $33 million for 2008, $31 million for 2009, $27 million for 2010, $25 million for 2011, and $91 million thereafter.

Long-Term Debt.  At July 31, 2006, we had debt obligations of $1 billion, none of which the principal is due before fiscal year 2013. Estimated future interest expense payments, related to debt obligations at July 31, 2006 were $27 million for the remaining portion of 2006, $109 million for 2007, $109 million for 2008, $109 million for 2009, $109 million for 2010, $109 million for 2011, and $272 million thereafter.

Contingencies

We are subject to certain routine legal proceedings, as well as demands, claims and threatened litigation, that arise in the normal course of our business, including assertions that we may be infringing patents or other intellectual property rights of others. We currently believe the ultimate amount of liability, if any, for any pending claims of any type (either alone or combined) will not materially affect our financial position, results of operations or cash flows. We also believe we would be able to obtain any necessary licenses or other rights to disputed intellectual property rights on commercially reasonable terms. However, the ultimate outcome of any litigation is uncertain and, regardless of outcome, litigation can have an adverse impact on us because of defense costs, negative publicity, timing of adverse resolutions, diversion of management resources and other factors. Our failure to obtain necessary license or other rights, or litigation arising out of intellectual property claims, could adversely affect our business.

Indemnifications to Hewlett-Packard

Agilent has given multiple indemnities to Hewlett-Packard Company in connection with its activities prior to its spin-off from Hewlett-Packard in June 1999 for the businesses that constituted Agilent prior to the spin-off. As the successor to the SPG business, we may acquire responsibility for indemnifications related to assigned intellectual property agreements. In our opinion, the fair value of these indemnifications is not material.

Other Indemnifications

As is customary in our industry and as provided for in local law in the U.S. and other jurisdictions, many of our standard contracts provide remedies to our customers and others with whom we enter into contracts, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of our products. From time to time, we indemnify customers, as well as our suppliers, contractors, lessors, lessees, companies that purchase our businesses or assets and others with whom we enter into contracts, against combinations of loss, expense, or liability arising from various triggering events related to the sale and the use of our products, the use of their goods and services, the use of facilities and state of our owned facilities, the state of the assets and businesses that we sell and other matters covered by such contracts, usually up to a specified maximum amount. In addition, from time to time we also provide protection to these parties against claims related to undiscovered liabilities, additional product liability or environmental obligations. In our experience, claims made under such indemnifications are rare and the associated estimated fair value of the liability is not material.

21.	Predecessor Change in Accounting Policies

Stock-Based Compensation

Predecessor’s employees participated in Agilent’s stock-based compensation plans. Prior to November 1, 2005, Predecessor accounted for stock-based awards (based on Agilent’s stock) to employees using the

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

intrinsic value method of accounting in accordance with APB No. 25 and related interpretations. In August 2005, Agilent’s Board of Directors approved the acceleration of vesting of the options of its employees transferred to Parent and Parent’s subsidiaries including us. The options became fully vested on December 1, 2005, the date that the transaction closed. In accordance with APB No. 25, Predecessor recorded a charge for the accelerated vesting of $8 million during the year ended October, 31, 2005.

Pro forma information.  Pro forma net income (loss) information, as required by SFAS No. 123 has been determined as if Predecessor had accounted for the employee stock options Agilent granted, including shares issuable to Predecessor’s employees under Agilent’s Employee Stock Purchase Plan (the “423(b) Plan”), Agilent Long-Term Performance Program (the “LTPP”) and the Option Exchange Program described below, under SFAS No. 123’s fair value method.

Had Predecessor recognized compensation expense using the fair value method as prescribed under the provisions of SFAS No. 123, Predecessor’s net income (loss) would have been as presented below:

	Predecessor
	Year Ended		Nine
	October 31,		Months Ended
	2004	2005	July 31, 2005
	(In millions)

Net income — as reported	$73	$31	$46
APB 25 based compensation	—	8
SFAS No. 123 stock based compensation(1)	(41)	(44)	(25)
Tax impact(2)	3	2	2

Net income (loss) — pro forma	$35	$(3)	$23

(1)	The pro forma results for the years ended October 31, 2004 and 2005 include approximately $11 million and $5 million, respectively, of compensation expense relating to Agilent’s Option Exchange Program (see below). The remainder of the expense for those periods related to options granted over the past five years.

(2)	Due to the valuation allowance provided on Predecessor’s net deferred tax assets as described in Note 13, “Income Taxes” Predecessor has not recorded any tax benefits attributable to pro forma stock option expenses for employees in the U.S. and certain non-U.S. jurisdictions in all periods presented.

On November 1, 2005, Predecessor adopted the provisions of SFAS No. 123(R) using the modified prospective transition method. As a result, stock based compensation of $4 million was recorded in Predecessor statement of operations for the one month ended November 30, 2005, and therefore pro forma disclosure in accordance with SFAS No. 123 was not applicable for this period.

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of options granted prior to and post adoption of SFAS No. 123 (R) was estimated at grant date using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	Predecessor
	Year Ended October 31,		Nine Months Ended	One Month Ended
	2004	2005	July 31, 2005	November 30, 2005

Risk-free interest rate for options	2.75-3.95%	3.55%	3.5%	4.3%
Risk-free interest rate for the 423(b) Plan	1.04-1.31%	2.42%	2.4%	4.3%
Dividend yield	0%	0%	0%	0%
Volatility for options(1)	53-64%	39%	39%	29%
Volatility for the 423(b) Plan(1)	36-61%	37%	37%	30%
Expected option life(2)	5.5 years	4 years	4 years	4.25 years
Expected life for the 423(b) Plan(2)	6 months – 1 yr.	6 months – 2 yrs.	6 months – 2 yrs.	6 months – 1 yr.

(1)	During 2004, Predecessor used historical volatility to estimate expected stock price volatility in the computation of stock-based compensation under the fair value method. During 2005, for Predecessor’s employee stock options, Predecessor used a 4-year period, of equally weighted historical volatility and market-based implied volatility for the computation of stock-based compensation. For the year ended October 31, 2005, for the 423(b) Plan, Predecessor used a market-based implied volatility of the same term as the expected life.

(2)	In 2005, Predecessor refined the assumption for expected option life to 4 years, from Predecessor’s previous estimate of 5.5 years. In determining the estimate, Predecessor considered several factors, including the expected lives used by a peer group of companies and the historical option exercise behavior of Predecessor’s employees.

SFAS No. 123 requires the use of highly subjective assumptions within option pricing models to determine the value of employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense based upon the accelerated vesting of the stock plans.

During fiscal 2004, Predecessor recorded $7.6 million of deferred stock-based compensation related to the exchange of stock options with employees of companies acquired during fiscal 2004 pursuant to the Agilent Option Exchange Program. Such deferred stock-based compensation is being amortized using an accelerated method over the remaining vesting periods of the options. No deferred stock-based compensation was recorded during fiscal 2005.

Avago Technologies Finance Pte. Ltd.

Offers to Exchange

$500,000,000 principal amount of its 10 1/8% Senior Notes due 2013, $250,000,000 principal amount of its Senior Floating Rate Notes 2013 and $250,000,000 principal amount of its 11 7/8% Senior Subordinated Notes due 2015, each of which has been registered under the Securities Act of 1933, for any and all of its outstanding 10 1/8% Senior Notes due 2013, Senior Floating Rate Notes due 2013 and 11 7/8% Senior Subordinated Notes due 2015, respectively.

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

(a) Avago Technologies Finance Pte. Ltd., Avago Technologies ECBU IP (Singapore) Pte. Ltd., Avago Technologies Enterprise IP (Singapore) Pte. Ltd., Avago Technologies Fiber IP (Singapore), Avago Technologies General IP (Singapore) Pte. Ltd., Avago Technologies International Sales Pte. Limited, Avago Technologies Manufacturing (Singapore) Pte. Ltd., Avago Technologies Sensor IP Pte. Ltd. and Avago Technologies Wireless IP (Singapore) Pte. Ltd. are each incorporated under the laws of the Republic of Singapore.

The Singapore Companies Act specifically provides that a company is allowed to:

•	purchase and maintain for any officer insurance against any liability which by law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company; or

•	indemnify such officer or auditor against any liability incurred by him:

•	in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted; or

•	in connection with any application under specified portions of the Singapore Companies Act.

In cases where a director is sued by the company, the Singapore Companies Act gives the court the power to relieve directors from the consequences of their negligence, default, breach of duty or breach of trust. However, this does not apply to excuse directors who have received the company’s property in breach of trust. In order for relief to be obtained, it must be shown that (i) the director acted reasonably and honestly; and (ii) having regard to all the circumstances of the case including those connected with his appointment, he ought fairly to be excused.

The articles of association of each of Avago Technologies Finance Pte. Ltd. and the subsidiary guarantors incorporated in the Republic of Singapore and listed above provide that subject to the provisions of the Singapore Companies Act, every director, secretary or other officer of our company and our subsidiaries and affiliates will be entitled to be indemnified by us against any costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto. No director, secretary or other officer of our company will be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to us through the insufficiency or deficiency of title to any property acquired by order of the directors for or on our behalf or for the insufficiency or deficiency of any security in or upon which any of our funds are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any funds, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same happen through his own negligence, willful default, breach of duty or breach of trust.

(b) Avago Technologies US Inc., Avago Technologies Wireless (U.S.A.) Manufacturing Inc., (Avago Technologies Wireless (U.S.A.) Inc.), Avago Technologies Sensor (U.S.A.) Inc. and Avago Technologies U.S. R&D Inc.) are each incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

In accordance with these provisions, the articles of incorporation and/or the bylaws of each of Avago Technologies Finance Pte. Ltd.’s subsidiary co-issuers and guarantors incorporated in Delaware and listed above provide that no director of the company shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, Avago maintains customary directors’ and officers’ liability insurance. Avago has or will enter into agreements to indemnify its directors, executive officers and certain other employees.

     (c) Avago Technologies (Malaysia) Sdn. Bhd. is incorporated under the laws of Malaysia.

Under the Malaysian Companies Act 1965 and the articles of association of Avago Technologies (Malaysia) Sdn. Bhd., every director, managing director, agent, auditor, secretary and other officer of the company will be indemnified out of the assets of the company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or in connection with any application under the Malaysian Companies Act 1965 in which relief is granted to him by the court in respect of any negligence, default, breach of duty or breach of trust. Further, the Malaysian Companies Act 1965 further gives the court the power to relieve, inter alia, directors, officers, secretaries or other employees of a company from the consequences of their negligence, default, breach of duty or breach of trust, if he has acted honestly and reasonably, and that giving regard to all the circumstances of the case including those connected with his appointment, he ought fairly to be excused.

     (d) Avago Technologies Canada Corporation is incorporated under the laws of Canada.

Under the Canada Business Corporations Act and the by-laws of Avago Technologies Canada Corporation, Avago Technologies Canada Corporation will indemnify, to the fullest extent permitted by the Canada Business Corporations Act, a director or officer of the company, a former director or officer of the company or another individual who acts or acted at the company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or other proceeding in which he is involved because of that association with the company or another entity, if he (a) acted honestly and in good faith with a view to the best interests of the company, or as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the company’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     (e) Avago Technologies México, S. de R.L. de C.V. is incorporated under the laws of Mexico.

Under Mexican law, there are no statutory provisions that oblige or expressly permit Mexican limited liability companies, such as Avago Technologies México, S. de R.L. de C.V., to indemnify, or purchase insurance for, their directors or officers with regard to liabilities they could incur in performance of their duties. The Mexican Commercial Companies Act provides that, if determined by the equity holders, directors and officers of limited liability companies will post appropriate guarantees to secure payment of any liabilities in which they could incur in the performance of their duties. In practice, however, (i) no company requests its directors or officers to post any such guarantees, and (ii) some companies agree to indemnify their directors or officers through provisions in their by-laws or expressly when appointing them, and/or purchase officer liability insurance.

The by-laws of Avago Technologies México, S. de R.L. de C.V. (i) provide that no director or officer shall be required to post appropriate guarantees to secure payment of any liabilities derived from the performance of his or her duties, and (ii) do not contain any provision purported to post an obligation on the company to indemnify any of its directors or officers; however, Avago Technologies México, S. de R.L. de C.V. has expressly agreed to indemnify the secretary of the company and some attorneys-in-fact, at the time of their appointment, with regard to all liabilities in which they could incur in performance of their duties, provided that they act in good faith.

(f) Avago Technologies Enterprise Holding (Labuan) Corporation, Avago Technologies Fiber Holding (Labuan) Corporation, Avago Technologies Imaging Holding (Labuan) Corporation, Avago Technologies Storage Holding (Labuan) Corporation and Avago Technologies Wireless Holding (Labuan) Corporation are each incorporated under the laws of Labuan.

The Labuan Offshore Companies Act 1990 contains no provision or restriction for indemnification. The articles of association of Avago Technologies Enterprise Holding (Labuan) Corporation, Avago Technologies Fiber Holding (Labuan) Corporation, Avago Technologies Imaging Holding (Labuan) Corporation, Avago Technologies Storage Holding (Labuan) Corporation and Avago Technologies Wireless Holding (Labuan) Corporation provide that subject to the provisions of the Offshore Companies Act 1990 and any other statute for the time being in force, every director or other officer of the company shall be entitled to be indemnified out of the assets of the company against all losses or liabilities which he may sustain or incur in the execution of the duties of his office or otherwise in relation thereto provided that such losses or liabilities are not sustained or incurred by reason of bad faith, negligence or other default of such director or officer, and no director or other officer shall be liable for any liabilities incurred by the company in the execution of the duties of his office or in relation thereof.

(g) Avago Technologies Italy S.r.l. is incorporated under the laws of Italy.

The Italian Civil Code contains no specific provisions regarding the undertaking of liability by a company in favor of its directors or managers (or its taking of insurance accordingly) against civil liability the directors or managers may incur for negligence, default, breach of duty, etc. Avago Technologies Italy S.r.l.’s articles of incorporation and subsequent resolutions make no reference to the company entering into specific agreements for the indemnification of liability in cases of negligence or breach of duty in connection with the directors or managers’ activities.

The general principles of Italian civil and corporate law provide for liability of directors (and general managers not members of the board) in claims bought by the company or its shareholders in cases of breach of duty. With regards to third parties, whenever the director or manager is vested with representation powers, the company is liable for actions within the limits of such powers as recorded in the Companies’ Register. A company may purchase insurance to cover itself and/or the directors against risks and damages that may occur in such cases, and there is no requirement to communicate to the Company Register regarding the existence of such insurance policies. Special legislation enables companies to resolve to undertake liability (otherwise attributed to directors or managers personally) and purchase insurance accordingly with regard to non-material tax violations, and this is normally done to the extent the same do not derive from willful misconduct, and the director or manager has not acted intentionally to the prejudice of the company or personally benefited from such violation. The foregoing does not cover claims arising out of willful misconduct or gross negligence of the director or manager. No undertaking of liability or taking of insurance is permitted, as a general principle, for criminal or quasi-criminal violations, which remain personal to the individuals.

(h) Avago Technologies Japan Ltd. is a joint stock corporation (Kabushiki Kaisha; a “KK”) organized and existing under the laws of Japan.

With respect to the liability of a director or statutory auditor to a KK, the Japanese Company Law specifically provides as follows:

(a) In general, if any director or statutory auditor breaches his or her fiduciary duty to the KK through negligence or willful misconduct, he shall be liable to a KK for damages incurred by the KK due to such breach, provided, however, that in the case of a transaction involving a conflict of interest with respect to the KK, a director or statutory auditor who directly engages in such a transaction shall be held strictly liable, and such strict liability shall not be subject to the limitations described in (i) to (iii) below.

(b) In general, if a director engages in, or, at a shareholders or board of directors meeting, approves, consents to or, proposes, the granting of any interest in KK property to any shareholder in order to induce such shareholder to exercise its rights as a shareholder, he shall be liable to the KK for such interest, unless he can prove the absence of negligence or willful misconduct with respect to his conduct. However, a director who grants such an interest acting on his own shall be held strictly liable.

(c) If a director engages in, or, at a shareholders or board of directors meeting, approves, consents to, or proposes, the payment of dividends or redemption of his shares in excess of the distributable surplus, he shall be liable to the KK for the amount paid in either case, unless he can prove the absence of negligence or willful misconduct in his conduct.

In general, the types of liability to a KK described above may be voided through the unanimous consent of all shareholders, provided, however, that the monetary value of a release from the liability described in (c) above may be limited to the amount of the distributable surplus. In addition, in the case of a director or statutory auditor not guilty of gross negligence or willful misconduct, liability under (a) above may be limited to a “certain multiple” of the annual compensation of such a director or statutory by either of (i) a post-facto special shareholders resolution with two-thirds or more of the voting rights of the shareholders present at the shareholders meeting voting in favor of the resolution or (ii) a post-facto resolution of the board of directors if such a resolution is permitted in the Articles of Incorporation. The aforementioned “certain multiple” used to calculate the limit of a director and statutory auditor’s liability is six years for a representative director, four years for a non-outside director and two years for an outside director and statutory auditor. Further, if the Articles of Incorporation so permit, the KK and outside director or outside statutory auditor may (iii) enter into a liability limitation agreement, whereby the amount of liability of such outside director or outside statutory auditor may be capped at the higher of two years of annual compensation or an amount provided in the Articles of Incorporation of the KK.

The Articles of Incorporation of Avago Technologies Japan, Ltd. include provisions for limiting liability by resolution of the board of directors (as discussed in (ii) above) and by entering into liability limitation agreements with outside directors (as discussed in (iii) above).

Under the Japanese Company Law, a director and statutory auditor are liable for damages to third parties, including creditors of a KK, resulting from the willful misconduct or gross negligence of such director or statutory auditor in the performance of his duties. This liability may not be voided or limited without the consent of each affected third party.

The Japanese Company Law contains few specific provisions relating to the liability of officers or other controlling persons, the exceptions being certain specified persons such as directors and statutory auditors.

(i) Avago Technologies UK Limited is incorporated under the laws of England.

Pursuant to the English Companies Act 1985, an English company may not generally exempt a director from, or indemnify him against, liability in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company. This means that a company cannot exempt a director from liability for breach of one or more of his duties to the company or limit his liability for such a breach (it may, however, indemnify other officers, such as the company secretary). The English courts may relieve directors from liability if they acted honestly and reasonably but will only do so if, in their opinion, the relevant director ought fairly to be excused.

This prohibition is subject to a relaxation which allows companies to provide a qualifying third party indemnity provision (QTPIP), that is the company may:

•	Indemnify its directors in respect of proceedings brought by third parties (covering both legal costs and the financial costs of any adverse judgment, except for the legal costs of unsuccessful defense of criminal proceedings, fines imposed in criminal proceedings and penalties imposed by regulatory bodies such as the Financial Services Authority). For example, companies may, therefore, indemnify directors against third party actions such as class actions or actions in relation to mergers and acquisitions or share issues.

•	Pay directors’ defense costs as they are incurred, even if the action is brought by the company itself. The director would still be liable to pay any damages awarded to the company and to repay his defense costs to the company if his defense were unsuccessful (other than where the company chooses to indemnify him in respect of legal costs incurred in civil third party proceedings).

Where a QTPIP is in force for one or more directors (or was in force for the previous financial year), the company must disclose this fact in the directors’ report. Shareholders have the right to inspect any indemnification agreement and may, under common law, by ordinary resolution, ratify a director’s breach of duty, where there is no fraud on the minority.

The articles of association of Avago Technologies UK Limited provide that, subject to the provisions of the English Companies Act 1985, every director or other officer or auditor of the company shall be indemnified out of the assets of the company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or in connection with any application in which relief is granted to him by the court in respect of any negligence, default, breach of duty or breach of trust in relation to the affairs of the company.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

2	.1†	Asset Purchase Agreement, dated August 14, 2005, between Agilent Technologies, Inc. and Argos Acquisition Pte. Ltd. (incorporated herein by reference to the Exhibits filed with Agilent Technologies, Inc. Current Report on Form 8-K dated August 12, 2005 and filed August 15, 2005 (Commission File No. 001-15405)).
3	.1†	Memorandum and Articles of Association of Avago Technologies (Malaysia) Sdn. Bhd. (formerly Jumbo Portfolio Sdn. Bhd.)
3	.2†	Certificate and Articles of Incorporation of Avago Technologies Canada Corporation
3	.3†	Bylaws of Avago Technologies Canada Corporation
3	.4†	Memorandum and Articles of Association of Avago Technologies ECBU IP (Singapore) Pte. Ltd.
3	.5†	Memorandum and Articles of Association of Avago Technologies Enterprise Holding (Labuan) Corporation
3	.6†	Memorandum and Articles of Association of Avago Technologies Enterprise IP (Singapore) Pte. Ltd.
3	.7†	Memorandum and Articles of Association of Avago Technologies Fiber Holding (Labuan) Corporation
3	.8†	Memorandum and Articles of Association of Avago Technologies Fiber IP (Singapore) Pte. Ltd.
3	.9†	Memorandum and Articles of Association of Avago Technologies Finance Pte. Ltd.
3	.10†	Memorandum and Articles of Association of Avago Technologies General IP (Singapore) Pte. Ltd.
3	.11†	Articles of Association of Avago Technologies GmbH
3	.12†	Translation of Commercial Register record of Avago Technologies GmbH
3	.13†	Translation of Deed of Incorporation of Argos Netherlands B.V.
3	.14†	Translation of Amendment to the Articles of Incorporation of Avago Technologies Holdings B.V. (formerly Argos Netherlands B.V.), dated August 30, 2006
3	.15†	Memorandum and Articles of Association of Avago Technologies Imaging Holding (Labuan) Corporation

3	.16†	Memorandum and Articles of Association of Avago Technologies International Sales Pte. Limited (formerly Argos Sales (Singapore) Pte. Ltd.)
3.17		Incorporation Deed and Bylaws of Avago Technologies Italy S.r.l.
3	.18†	Translation of Articles of Incorporation of Avago Technologies Japan, Ltd.
3	.19†	Translation of Corporate Registry of Avago Technologies Japan, Ltd.
3	.20†	Memorandum and Articles of Association of Avago Technologies Manufacturing Pte. Ltd.
3	.21†	Public Instrument Containing the Incorporation of “Argos Operating Mexico,” Sociedad de Responsabilidad Limitada de Capital Variable
3	.22†	Public Instrument Containing Change of the Corporate Name of “Argos Operating Mexico,” Sociedad de Responsabilidad Limitada de Capital Variable to “Avago Technologies Mexico,” Sociedad de Responsabilidad Limitada de Capital Variable and Amendment to the bylaws of “Avago Technologies Mexico,” Sociedad de Responsabilidad Limitada de Capital Variable
3	.23†	Certificate of Incorporation of Avago Technologies Sensor (U.S.A.) Inc.
3	.24†	Bylaws of Avago Technologies Sensor (U.S.A.) Inc.
3	.25†	Memorandum and Articles of Association of Avago Technologies Sensor IP Pte. Ltd.
3	.26†	Memorandum and Articles of Association of Avago Technologies Storage Holding (Labuan) Corporation
3	.27†	Translation of Deed of Incorporation of Argos Storage Netherlands B.V.
3	.28†	Translation of Amendment to the Articles of Incorporation of Avago Technologies Storage Holdings B.V. (formerly Argos Storage Netherlands B.V.), dated October 13, 2005
3	.29†	Certificate and Memorandum and Articles of Association Avago Technologies UK Limited
3	.30†	Certificate of Incorporation of Argos Sales Company (Delaware) Inc.
3	.31†	Certificate of Amendment of “Argos Sales Company (Delaware) Inc.” changing its name from “Argos Sales Company (Delaware) Inc.” to “Avago Technologies U.S. Inc.”
3	.32†	Bylaws of Avago Technologies U.S. Inc. (formerly Argos Sales Company (Delaware), Inc.)
3	.33†	Certificate of Incorporation of Argos Operating Company (Delaware) Inc.
3	.34†	Certificate of Amendment of “Argos Operating Company (Delaware) Inc.” changing its name from “Argos Operating Company (Delaware) Inc.” to “Avago Technologies U.S. R&D Inc.”
3	.35†	Bylaws of Avago Technologies U.S. R&D Inc. (formerly Argos Operating Company (Delaware) Inc.)
3	.36†	Certificate of Incorporation of Avago Technologies Wireless (U.S.A.) Inc.
3	.37†	Bylaws of Avago Technologies Wireless (U.S.A.) Inc.
3	.38†	Certificate of Incorporation of Avago Technologies Wireless (U.S.A.) Manufacturing Inc.
3	.39†	Bylaws of Avago Technologies Wireless (U.S.A.) Manufacturing Inc.
3	.40†	Memorandum and Articles of Association of Avago Technologies Wireless Holding (Labuan) Corporation
3	.41†	Translation of Deed of Incorporation of Argos Wireless Netherlands B.V.
3	.42†	Translation of Amendment to the Articles of Incorporation of Avago Technologies Wireless Holdings B.V. (formerly Argos Wireless Netherlands B.V.), dated August 30, 2006
3	.43†	Memorandum and Articles of Association of Avago Technologies Wireless IP (Singapore) Pte. Ltd.
4	.1†	Indenture, dated December 1, 2005, among Avago Technologies Finance Pte. Ltd., Avago Technologies U.S. Inc., Avago Technologies Wireless (U.S.A.) Manufacturing Inc., Guarantors named therein and The Bank of New York, as Trustee, governing the 10 1/8% Senior Notes and Senior Floating Rate Notes.
4	.2†	Supplemental Indenture No. 1, dated April 11, 2006, among Avago Technologies Sensor IP Pte. Ltd., Avago Technologies Sensor (U.S.A.) Inc. and The Bank of New York, as Trustee, relating to the 10 1/8% Senior Notes and Senior Floating Rate Notes.
4	.3†	Indenture, dated December 1, 2005, among Avago Technologies Finance Pte. Ltd., Avago Technologies U.S. Inc., Avago Technologies Wireless (U.S.A.) Manufacturing Inc., Guarantors named therein and The Bank of New York, as Trustee, governing the 11 7/8% Senior Subordinated Notes.

4	.4†	Supplemental Indenture No. 1, dated April 11, 2006, among Avago Technologies Sensor IP Pte. Ltd., Avago Technologies Sensor (U.S.A.) Inc. and The Bank of New York, as Trustee, relating to the 11 7/8% Senior Subordinated Notes.
4	.5†	Registration Rights Agreement, dated December 1, 2005, among Avago Technologies Finance Pte. Ltd., Avago Technologies U.S. Inc., Avago Technologies Wireless (U.S.A.) Manufacturing Inc., Guarantors named therein and Lehman Brothers Inc., Citigroup Global Markets Singapore Pte. Ltd., and Credit Suisse First Boston (Singapore) Limited, as Initial Holders, relating to the 10 1/8% Senior Notes, the Senior Floating Rate Notes and the 11 7/8% Senior Subordinated Notes.
5	.1*	Opinion of WongPartnership, Singapore
5	.2*	Opinion of Latham & Watkins LLP, Menlo Park, California
5	.3*	Opinion of Zaid Ibrahim & Co., Kuala Lumpur, Malaysia
5	.4*	Opinion of Loyens & Loeff, Amsterdam, the Netherlands
5	.5*	Opinion of Stikeman Elliot LLP, Toronto, Canada
5	.6*	Opinion of Latham & Watkins LLP, Hamburg, Germany
5	.7*	Opinion of Pavia E Ansaldo, Milan, Italy
5	.8*	Opinion of Latham & Watkins LLP, Tokyo, Japan
5	.9*	Opinion of Kuri Breña, Sánchez Ugarte, Corcuera y Aznar, S.C., Mexico City, Mexico
5	.10*	Opinion of Latham & Watkins, London, United Kingdom
10	.1†	Sublease Agreement, dated December 1, 2005, between Agilent Technologies Singapore Pte. Ltd. and Avago Technologies Manufacturing (Singapore) Pte. Ltd., relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.
10.2		Lease No.I/33183P issued by Singapore Housing and Development Board to Compaq Asia Pte Ltd in respect of the land and structures comprised in Lot 1935X of Mukim 19, dated September 26, 2000, and includes the Variation of Lease I/49501Q registered January 15, 2002, relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.
10.3		Lease No.I/31607P issued by Singapore Housing and Development Board to Compaq Asia Pte Ltd in respect of the land and structures comprised in Lot 1937C of Mukim 19, dated September 26, 2000, and includes the Variation of Lease I/49499Q registered January 15, 2002, relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.
10.4		Lease No.I/33182P issued by Singapore Housing and Development Board to Compaq Asia Pte Ltd in respect of the land and structures comprised in Lot 2134N of Mukim 19, dated September 26, 2000, and includes the Variation of Lease I/49500Q registered January 15, 2002, relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.
10.5		Lease No.I/33160P issued by Singapore Housing and Development Board to Compaq Asia Pte Ltd in respect of the land and structures comprised in Lot 1975P of Mukim 19, dated September 26, 2000, and includes the Variation of Lease I/49502Q registered January 15, 2002, relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.
10.6		Tenancy Agreement, dated October 24, 2005, between Agilent Technologies (Malaysia) Sdn. Bhd. and Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), relating to Avago’s facility at Bayan Lepas Free Industrial Zone, 11900 Penang, Malaysia.
10.7		Supplemental Agreement to Tenancy Agreement, dated December 1, 2005, between Agilent Technologies (Malaysia) Sdn. Bhd. and Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), relating to Avago’s facility at Bayan Lepas Free Industrial Zone, 11900 Penang, Malaysia.
10.8		Subdivision and Use Agreement, dated December 1, 2005, between Agilent Technologies (Malaysia) Sdn. Bhd. and Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), relating to Avago’s facility at Bayan Lepas Free Industrial Zone, 11900 Penang, Malaysia.
10.9		Sale and Purchase Agreement, dated December 1, 2005, between Agilent Technologies (Malaysia) Sdn. Bhd. and Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), relating to Avago’s facility at Bayan Lepas Free Industrial Zone, 11900 Penang, Malaysia.
10	.10†	Lease Agreement, dated December 1, 2005, between Agilent Technologies, Inc. and Avago Technologies U.S. Inc., relating to Avago’s facility at 350 West Trimble Road, San Jose, California 95131.

10	.11†	Credit Agreement, dated December 1, 2005, among Avago Technologies Finance Pte. Ltd., Avago Technologies Finance S.àr.l., Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), Avago Technologies Wireless (U.S.A.) Manufacturing Inc. and Avago Technologies U.S. Inc., as borrowers, Avago Technologies Holding Pte. Ltd., each lender from time to time parties thereto, Citicorp International Limited (Hong Kong), as Asian Administrative Agent, Citicorp North America, Inc., as Tranche B-1 Term Loan Administrative Agent and as Collateral Agent, Citigroup Global Markets Inc., as Joint Lead Arranger and Joint Lead Bookrunner, Lehman Brothers Inc., as Joint Lead Arranger, Joint Lead Bookrunner and Syndication Agent, and Credit Suisse, as Documentation Agent (“Credit Agreement”).
10	.12†	Amendment No. 1 to Credit Agreement, dated December 23, 2005.
10	.13†	Amendment No. 2, Consent and Waiver under Credit Agreement, date April 16, 2006.
10.14		Guarantee, dated December 1, 2005, among the subsidiaries signatory thereto in favor of Citicorp North America, Inc., as Collateral Agent (“Guarantee”).
10.15		Supplement No. 1 to Guarantee, dated May 1, 2006, among Avago Technologies Sensor IP Pte. Ltd., Avago Technologies Sensor (U.S.A.) Inc. and Citicorp North America, Inc., as Collateral Agent.
10	.16†	Security Agreement, dated December 1, 2005, among Avago Technologies Wireless (U.S.A.) Manufacturing Inc., Avago Technologies U.S. Inc., each of the subsidiaries signatory thereto and Citicorp North America, Inc., as Collateral Agent (“Security Agreement”).
10	.17†	Supplement No. 1 to Security Agreement, dated May 1, 2006, among Avago Technologies Wireless (U.S.A.) Manufacturing Inc., Avago Technologies U.S. Inc., Avago Technologies Sensor (U.S.A.) Inc. and Citicorp North America, Inc., as Collateral Agent.
10	.18†	Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (Amended and Restated Effective as of April 14, 2006).
10	.19†	Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (Amended and Restated Effective as of April 14, 2006).
10	.20†	Form of Management Shareholders Agreement
10	.21†	Form of Nonqualified Share Option Agreement Under the Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries for U.S. employees
10	.22†	Form of Nonqualified Share Option Agreement Under the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries for employees in Singapore
10	.23†	Form of Nonqualified Share Option Agreement Under the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries for U.S. employees granted rollover options
10	.24†	Form of Nonqualified Share Option Agreement Under the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries for U.S. non-employee directors
10	.25†	Form of Nonqualified Share Option Agreement Under the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries for non-employee directors in Singapore
10	.26†	Offer Letter Agreement, dated March 28, 2006, between Avago Technologies Limited and Hock E. Tan.
10	.27†	Severance Benefits Agreement, dated June 14, 2004, between Avago Technologies Limited and Mercedes Johnson.
10	.28†	Form of Indemnity Agreement between Avago with its directors and certain officers
10	.29†	Amended and Restated Shareholder’s Agreement, dated February 3, 2006, Avago Technologies Limited, Silver Lake Partners II Cayman, L.P., Silver Lake Technology Investors II Cayman, L.P., Integral Capital Partners VII, L.P., KKR Millennium Fund (Overseas), Limited Partnership, KKR European Fund, Limited Partnership, KKR European Fund II, Limited Partnership, KKR Partners (International), Limited Partnership, Capstone Equity Investors LLC, Avago Investment Partners, Limited Partnership, Bali Investments S.àr.l., Seletar Investments Pte. Ltd., Geyser Investment Pte Ltd and certain other Persons.

10	.30†	Registration Rights Agreement, dated December 1, 2005, among Avago Technologies Limited, Silver Lake Partners II Cayman, L.P., Silver Lake Technology Investors II Cayman, L.P., Integral Capital Partners VII, L.P., KKR Millennium Fund (Overseas), Limited Partnership, KKR European Fund, Limited Partnership, KKR European Fund II, Limited Partnership, KKR Partners (International), Limited Partnership, Capstone Equity Investors LLC, Avago Investment Partners, Limited Partnership, Bali Investments S.àr.l., Seletar Investments Pte. Ltd., Geyser Investment Pte Ltd and certain other Persons.
10	.31†	Advisory Agreement, dated December 1, 2005, among Avago Technologies Limited, Avago Technologies International Sales Pte. Limited, Kohlberg Kravis Roberts & Co., L.P. and Silver Lake Management Company, LLC.
10	.32†	Purchase and Sale Agreement, dated October 28, 2005, among Avago Technologies Pte. Limited, Avago Technologies Storage Holding (Labuan) Corporation, other sellers, PMC-Sierra, Inc. and Palau Acquisition Corporation (“PMC Purchase and Sale Agreement”) (incorporated herein by reference to the Exhibits filed with PMC-Sierra, Inc. Current Report on Form 8-K dated October 28, 2005 and filed November 3, 2005 (Commission File No. 001-19084)).
10	.33†	Amendment to PMC Purchase and Sale Agreement, dated March 1, 2006.
10	.34†	Purchase and Sale Agreement, dated February 17, 2006, among Avago Technologies Limited, Avago Technologies Imaging Holding (Labuan) Corporation, other sellers, Marvell Technology Group Ltd. and Marvell International Technology Ltd. (“Marvell Purchase and Sale Agreement”) (incorporated herein by reference to the Exhibits filed with Marvell Technology Group Ltd. Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on April 13, 2006 (Commission File No. 000-30877)).
10	.35†	Amendment No. 1 to Marvell Purchase and Sale Agreement, dated April 11, 2006 (incorporated herein by reference to the Exhibits filed with Marvell Technology Group Ltd. Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on April 13, 2006 (Commission File No. 000-30877)).
12	.1†	Computation of Ratio of Earnings to Fixed Charges
21	.1†	List of Subsidiaries
23	.1*	Consent of WongPartnership, Singapore (included as part of its opinion filed as Exhibit 5.1 hereto).
23	.2*	Consent of Latham & Watkins LLP, Menlo Park, California (included as part of its opinion filed as Exhibit 5.2 hereto)
23	.3*	Consent of Zaid Ibrahim & Co., Kuala Lumpur, Malaysia (included as part of its opinion filed as Exhibit 5.3 hereto)
23	.4*	Consent of Loyens & Loeff, Amsterdam, the Netherlands (included as part of its opinion filed as Exhibit 5.4 hereto)
23	.5*	Consent of Stikeman Elliot LLP, Toronto, Canada (included as part of its opinion filed as Exhibit 5.5 hereto)
23	.6*	Consent of Latham & Watkins LLP, Hamburg, Germany (included as part of its opinion filed as Exhibit 5.6 hereto)
23	.7*	Consent of Pavia E Ansaldo, Milan, Italy (included as part of its opinion filed as Exhibit 5.7 hereto)
23	.8*	Consent of Latham & Watkins LLP, Tokyo, Japan (included as part of its opinion filed as Exhibit 5.8 hereto)
23	.9*	Consent of Kuri Breña, Sánchez Ugarte, Corcuera y Aznar, S.C., Mexico City, Mexico (included as part of its opinion filed as Exhibit 5.9 hereto)
23	.10*	Consent of Latham & Watkins, London, United Kingdom (included as part of its opinion filed as Exhibit 5.10 hereto)
23.11		Consent of PricewaterhouseCoopers LLP
23.12		Consent of PricewaterhouseCoopers LLP
24		Powers of Attorney (included in signature pages of initial filing)
25	.1†	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York with respect to the Indenture governing the 10 1/8% Senior Notes and Senior Floating Rate Notes.
25	.2†	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York with respect to the Indenture governing the 11 7/8% Senior Subordinated Notes.
99.1		Form of Letter of Transmittal

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3	Form of Letter to Clients
99.4	Form of Notice of Guaranteed Delivery

*	To be filed by amendment.

†	Previously filed.

(b) Financial Statement Schedules

None.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amend) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b) 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 15, 2006.

AVAGO TECHNOLOGIES FINANCE PTE. LTD.

By:	/s/ Hock E. Tan
Name:  Hock E. Tan

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hock E. Tan Hock E. Tan	President and Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

/s/ Dick Chang Dick Chang	Chairman of the Board of Directors	November 15, 2006

* Adam H. Clammer	Director	November 15, 2006

* James A. Davidson	Director	November 15, 2006

* James Diller, Sr.	Director	November 15, 2006

* James H. Greene Jr.	Director	November 15, 2006

* Kenneth Y. Hao	Director	November 15, 2006

* John R. Joyce	Director	November 15, 2006

Signature		Title	Date

* Michael E. Marks		Director	November 15, 2006

* Bock Seng Tan		Director	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson		Authorized Representative in the United States	November 15, 2006

*By:	/s/ Rex S. Jackson Rex S. Jackson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 15, 2006.

AVAGO TECHNOLOGIES U.S. INC.

By:	/s/ Hock E. Tan
Name:  Hock E. Tan

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hock E. Tan Hock E. Tan	President and Chief Executive Officer (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

/s/ Dick Chang Dick Chang	Director	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Senior Vice President, General Counsel and Director	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 15, 2006.

AVAGO TECHNOLOGIES WIRELESS (U.S.A.) MANUFACTURING INC.

By:	/s/ Rex S. Jackson
Name:  Rex S. Jackson

Title:	President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	President and Secretary and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore, on November 15, 2006.

AVAGO TECHNOLOGIES ECBU IP (SINGAPORE) PTE. LTD.

By:	/s/ Pe-Wynn Kin
Name:  Pe-Wynn Kin

Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	President and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

/s/ Tan Bian-Ee Tan Bian-Ee	Director	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore, on November 15, 2006.

AVAGO TECHNOLOGIES ENTERPRISE IP
(SINGAPORE) PTE. LTD.

By:	/s/ Pe-Wynn Kin
Name:  Pe-Wynn Kin

Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	President and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

/s/ Tan Bian-Ee Tan Bian-Ee	Director	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore, on November 15, 2006.

AVAGO TECHNOLOGIES FIBER IP
(SINGAPORE) PTE. LTD.

By:	/s/ Pe-Wynn Kin
Name:  Pe-Wynn Kin

Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	President and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

/s/ Tan Bian-Ee Tan Bian-Ee	Director	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore, on November 15, 2006.

AVAGO TECHNOLOGIES GENERAL IP
(SINGAPORE) PTE. LTD.

By:	/s/ Pe-Wynn Kin
Name:  Pe-Wynn Kin

Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	President and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

/s/ Tan Bian-Ee Tan Bian-Ee	Director	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore, on November 15, 2006.

AVAGO TECHNOLOGIES INTERNATIONAL SALES PTE. LIMITED

By:	/s/ Pe-Wynn Kin
Name:  Pe-Wynn Kin

Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	President and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

/s/ Tan Bian-Ee Tan Bian-Ee	Director	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore, on November 15, 2006.

AVAGO TECHNOLOGIES MANUFACTURING
(SINGAPORE) PTE. LTD.

By:	/s/ Pe-Wynn Kin
Name:  Pe-Wynn Kin

Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	President and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

/s/ Tan Bian-Ee Tan Bian-Ee	Director	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore, on November 15, 2006.

AVAGO TECHNOLOGIES SENSOR IP PTE. LTD.

By:	/s/ Pe-Wynn Kin
Name:  Pe-Wynn Kin

Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	President and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

/s/ Tan Bian-Ee Tan Bian-Ee	Director	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore, on November 15, 2006.

AVAGO TECHNOLOGIES WIRELESS IP
(SINGAPORE) PTE. LTD.

By:	/s/ Pe-Wynn Kin
Name: Pe-Wynn Kin

Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rex S. Jackson Rex S. Jackson	President and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

/s/ Tan Bian-Ee Tan Bian-Ee	Director	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 15, 2006.

AVAGO TECHNOLOGIES SENSOR (U.S.A.) INC.

By:	/s/ Rex S. Jackson
Name: Rex S. Jackson

Title:	President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rex S. Jackson Rex S. Jackson	President and Secretary and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 15, 2006.

AVAGO TECHNOLOGIES U.S. R&D INC.

By:	/s/ Rex S. Jackson
Name: Rex S. Jackson

Title:	President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	President and Secretary and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 15, 2006.

AVAGO TECHNOLOGIES WIRELESS (U.S.A.) INC.

By:	/s/ Rex S. Jackson
Name: Rex S. Jackson

Title:	President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	President and Secretary and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore, on November 15, 2006.

AVAGO TECHNOLOGIES (MALAYSIA) SDN. BHD.

By:	/s/ Tan Bian-Ee
Name: Tan Bian-Ee

Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tan Bian-Ee Tan Bian-Ee	President and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller and Director (Principal Accounting Officer)	November 15, 2006

/s/ Azhar bin Mohd Amin Azhar bin Mohd Amin	Director	November 15, 2006

/s/ Saw Kong Beng Saw Kong Beng	Director	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Senior Vice President, General Counsel and Director	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 15, 2006.

AVAGO TECHNOLOGIES ENTERPRISE HOLDING (LABUAN) CORPORATION

By:	/s/ Rex S. Jackson
Name: Rex S. Jackson

Title:	President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	President and Secretary and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 15, 2006.

AVAGO TECHNOLOGIES FIBER HOLDING
(LABUAN) CORPORATION

By:	/s/ Rex S. Jackson
Name: Rex S. Jackson

Title:	President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	President and Secretary and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 15, 2006.

AVAGO TECHNOLOGIES IMAGING HOLDING
(LABUAN) CORPORATION

By:	/s/ Rex S. Jackson
Name:  Rex S. Jackson
Title:  President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	President and Secretary and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on November 15, 2006.

AVAGO TECHNOLOGIES STORAGE HOLDING
(LABUAN) CORPORATION

By:	/s/ Kenneth Y. Hao
Name: Kenneth Y. Hao
Title: Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Kenneth Y. Hao Kenneth Y. Hao		Director (Principal Executive Officer)	November 15, 2006

* Adam H. Clammer		Director (Principal Financial Officer, Principal Accounting Officer)	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson		Authorized Representative in the United States	November 15, 2006

*By:	/s/ Rex S. Jackson Rex S. Jackson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 15, 2006.

AVAGO TECHNOLOGIES WIRELESS HOLDING
(LABUAN) CORPORATION

By:	/s/ Rex S. Jackson
Name: Rex S. Jackson
Title: President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	President and Secretary and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Versailles, France, on November 15, 2006.

AVAGO TECHNOLOGIES HOLDINGS B.V.

By:	/s/ Jean-Marc Pesnel
Name: Jean-Marc Pesnel

Title:	Managing Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Rex S. Jackson Rex S. Jackson		Managing Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson		Managing Director (Principal Financial Officer, Principal Accounting Officer)	November 15, 2006

/s/ Jean-Marc Pesnel Jean-Marc Pesnel		Managing Director	November 15, 2006

* Europe Management Company B.V.		Managing Director	November 15, 2006

* Management Company Strawinsky B.V.		Managing Director	November 15, 2006

* Trust International Management (T.I.M.) B.V.		Managing Director	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson		Authorized Representative in the United States	November 15, 2006

*By:	/s/ Rex S. Jackson Rex S. Jackson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Versailles, France, on November 15, 2006.

AVAGO TECHNOLOGIES STORAGE HOLDINGS B.V.

By:	/s/ Jean-Marc Pesnel
Name: Jean-Marc Pesnel
Title: Managing Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Jean-Marc Pesnel Jean-Marc Pesnel		Managing Director (Principal Executive Officer)	November 15, 2006

* Adam H. Clammer		Managing Director (Principal Financial Officer)	November 15, 2006

* Kenneth Y. Hao		Managing Director (Principal Accounting Officer)	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson		Authorized Representative in the United States	November 15, 2006

*By:	/s/ Rex S. Jackson Rex S. Jackson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Versailles, France, on November 15, 2006.

AVAGO TECHNOLOGIES WIRELESS
HOLDINGS B.V.

By:	/s/ Jean-Marc Pesnel
Name: Jean-Marc Pesnel

Title:	Managing Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Rex S. Jackson Rex S. Jackson	Managing Director (Principal Executive Officer)	November 15, 2006

	/s/ Mercedes Johnson Mercedes Johnson	Managing Director (Principal Financial Officer, Principal Accounting Officer)	November 15, 2006

	/s/ Jean-Marc Pesnel Jean-Marc Pesnel	Managing Director	November 15, 2006

	* Europe Management Company B.V.	Managing Director	November 15, 2006

	* Management Company Strawinsky B.V.	Managing Director	November 15, 2006

	* Trust International Management (T.I.M.) B.V.	Managing Director	November 15, 2006

	/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

*By:	/s/ Rex S. Jackson Rex S. Jackson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Ontario, Canada, on November 15, 2006.

AVAGO TECHNOLOGIES CANADA CORPORATION

By:	/s/ William Peter Visee
Name: William Peter Visee

Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	President and Secretary and Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

/s/ William Peter Visee William Peter Visee	Director	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Böblingen, Germany, on November 15, 2006.

AVAGO TECHNOLOGIES GMBH

By:	/s/ Christian Wolf Name: Christian Wolf Title: Managing Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	Managing Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Managing Director (Principal Financial Officer, Principal Accounting Officer)	November 15, 2006

/s/ Dietmar Welz Dietmar Welz	Managing Director	November 15, 2006

/s/ Christian Wolf Christian Wolf	Managing Director	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Turin, Italy, on November 15, 2006.

AVAGO TECHNOLOGIES ITALY S.R.L.

By:	/s/ Marco Cocito Name: Marco Cocito Title: Managing Director, Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marco Cocito Marco Cocito	Managing Director and Chairman of the Board (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Managing Director (Principal Financial Officer, Principal Accounting Officer)	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Managing Director	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan, on November 15, 2006.

AVAGO TECHNOLOGIES JAPAN, LTD.

By:	/s/ Masaaki Koike
Name: Masaaki Koike

Title:	President and Representative Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Masaaki Koike Masaaki Koike	President and Representative Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Senior Vice President, General Counsel, and Director	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 15, 2006.

AVAGO TECHNOLOGIES MEXICO S. DE R.L. DE C.V.

By:	/s/ Rex S. Jackson
Name: Rex S. Jackson

Title:	President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	President and Secretary and Member of Board of Managers (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Senior Vice President, Finance and Chief Financial Officer and Member of Board of Managers (Principal Financial Officer)	November 15, 2006

/s/ Karen H. Briggs Karen H. Briggs	Vice President and Controller (Principal Accounting Officer)	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 15, 2006.

AVAGO TECHNOLOGIES UK LIMITED

By:	/s/ Rex S. Jackson
Name: Rex S. Jackson

Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rex S. Jackson Rex S. Jackson	Director (Principal Executive Officer)	November 15, 2006

/s/ Mercedes Johnson Mercedes Johnson	Director (Principal Financial Officer, Principal Accounting Officer)	November 15, 2006

/s/ Rex S. Jackson Rex S. Jackson	Authorized Representative in the United States	November 15, 2006

INDEX TO EXHIBITS

2	.1†	Asset Purchase Agreement, dated August 14, 2005, between Agilent Technologies, Inc. and Argos Acquisition Pte. Ltd. (incorporated herein by reference to the Exhibits filed with Agilent Technologies, Inc. Current Report on Form 8-K dated August 12, 2005 and filed August 15, 2005 (Commission File No. 001-15405)).
3	.1†	Memorandum and Articles of Association of Avago Technologies (Malaysia) Sdn. Bhd. (formerly Jumbo Portfolio Sdn. Bhd.)
3	.2†	Certificate and Articles of Incorporation of Avago Technologies Canada Corporation
3	.3†	Bylaws of Avago Technologies Canada Corporation
3	.4†	Memorandum and Articles of Association of Avago Technologies ECBU IP (Singapore) Pte. Ltd.
3	.5†	Memorandum and Articles of Association of Avago Technologies Enterprise Holding (Labuan) Corporation
3	.6†	Memorandum and Articles of Association of Avago Technologies Enterprise IP (Singapore) Pte. Ltd.
3	.7†	Memorandum and Articles of Association of Avago Technologies Fiber Holding (Labuan) Corporation
3	.8†	Memorandum and Articles of Association of Avago Technologies Fiber IP (Singapore) Pte. Ltd.
3	.9†	Memorandum and Articles of Association of Avago Technologies Finance Pte. Ltd.
3	.10†	Memorandum and Articles of Association of Avago Technologies General IP (Singapore) Pte. Ltd.
3	.11†	Articles of Association of Avago Technologies GmbH
3	.12†	Translation of Commercial Register record of Avago Technologies GmbH
3	.13†	Translation of Deed of Incorporation of Argos Netherlands B.V.
3	.14†	Translation of Amendment to the Articles of Incorporation of Avago Technologies Holdings B.V. (formerly Argos Netherlands B.V.), dated August 30, 2006
3	.15†	Memorandum and Articles of Association of Avago Technologies Imaging Holding (Labuan) Corporation
3	.16†	Memorandum and Articles of Association of Avago Technologies International Sales Pte. Limited (formerly Argos Sales (Singapore) Pte. Ltd.)
3.17		Incorporation Deed and Bylaws of Avago Technologies Italy S.r.l.
3	.18†	Translation of Articles of Incorporation of Avago Technologies Japan, Ltd.
3	.19†	Translation of Corporate Registry of Avago Technologies Japan, Ltd.
3	.20†	Memorandum and Articles of Association of Avago Technologies Manufacturing Pte. Ltd.
3	.21†	Public Instrument Containing the Incorporation of “Argos Operating Mexico,” Sociedad de Responsabilidad Limitada de Capital Variable
3	.22†	Public Instrument Containing Change of the Corporate Name of “Argos Operating Mexico,” Sociedad de Responsabilidad Limitada de Capital Variable to “Avago Technologies Mexico,” Sociedad de Responsabilidad Limitada de Capital Variable and Amendment to the bylaws of “Avago Technologies Mexico,” Sociedad de Responsabilidad Limitada de Capital Variable
3	.23†	Certificate of Incorporation of Avago Technologies Sensor (U.S.A.) Inc.
3	.24†	Bylaws of Avago Technologies Sensor (U.S.A.) Inc.
3	.25†	Memorandum and Articles of Association of Avago Technologies Sensor IP Pte. Ltd.
3	.26†	Memorandum and Articles of Association of Avago Technologies Storage Holding (Labuan) Corporation
3	.27†	Translation of Deed of Incorporation of Argos Storage Netherlands B.V.
3	.28†	Translation of Amendment to the Articles of Incorporation of Avago Technologies Storage Holdings B.V. (formerly Argos Storage Netherlands B.V.), dated October 13, 2005
3	.29†	Certificate and Memorandum and Articles of Association Avago Technologies UK Limited
3	.30†	Certificate of Incorporation of Argos Sales Company (Delaware) Inc.
3	.31†	Certificate of Amendment of “Argos Sales Company (Delaware) Inc.” changing its name from “Argos Sales Company (Delaware) Inc.” to “Avago Technologies U.S. Inc.”
3	.32†	Bylaws of Avago Technologies U.S. Inc. (formerly Argos Sales Company (Delaware), Inc.)
3	.33†	Certificate of Incorporation of Argos Operating Company (Delaware) Inc.

3	.34†	Certificate of Amendment of “Argos Operating Company (Delaware) Inc.” changing its name from “Argos Operating Company (Delaware) Inc.” to “Avago Technologies U.S. R&D Inc.”
3	.35†	Bylaws of Avago Technologies U.S. R&D Inc. (formerly Argos Operating Company (Delaware) Inc.)
3	.36†	Certificate of Incorporation of Avago Technologies Wireless (U.S.A.) Inc.
3	.37†	Bylaws of Avago Technologies Wireless (U.S.A.) Inc.
3	.38†	Certificate of Incorporation of Avago Technologies Wireless (U.S.A.) Manufacturing Inc.
3	.39†	Bylaws of Avago Technologies Wireless (U.S.A.) Manufacturing Inc.
3	.40†	Memorandum and Articles of Association of Avago Technologies Wireless Holding (Labuan) Corporation
3	.41†	Translation of Deed of Incorporation of Argos Wireless Netherlands B.V.
3	.42†	Translation of Amendment to the Articles of Incorporation of Avago Technologies Wireless Holdings B.V. (formerly Argos Wireless Netherlands B.V.), dated August 30, 2006
3	.43†	Memorandum and Articles of Association of Avago Technologies Wireless IP (Singapore) Pte. Ltd.
4	.1†	Indenture, dated December 1, 2005, among Avago Technologies Finance Pte. Ltd., Avago Technologies U.S. Inc., Avago Technologies Wireless (U.S.A.) Manufacturing Inc., Guarantors named therein and The Bank of New York, as Trustee, governing the 10 1/8% Senior Notes and Senior Floating Rate Notes.
4	.2†	Supplemental Indenture No. 1, dated April 11, 2006, among Avago Technologies Sensor IP Pte. Ltd., Avago Technologies Sensor (U.S.A.) Inc. and The Bank of New York, as Trustee, relating to the 10 1/8% Senior Notes and Senior Floating Rate Notes.
4	.3†	Indenture, dated December 1, 2005, among Avago Technologies Finance Pte. Ltd., Avago Technologies U.S. Inc., Avago Technologies Wireless (U.S.A.) Manufacturing Inc., Guarantors named therein and The Bank of New York, as Trustee, governing the 11 7/8% Senior Subordinated Notes.
4	.4†	Supplemental Indenture No. 1, dated April 11, 2006, among Avago Technologies Sensor IP Pte. Ltd., Avago Technologies Sensor (U.S.A.) Inc. and The Bank of New York, as Trustee, relating to the 11 7/8% Senior Subordinated Notes.
4	.5†	Registration Rights Agreement, dated December 1, 2005, among Avago Technologies Finance Pte. Ltd., Avago Technologies U.S. Inc., Avago Technologies Wireless (U.S.A.) Manufacturing Inc., Guarantors named therein and Lehman Brothers Inc., Citigroup Global Markets Singapore Pte. Ltd., and Credit Suisse First Boston (Singapore) Limited, as Initial Holders, relating to the 10 1/8% Senior Notes, the Senior Floating Rate Notes and the 11 7/8% Senior Subordinated Notes.
5	.1*	Opinion of WongPartnership, Singapore
5	.2*	Opinion of Latham & Watkins LLP, Menlo Park, California
5	.3*	Opinion of Zaid Ibrahim & Co., Kuala Lumpur, Malaysia
5	.4*	Opinion of Loyens & Loeff, Amsterdam, the Netherlands
5	.5*	Opinion of Stikeman Elliot LLP, Toronto, Canada
5	.6*	Opinion of Latham & Watkins LLP, Hamburg, Germany
5	.7*	Opinion of Pavia E Ansaldo, Milan, Italy
5	.8*	Opinion of Latham & Watkins LLP, Tokyo, Japan
5	.9*	Opinion of Kuri Breña, Sánchez Ugarte, Corcuera y Aznar, S.C., Mexico City, Mexico
5	.10*	Opinion of Latham & Watkins, London, United Kingdom
10	.1†	Sublease Agreement, dated December 1, 2005, between Agilent Technologies Singapore Pte. Ltd. and Avago Technologies Manufacturing (Singapore) Pte. Ltd., relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.
10.2		Lease No.I/33183P issued by Singapore Housing and Development Board to Compaq Asia Pte Ltd in respect of the land and structures comprised in Lot 1935X of Mukim 19, dated September 26, 2000, and includes the Variation of Lease I/49501Q registered January 15, 2002, relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.

10.3		Lease No.I/31607P issued by Singapore Housing and Development Board to Compaq Asia Pte Ltd in respect of the land and structures comprised in Lot 1937C of Mukim 19, dated September 26, 2000, and includes the Variation of Lease I/49499Q registered January 15, 2002, relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.
10.4		Lease No.I/33182P issued by Singapore Housing and Development Board to Compaq Asia Pte Ltd in respect of the land and structures comprised in Lot 2134N of Mukim 19, dated September 26, 2000, and includes the Variation of Lease I/49500Q registered January 15, 2002, relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.
10.5		Lease No.I/33160P issued by Singapore Housing and Development Board to Compaq Asia Pte Ltd in respect of the land and structures comprised in Lot 1975P of Mukim 19, dated September 26, 2000, and includes the Variation of Lease I/49502Q registered January 15, 2002, relating to Avago’s facility at 1 Yishun Avenue 7, Singapore 768923.
10.6		Tenancy Agreement, dated October 24, 2005, between Agilent Technologies (Malaysia) Sdn. Bhd. and Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), relating to Avago’s facility at Bayan Lepas Free Industrial Zone, 11900 Penang, Malaysia.
10.7		Supplemental Agreement to Tenancy Agreement, dated December 1, 2005, between Agilent Technologies (Malaysia) Sdn. Bhd. and Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), relating to Avago’s facility at Bayan Lepas Free Industrial Zone, 11900 Penang, Malaysia.
10.8		Subdivision and Use Agreement, dated December 1, 2005, between Agilent Technologies (Malaysia) Sdn. Bhd. and Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), relating to Avago’s facility at Bayan Lepas Free Industrial Zone, 11900 Penang, Malaysia.
10.9		Sale and Purchase Agreement, dated December 1, 2005, between Agilent Technologies (Malaysia) Sdn. Bhd. and Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), relating to Avago’s facility at Bayan Lepas Free Industrial Zone, 11900 Penang, Malaysia.
10	.10†	Lease Agreement, dated December 1, 2005, between Agilent Technologies, Inc. and Avago Technologies U.S. Inc., relating to Avago’s facility at 350 West Trimble Road, San Jose, California 95131.
10	.11†	Credit Agreement, dated December 1, 2005, among Avago Technologies Finance Pte. Ltd., Avago Technologies Finance S.àr.l., Avago Technologies (Malaysia) Sdn. Bhd. (f/k/a Jumbo Portfolio Sdn. Bhd.), Avago Technologies Wireless (U.S.A.) Manufacturing Inc. and Avago Technologies U.S. Inc., as borrowers, Avago Technologies Holding Pte. Ltd., each lender from time to time parties thereto, Citicorp International Limited (Hong Kong), as Asian Administrative Agent, Citicorp North America, Inc., as Tranche B-1 Term Loan Administrative Agent and as Collateral Agent, Citigroup Global Markets Inc., as Joint Lead Arranger and Joint Lead Bookrunner, Lehman Brothers Inc., as Joint Lead Arranger, Joint Lead Bookrunner and Syndication Agent, and Credit Suisse, as Documentation Agent (“Credit Agreement”).
10	.12†	Amendment No. 1 to Credit Agreement, dated December 23, 2005.
10	.13†	Amendment No. 2, Consent and Waiver under Credit Agreement, date April 16, 2006.
10.14		Guarantee, dated December 1, 2005, among the subsidiaries signatory thereto in favor of Citicorp North America, Inc., as Collateral Agent (“Guarantee”).
10.15		Supplement No. 1 to Guarantee, dated May 1, 2006, among Avago Technologies Sensor IP Pte. Ltd., Avago Technologies Sensor (U.S.A.) Inc. and Citicorp North America, Inc., as Collateral Agent.
10	.16†	Security Agreement, dated December 1, 2005, among Avago Technologies Wireless (U.S.A.) Manufacturing Inc., Avago Technologies U.S. Inc., each of the subsidiaries signatory thereto and Citicorp North America, Inc., as Collateral Agent (“Security Agreement”).
10	.17†	Supplement No. 1 to Security Agreement, dated May 1, 2006, among Avago Technologies Wireless (U.S.A.) Manufacturing Inc., Avago Technologies U.S. Inc., Avago Technologies Sensor (U.S.A.) Inc. and Citicorp North America, Inc., as Collateral Agent.
10	.18†	Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (Amended and Restated Effective as of April 14, 2006).
10	.19†	Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (Amended and Restated Effective as of April 14, 2006).
10	.20†	Form of Management Shareholders Agreement

10	.21†	Form of Nonqualified Share Option Agreement Under the Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries for U.S. employees
10	.22†	Form of Nonqualified Share Option Agreement Under the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries for employees in Singapore
10	.23†	Form of Nonqualified Share Option Agreement Under the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries for U.S. employees granted rollover options
10	.24†	Form of Nonqualified Share Option Agreement Under the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries for U.S. non-employee directors
10	.25†	Form of Nonqualified Share Option Agreement Under the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries for non-employee directors in Singapore
10	.26†	Offer Letter Agreement, dated March 28, 2006, between Avago Technologies Limited and Hock E. Tan.
10	.27†	Severance Benefits Agreement, dated June 14, 2004, between Avago Technologies Limited and Mercedes Johnson.
10	.28†	Form of Indemnity Agreement between Avago with its directors and certain officers
10	.29†	Amended and Restated Shareholder’s Agreement, dated February 3, 2006, Avago Technologies Limited, Silver Lake Partners II Cayman, L.P., Silver Lake Technology Investors II Cayman, L.P., Integral Capital Partners VII, L.P., KKR Millennium Fund (Overseas), Limited Partnership, KKR European Fund, Limited Partnership, KKR European Fund II, Limited Partnership, KKR Partners (International), Limited Partnership, Capstone Equity Investors LLC, Avago Investment Partners, Limited Partnership, Bali Investments S.àr.l., Seletar Investments Pte. Ltd., Geyser Investment Pte Ltd and certain other Persons.
10	.30†	Registration Rights Agreement, dated December 1, 2005, among Avago Technologies Limited, Silver Lake Partners II Cayman, L.P., Silver Lake Technology Investors II Cayman, L.P., Integral Capital Partners VII, L.P., KKR Millennium Fund (Overseas), Limited Partnership, KKR European Fund, Limited Partnership, KKR European Fund II, Limited Partnership, KKR Partners (International), Limited Partnership, Capstone Equity Investors LLC, Avago Investment Partners, Limited Partnership, Bali Investments S.àr.l., Seletar Investments Pte. Ltd., Geyser Investment Pte Ltd and certain other Persons.
10	.31†	Advisory Agreement, dated December 1, 2005, among Avago Technologies Limited, Avago Technologies International Sales Pte. Limited, Kohlberg Kravis Roberts & Co., L.P. and Silver Lake Management Company, LLC.
10	.32†	Purchase and Sale Agreement, dated October 28, 2005, among Avago Technologies Pte. Limited, Avago Technologies Storage Holding (Labuan) Corporation, other sellers, PMC-Sierra, Inc. and Palau Acquisition Corporation (“PMC Purchase and Sale Agreement”) (incorporated herein by reference to the Exhibits filed with PMC-Sierra, Inc. Current Report on Form 8-K dated October 28, 2005 and filed November 3, 2005 (Commission File No. 001-19084)).
10	.33†	Amendment to PMC Purchase and Sale Agreement, dated March 1, 2006.
10	.34†	Purchase and Sale Agreement, dated February 17, 2006, among Avago Technologies Limited, Avago Technologies Imaging Holding (Labuan) Corporation, other sellers, Marvell Technology Group Ltd. and Marvell International Technology Ltd. (“Marvell Purchase and Sale Agreement”) (incorporated herein by reference to the Exhibits filed with Marvell Technology Group Ltd. Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on April 13, 2006 (Commission File No. 000-30877)).
10	.35†	Amendment No. 1 to Marvell Purchase and Sale Agreement, dated April 11, 2006 (incorporated herein by reference to the Exhibits filed with Marvell Technology Group Ltd. Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on April 13, 2006 (Commission File No. 000-30877)).
12	.1†	Computation of Ratio of Earnings to Fixed Charges
21	.1†	List of Subsidiaries
23	.1*	Consent of WongPartnership, Singapore (included as part of its opinion filed as Exhibit 5.1 hereto).
23	.2*	Consent of Latham & Watkins LLP, Menlo Park, California (included as part of its opinion filed as Exhibit 5.2 hereto)
23	.3*	Consent of Zaid Ibrahim & Co., Kuala Lumpur, Malaysia (included as part of its opinion filed as Exhibit 5.3 hereto)

23	.4*	Consent of Loyens & Loeff, Amsterdam, the Netherlands (included as part of its opinion filed as Exhibit 5.4 hereto)
23	.5*	Consent of Stikeman Elliot LLP, Toronto, Canada (included as part of its opinion filed as Exhibit 5.5 hereto)
23	.6*	Consent of Latham & Watkins LLP, Hamburg, Germany (included as part of its opinion filed as Exhibit 5.6 hereto)
23	.7*	Consent of Pavia E Ansaldo, Milan, Italy (included as part of its opinion filed as Exhibit 5.7 hereto)
23	.8*	Consent of Latham & Watkins LLP, Tokyo, Japan (included as part of its opinion filed as Exhibit 5.8 hereto)
23	.9*	Consent of Kuri Breña, Sánchez Ugarte, Corcuera y Aznar, S.C., Mexico City, Mexico (included as part of its opinion filed as Exhibit 5.9 hereto)
23	.10*	Consent of Latham & Watkins, London, United Kingdom (included as part of its opinion filed as Exhibit 5.10 hereto)
23.11		Consent of PricewaterhouseCoopers LLP
23.12		Consent of PricewaterhouseCoopers LLP
24		Powers of Attorney (included in signature pages of initial filing)
25	.1†	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York with respect to the Indenture governing the 10 1/8% Senior Notes and Senior Floating Rate Notes.
25	.2†	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York with respect to the Indenture governing the 11 7/8% Senior Subordinated Notes.
99.1		Form of Letter of Transmittal
99.2		Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3		Form of Letter to Clients
99.4		Form of Notice of Guaranteed Delivery

*	To be filed by amendment.

†	Previously filed.